Exhibit 10.1

Execution Version

EXCHANGE SUPPORT AGREEMENT

THIS EXCHANGE SUPPORT AGREEMENT DOES NOT CONSTITUTE, AND SHALL NOT BE DEEMED, AN OFFER OR A SOLICITATION WITH RESPECT TO ANY SECURITIES. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS. NOTHING CONTAINED IN THIS EXCHANGE SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

This Exchange Support Agreement (this “Agreement”), dated as of October 29, 2026, is entered into by and among Xerox Corporation (“Xerox Corp”) and Xerox Holdings Corporation (“Holdings”) and each of the entities listed on Annex A hereto (collectively and together with Xerox Corp and Holdings, the “Companies”), and each of the undersigned holders of, or the investment advisor, sub-advisor or manager to a beneficial or legal holder or holders of (and in such capacity having the power to direct the voting and disposition of the notes or loans held by such holder(s)), any of the 2028 Unsecured Notes, the Existing First Lien Notes, or the Term Loans (each as defined herein) (each, a “Consenting Holder” and, collectively, the “Consenting Holders”). The Companies and the Consenting Holders are referred to herein as the “Parties.”

WHEREAS, Holdings issued $750.0 million aggregate principal amount of its 5.500% Senior Notes due 2028 (the “2028 Unsecured Notes”) pursuant to that certain Indenture, dated as of August 6, 2020, by and among Holdings, as issuer, Xerox Corp, as a guarantor, the other guarantors thereunder, and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee (as amended and supplemented to the date hereof, the “2028 Notes Indenture”);

WHEREAS, in accordance with the terms, and subject to the conditions, set forth in that certain Exchange Offer Terms Summary attached hereto as Exhibit A (the “Offer Summary”) and that certain form of Exchange Agreement attached hereto as Exhibit B (including the New 1L Notes Indenture (as defined below) attached thereto, the “Exchange Agreement”), the Companies propose to offer to exchange the 2028 Unsecured Notes held by each Consenting Holder (the “Exchange Offer”) for up to (i) $130.266 million aggregate principal amount of 10.250% Senior Secured First Lien Notes (2026 Issue) due 2030 newly issued by Xerox Corp (the “New 1L Exchange Notes”) and (ii) (a) 4,396,910 shares of common stock, par value $1.00 per share, of Holdings (the “Common Stock”) or (b) solely to the extent such Consenting Holder is not able to hold equity due to prohibitions or limitations set forth in its constating or organizational documentation, applicable law or regulation, or beneficial ownership or similar limitations, $60.00 principal amount of New 1L Exchange Notes, in each case with respect to this clause (ii), per $1,000 of 2028 Unsecured Notes exchanged in the Exchange Offer, each as described more fully in the Offer Summary and the Exchange Agreement;

WHEREAS, concurrently with the Exchange Offer, the Companies (i) are seeking certain amendments (the “Term Loan Proposed Amendments”), as further set forth in that certain Amendment No. 2 to the First Lien Term Loan Credit Agreement, in the form attached as Exhibit C-1 hereto (the “Term Loan Credit Agreement Amendment”), which amends that certain First Lien Term Loan Credit Agreement, dated as of November 17, 2023, among Xerox Corp, as borrower, Holdings, as guarantor, the other guarantors party thereto, the lenders party thereto from time to time and Jefferies Finance LLC, as administrative agent and collateral agent (as amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Term Loan Credit Agreement” and the loans thereunder, the “Term Loans”), and (ii) will amend, without consent of holders of Xerox Corp’s existing 10.250% Senior Secured First Lien Notes due 2030 (the “Existing First Lien Notes”), the Indenture, dated as of April 11, 2025, among Xerox Corp, as issuer, Holdings, as guarantor, the other guarantors party thereto and U.S. Bank Trust Company, National Association, as trustee and collateral agent (as amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Existing First Lien Indenture”) to make certain amendments (the “Existing First Lien Notes Proposed Amendments” and together with the Term Loan Proposed Amendments, the “Proposed Amendments”), as set forth in a supplemental indenture, in the form attached as Exhibit C-2 hereto (the “Supplemental Indenture”);

WHEREAS, it is contemplated that each of the Proposed Amendments will become operative concurrently with the Settlement Date (as defined in the Exchange Agreement); and

WHEREAS, each Consenting Holder beneficially owns, as of the date hereof, the aggregate principal amount of 2028 Unsecured Notes, the Existing First Lien Notes, and/or the Term Loans set forth below its name on the signature pages hereto (which, with respect to the 2028 Unsecured Notes, collectively represent approximately 31.1% of the outstanding aggregate principal amount of the 2028 Unsecured Notes), and each Consenting Holder is willing to exchange all such 2028 Unsecured Notes held by it, if any, in the Exchange Offer in accordance with the conditions set forth in this Agreement in exchange for the aggregate principal amount of New 1L Exchange Notes and Common Stock set forth below its name on the signature pages hereto, to provide its consent to the Term Loan Proposed Amendments with respect to all Term Loans held by it, if any, and to be bound by the covenants set forth herein (including Section 4(a)(7)), each in the manner, on the terms and subject to the conditions set forth herein and in the Offer Summary and Exchange Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Section 1. Conditions to Agreement Effectiveness. This Agreement, and the rights and obligations of the Parties hereunder, shall become effective and binding upon each of the Parties immediately upon the first date (such date, the “Agreement Effective Date”) on which counsel to each of the Parties has received duly executed counterpart signature pages to this Agreement from (a) each of the Companies and (b) each of the Consenting Holders. For the avoidance of doubt, the occurrence of the Agreement Effective Date shall also be subject to (i) the Companies’ payment of the Consenting Holders’ Fees and Expenses in accordance with Section 19, (ii) the Companies shall have obtained the requisite consent to amend the Term Loan Credit Agreement; and (iii) no default or Event of Default, as such term is defined in the respective document, shall have occurred and be continuing under the Term Loan Credit Agreement and New 1L Notes Indenture.

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Section 2. Definitive Documents.

(a) The documents, instruments and agreements governing the Exchange Offer and Proposed Amendments (collectively, the “Definitive Documents”) shall include:

(1) the Exchange Agreement to be entered into with the Consenting Holders, the final form of which is attached as Exhibit B hereto;

(2) the indenture in respect of the New 1L Exchange Notes (the “New 1L Notes Indenture”), the final form of which is attached as Exhibit A to the Exchange Agreement which shall be modified solely to the extent necessary to reflect the issue date and final principal amount of New 1L Exchange Notes to be issued in connection with the Exchange Offer;

(3) each security or collateral document entered into in connection with the New 1L Exchange Notes on the Settlement Date, the final forms of which are attached to the Exchange Agreement as Exhibit B thereto (other than any security or collateral document governed by the laws of a jurisdiction other than the United States or any state thereof);

(4) each intercreditor agreement or intercreditor agreement joinder entered into in connection with the New 1L Exchange Notes, the final forms of which are attached to the Exchange Agreement as Exhibit C thereto;

(5) the Supplemental Indenture, the final form of which is attached as Exhibit C-2 hereto which shall be modified solely to the extent necessary to reflect the execution date; and

(6) the Term Loan Credit Agreement Amendment, the final form of which is attached as Exhibit C-1 hereto, which shall be modified solely to the extent necessary to reflect the execution date.

(b) Each of the Definitive Documents upon completion or execution, shall be in form and substance reasonably acceptable to the Required Consenting Holders (as defined below). No Definitive Document, nor any provision thereof, may be modified, waived, amended, or supplemented, except in accordance with Section 15 hereof; provided that, to the extent Definitive Documents are in the forms attached hereto with only the modifications described in clause (a) of this Section 2, such Definitive Documents shall be considered in form and substance acceptable to the Required Consenting Holders.

Section 3. Offer Summary & Exchange Agreement. The Offer Summary, the Exchange Agreement, the Term Loan Credit Agreement Amendment, and the Supplemental Indenture and each of the other exhibits attached thereto are fully incorporated by reference herein and are made a part of this Agreement as if fully set forth herein, and all references to this Agreement shall include and incorporate all such exhibits; provided, however, to the extent that there is a conflict between this Agreement and the Exchange Agreement, the Term Loan Credit Agreement Amendment and the Supplemental Indenture, the terms and provisions of the Exchange Agreement, the Term Loan Credit Agreement Amendment, and the Supplemental Indenture (as applicable) shall govern. Neither this Agreement nor the Exchange Agreement, nor any provision hereof or thereof, may be modified, waived, amended, or supplemented, except in accordance with Section 15 hereof.

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Section 4. Agreements of the Parties.

(a) Agreements of the Consenting Holders. During the period commencing as of the Agreement Effective Date until the termination of this Agreement (the “Agreement Effective Period”), and subject to the terms and conditions contained in this Agreement and the Definitive Documents, each Consenting Holder, severally and not jointly, agrees and covenants:

(1) to use commercially reasonable efforts to take (and cause its Affiliates,1 and direct their respective representatives, agents and employees to take) (subject to Section 13 and Section 30(b)) all actions reasonably requested by the Companies and necessary to support and achieve the consummation of the Exchange Offer, which shall be considered consummated upon the delivery of 31.1% of the 2028 Unsecured Notes, and the Proposed Amendments, including the transactions set forth in this Agreement, on or prior to the Settlement Date, including by (x) validly delivering or causing to be validly delivered any and all 2028 Unsecured Notes beneficially owned or controlled by such Consenting Holder to the Companies in the Exchange Offer, in accordance with the procedures and terms set forth in the Offer Summary, the Exchange Agreement, and the Definitive Documents, at or prior to the Early Exchange Deadline (as defined in the Offer Summary) and (y) consenting, voting or exercising any power or rights available to it, in each case, in favor of any matter requiring voting, approval, or action to implement the Term Loan Proposed Amendments with respect to all Term Loans held by it, if any;

(2) that it will not revoke or withdraw any exchange or consent made in the Exchange Offer or relating to the Term Loan Proposed Amendments with respect to all Term Loans held by it, if any, subject to the termination of this Agreement pursuant to Section 7, Section 8, Section 9 or Section 10 hereof (for the avoidance of doubt, if this Agreement is terminated prior to consummation of the Exchange Offer or implementation of the Proposed Amendments, such exchange or consents may be revoked at any time after such termination, if applicable, and the Companies will promptly return any 2028 Unsecured Notes delivered);

(3) to execute (i) the Exchange Agreement in the form attached hereto as Exhibit B at or prior to the Early Exchange Deadline, effective on the Settlement Date, (ii) the Term Loan Credit Agreement Amendment in the form attached hereto as Exhibit C-1 (solely to the extent such Consenting Holder holds Term Loans), and (iii) to give or cause to give any notice, order, instruction, certificate, direction or other deliverable (including to any trustee or agent) reasonably necessary to support, facilitate, implement, consummate, or otherwise give effect to its agreements hereunder in respect of the Exchange Offer and the Proposed Amendments, including instructing (or not prohibiting or impeding) each applicable agent or trustee to execute each intercreditor agreement, each security document, the Supplemental Indenture, the Term Loan

[1]

“Affiliates” shall mean with respect to any specified person or entity, any other person or entity directly, or indirectly through one or more intermediaries, controlling or controlled by or under direct or indirect common control with such specified person or entity (for purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”), as used with respect to any person or entity, shall mean the possession, directly or indirectly, of the right or power to direct or cause the direction of the management or policies of such person or entity, whether through the ownership of voting securities, by agreement, or otherwise).

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Credit Agreement Amendment and any other documents contemplated by the Exchange Agreement, the Supplemental Indenture, this Agreement, or the Term Loan Credit Agreement Amendment; provided that no Consenting Holder shall be required to incur any out-of-pocket cost, expense, or liability (including those costs, expenses and liabilities relating to taxes (other than any withholding taxes or taxes imposed on or measured by net or gross income or gross receipts)) not reimbursable by the Companies, in connection with any such notice, order, instruction, or direction;

(4) that it shall not, directly or indirectly, object to, delay, impede or take (or cause any other person or entity to take) any other action, or refrain from taking any action, that would delay or interfere with, directly or indirectly, in any respect, acceptance or implementation of the Exchange Offer and the Proposed Amendments and it shall work together with the Company Parties in good faith to oppose any other person taking any action that would delay or interfere with, directly or indirectly, in any respect, acceptance of implementation of the Exchange Offer and the Proposed Amendments; provided that nothing in this Agreement shall limit the ability of any Consenting Holder to enforce its rights under this Agreement or any Definitive Document, or to exercise any right or remedy following termination of this Agreement;

(5) that it shall not take any actions inconsistent with the terms of this Agreement, the Exchange Agreement, the Definitive Documents or the consummation of the Exchange Offer and implementation of the Proposed Amendments, and shall take such additional commercially reasonable actions reasonably necessary to effect the agreements contained herein;

(6) except pursuant to the Exchange Agreement entered into with the Companies, not to sell, transfer, loan, pledge, hypothecate, assign, or otherwise encumber or dispose of, directly or indirectly, in whole or in part (each, a “Transfer”), any 2028 Unsecured Notes and any purported Transfer of 2028 Unsecured Notes shall be void ab initio and without effect; provided that Consenting Holders may transfer to any Affiliate, or any other Person so long as such transferee is a party or agrees to become a party to this Agreement by executing a joinder hereto; provided further that Consenting Holders may pledge their 2028 Unsecured Notes, Term Loans, and Existing First Lien Notes in connection with ordinary course financing arrangements; and

(7) notwithstanding any other provision of this Agreement, the New 1L Notes Indenture, the New 1L Exchange Notes, or any other Definitive Document, and solely upon the consummation of the Exchange Offer, each Consenting Holder and each beneficial owner of New 1L Exchange Notes, by its acceptance of such New 1L Exchange Notes or beneficial interest therein or agreement to the terms hereto, as applicable, irrevocably covenants and agrees that it shall not, directly or indirectly, institute, commence, prosecute or pursue, or join any other Person2 in instituting, commencing, prosecuting or pursuing, or knowingly assist, encourage, fund or otherwise support any other Person in instituting, commencing, prosecuting or pursuing, any action, suit, claim, counterclaim, cross-claim or other proceeding, judicial, administrative or

[2]

“Person” means any individual, partnership, corporation, limited liability company, joint stock company, business trust, trust, unincorporated association, joint venture or other entity, or a government or political subdivision or agency thereof.

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otherwise, whether at law or in equity, against Holdings, Xerox Corp, any of their respective Subsidiaries including IPCo Holdings and IPCo (each as defined in the New 1L Notes Indenture), any agents, collateral agents or trustees under any of the foregoing’s funded indebtedness (the “Specified Agents”), or any of the foregoing’s or the Specified Agents’ respective Affiliates or current or former officers, directors, managers, members, partners, employees, agents, advisors or other representatives, in each case arising out of, relating to or in connection with the IPCo Transactions (as defined in the New 1L Notes Indenture); provided that, for the avoidance of doubt, the foregoing covenant (i) shall not apply if consummation of the Exchange Offer does not occur; (ii) shall terminate upon the commencement of any proceeding by any of the foregoing entities or their Affiliates under any Debtor Relief Law (as defined in the New 1L Notes Indenture) whether voluntarily or involuntarily; (iii) shall not restrict any Person from (A) enforcing its rights or remedies under this Agreement, the Exchange Agreement, the New 1L Notes Indenture, the New 1L Exchange Notes, or any other Definitive Document, (B) asserting any defense or right of setoff, and (C) complying with applicable law, legal process, or any request of a governmental or regulatory authority; and (iv) subject to clauses (i) through (iii) of this proviso, shall survive the full performance of this Agreement and shall be an ongoing obligation of the Consenting Holders.

(b) Commitments of the Companies. During the Agreement Effective Period, each of the Companies agrees and covenants, subject to its obligations under applicable law and regulations:

(1) to use commercially reasonable efforts to take or cause to be taken all actions reasonably necessary to consummate the Exchange Offer and implement the Proposed Amendments on the terms and subject to the conditions set forth in the Offer Summary, the Exchange Agreement, the Term Loan Credit Agreement Amendment, and the Supplemental Indenture, as applicable, and provide the Exchange Consideration (as defined in the Exchange Agreement), to each Consenting Holder or, at a Consenting Holder’s written direction, to a Designated Affiliate (as defined in the Exchange Agreement);

(2) to take no actions materially inconsistent with this Agreement, the Exchange Agreement, the Definitive Documents or the consummation of the Exchange Offer and implementation of the Proposed Amendments, and to take such additional actions reasonably necessary to effect the agreements contained herein;

(3) on the Settlement Date, to cancel all 2028 Unsecured Notes validly exchanged pursuant to the Exchange Offer;

(4) to not, directly or indirectly, object to, delay, impede or take (or cause any other person or entity to take) any action to interfere with the approval, confirmation, acceptance, implementation, or consummation of the Exchange Offer and the Proposed Amendments and to work together in good faith with the Consenting Holders to oppose any Person in taking any such action;

(5) to use commercially reasonable efforts to obtain any regulatory and/or third-party approvals necessary to consummate the Exchange Offer and Proposed Amendments;

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(6) to execute and deliver each Definitive Document to which it is required to be a party;

(7) not to amend, modify, supplement, or waive any term or condition of the Offer Summary, the Exchange Agreement, or any other Definitive Document, or extend the Early Exchange Deadline or the Expiration Time (each as defined in the Offer Summary) beyond the Outside Date (defined below), in each case in a manner adverse to any Consenting Holder, without the prior written consent of the Required Consenting Holders;

(8) not to offer or provide to any holder of 2028 Unsecured Notes, in connection with any exchange, repurchase, or refinancing of 2028 Unsecured Notes, any consideration or other terms that are more favorable than those provided to the Consenting Holders hereunder, unless such consideration or terms are concurrently offered to each Consenting Holder;

(9) to pay in full, in cash, when due and payable, the Consenting Holders’ Fees and Expenses, in accordance with Section 19;

(10) to cause the shares of Common Stock to be issued in the Exchange Offer, upon delivery of the 2028 Unsecured Notes, to be duly authorized, validly issued, fully paid and non-assessable on or prior to the Settlement Date;

(11) to publicly disclose, no later than the business day following the Agreement Effective Date, all material non-public information, if any, provided by or on behalf of the Companies to any Consenting Holder in connection with the transactions contemplated hereby, in accordance with any applicable confidentiality agreement;

(12) to use commercially reasonable efforts to cause Holdings to file a registration statement for the resale of the Common Stock to be issued in the Exchange Offer on or prior to the Settlement Date, subject in all cases to Holdings’ receipt of necessary documentation from the Consenting Holders;

(13) to use commercially reasonable efforts to cause the New 1L Exchange Notes to be eligible for clearance and settlement through the facilities of the Depository Trust Company on or prior to the Settlement Date;

(14) to take such other actions that may be reasonably requested by any Consenting Holder to facilitate the performance of its obligations described in Section 4(a) above; and

(15) to comply with Section 7.02 of the Term Loan Credit Agreement, after giving effect to the amendment in Section 2(b) of the Term Loan Credit Agreement Amendment, provided that such Section 7.02 shall be deemed for this purpose to apply from and after the execution of this Agreement (rather than from and after the consummation of the Exchange Transactions (as defined in the Term Loan Credit Agreement Amendment)).

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Section 5. Representations and Warranties of Each Party. Each of the Parties severally represents and warrants as to itself only to each of the other Parties hereto that the following statements are true and correct as of the date hereof:

(a) Power and Authority. It is duly organized, validly existing, and in good standing (where such concept is recognized) under the laws of the jurisdiction of its organization and has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement.

(b) Authorization. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate, limited liability company, partnership or similar action on its part.

(c) No Conflicts. The execution, delivery, and performance by it of this Agreement do not and shall not (i) violate any provision of law, rule or regulation applicable to it or its certificate of incorporation or by-laws (or other organizational documents) or (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, any material contractual obligations to which it is a party.

(d) Governmental Consents. The execution, delivery, and performance by it of this Agreement do not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state, or other governmental authority or regulatory body, except as set forth in the Exchange Agreement, assuming the accuracy of the Consenting Holders’ representations in Section 6 hereof.

(e) Binding Obligation. This Agreement is the legally valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

(f) No Similar Agreement. Except as expressly provided by this Agreement, it is not party to any transaction support, coordination agreement, or similar agreement or arrangement with other Parties to this Agreement that have not been disclosed to all Parties to this Agreement.

Section 6. Additional Representations and Warranties of the Consenting Holders. Each of the Consenting Holders severally represents and warrants as to itself only to each of the other Parties hereto that the following statements are true and correct as of the date hereof (or as of the date such Consenting Holder becomes a party hereto):

(a) Ownership and Voting and Consent Authority.

(1) Such Consenting Holder, as of the date hereof, beneficially owns the aggregate principal amount of 2028 Unsecured Notes, Existing First Lien Notes and Term Loans set forth below such Consenting Holder’s name on the signature page hereto, and has, with respect to the beneficial owner(s) of the principal amount of such 2028 Unsecured Notes, Existing First Lien Notes, and Term Loans set forth under such Consenting Holder’s name on the signature page hereto, (x) sole investment or voting discretion, (y) full power and authority to vote on and consent to matters concerning such 2028 Unsecured Notes, Existing First Lien Notes, and Term Loans, as applicable, and to exchange, assign, and transfer such 2028 Unsecured Notes, and (z) full power and authority to bind or act on the behalf of such beneficial owner(s).

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(2) Other than the aggregate principal amount of 2028 Unsecured Notes, Existing First Lien Notes, and Term Loans set forth below such Consenting Holder’s name on the signature page hereto, such Consenting Holder and its Affiliates do not (i) own any other 2028 Unsecured Notes, Existing First Lien Notes or Term Loans or (ii) have investment or voting discretion with respect to any other 2028 Unsecured Notes, Existing First Lien Notes or Term Loans, in each case, excluding any holdings of, and any investment or voting discretion exercised by, any other portfolio manager, investment team, trading desk, or business group of such Consenting Holder or its Affiliates that is not acting at the direction or for the benefit of such Consenting Holder and as to which confidentiality is maintained in accordance with Section 30(b).

(3) The aggregate principal amount of 2028 Unsecured Notes set forth below such Consenting Holder’s name on the signature page hereto is free and clear of any pledge, security interest, claim, lien, voting restriction, right of first refusal, pledge limitation, or other encumbrance of any kind except for any pledges entered into by such Consenting Holder pursuant to any ordinary course financing arrangements that do not prohibit or restrict the delivery of such Consenting Holder’s 2028 Unsecured Notes in the Exchange Offer, which 2028 Unsecured Notes will be delivered free and clear of any such pledge.

(b) Securities Act. Such Consenting Holder (i) is either (1) a qualified institutional buyer as defined in Rule 144A of the Securities Act of 1933 (as amended, the “Securities Act”) or (2) a non-U.S. person under Regulation S under the Securities Act, and (ii) is acquiring any securities of the Companies in connection with the Exchange Offer for investment and not with a view to distribution or resale in violation of the Securities Act.

Section 7. Termination of Obligations by Consenting Holders. Upon the occurrence of a Consenting Holder Termination Event (as defined below), this Agreement may be terminated by, and such termination shall be effective upon, delivery of a written notice (which may be by email) by the Consenting Holders that hold, in the aggregate, at least 66.67% of the outstanding principal amount of 2028 Unsecured Notes held by all Consenting Holders (collectively, the “Required Consenting Holders”) in accordance with Section 18 below to the other Parties and the obligations of each of the Parties hereunder shall thereupon terminate and be of no further force or effect with respect to each Party; provided that for purposes of determining whether the threshold for Required Consenting Holders has been satisfied, any Consenting Holder whose own actions give rise to the relevant breach shall not be included as a Consenting Holder in such calculation or required for such purposes. “Consenting Holder Termination Event” means:

(a) if any of the Companies breach in any material respect any of its obligations, representations, warranties, or covenants contained in this Agreement, which breach remains uncured for a period of five (5) business days from the date such breaching Company or Companies, as applicable, receives a written notice of such breach from the Required Consenting Holders;

(b) the Companies shall have failed to timely pay the Consenting Holders’ Fees and Expenses, in accordance with Section 19;

(c) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling or order making illegal or otherwise enjoining, preventing, or prohibiting the consummation of the Exchange Offer that has not been vacated, lifted or reversed by the later of (i) the Outside Date without giving effect to the proviso thereto and (ii) ten (10) days after the issuance of such ruling or order;

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(d) any of the Companies shall have issued a notice purporting to terminate this Agreement pursuant to Section 8;

(e) the Settlement Date shall not have occurred on or before 11:59 p.m., New York City time, on November 20, 2026 (the “Outside Date”); provided, that the Outside Date shall be extended to the extent necessary to provide for the ten-day period set forth in clause (c) hereof, and that each individual Consenting Holder may terminate its obligations as to itself, in the event that the Settlement Date shall not have occurred on or prior to the Outside Date;

(f) any of the Companies amends, modifies, supplements, or waives any term of the Offer Summary, the Exchange Agreement, or any other Definitive Document, or extends the Early Exchange Deadline or the Expiration Time, in each case in a manner inconsistent with this Agreement or without any consent required hereunder;

(g) any of the Companies terminate or withdraw the Exchange Offer, or publicly announce its intention to do so;

(h) any of the Companies announce or offer any other holder of 2028 Unsecured Notes to exchange or otherwise satisfy the 2028 Unsecured Notes on terms that are more favorable than the terms hereof and of the Exchange Agreement; or

(i) any of the Companies or any of their material subsidiaries commence a voluntary case or proceeding under any bankruptcy, insolvency, reorganization, or similar law, or an involuntary case or proceeding is commenced against any of them that is not dismissed within 60 days, or any indebtedness for borrowed money of the Companies in excess of Material Indebtedness is accelerated.

At any time after a Consenting Holder Termination Event has occurred, the Required Consenting Holders may waive the occurrence of such Consenting Holder Termination Event. No such waiver shall affect any subsequent Consenting Holder Termination Event or impair any right consequent thereon and such Consenting Holders shall have no liability to the other Parties or each other in respect of any termination of this Agreement in accordance with the terms in this Section 7. Notwithstanding anything to the contrary herein, no Consenting Holder may terminate this Agreement pursuant to this Section 7 if said terminating Consenting Holder (or Consenting Holders) failed to perform or comply in all material respects with the terms and conditions of this Agreement, with such failure to perform or comply causing, or resulting in, the occurrence of such Consenting Holder Termination Event specified herein.

Section 8. Termination of Obligations by the Companies. Upon the occurrence of a Company Termination Event (as defined below), this Agreement may be terminated by delivery of a written notice in accordance with Section 18 below by Holdings and Xerox Corp (acting jointly) to the other Parties and the obligations of each of the Parties hereunder shall thereupon terminate and be of no further force or effect with respect to each Party; provided that, if such Company Termination Event arises under Section 8(a) solely as a result of a breach by one or more Consenting Holders, this Agreement may be terminated pursuant to this Section 8 solely as to such breaching Consenting Holder(s) and shall remain in full force and effect as to each other Party. “Company Termination Event” means:

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(a) if any Consenting Holder breaches in any material respect any of its obligations, representations, warranties, or covenants contained in this Agreement, which breach remains uncured for a period of five (5) business days from the date Consenting Holders’ Counsel (as defined below) receives a written notice of such breach from the Companies; or

(b) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling or order making illegal or otherwise enjoining, preventing, or prohibiting the consummation of the Exchange Offer.

At any time after a Company Termination Event has occurred, the Companies (or either of them) in their sole discretion may waive the occurrence of the Company Termination Event. No such waiver shall affect any Consenting Holder’s rights with respect to any Consenting Holder Termination Event or the Companies’ rights with respect to any subsequent Company Termination Event or impair any right consequent thereon and the Companies shall have no liability to the other Parties or each other in respect of any termination of this Agreement in accordance with the terms of this Section 8. Notwithstanding anything to the contrary herein, no Company may terminate this Agreement pursuant to this Section 8 if any Company (or Companies) failed to perform or comply in all material respects with the terms and conditions of this Agreement, with such failure to perform or comply causing, or resulting in, the occurrence of the Company Termination Event specified herein.

Section 9. Automatic Termination. This Agreement shall automatically terminate without any further required action or notice upon the Settlement Date and the obligations of each of the Parties hereunder shall thereupon terminate and be of no further force or effect with respect to each Party; provided that, notwithstanding the foregoing or anything to the contrary herein, the covenant set forth in Section 4(a)(7), and the rights and remedies of the Companies with respect thereto, shall survive any such termination and remain in full force and effect in accordance with its terms.

Section 10. Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Settlement Date by mutual written consent of the Companies and the Required Consenting Holders.

Section 11. Specific Performance. Each Party hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other Parties to sustain damages for which such Parties would not have an adequate remedy at law for money damages, and therefore each Party hereto agrees that, in the event of any such breach, the other Parties shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief, without the necessity of proving the inadequacy of money damages or posting a bond or other security, in addition to any other remedy to which such Parties may be entitled, at law or in equity; provided that, with respect to any breach or threatened breach of the covenant set forth in Section 4(a)(7), the Companies shall be entitled to such specific performance and injunctive and other equitable relief without the necessity of proving the inadequacy of money damages or posting a bond or other security, and such right shall survive any termination of this Agreement.

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Section 12. Additional Representations of the Companies. Each of the Companies further represents and warrants to each Consenting Holder that the following statements are true and correct as of the date hereof and as of the Settlement Date, that:

(a) the shares of Common Stock to be issued in the Exchange Offer have been duly authorized and, when issued in accordance with the Exchange Agreement, will be validly issued, fully paid, and non-assessable, and free and clear of all liens (other than restrictions under applicable securities laws), and their issuance will not cause Holdings to exceed its authorized capital stock;

(b) the New 1L Exchange Notes, when issued and authenticated in accordance with the New 1L Notes Indenture, will constitute legal, valid and binding obligations of Xerox Corp and the guarantors thereof, enforceable in accordance with their terms;

(c) Holdings has not received any notice of delisting or non-compliance with continued listing standards that remains unresolved or has not been disclosed, and no order preventing or suspending trading in any securities of Holdings has been issued or, to the knowledge of the Companies, is pending or threatened;

(d) subject to the representations and warranties of the Consenting Holders set forth in the Exchange Agreement being true, the issuance of the Common Stock in the Exchange Offer does not require any vote of the stockholders of Holdings under applicable law, the rules of the Nasdaq (including Nasdaq Listing Rule 5635), or the organizational documents of Holdings;

(e) Holdings has timely filed all reports required to be filed by it with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since January 1, 2025, and such reports complied in all material respects with the Exchange Act when filed and did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(f) Holdings is eligible to register the resale of all shares of Common Stock issued in the Exchange Offer (together with any securities issued in respect thereof by way of stock split, dividend, recapitalization, or similar event, the “Registrable Shares”) on Form S-3;

(g) no default or Event of Default has occurred and is continuing under the Term Loan Credit Agreement, the Existing First Lien Indenture, the 2028 Notes Indenture, and the New 1L Notes Indenture;

(h) following the public disclosure contemplated by Section 4(b), the Companies have not provided any Consenting Holder with material non-public information regarding the Companies without such Consenting Holder’s prior written consent;

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(i) Since June 30, 2026, there has been no event that has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect (as defined in the Exchange Agreement);

(j) There is no proceeding, claim, or investigation pending before any governmental entity, or threatened against the Companies or any Subsidiary Guarantor (as defined in the Exchange Agreement), or any of the Companies’ or Subsidiary Guarantors’ properties except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;

(k) Neither the Companies and any Subsidiary Guarantor, nor, to the knowledge of the Companies and any Subsidiary Guarantor, any director, officer, employee or controlled affiliate of the Companies and any Subsidiary Guarantor has (i) in material violation of the law, made, offered, promised or authorized any unlawful contribution, gift, entertainment or other unlawful expense (or taken any act in furtherance thereof); (ii) in material violation of the law, made, offered, promised or authorized any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; or (iii) made a material violation of, or is in violation of, any provision of the Foreign Corrupt Practices Act of 1977, the Bribery Act 2010 of the United Kingdom or any other applicable anti-bribery or anti-corruption law;

(l) The operations of the Companies and each Subsidiary Guarantor are and have been conducted at all times in compliance in all material respects with the requirements of Money Laundering Laws (as defined in the Exchange Agreement) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Companies or any Subsidiary Guarantor with respect to the Money Laundering Laws is pending or, to the knowledge of the Companies or any Subsidiary Guarantor, threatened; and

(m) None of the Companies and any Subsidiary Guarantor nor, to the knowledge of the Companies and any Subsidiary Guarantor, any director, officer or controlled affiliate of the Companies or any of the Subsidiary Guarantors is currently the subject or the target of any sanctions administered or enforced by the U.S. Government, including OFAC (as defined in the Exchange Agreement), or the U.S. Department of State and including, without limitation, Sanctions (as defined in the Exchange Agreement), nor are the Companies or any Subsidiary Guarantor located, organized, or resident in a country or territory that is the subject or target of comprehensive country- or territory-wide Sanctions.

Section 13. Consenting Holder Limitations. Notwithstanding anything to the contrary herein, all consents, representations, warranties, covenants and agreements made by, and any rights and obligations of, any Consenting Holder (i) are being made only with respect to the assets managed by such Consenting Holder and shall not apply to (or be deemed to be made in relation to) any Affiliate or related fund or other business unit of such Consenting Holder or any assets or interests that may be beneficially owned by any Affiliate or related fund of such Consenting Holder and (ii) shall only apply to the specific funds or accounts that sign this Agreement or are expressly identified by the Agreement on its signature page.

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Section 14. Acknowledgement. Notwithstanding any other provision herein, this Agreement is not and shall not be deemed to be an offer with respect to any securities.

Section 15. Amendments. This Agreement, the Offer Summary, and each Definitive Document may not be modified, amended or supplemented except in a writing signed by the Companies and the Required Consenting Holders; provided, however, that any such modification, amendment or supplement that relates solely to a specific Consenting Holder and does not adversely affect any other Consenting Holder shall require only a writing signed by the Companies and such specific Consenting Holder; provided further that any modification, amendment, or supplement that (x) changes the amount or form of consideration to be received by any Consenting Holder, (y) extends the Outside Date or modifies any termination right of the Consenting Holders, or (z) modifies the definition of “Required Consenting Holders” or this Section 15, shall require the prior written consent of each Consenting Holder adversely affected thereby; provided further that any modification, amendment, supplement, or waiver of the Offer Summary, the Exchange Agreement or any other Definitive Document shall be subject to this Section 15 as if it were an amendment of this Agreement. Any amendments which adversely affect the rights or obligations of holders of Term Loans or Existing First Lien Notes shall require the consent of Consenting Holders holding at least 66.67% of combined Term Loans and Existing First Lien Notes held by all Consenting Holders.

Section 16. No Waiver. The failure of any Party hereto to exercise any right, power, or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other Party hereto with its obligations hereunder, and any custom or practice of the Parties at variance with the terms hereof, shall not constitute a waiver by such Party of its right to exercise any such or other right, power or remedy or to demand such compliance.

Section 17. Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s choice of law provisions which would require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each of the Parties irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter arising under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, shall be brought in the United States District Court for the Southern District of New York, located in the Borough of Manhattan, or the Supreme Court of the State of New York, sitting in New York County, and any appellate court therefrom, and by execution and delivery of this Agreement, each of the Parties irrevocably accepts and submits itself to the exclusive jurisdiction of such courts, generally and unconditionally, with respect to any such action, suit or proceeding. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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Section 18. Notices. All demands, notices, requests, consents, and communications hereunder shall be in writing and shall be deemed given if delivered personally, transmitted by facsimile or e-mail (and confirmed), mailed by registered or certified mail with postage prepaid and return receipt requested, or sent by commercial overnight courier, courier fees prepaid (if available; otherwise, by the next best class of service available), to the parties at the following addresses, or such other addresses as may be furnished hereafter by notice in writing:

(a) if to the Companies, to:

Xerox Corporation

Xerox Holdings Corporation

401 Merritt 7

Norwalk, CT 06851

Attention: Flor Colon, Chief Legal Officer & General Counsel

Email: Flor.Colon@xerox.com

with copies (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Telephone: (212) 455-2000

Attention: David Nemecek, Jacob Ruby, Zachary Weiner

Email: david.nemecek@stblaw.com; jacob.ruby@stblaw.com;

zachary.weiner@stblaw.com

(b) if to the Consenting Holders, to:

(i) such Consenting Holders at the address shown for each such Consenting Holder on the applicable signature page hereto or to the attention of the person who has signed this Agreement on behalf of such Consenting Holder, with copies (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166

Attention: Scott J Greenberg, Stephen D. Silverman, Rob E. Fitzgerald

Email: sgreenberg@gibsondunn.com, ssilverman@gibsondunn.com,

rfitzgerald@gibsondunn.com

Section 19. Expenses of the Consenting Holders. The Companies hereby agree to pay the reasonable and documented fees and expenses of (i) Gibson, Dunn & Crutcher LLP, as counsel to the Consenting Holders (“Consenting Holders’ Counsel”) and (ii) Moelis & Company, LLC, as financial advisor to the Consenting Holders (such fees and expenses, the “Consenting Holders’ Fees and Expenses”) in connection with this Agreement, the Exchange Offer, the Proposed Amendments, and the transactions contemplated hereby and thereby, in each case limited to the fees and expenses required to be paid in accordance with and subject to the terms of any applicable fee letter or similar arrangement, and the Companies’ obligations under this Section 19 shall survive any termination of this Agreement with respect to all such fees and expenses earned or incurred on or prior to the date of termination, and no such termination shall terminate any such fee letter or similar arrangement.

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The Companies shall pay all Consenting Holders’ Fees and Expenses (x) accrued through the Agreement Effective Date, on the Agreement Effective Date, (y) accrued thereafter, on the earlier of the Settlement Date and the date of termination of this Agreement, and (z) in any event, within three (3) business days following receipt of an invoice therefor, in each case whether or not the Exchange Offer is consummated.

Section 20. Entire Agreement. This Agreement (together with the exhibits hereto) constitutes the entire understanding and agreement among the Parties with regard to the subject matter hereof, and supersedes all prior agreements with respect thereto other than any confidentiality agreement or non-disclosure agreement executed by any Consenting Holder on the one hand and the Companies on the other hand and any fee letter referred to in Section 19.

Section 21. Headings. The section headings of this Agreement are for convenience of reference only and shall not, for any purpose, be deemed a part of this Agreement.

Section 22. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of each of the Parties and their respective successors, assigns, heirs, executors, administrators, and representatives.

Section 23. Several, Not Joint, Obligations. The agreements, representations and obligations of the Parties (including, for the avoidance of doubt, each Consenting Holder) under this Agreement are, in all respects, several and not joint.

Section 24. Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such Party.

Section 25. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement. Delivery of an executed signature page of this Agreement by email shall be effective as delivery of a manually executed signature page of this Agreement. The words “execution,” “signed,” “signature,” “delivery” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

Section 26. No Third-Party Beneficiaries. This Agreement shall be solely for the benefit of the Parties hereto, and no other person or entity shall be a third-party beneficiary hereof except the Specified Agents shall be express third-party beneficiaries solely for purposes of Section 4(a)(7) hereof.

Section 27. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

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Section 28. Public Disclosure. Each of the Consenting Holders hereby consents to the disclosure of this Agreement by the Companies (it being agreed that any Consenting Holder may be named as a selling securityholder in Holdings’ registration of the Registrable Shares solely to the extent required by law and only if it has elected to include its Registrable Shares therein; it being agreed that confirmation from counsel of the Consenting Holder (email to suffice) shall be sufficient to confirm such election for this provision) and consents to the inclusion of such disclosure in any filings by the Companies with the Securities and Exchange Commission (the “SEC”) or as required by law or regulation; provided that it is expressly understood by the Parties that none of the Consenting Holders consents to any disclosure of its name or its individual holdings of the 2028 Unsecured Notes and the Companies hereby agree to keep such information confidential, unless such disclosure is required by applicable law or regulations of any applicable stock exchange or governmental authority (each, an “Authority”), in which case, the Companies shall (x) provide each of the Consenting Holders with advance notice of the intent to disclose and provide such Consenting Holders with the reasonable opportunity to review and comment on the proposed disclosure to be provided by the Companies (if permitted by the applicable Authority), (y) only disclose such information as is required to be disclosed by the applicable Authority, and (z) to the extent this Agreement will be filed publicly with the SEC by the Companies, the Companies shall either (i) file with the SEC a form of this Agreement that does not include the individual holdings of the Consenting Holders in lieu of filing an executed version or (ii) use commercially reasonable efforts to obtain confidential treatment with respect to the individual holdings of the Consenting Holders included in this Agreement at or prior to filing the executed version of this Agreement with the SEC. The Companies shall provide drafts of any press release announcing any transaction related to the Exchange Offer to the Consenting Holders’ Counsel at least two (2) business days prior to the issuance of any such press release.

Section 29. Email Consents. Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, including a written approval by the Companies or the Required Consenting Holders, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to the Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.

Section 30. Relationship Among Parties.

(a) Notwithstanding anything to the contrary herein, the duties and obligations of the Consenting Holders under this Agreement shall be several, and neither joint nor joint and several. None of the Consenting Holders shall have by virtue of this Agreement any fiduciary duty or any other duty of trust or confidence in any form to each other, any Consenting Holder, any Company or Affiliate thereof, or any of the Companies’ or their respective Affiliates’ creditors or other stakeholders. None of the Consenting Holders shall have, by virtue of this Agreement, any duties or responsibilities to each other, any Consenting Holder, any Company or Affiliate thereof, or any of the Companies’ or their respective affiliates’ creditors or other stakeholders, and there are no commitments among or between the Consenting Holders, except as expressly set forth in this Agreement. It is understood and agreed that any Consenting Holder may trade in any debt or equity securities of any of the Companies without the consent of the Companies or any other Consenting Holder, subject to applicable securities laws, the terms of any non-disclosure

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agreement with the Companies, the terms of this Agreement, and the terms of the Definitive Documents. No prior history, pattern, or practice of sharing confidences among or between any of the Consenting Holders, and/or the Companies shall in any way affect or negate this understanding and agreement. The Parties acknowledge that this Agreement does not constitute an agreement, arrangement, or understanding with respect to acting together for the purpose of acquiring, holding, voting, or disposing of any securities of any of the Companies and no Party shall be deemed, as a result of its entering into and performing its obligations under this Agreement, to constitute a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, or Rule 13d-5 promulgated thereunder. The Parties acknowledge and agree that this Agreement is entered into by the Consenting Holders solely in their capacity as creditors of the Companies, and nothing in this Agreement shall be construed or deemed to grant any Consenting Holder or any person whose beneficial ownership would be aggregated with it, for purposes of Section 13(d) of the Exchange Act, beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of any equity securities of the Companies. For the avoidance of doubt: (1) each Consenting Holder is entering into this Agreement directly with the Companies and not with any other Consenting Holder, (2) no other Consenting Holder shall have any right to bring any action against any other Consenting Holder with respect to this Agreement (or any breach thereof), other than in accordance with this Agreement, and (3) no Consenting Holder shall, nor shall any action taken by a Consenting Holder pursuant to this Agreement, be deemed to be acting in concert or as any group with any other Consenting Holder with respect to the obligations under this Agreement, nor shall this Agreement create a presumption that the Consenting Holders are in any way acting as a group. All rights under this Agreement are separately granted to each Consenting Holder by the Companies and vice versa, and the use of a single document is for the convenience of the Parties. Each Party’s decision to commit to enter into the transactions contemplated by this Agreement has been made independently and is based upon its own business judgment.

(b) The Companies understand that the Consenting Holders are engaged in a wide range of financial services and businesses, and, in furtherance of the foregoing, the Companies acknowledge and agree that, subject to the express terms hereof, the obligations set forth in this Agreement shall only apply to the trading desk(s) and/or business group(s) of the Consenting Holders that principally manage and/or supervise the Consenting Holders’ investment in the Companies, and shall not apply to any other trading desk or business group of the Consenting Holders so long as they are not acting at the direction or for the benefit of such Consenting Holders and so long as confidentiality is maintained consistent with any applicable confidentiality agreement.

Section 31. Interpretation. This Agreement is the product of negotiations among the Parties, and the enforcement or interpretation of this Agreement is to be interpreted in a neutral manner; and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement or any portion of this Agreement, shall not be effective in regard to the interpretation of this Agreement. As used in this Agreement, (a) “business day” means any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York are authorized or required by law to be closed, (b) “including” means “including without limitation,” and (c) “or” is not exclusive.

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Section 32. Indemnification.

(a) The Companies hereby agree, jointly and severally, to indemnify and hold harmless each Consenting Holder and each of its Controlled Affiliates and controlling persons and all their respective officers, directors, members, partners, trustees, employees, advisors, agents and other representatives of each of the foregoing, in each case solely to the extent acting on behalf of such Consenting Holder in connection with the Transactions (as defined below), and their respective successors and permitted assigns (each, an “Indemnified Person”) from and against any and all actual losses, claims, damages, liabilities, costs, attorneys fees and expenses, joint or several, to which any such Indemnified Person may become subject to the extent directly arising out of or related to any actual or threatened claim, action, suit, litigation, investigation or proceeding (a “Proceeding”) arising out of or as a result of this Agreement, the Exchange Agreement, the Exchange Offer or the Proposed Amendments (the transactions contemplated thereby, the “Transactions”), regardless of whether any Indemnified Person is a party thereto, whether or not the Transactions are consummated and whether or not such Proceedings are brought by or against such Indemnified Person, the Indemnified Person’s equity holders, affiliates, creditors or any other person, and to reimburse each Indemnified Person within 30 days following written demand therefor (together with reasonable backup documentation supporting such reimbursement request) for any reasonable and documented out-of-pocket expenses (but limited, in the case of legal fees and expenses, to those of (x) the counsel identified in this Agreement as counsel to the Consenting Holders, (y) solely in the case of an actual or potential conflict of interest, one additional counsel to all affected Indemnified Persons, taken as a whole and (z) if reasonably necessary, of one local counsel in any relevant material jurisdiction to all such persons, taken as a whole and, solely in the case of an actual or potential conflict of interest, one additional local counsel to all affected Indemnified Persons, taken as a whole, in each such relevant material jurisdiction) incurred in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to any Proceeding or in connection with the enforcement of the indemnification obligations set forth herein; provided that no Indemnified Person will be entitled to indemnity hereunder in respect of any loss, claim, damage, liability or related expense to the extent, and solely to the extent, that it is found by a final, non-appealable judgment of a court of competent jurisdiction that such loss, claim, damage, liability or expense arises from (i) the bad faith, gross negligence or willful misconduct of, or material breach of this Agreement, the Exchange Agreement or the other Definitive Documents, by such Indemnified Person (or any of its Controlled Affiliates or any of their respective Representatives (as defined below)) (it being agreed that a Consenting Holder’s compliance with, or execution, implementation, negotiation or consummation of, this Agreement, the Exchange Agreement and the Definitive Documents contemplated hereby shall not be deemed bad faith, gross negligence or willful misconduct or a material breach hereof or of any other Definitive Document) or (ii) any disputes solely among Indemnified Persons and not arising out of any act or omission of the Companies or any of its subsidiaries; provided further that the Companies shall have no obligation under this Section 32 in respect of any loss, claim, damage, liability or expense to the extent arising out of or relating to (A) the IPCo Transactions (as defined in the New 1L Notes Indenture) or any other transaction, financing or matter other than the Transactions, (B) any Indemnified Person’s purchase, ownership, sale or trading of, or any change in the value of, any securities or indebtedness of the Companies or any of their subsidiaries, (C) any Indemnified Person’s rights or obligations as a holder, lender or agent under the 2028 Notes Indenture, the Existing First Lien Indenture, the Term Loan Credit Agreement, the New 1L Notes Indenture or any other agreement governing indebtedness of the Companies or any of their subsidiaries that are

19

unrelated to the Transactions, which shall be governed solely by the terms thereof, (D) any claim, action or proceeding brought by any Company against any Indemnified Person, or by any Indemnified Person against any Company, or (E) any taxes, other than taxes that represent losses, claims or damages arising from any non-tax claim. For purposes of this Section 32, “Controlled Affiliates” means, with respect to any Consenting Holder, its Affiliates that are controlled by, or under common control with, such Consenting Holder or such Consenting Holder’s Affiliates and that are acting at its direction in connection with the Transactions.

(b) In no event will any Indemnified Person, any other party hereto, the Companies or any of the Companies’ respective affiliates or any of their respective officers, directors, partners, trustees, employees, managed funds and accounts, shareholders, advisors, agents, representatives, attorneys and controlling persons and each of their respective heirs, successors and assigns (the “Representatives”) be liable on any theory of liability for indirect, special, or consequential damages, lost profits or punitive damages in connection with this Agreement, the Exchange Agreement, the Exchange Offer or the Proposed Amendments; provided that nothing contained in this sentence shall limit the Companies’ indemnification obligations to the extent set forth hereinabove to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which such Indemnified Person is entitled to indemnification hereunder.

(c) The Companies agree to indemnify and hold harmless each Indemnified Person to the extent and in the manner set forth in this Section 32 for liability associated with any Proceeding (i) if there is a final judgment against an Indemnified Person in any such Proceeding or (ii) that is settled, compromised or consented to with the Companies’ written consent (which consent shall not be unreasonably withheld, delayed or conditioned). Furthermore, the Companies shall not, without the prior written consent of the affected Indemnified Person, effect any settlement of any pending or threatened Proceeding against such Indemnified Person in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (a) includes an unconditional release of such Indemnified Person from all liability or claims that are the subject matter of such Proceeding, (b) does not include any statement as to any admission of fault, culpability or wrongdoing of such Indemnified Person and (c) includes customary confidentiality and non-disparagement agreements.

(d) Notwithstanding the foregoing, each Indemnified Person shall be obligated to refund or return any and all amounts paid by the Companies under this Section 32 to such Indemnified Person for any losses, claims, damages, liabilities and expenses to the extent such Indemnified Person is not entitled to payment of such amounts in accordance with the terms hereof, as determined by a final non-appealable order of a court of competent jurisdiction.

(e) If any Proceeding is instituted involving any Indemnified Person for which indemnity is to be sought hereunder by such Indemnified Person, then such Indemnified Person will, to the extent permitted in connection with such Proceeding, promptly notify the Companies of the commencement of any such Proceeding; provided, however, that the failure to so notify the Companies will not relieve the Companies from any liability that they may have to such Indemnified Person hereunder, except to the extent the Companies are materially prejudiced by such failure. The Companies shall be entitled to participate in and, to the extent they so elect by written notice to the applicable Indemnified Person, to assume the defense of any Proceeding with counsel reasonably satisfactory to such Indemnified Person, in which case the Companies shall not be liable for the legal fees and expenses of other counsel subsequently incurred by such Indemnified Person in connection with the defense thereof, other than as permitted under clause (y) or (z) of Section 32(a) in the case of an actual conflict of interest.

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(f) The indemnity and expense reimbursement obligations set forth in this Section 32, unless superseded and terminated in accordance with the execution of the Definitive Documents, (i) shall survive the expiration or termination of this Agreement, solely with respect to acts, omissions or events occurring on or prior to such termination (ii) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Consenting Holders or any other Indemnified Person and (iii) shall be binding on any successor or assign of the Companies and the successors or assigns to any substantial portion of their respective business and assets.

(Remainder of Page Intentionally Left Blank)

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IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

XEROX HOLDINGS CORPORATION, as Holdings

By:	/s/ Charles Douglas Butler
Name: Charles Douglas Butler
Title: Chief Financial Officer

XEROX CORPORATION

By:	/s/ Charles Douglas Butler
Name: Charles Douglas Butler
Title: Chief Financial Officer

XEROX FINANCIAL SERVICES LLC

By:	/s/ Stuart William Kirk
Name: Stuart William Kirk
Title: Vice President and Treasurer

XEROX BUSINESS SOLUTIONS, LLC

By:	/s/ Charles Douglas Butler
Name: Charles Douglas Butler
Title: Chief Financial Officer

XEROX IT SOLUTIONS, INC.

By:	/s/ Charles Douglas Butler
Name: Charles Douglas Butler
Title: Chief Financial Officer

SIGNATURE PAGE TO EXCHANGE SUPPORT AGREEMENT

XEROX IT SOLUTIONS LLC

By:	/s/ Eric Wilson Risi
Name: Eric Wilson Risi
Title: Secretary

XEROX IT SOLUTIONS CANADA LTD.

By:	/s/ Eric Wilson Risi
Name: Eric Wilson Risi
Title: Secretary

XEROX BUSINESS SOLUTIONS CANADA ULC

By:	/s/ Karl Boissonneault
Name: Karl Boissonneault
Title: President and Director

ALTODIGITAL NETWORKS LIMITED

By:	/s/ Paolo Rosetti
Name: Paolo Rosetti
Title: UK Finance Director

ITEC CONNECT LTD

By:	/s/ Paolo Rosetti
Name: Paolo Rosetti
Title: UK Finance Director

XEROX FINANCE LIMITED

By:	/s/ Richard Pitceathly
Name: Richard Pitceathly
Title: Director

XEROX LIMITED

By:	/s/ Richard Pitceathly
Name: Richard Pitceathly
Title: Director

SIGNATURE PAGE TO EXCHANGE SUPPORT AGREEMENT

XEROX (UK) LIMITED

By:	/s/ Richard Pitceathly
Name: Richard Pitceathly
Title: Director

GO INSPIRE GROUP LIMITED

By:	/s/ Darren Scott Cassidy
Name: Darren Scott Cassidy
Title: Director

XEROX LEASING DEUTSCHLAND GMBH

By:	/s/ Thomas Jung
Name: Thomas Jung
Title: Director

LEXMARK INTERNATIONAL DE ARGENTINA, INC.

By:	/s/ Charles Douglas Butler
Name: Charles Douglas Butler
Title: Chief Financial Officer

LEXINGTON CARE, LLC LEXMARK ESPANA, L.L.C. LEXMARK EUROPE HOLDING COMPANY II, LLC LEXMARK NORDIC, L.L.C. By: Lexmark International, Inc., as Managing Member

By:	/s/ Charles Douglas Butler
Name: Charles Douglas Butler
Title: Chief Financial Officer

SIGNATURE PAGE TO EXCHANGE SUPPORT AGREEMENT

LEXMARK INTERNATIONAL TRADING CORP.

By:	/s/ Charles Douglas Butler
Name: Charles Douglas Butler
Title: Chief Financial Officer

LEXMARK ASIA PACIFIC CORPORATION, INC.

By:	/s/ Charles Douglas Butler
Name: Charles Douglas Butler
Title: Chief Financial Officer

LEXMARK EUROPE TRADING CORPORATION, INC.

By:	/s/ Charles Douglas Butler
Name: Charles Douglas Butler
Title: Chief Financial Officer

LEXMARK INTERNATIONAL II, LLC By: Xerox Corporation, as Managing Member

By:	/s/ Charles Douglas Butler
Name: Charles Douglas Butler
Title: Chief Financial Officer

LEXMARK INTERNATIONAL, INC.

By:	/s/ Charles Douglas Butler
Name: Charles Douglas Butler
Title: Chief Financial Officer

SIGNATURE PAGE TO EXCHANGE SUPPORT AGREEMENT

LEXMARK MEXICO HOLDING COMPANY, INC.

By:	/s/ Charles Douglas Butler
Name: Charles Douglas Butler
Title: Chief Financial Officer

LEXMARK VENTURES, LLC

By:	/s/ Charles Douglas Butler
Name: Charles Douglas Butler
Title: Chief Financial Officer

LEXMARK INTERNATIONAL LTD

By:	/s/ Danny Molhoek
Name: Danny Molhoek
Title: Director

LEXMARK CANADA INC.

By:	/s/ Eric Wilson Risi
Name: Eric Wilson Risi
Title: Secretary

LEXMARK DEUTSCHLAND GMBH

By:	/s/ Cecile Marnat
Name: Cecile Marnat
Title: Managing Director

LEXMARK INTERNATIONAL N.V.

By:	/s/ Cecile Marnat
Name: Cecile Marnat
Title: Managing Director

SIGNATURE PAGE TO EXCHANGE SUPPORT AGREEMENT

XEROX FINANCIAL SERVICES BELUX BV

By:	/s/ Charlotte Dautréaux
Name: Charlotte Dautréaux
Title: Secretary

SIGNATURE PAGE TO EXCHANGE SUPPORT AGREEMENT

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

[Consenting Holder signature pages on file with the Registrant]

SIGNATURE PAGE TO EXCHANGE SUPPORT AGREEMENT

Annex A

Additional Company Entities

1.	Altodigital Networks Limited
2.	Lexmark International de Argentina, Inc.
3.	Go Inspire Group Limited
4.	ITEC Connect Ltd
5.	Lexington Care, LLC
6.	Lexmark Asia Pacific Corporation, Inc.
7.	Lexmark Canada Inc.
8.	Lexmark Deutschland GmbH
9.	Lexmark Espana, L.L.C.
10.	Lexmark Europe Holding Company II, LLC
11.	Lexmark International Trading Corp.
12.	Lexmark Europe Trading Corporation, Inc.
13.	Lexmark International II, LLC
14.	Lexmark International Ltd
15.	Lexmark International NV
16.	Lexmark International, Inc.
17.	Lexmark Mexico Holding Company, Inc.
18.	Lexmark Nordic, L.L.C.
19.	Lexmark Ventures, LLC
20.	Powerland Computers Ltd
21.	Xerox (UK) Limited
22.	Xerox Business Solutions Canada ULC
23.	Xerox Business Solutions, LLC
24.	Xerox Canada Ltd
25.	Xerox Finance Limited
26.	Xerox Financial Services Belux NV
27.	Xerox Financial Services LLC
28.	Xerox IT Solutions LLC
29.	Xerox IT Solutions, Inc.
30.	Xerox Leasing Deutschland GmbH
31.	Xerox Limited

Exhibit A

Offer Summary

Confidential	Final Version

Xerox Holdings Corporation and Xerox Corporation

October 29, 2026

Offer to exchange up to $173,679,000 aggregate principal amount of the 5.500% Senior Notes due 2028 issued by Xerox Holdings Corporation held by Eligible Holders (as defined below) for up to $130,266,000 aggregate principal amount of 10.250% Senior Secured First Lien Notes (2026 Issue) due 2030 issued by Xerox Corporation and 4,396,910 shares of common stock of Xerox Holdings Corporation

The Exchange Offer (as defined below) will expire at 11:59 P.M., New York City time, on November 27, 2026, or any other date and time to which the Companies (as defined below) extend the Exchange Offer in their sole discretion, subject to the terms of the Exchange Support Agreement (as defined below) (such date and time, as it may be extended, the “Expiration Time”), unless earlier terminated. Eligible Holders who validly deliver their 2028 Notes at or prior to 5:00 P.M., New York City time, on November 12, 2026, unless extended (such time and date, as the same may be extended, the “Early Exchange Deadline”), will be eligible to receive the consideration set forth in the table below (the “Exchange Consideration”), on the Settlement Date (as defined below). Exchanges of 2028 Notes may be validly withdrawn prior to 5:00 p.m., New York City time, on November 12, 2026, unless extended (such time and date, as the same may be extended, the “Withdrawal Deadline”), but not thereafter.

Xerox Holdings Corporation, a New York corporation (“Holdings”), and Xerox Corporation, a New York corporation (“Xerox Corp” and, together with Holdings and each of the entities listed on Annex A of the Exchange Support Agreement (defined below), the “Companies”), hereby offer to Eligible Holders (as defined below), upon the terms and subject to the conditions set forth herein (as it may be amended or supplemented from time to time and including all exhibits attached hereto, including the form of exchange agreement attached hereto as Exhibit A (the “Exchange Agreement”) and the form of indenture that will govern the New 1L Exchange Notes (as defined below) attached as Exhibit A to the Exchange Agreement, this “Exchange Offer Terms Summary”), to exchange up to $173,679,000 aggregate principal amount of Holdings’ outstanding 5.500% Senior Notes due 2028 (the “2028 Notes”) held by Eligible Holders for, as described in the table below, (i) up to $130,266,000 aggregate principal amount of 10.250% Senior Secured First Lien Notes (2026 Issue) due 2030 newly issued by Xerox Corp (the “New 1L Exchange Notes”) and (ii) up to 4,396,910 shares of common stock, par value $1.00 per share, of Holdings (the “Exchange Common Stock”) (the “Exchange Offer”). The stated aggregate principal amount of New 1L Exchange Notes and the number of shares of Exchange Common Stock set forth in the preceding sentence are the maximum amounts of New 1L Exchange Notes and shares of Exchange Common Stock that may be issued in the Exchange Offer, assuming 100% participation in the Exchange Offer by the Eligible Holders and to account for all Eligible Holders being able to receive either shares of Exchange Common Stock or additional New 1L Exchange Notes as part of the Exchange Consideration. For the avoidance of doubt, Eligible Holders may not receive both shares of Exchange Common Stock and the alternative of additional New 1L Exchange Notes. Any 2028 Notes that are validly delivered and accepted for exchange in the Exchange Offer will be retired and cancelled and will not be reissued.

Title of 2028 Notes	CUSIP Number(1)	Principal Amount Outstanding	Principal Amount Subject to Exchange Offer	Exchange Consideration Per $1,000 Principal Amount of 2028 Notes (if validly delivered at or prior to the Early Exchange Deadline or the Expiration Time)
5.500% Senior Notes due 2028	98421MAB2 / U98401AB5	$556,135,000	$173,679,000	(A) $690.00 principal amount of New 1L Exchange Notes, (B) accrued and unpaid interest on the 2028 Notes in cash, and (C) (i) 25.316456 shares of Exchange Common Stock or (ii) solely to the extent such Eligible Holder is not able to hold equity due to prohibitions or limitations set forth in its constating or organizational documentation, applicable law or regulation, or beneficial ownership or similar limitations, $60.00 principal amount of New 1L Exchange Notes

(1)	No representation is made as to the correctness or accuracy of the CUSIP numbers listed herein or printed on the 2028 Notes. CUSIPs are provided solely for convenience.

Eligible Holders

The Exchange Offer is being made, and the New 1L Exchange Notes and Exchange Common Stock are being offered, only to holders of the 2028 Notes: (A) who are a party to that certain exchange support agreement entered into on October 29, 2026, among the Companies, certain subsidiaries of the Companies and certain holders of the 2028 Notes (together with all exhibits, annexes and schedules thereto, the “Exchange Support Agreement”), as a “Consenting Holder” (as defined in the Exchange Support Agreement) and (B) who are either (a) persons other than “U.S. persons” as defined in Regulation S under the Securities Act of 1933, as amended (the “Securities Act”) who agree to purchase the New 1L Exchange Notes and the Exchange Common Stock outside of the United States and who are otherwise in compliance with the requirements of Regulation S and who, if a resident of Canada, is an “accredited investor” and “permitted client” (each as defined under applicable Canadian provincial securities laws; or (b) persons who are reasonably believed to be “qualified institutional buyers” as defined in Rule 144A under the Securities Act, and to whom the New 1L Exchange Notes and the Exchange Common Stock are offered in a transaction not involving a public offering, pursuant to Section 4(a)(2) of the Securities Act (such qualified holders of 2028 Notes, “Eligible Holders”).

All of the Eligible Holders have agreed to participate in the Exchange Offer and validly deliver their 2028 Notes by the Early Exchange Deadline, subject to the conditions set forth in the Exchange Support Agreement.

Terms of the Exchange Offer

Procedures

To participate in and validly deliver 2028 Notes in the Exchange Offer, Eligible Holders must deliver to the Companies a duly executed Exchange Agreement, in the form attached hereto as Exhibit A, together with all materials and documents required by such Exchange Agreement to be delivered by such Eligible Holder pursuant to the Exchange Agreement to make such Exchange Agreement effective subject only to the Companies’ obligations thereto (a “Validly Delivered Exchange Agreement”). The term “validly delivered” in this Exchange Offer Terms Summary refers to all 2028 Notes held by an Eligible Holder that such Eligible Holder has agreed to exchange pursuant to a Validly Delivered Exchange Agreement.

To accept 2028 Notes validly delivered for exchange, subject to the conditions to the Exchange Offer, the Companies will countersign such Validly Delivered Exchange Agreement, such that such Exchange Agreement becomes effective, within one business day following (i) the Early Exchange Deadline (the “Settlement Date”) for valid delivery at or prior to the Early Exchange Deadline or (ii) the Expiration Time (the “Late Settlement Date”) for valid delivery after the Early Exchange Deadline, but at or prior to the Expiration Time.

The Exchange Consideration, which includes cash representing accrued and unpaid interest on the 2028 Notes from the latest applicable interest payment date for such 2028 Notes to, but not including, the Settlement Date or the Late Settlement Date, as applicable, will be delivered to such Eligible Holders with respect to their validly delivered 2028 Notes at the Settlement Date or the Late Settlement Date, as applicable, in accordance with the terms, procedures and processes set forth in the Exchange Agreement, including with respect to rounding, minimum denominations, the delivery and withdrawal procedures of The Depository Trust Company’s Deposit/Withdrawal at Custodian processes and the procedures of the transfer agent for the Exchange Common Stock.

Notwithstanding any other provision of this Exchange Offer Terms Summary, the Companies shall not be required to accept for exchange, and may delay the acceptance for exchange of, any 2028 Notes validly delivered, in each case subject to Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and may terminate the Exchange Offer if any event occurs that gives rise to the Companies’ right to terminate the Exchange Support Agreement.

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Withdrawal

Eligible Holders may withdraw validly delivered 2028 Notes prior to the Withdrawal Deadline by delivering written notice of such withdrawal to the Companies. An Eligible Holder may not withdraw after the Withdrawal Deadline unless agreed by the Companies or unless the Exchange Support Agreement has been terminated with respect to such Eligible Holder, in accordance with the terms of the Exchange Support Agreement. Each of the Eligible Holders has agreed to participate in the Exchange Offer by the Early Exchange Deadline, subject to the terms and conditions set forth in the Exchange Support Agreement, irrespective of the withdrawal rights provided herein.

Amendments, Extensions and Delays

The Companies reserve the right, but are under no obligation, subject to applicable law with respect to the Exchange Offer, and subject to the limitations on such actions set forth in the Exchange Support Agreement, to (a) extend the Early Exchange Deadline or the Expiration Time to a later date and time; (b) waive or modify in whole or in part any or all conditions to the Exchange Offer; (c) delay the exchange of any 2028 Notes; or (d) otherwise modify or terminate the Exchange Offer; provided that the Companies are subject to the limitations of taking such actions as set forth in the Exchange Support Agreement. In the event that the Exchange Offer is terminated or otherwise not completed, the consideration relating to the 2028 Notes will not be paid or become payable to Eligible Holders.

New 1L Exchange Notes and Exchange Common Stock

The New 1L Exchange Notes will be governed by an indenture to be entered into by Xerox Corp, as issuer, the guarantors party thereto (including Holdings) and U.S. Bank Trust Company, National Association, as trustee and collateral agent in the form attached as Exhibit A to the Exchange Agreement. The New 1L Exchange Notes will be secured by the same collateral and guaranteed by the same guarantors as Xerox Corp’s existing 10.250% Senior Secured First Lien Notes due 2030 issued under an indenture dated April 11, 2025. The Exchange Common Stock will be duly authorized, validly issued, fully paid and non-assessable at the Settlement Date. Pursuant to the terms of the Exchange Agreement, Holdings will file a registration statement to permit the Exchanging Holders to resell the Exchange Common Stock on or prior to the Settlement Date. The Exchange Common Stock has the terms described in the “Description of Xerox Holdings Corporation Capital Stock” attached as Exhibit 4(c) to the Annual Report (as defined below).

Important Information and Disclaimers

Any investment in the New 1L Exchange Notes or the Exchange Common Stock involves a high degree of risk. The New 1L Exchange Notes may be treated as issued with original issue discount for U.S. federal income tax purposes, and you may be required to include such original issue discount in income as it accrues (under a constant yield method) in advance of the receipt of cash attributable to such income and regardless of your regular method of accounting for U.S. federal income tax purposes. You should consider carefully these risks associated with ownership of such securities, together with the other information contained or incorporated by reference in this Exchange Offer Terms Summary, including the “Risk Factors” section of the Annual Report incorporated by reference in this Exchange Offer Terms Summary, when determining to participate or not participate in the Exchange Offer. Any of the risks could materially adversely affect the Companies’ business, financial condition, or results of operations. Additional risks or uncertainties not presently known to the Companies, or that the Companies currently deem immaterial, could also materially adversely affect the Companies’ business, financial condition, or results of operations. In such case, you may lose all or part of your original investment. The Companies cannot assure you that any of the events or risks discussed will not occur. Each Eligible Holder should independently evaluate the Exchange Offer, including the merits and risks involved, and consult its own legal, business, tax and financial advisers before deciding whether to participate.

None of the Companies, any of their subsidiaries or affiliates, or any of their respective officers, boards of directors, members or managers, the trustee for the 2028 Notes, the trustee or collateral agent for the New 1L Exchange Notes or the transfer agent for the Exchange Common Stock is making or is authorized to make any recommendation as to whether Eligible Holders should exchange any 2028 Notes in response to the Exchange Offer. Eligible Holders must make their own decision as to whether to deliver their 2028 Notes and, if so, the principal amount of 2028 Notes as to which action is to be taken. No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this Exchange Offer Terms Summary and, if given or made, such information or representation may not be relied upon as having been authorized by the Companies.

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The statements made in this Exchange Offer Terms Summary are made as of the date on the cover page of this Exchange Offer Terms Summary and the statements incorporated by reference are made as of the date of the document incorporated by reference. The delivery of this Exchange Offer Terms Summary shall not, under any circumstances, create any implication that the information contained herein or incorporated by reference is correct as of a later date.

Recipients of this Exchange Offer Terms Summary should not construe its contents as legal, business, tax or financial advice. The New 1L Exchange Notes and the Exchange Common Stock have not been approved or recommended by any federal or state securities commission or regulatory authority, and no such authority has passed upon the accuracy or adequacy of this Exchange Offer Terms Summary. Any representation to the contrary is a criminal offense.

This Exchange Offer Terms Summary does not constitute an offer to exchange, or the solicitation of an offer to exchange, any 2028 Notes in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such offer or solicitation under applicable securities, “blue sky” or other laws.

This Exchange Offer Terms Summary is confidential and has been prepared by the Companies solely for use by Eligible Holders in connection with the Exchange Offer. This Exchange Offer Terms Summary is personal to you and does not constitute an offer to any other person or to the public in general to subscribe for or otherwise acquire the New 1L Exchange Notes or Exchange Common Stock. You are authorized to use this Exchange Offer Terms Summary solely for the purpose of considering your participation in the Exchange Offer.

You must (1) comply with all applicable laws and regulations in force in any jurisdiction in connection with the possession or distribution of this Exchange Offer Terms Summary and the participation in the Exchange Offer and issuance of the New 1L Exchange Notes and Exchange Common Stock, including certification to the Companies of your status as an Eligible Holder, and (2) obtain any required consent, approval or permission for your participation in the Exchange Offer under the laws and regulations applicable to you in force in any jurisdiction to which you are subject or in which you make your investment decision, and the Companies do not have any responsibility therefor.

The Exchange Offer is being made in reliance upon an exemption from registration under the Securities Act, including certification to the Companies of your status as an Eligible Holder, for an offer and sale of securities that does not involve a public offering. Upon issuance, the New 1L Exchange Notes and Exchange Common Stock will be subject to restrictions on transferability and resale and may not be transferred or resold except as permitted under the Securities Act and applicable state securities laws, pursuant to registration or exemption therefrom. You should be aware that you may be required to bear the financial risks of this investment for an indefinite period of time.

An Eligible Holder resident in Canada should refer to the “Notice to Eligible Holders Resident in Canada” attached hereto as Annex A, for additional information related to this Exchange Offer.

Where You Can Find More Information and Incorporation by Reference

The Companies are incorporating by reference certain information the Companies have filed with the Securities and Exchange Commission (the “SEC”), which means that the Companies can disclose important information to Eligible Holders by referring you to those documents. The SEC maintains a website at www.sec.gov where you can access reports, proxy information and registration statements, and other information regarding issuers that file electronically. Holdings’ common stock is listed on The Nasdaq Stock Market LLC under the symbol “XRX.” The information incorporated by reference is an important part of this Exchange Offer Terms Summary, and later information that the Companies file with the SEC will automatically update and supersede this information. The Companies have incorporated by reference the documents listed below and any future filings the Companies make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information “furnished” and not “filed” with the SEC, including pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01), unless the Companies specifically provide that such “furnished” information is to be incorporated by reference), after the date of this Exchange Offer Terms Summary.

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The documents the Companies incorporate by reference are: (i) the Companies’ Annual Report on Form 10-K for the year ended December 31, 2025 filed on March 17, 2026 (the “Annual Report”) and Quarterly Reports on Form 10-Q for the periods ended March 31, 2026 (filed on May 7, 2026) and June 30, 2026 (filed on August 6, 2026); (ii) the information specifically incorporated by reference into the Annual Report, from Holdings’ Definitive Proxy Statement on Schedule 14A filed on April 7, 2026; and (iii) the Companies’ Current Reports on Form 8-K, filed on January 21, 2026, January 28, 2026, February 12, 2026, February 17, 2026, April 2, 2026, May 27, 2026, July 2, 2026 and October 29, 2026.

Any statement contained herein or contained in a document or report incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Exchange Offer Terms Summary to the extent that a statement contained herein or in any subsequently filed document or report that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Exchange Offer Terms Summary.

****

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Annex A

Notice to Eligible Holders Resident in Canada

The following information is provided to Eligible Holders resident in Canada in connection with the Exchange Offer and forms part of, and should be read together with, the Exchange Offer Terms Summary to which it is attached. Capitalized terms used but not defined in this Annex have the meanings given to them in the Exchange Offer Terms Summary. In this Annex, the New 1L Exchange Notes and the Exchange Common Stock are referred to collectively as the “Exchange Securities”, and references to the “issuer” of a security are to Xerox Corp. in the case of the New 1L Exchange Notes and to Xerox Holdings in the case of the Exchange Common Stock.

Canadian Resale Restrictions

The Exchange Securities issued in the provinces of Canada are being issued on a private placement basis only and the Companies are therefore exempt from the requirement that they prepare and file a prospectus with the relevant Canadian securities regulatory authorities. Accordingly, any resale of the Exchange Securities in Canada must be made in accordance with applicable Canadian securities laws and as described in this Exchange Offer Terms Summary, which may require resales to be made in accordance with exemptions from the prospectus requirement and in compliance with, or in accordance with exemptions from, the prospectus requirements. These resale restrictions may in some circumstances apply to resales of the Exchange Securities outside Canada. Eligible Holders resident in Canada are advised to seek legal advice prior to any resale of the Exchange Securities.

Each Eligible Holder resident in Canada understands and acknowledges that the certificate(s) or relevant ownership statement under a direct registration system or other book-entry system, as applicable, representing the Exchange Securities will bear a legend substantially to the following effect, unless otherwise agreed by the Companies and the holder thereof:

“UNLESS PERMITTED UNDER APPLICABLE SECURITIES LEGISLATION IN CANADA, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY IN CANADA BEFORE THE DATE THAT IS FOUR MONTHS AND A DAY AFTER [THE DISTRIBUTION DATE]”;

Eligible Holders resident in Canada are advised to seek legal advice prior to any resale of the Exchange Securities. Eligible Holders resident in Canada are also advised that under no circumstances will either of the Companies be required to file a prospectus or similar document with any securities regulator or regulatory authority in Canada qualifying the resale of the Exchange Securities to the public in any province of Canada. Eligible Holders resident in Canada are also advised that neither of the Companies currently has any intention to file a prospectus or similar document with any securities regulator or regulatory authority in Canada qualifying the resale of the Exchange Securities to the public in any province in Canada.

In order to comply with the dealer registration requirements of Canadian securities laws, any resale of the Exchange Securities by an Eligible Holder resident in Canada must be made either by a person not required to register as a dealer under applicable Canadian securities laws, or through an appropriately registered dealer or in accordance with applicable Canadian securities laws and the dealer registration requirements.

Indirect Collection of Personal Information

By exchanging 2028 Notes for Exchange Securities, each individual Eligible Holder resident in Canada acknowledges that the Companies and their respective agents and advisers may each collect, use and disclose its name, address, telephone number, and other specified personally identifiable information (the “Personal Information”), including such Eligible Holder’s name, residential address, telephone number, email address, the amount and value of 2028 Notes that will be exchanged for Exchange Securities, the amount and value of Exchange Securities acquired, and the statutory exemption relied on for purposes of meeting legal, regulatory and audit requirements and as otherwise permitted or required by law or regulation. Such Eligible Holder authorizes the indirect collection of the Personal Information and consents to the disclosure of the Personal Information to the Canadian securities regulatory authorities. Further, by exchanging its 2028 Notes for the Exchange Securities, such Eligible Holder acknowledges

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that its name and other specified information, including the amount of 2028 Notes it has validly delivered in exchange for Exchange Securities and the amount and value of Exchange Securities acquired may be disclosed to other Canadian securities regulatory authorities and may become available to the public in accordance with the requirements of applicable laws. Such Eligible Holder consents to the foregoing and hereby authorizes the indirect collection of the Personal Information by the securities regulatory authorities or regulators in Canada.

In addition, by exchanging its 2028 Notes for Exchange Securities and acquiring Exchange Securities, each Eligible Holder resident in Canada will be deemed to have represented to the Companies that such Eligible Holder: (i) has been notified by the Companies that the Companies may provide information pertaining to such Eligible Holder that is required to be disclosed in Schedule 1 of Form 45-106F1 under National Instrument 45-106 – Prospectus Exemptions (“NI 45-106”) (including the Personal Information) to the Canadian securities regulatory authorities or regulators and may become available to the public in accordance with the requirements of applicable laws; (ii) acknowledges that the Personal Information will be collected indirectly by the applicable securities regulatory authority or regulator under the authority granted to it under applicable securities legislation; (iii) acknowledges that the Personal Information will be collected for the purposes of the administration and enforcement of securities legislation in each applicable jurisdiction; and (iv) has been notified that the public official in the applicable local jurisdiction who can answer questions about the security regulatory authority’s or regulator’s indirect collection of such Personal Information is as follows:

(a)

British Columbia Securities Commission, P.O. Box 10142, Pacific Centre 701 West Georgia Street, Vancouver, British Columbia V7Y 1L2, Attention: FOI Inquiries, e-mail: FOI-privacy@bcsc.bc.ca, Tel.: +1 (604) 899-6854, Toll free in Canada: +1 (800) 373-6393;

(b)	Alberta Securities Commission, Suite 600, 250 - 5th Street SW, Calgary, Alberta T2P 0R4, Attention: FOIP Coordinator, Tel.: +1 (403) 297-6454, Toll free in Canada: +1 (877) 355-0585;

(c)	The Manitoba Securities Commission, 500 - 400 St. Mary Avenue, Winnipeg, Manitoba R3C 4K5, Attention: Director, Tel.: +1 (204) 945-2561, Toll free in Manitoba: +1 (800) 655-5244;

(d)

Ontario Securities Commission, 20 Queen Street West, 22nd Floor, Toronto, Ontario M5H 3S8, Attention: Inquiries Officer, e-mail: exemptmarketfilings@osc.gov.on.ca, Tel.: +1 (416) 593-8314, Toll free in Canada: +1 (877) 785-1555;

(e)

Autorité des marchés financiers, 800, rue du Square-Victoria, 22e étage, C.P. 246, Tour de la Bourse, Montréal, Québec H4Z 1G3, Attention: Secrétaire Générale, e-mail: financementdessocietes@lautorite.qc.ca, Tel.: +1 (514) 395-0337 or +1 (877) 525-0337;

Canadian Tax Considerations

No representation or warranty is made as to the tax consequences to a Canadian resident of the exchange of 2028 Notes for Exchange Securities and/or the investment in the Exchange Securities. Canadian residents are advised that the exchange of 2028 Notes for Exchange Securities and/or the investment in the Exchange Securities may give rise to particular tax consequences affecting them. Accordingly, Canadian residents are strongly encouraged to consult with their own tax advisors with respect to the Canadian and other tax considerations applicable to them prior to undertaking any of the transactions described in this Exchange Offer Terms Summary.

Language of Documents

Upon receipt of this Exchange Offer Terms Summary, each Eligible Holder who is issued Exchange Securities in Canada hereby agrees that it is such Eligible Holder’s express wish that all documents evidencing or relating in any way to the sale of the Exchange Securities (including for greater certainty the Exchange Agreement or any notice) be drafted in the English language only. Par l’acceptation de ce document, chaque souscripteur de titres au Canada reconnaît par les présentes avoir expressément demandé que soient rédigés en anglais uniquement tous les documents qui, de quelque façon que ce soit, attestent la vente de ces titres ou y ont trait.

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Interest Rate Disclosure

For the purposes solely of disclosure under the Interest Act (Canada), whenever interest to be paid on the New 1L Exchange Notes is to be calculated on the basis of a year of 360 days consisting of twelve 30-day months, the yearly rate of interest to which the rate used in such calculation is equivalent during any particular period is the rate so used multiplied by a fraction of which:

(a)

the numerator is the product of: (i) the actual number of days in the calendar year in which such period ends, and (ii) the sum of (A) the product of (x) 30 and (y) the number of complete months elapsed in the relevant period and (B) the number of days elapsed in any incomplete month in the relevant period, and

(b)	the denominator is the product of: (i) 360, and (ii) the actual number of days in the relevant period.

The rates of interest under New 1L Exchange Notes are nominal rates and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under New 1L Exchange Notes.

Rights of Action for Damages or Rescission

Securities legislation in certain of the Canadian provinces provides purchasers of securities pursuant to an offering memorandum (such as this Exchange Offer Terms Summary) with a remedy for damages or rescission, or both, in addition to any other rights they may have at law, where the offering memorandum and any amendment to it contains a “Misrepresentation”. Where used herein, “Misrepresentation” means an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make any statement not misleading in light of the circumstances in which it was made. These remedies, or notice with respect to these remedies, must be exercised or delivered, as the case may be, by the investor within the time limits prescribed by applicable securities legislation.

Ontario

Section 130.1 of the Securities Act (Ontario) (the “OSA”) provides that every purchaser of securities pursuant to an offering memorandum (such as this Exchange Offer Terms Summary) shall have a statutory right of action for damages or rescission against the issuer and any selling security holder in the event that the offering memorandum contains a Misrepresentation. A purchaser who purchases securities offered by the offering memorandum during the period of distribution has, without regard to whether the purchaser relied upon the Misrepresentation, a right of action for damages or, alternatively, while still the owner of the securities, for rescission against the issuer and any selling security holder provided that: in an action for damages or rescission, the issuer will not be liable if it proves that the holder acquired the Exchange Securities with knowledge of the Misrepresentation;

(a)	if the purchaser exercises its right of rescission, it shall cease to have a right of action for damages as against the issuer and the selling security holders, if any;

(b)	the issuer and the selling security holders, if any, will not be liable if they prove that the purchaser purchased the securities with knowledge of the Misrepresentation;

(c)

the issuer and the selling security holders, if any, will not be liable for all or any portion of damages that it proves do not represent the depreciation in value of the securities as a result of the Misrepresentation relied upon; and

(d)	in no case shall the amount recoverable exceed the price at which the securities were offered.

Section 138 of the OSA provides that no action shall be commenced to enforce these rights more than:

(a)	in the case of an action for rescission, 180 days after the date of the transaction that gave rise to the cause of action; or

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(b)	in the case of an action for damages, the earlier of:

(i) 180 days after the date that the purchaser first had knowledge of the facts giving rise to the cause of action; or

(ii) three years after the date of the transaction that gave rise to the cause of action.

Where this Exchange Offer Terms Summary is delivered to a holder to whom the Exchange Securities are distributed, this right of action is applicable unless the holder is:

(a)	a Canadian financial institution or a Schedule III bank (each as defined in NI 45-106);

(b)	the Business Development Bank of Canada incorporated under the Business Development Bank of Canada Act (Canada); or

(c)

a subsidiary of any person referred to in paragraphs (a) or (b) above, if the person owns all of the voting securities of the subsidiary, except the voting securities required by law to be owned by the directors of the subsidiary.

The foregoing summary is subject to the express provisions of the securities legislation referred to above and the rules, regulations and other instruments thereunder, and reference is made to the complete text of such provisions. Such provisions may contain limitations and statutory defences on which the Issuer, if any, may rely.

The rights of action for damages or rescission discussed above are in addition to, and without derogation from, any other right or remedy which purchasers may have at law.

Manitoba

By acquiring the Exchange Securities, holders resident in Manitoba, are entitled to a statutory right of action for damages or rescission in circumstances where this Exchange Offer Terms Summary or an amendment hereto contains a Misrepresentation, which rights are similar, but not identical, to the rights provided to residents of Ontario who acquire Exchange Securities. The statutory rights of action for damages or rescission are in addition to and do not derogate from any other right the purchaser may have at law.

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Exhibit B

Exchange Agreement

EXCHANGE AGREEMENT

by and among

XEROX CORPORATION,

XEROX HOLDINGS CORPORATION,

THE OTHER GUARANTORS PARTY HERETO

and

THE EXCHANGING HOLDERS PARTY HERETO

[•], 2026

TABLE OF CONTENTS

ARTICLE I DEFINED TERMS		2
1.01	Defined Terms	2
1.02	Terms Generally	5
1.03	Times of Day	6

ARTICLE II THE EXCHANGE		6
2.01	The Exchange	6

ARTICLE III TERMS OF THE NEW 1L EXCHANGE NOTES		7
3.01	New 1L Exchange Notes Indenture	7

ARTICLE IV CLOSING; CONDITIONS		7
4.01	Closing	7
4.02	Exchanging Holder Closing Conditions	9
4.03	Issuer, Holdings and Subsidiary Guarantor Closing Conditions	10

ARTICLE V REPRESENTATIONS AND WARRANTIES OF XEROX CORP AND HOLDINGS		11
5.01	Good Standing of Xerox Corp, Holdings and the Subsidiary Guarantors	11
5.02	Capital Stock	11
5.03	New 1L Exchange Notes Indenture	11
5.04	The New 1L Exchange Notes	12
5.05	The Exchange Common Stock	12
5.06	Absence of Further Requirements	12
5.07	Absence of Defaults and Conflicts Resulting from the Transactions	13
5.08	Authorization of this Agreement	13
5.09	Class of Securities Not Listed	13
5.10	No Registration	13
5.11	No General Solicitation; No Directed Selling Efforts	14
5.12	SEC Reports	14
5.13	S-3 Eligibility	14
5.14	Investment Company Act	14
5.15	No Material Adverse Effect	14
5.16	No Proceedings	14
5.16	Rule 14e-1	14
5.18	Anti-Bribery	14
5.19	Money Laundering Laws	15
5.20	OFAC; Sanctions	15

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE EXCHANGING HOLDERS		15
6.01	Title to the Exchanged Notes	15
6.02	Nature of Purchase	16
6.03	No Registration	16
6.04	Power and Authority	16

i

6.05	Authorization	16
6.06	No Conflicts	17
6.07	Governmental Consents	17
6.08	Information	17
6.09	Investment Experience	17
6.10	No General Solicitation	18
6.11	Finder’s Fees	18
6.12	Source of Funds	18
6.13	Canadian Status Representation	19
6.14	OFAC; Sanctions	19

ARTICLE VII COVENANTS		19
7.01	DTC Eligibility	19
7.02	Stock	19
7.03	Rule 144	19
7.04	Legend Removal	19
7.05	Registration Statement.	20
7.06	Tax Matters.	21
7.07	Indemnification.	22

ARTICLE VIII EXPENSES		23
8.01	Expenses	23

ARTICLE IX MISCELLANEOUS		24
9.01	Amendments, Consents and Waivers	24
9.02	Notices	24
9.03	Binding Effect; Counterparts	25
9.04	Successors and Assigns	25
9.05	Applicable Law	25
9.06	Entire Agreement	26
9.07	Severability	26
9.08	Headings	26
9.09	Several Obligations of the Exchanging Holders	26
9.10	No Personal Liability	26
9.11	Termination	27
9.12	Specific Performance	27
9.13	Confidentiality of Holder Information	27

ARTICLE X REPRESENTATIONS AND WARRANTIES OF INVESTMENT ADVISOR OR MANAGER		27
10.01	Authority	27

Schedules

Schedule I – Schedule of Subsidiary Guarantors

Schedule II – Schedule of Exchanging Holders of 2028 Notes

Schedule III – Withdrawal and Delivery Information

Schedule IV – Canadian Representation Letter

Exhibits

Exhibit A – Form of Indenture

Exhibit B – Forms of U.S. Collateral Agreements

Exhibit C – Forms of Intercreditor Documents

Exhibit D – Form of Selling Stockholder Questionnaire

EXCHANGE AGREEMENT

THIS EXCHANGE AGREEMENT (this “Agreement”) is dated as of [•], 2026, by and among Xerox Corporation, a New York corporation (“Xerox Corp”), Holdings Corporation, a New York corporation (“Holdings”), the other guarantors listed on Schedule I hereto (each a “Subsidiary Guarantor” and, together with Holdings, the “Guarantors”) and each of the undersigned (i) beneficial or legal holder of the 2028 Notes (as defined below) or (ii) investment advisor, sub-advisor or manager (each, an “Investment Advisor or Manager”) to a beneficial or legal holder or holders of (and in such capacity having the power to direct the voting and disposition of the Exchanged Notes (as defined below) held by such holder(s)), such persons beneficially or legally holding such 2028 Notes being listed on Schedule II hereto (the “Exchanging Holders” and each, an “Exchanging Holder”). Terms used but not defined herein shall have the meanings ascribed to such terms in the Indenture (as defined below).

W I T N E S S E T H

WHEREAS, Xerox Corp has duly authorized the issuance of up to $130,266,000 aggregate principal amount of its 10.250% Senior Secured First Lien Notes (2026 Issue) due 2030 (the “New 1L Exchange Notes”) pursuant to an Indenture to be dated as of the Settlement Date (as defined below) (as amended, supplemented or otherwise modified from time to time, the “New 1L Exchange Notes Indenture”), among Xerox Corp, the Guarantors and U.S. Bank Trust Company, National Association, as trustee (in such capacity, the “New 1L Exchange Notes Trustee”) and as collateral agent (in such capacity, the “New 1L Exchange Notes Collateral Agent”), a form of which is attached hereto as Exhibit A;

WHEREAS, the Exchanging Holders collectively beneficially own $173,679,000 aggregate principal amount of Holdings’ 5.500% Senior Notes due 2028 (the “2028 Notes”), issued pursuant to the Indenture, dated as of August 6, 2020 (as amended, supplemented or otherwise modified to the date hereof, the “2028 Notes Indenture”), among Holdings, as issuer, Xerox Corp, as guarantor, the other guarantors party thereto and U.S. Bank Trust Company, National Association (as successor to U.S. Bank National Association), as trustee (in such capacity, the “2028 Notes Trustee”);

WHEREAS, the Exchanging Holders, the other Consenting Holders (as defined below), Xerox Corp, Holdings and the Subsidiary Guarantors are party to that certain Exchange Support Agreement, dated as of October 29, 2026 (the “Exchange Support Agreement”), pursuant to which and on the terms and conditions therein, the Consenting Holders agreed to validly deliver 2028 Notes beneficially owned by such Consenting Holders for (i) New 1L Exchange Notes, (ii) cash representing accrued and unpaid interest on the 2028 Notes and (iii) (x) common stock, par value $1.00 per share, of Holdings (the “Exchange Common Stock”), or (y) in the case of any Exchanging Holder that is not able to hold equity, an additional principal amount of New 1L Exchange Notes (clauses (i) through (iii) collectively, the “Exchange Consideration”) in the Exchange Offer (as defined below);

WHEREAS, on October 29, 2026, Xerox Corp and Holdings commenced an exchange offer (the “Exchange Offer”) solely to Eligible Holders (which include the Exchanging Holders), as defined in the Exchange Offer Terms Summary attached as Exhibit A to the Exchange Support Agreement (the “Offer Summary”), for such Eligible Holders to exchange 2028 Notes for the Exchange Consideration;

WHEREAS, Xerox Corp, Holdings and each of the Subsidiary Guarantors have duly authorized the execution, delivery and performance of this Agreement and the other Transaction Documents (as defined below).

NOW, THEREFORE, in consideration of the mutual promises made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

DEFINED TERMS

1.01 Defined Terms. For the purposes of this Agreement, the following terms have the meanings set forth below.

“2028 Notes” shall have the meaning set forth in the recitals to this Agreement.

“2028 Notes Indenture” shall have the meaning set forth in the recitals to this Agreement.

“2028 Notes Trustee” shall have the meaning set forth in the recitals to this Agreement.

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Authorization” shall have the meaning set forth in Section 5.07.

“Business Day” means any day that is not a Saturday, a Sunday, or a day on which banks are authorized or required by law to be closed in the City of New York.

“Closing” shall have the meaning set forth in Section 4.01.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and rules and regulations related thereto.

“Collateral” means all property and assets of Xerox Corp, Holdings and the Subsidiary Guarantors that are required to secure the New 1L Exchange Notes and the Guarantees pursuant to the terms of the Indenture or the Collateral Documents.

“Collateral Documents” means any security documents or any agreement, document or instrument granting or perfecting a security interest in any property or assets of Xerox Corp, Holdings or the Subsidiary Guarantors to secure the New 1L Exchange Notes or the Guarantees or under which rights or remedies with respect to any such liens are governed.

“Companies” shall have the meaning set forth in the Exchange Support Agreement.

“Consenting Holders” shall have the meaning set forth in the Exchange Support Agreement.

“Designated Affiliate” shall have the meaning set forth in Section 2.01(b).

“DTC” means the Depository Trust Company.

“Eligible Holders” shall have the meaning set forth in the Offer Summary.

“Enforceability Exceptions” shall have the meaning set forth in Section 5.03.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange” shall have the meaning set forth in Section 2.01.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Exchange Common Stock” shall have the meaning set forth in the recitals to this Agreement.

“Exchange Consideration” shall have the meaning set forth in the recitals to this Agreement.

“Exchange Documentation” means, collectively, this Agreement, the Exchange Support Agreement, the Term Loan Credit Agreement Amendment, and the Supplemental Indenture (each as defined in the Exchange Support Agreement), and all definitive documentation governing, or related to, the Exchange, the Exchanged Notes and the New 1L Exchange Notes, including all exchange agreements, consent agreements, indentures, security agreements, pledge agreements, certificates, instruments and other agreements.

“Exchange Offer” shall have the meaning set forth in the recitals to this Agreement.

“Exchange Support Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Exchanged Notes” means, collectively, the principal amounts of the 2028 Notes beneficially owned by Exchanging Holders to be exchanged pursuant to this Agreement.

“Exchanging Holder(s)” shall have the meaning set forth in the preamble to this Agreement.

“Global Notes” shall have the meaning set forth in the Indenture or the 2028 Notes Indenture, as applicable.

“Guarantees” means the guarantees provided by the Guarantors pursuant to the Indenture.

“Guarantors” shall have the meaning set forth in the preamble to this Agreement.

“Holdings” shall have the meaning set forth in the preamble to this Agreement.

“Indemnified Party” shall have the meaning set forth in Section 7.07(b).

“Indemnified Person” shall have the meaning set forth in Section 7.07(a).

“Intercreditor Documents” means each intercreditor agreement or intercreditor agreement joinder entered into in connection with the New 1L Exchange Notes. The forms of such Intercreditor Documents are attached as Exhibit C hereto; provided that the forms of the intercreditor agreement joinders included in Exhibit C may include such modifications or additional provisions as the Companies and the Required Consenting Holders agree are necessary or prudent to effectuate the intent of the applicable intercreditor agreement under the laws of any jurisdiction in which any Guarantor is organized or in which any Collateral is located or held.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Lien” shall have the meaning set forth in Section 5.02.

“Losses” shall have the meaning set forth in Section 7.07(a).

“Material Adverse Effect” shall have the meaning set forth in Section 5.01.

“Money Laundering Laws” shall have the meaning set forth in Section 5.19.

“New 1L Exchange Notes” shall have the meaning set forth in the recitals to this Agreement.

“New 1L Exchange Notes Collateral Agent” shall have the meaning set forth in the recitals to this Agreement.

“New 1L Exchange Notes Indenture” shall have the meaning set forth in the recitals to this Agreement.

“New 1L Exchange Notes Trustee” shall have the meaning set forth in the recitals to this Agreement.

“OFAC” shall have the meaning set forth in Section 5.20.

“Offer Summary” shall have the meaning set forth in the recitals to this Agreement.

“Outside Date” shall have the meaning given in the Exchange Support Agreement.

“Permitted Liens” shall have the meaning given in the New 1L Exchange Notes Indenture.

“Person” means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or governmental entity.

“Public Filings” means Xerox Corp’s and Holdings’ annual report on Form 10-K for the fiscal year ended December 31, 2025, each subsequently filed quarterly report on Form 10-Q and current report on Form 8-K and all other documents filed by Xerox Corp and Holdings with the SEC from January 1, 2026 under Section 13(a), 13(c), 14 and 15(d) of the Exchange Act to the Settlement Date.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Related Parties” means, with respect to any entity or Person, (A) such entity or Person, (B) such entity or Person’s predecessors, successors, assigns, current and former direct or indirect shareholders, subsidiaries, affiliates, affiliated investment funds or investment vehicles, managed or advised accounts, funds or other entities, and investment advisers, sub-advisors, or managers; (C) with respect to each of the foregoing in clauses (A) and (B), such entity or Person’s current and former directors, officers, principals, members, partners (including limited partners and general partners), employees, trustees, advisory board members, management companies, investment bankers, financial advisors, restructuring advisors, accountants, attorneys, actuaries, agents, representatives, and other consultants and professional advisors; and (D) with respect to each of the foregoing in clauses (A) through (C), such entity or Person’s respective heirs, executors, estates, servants and nominees.

“Required Consenting Holders” shall have the meaning set forth in the Exchange Support Agreement.

“Resale Registration Statement” shall have the meaning set forth in Section 7.05(a).

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Sanctions” shall have the meaning set forth in Section 5.20.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Settlement Date” shall have the meaning set forth in Section 4.01.

“Subsidiary Guarantor” shall have the meaning set forth in the preamble to this Agreement.

“Transaction Documents” shall have the meaning set forth in Section 5.06.

“Transfer Agent” means Computershare Inc.

“U.S. Collateral Documents” means any Collateral Documents other than any Collateral Documents governed by the laws of a jurisdiction other than the United States or any state thereof. The forms of such U.S. Collateral Documents are attached as Exhibit B hereto.

“Xerox Corp” shall have the meaning set forth in the preamble to this Agreement.

1.02 Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement unless the context shall otherwise require. All references herein to Articles, Sections, paragraphs, clauses, subclauses, Exhibits and Schedules shall be deemed references to Articles, Sections, paragraphs, clauses and subclauses of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.

1.03 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to United States Eastern time (daylight or standard, as applicable).

ARTICLE II

THE EXCHANGE

2.01 The Exchange. On the basis of the representations, warranties, covenants and agreements and subject to the terms and conditions set forth herein:

(a) At the Closing, each Exchanging Holder shall effect through DTC, in accordance with the applicable procedures of DTC and the terms of the 2028 Notes Indenture, the delivery to Holdings (or to its designee (which may be the 2028 Notes Trustee) for the benefit of Holdings) the Exchanged Notes held by such Exchanging Holder in the principal amount specified on Schedule II hereof under the heading “Principal Amount of 2028 Notes Exchanged”, and Holdings shall cause such Exchanged Notes to be cancelled or the amount outstanding under the Global Notes representing the Exchanged Notes to be decreased by the respective amounts of Exchanged Notes delivered; and

(b) at the Closing, in exchange for the Exchanged Notes, (i) Xerox Corp shall issue or pay to each Exchanging Holder (or, at such Exchanging Holder’s written direction as set forth on Schedule III hereof, to another fund or account that is managed or advised by, or beneficially owned by, such Exchanging Holder or its investment manager (a “Designated Affiliate”)), and each of the Exchanging Holders shall accept from Xerox Corp, the corresponding principal amount of New 1L Exchange Notes specified on Schedule II hereof under the heading “Principal Amount of the New 1L Exchange Notes Received” and cash representing accrued and unpaid interest on the Exchanged Notes, if any, since August 15, 2026, the last date on which interest has been paid on the 2028 Notes, to, but not including, the Settlement Date, specified on Schedule II hereof under the heading “Accrued and Unpaid Interest on the Exchanged Notes” and (ii) Holdings shall issue to each Exchanging Holder (or its Designated Affiliate as specified on Schedule II hereof), the corresponding number of shares of Exchange Common Stock (if any) specified on Schedule II hereof under the heading “Shares of Exchange Common Stock Received,” which shall be issued in book-entry form in accordance with procedures of the Transfer Agent. Notwithstanding the foregoing, in the case of any Exchanging Holder that is not able to hold equity due to prohibitions or limitations set forth in its constating or organizational documentation, applicable law or regulation, or beneficial ownership or similar limitations (including any limitation that would result in such Exchanging Holder, together with its affiliates, beneficially owning in excess of 9.9% of the outstanding common stock of Holdings), such Exchanging Holder shall receive, in lieu of the shares of Exchange Common Stock that it would otherwise receive hereunder, an additional principal amount of New 1L Exchange Notes equal to $60.0 principal amount of New 1L Exchange Notes for each $1,000 principal amount of Exchanged Notes, and Schedule II shall reflect such additional New 1L Exchange Notes for such Exchanging Holder under the heading “Principal Amount of the New 1L Exchange Notes Received” and no shares of Exchange Common Stock.

(c) The obligations of the Exchanging Holders to exchange, sell and/or deliver their Exchanged Notes hereunder are several and not joint, and no Exchanging Holder shall have any liability to any Person for the performance or non-performance by any other Exchanging Holder in connection therewith; provided, however, that if any Exchanging Holder defaults on its obligations to sell and/or deliver the Exchanged Notes that it has agreed to exchange hereunder, (a) Xerox Corp or Holdings shall have the right to terminate this Agreement solely as to such defaulting Exchanging Holder without any liability on their or the Subsidiary Guarantors’ part or the part of the non-defaulting Exchanging Holders, and this Agreement shall remain in full force and effect as to each other party hereto and (b) in the event that non-breaching holders fail to hold at least $50.0 million in Exchanged Notes, each non-breaching holder may terminate this Agreement as to itself. Nothing contained herein shall relieve a defaulting Exchanging Holder of any liability it may have to Xerox Corp, Holdings, the Subsidiary Guarantors or any non-defaulting Exchanging Holder for damages caused by its default.

(d) The parties intend that, from and after the Closing, each Exchanging Holder’s interest in the Exchanged Notes shall pass to Holdings and the New 1L Exchange Notes (as set forth on Schedule II hereof) shall be issued to such Exchanging Holder, regardless of whether the Exchanged Notes shall have been delivered to Holdings, or the New 1L Exchange Notes delivered to the Exchanging Holder, in each case, through the facilities of DTC, on the Settlement Date, including due to any mechanical or administrative delay (including with respect to any actions to be taken involving DTC or any DTC participant or the 2028 Notes Trustee or New 1L Exchange Notes Trustee).

The transactions described above in clauses (a) and (b) are collectively referred to in this Agreement as the “Exchange.”

ARTICLE III

TERMS OF THE NEW 1L EXCHANGE NOTES

3.01 New 1L Exchange Notes Indenture. The New 1L Exchange Notes shall be issued pursuant to, and be in the form prescribed by, the New 1L Exchange Notes Indenture. The New 1L Exchange Notes to be received upon the Exchange hereunder by each Exchanging Holder will be represented by one or more Global Notes which will be deposited by or on behalf of Xerox Corp with the New 1L Exchange Notes Trustee as custodian for DTC and registered in the name of Cede & Co. as nominee for DTC.

ARTICLE IV

CLOSING; CONDITIONS

4.01 Closing.

(a) The closing of the Exchange described in Section 2.01 (the “Closing”) shall take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, NY 10017 at 9:00 a.m. New York City time (or such other place or time as may be agreed to by Xerox Corp and the Required Consenting Holders) on the first Business Day following the Early Exchange Deadline (as defined in the Offer Summary), or such other date as Xerox Corp and the Required Consenting Holders may agree, but in no event later than the Outside Date (the time and date of such Closing are called the “Settlement Date”).

(b) At the Closing, each Exchanging Holder on Schedule II hereto shall deliver, or cause to be delivered through the facilities of DTC, to Holdings (or to its designee (which may be the 2028 Notes Trustee) for the benefit of Holdings), its Exchanged Notes as set forth opposite the name of such Exchanging Holder on Schedule II hereof under the heading “Principal Amount of the 2028 Notes Exchanged,” in accordance with the information set forth under “DWAC Withdrawal Details (2028 Notes)” in Schedule III.

(c) At the Closing, (x) Xerox Corp shall deliver, or cause to be delivered, the New 1L Exchange Notes to such Exchanging Holder (or its Designated Affiliate as specified on Schedule II hereof) as set forth opposite the name of such Exchanging Holder on Schedule II hereof under the heading “Principal Amount of the New 1L Exchange Notes Received”, by causing DTC (or the New 1L Exchange Notes Trustee as custodian for DTC) to credit, in each case, the account or accounts of participants of DTC designated by such Exchanging Holders in the applicable principal amounts (in minimum denominations of $2,000 and integral multiples of $1,000 principal amount in excess thereof), (y) Xerox Corp shall pay by wire transfer of immediately available funds to the account or accounts designated by such Exchanging Holders in writing (“Wire Instructions”), the amount of cash representing accrued and unpaid interest on the Exchanged Notes, if any, since October 15, 2026, the last date on which interest has been paid on the 2028 Notes, to, but not including, the Settlement Date, specified on Schedule II hereof under the heading “Accrued and Unpaid Interest on the Exchanged Notes” and (z) Holdings shall issue to such Exchanging Holder (or its Designated Affiliate as specified on Schedule II hereof), the number of shares of Exchange Common Stock (if any) as set forth opposite the name of such Exchanging Holder on Schedule II hereof under the heading “Shares of Exchange Common Stock Received”, by causing the Transfer Agent to register such shares of Exchange Common Stock in book-entry form in the name of such Exchanging Holder (or its Designated Affiliate as specified on Schedule II hereof).

(d) The Global Notes representing the New 1L Exchange Notes shall be made available for inspection on the Business Day preceding the Settlement Date at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, NY 10017 (or such other place as may be agreed to by Xerox Corp and the Exchanging Holders).

(e) Xerox Corp and Holdings shall deliver to the Exchanging Holders and the Exchanging Holders shall deliver to Xerox Corp and Holdings the other instruments and documents required to be delivered to them pursuant to the provisions of Section 4.02 and Section 4.03, respectively.

(f) Effective following the Closing, Holdings shall instruct the 2028 Notes Trustee to cancel all Exchanged Notes delivered in the Exchange and deliver or cause to be delivered to the 2028 Notes Trustee associated documentation required to cancel such Exchanged Notes under the 2028 Notes Indenture.

4.02 Exchanging Holder Closing Conditions. The obligation of each Exchanging Holder to exchange the Exchanged Notes for the New 1L Exchange Notes and the Exchange Common Stock on the Settlement Date is subject at the time of the Exchange solely to the satisfaction or waiver in accordance with Section 9.01 of the following conditions:

(a) New 1L Exchange Notes Indenture; Global Notes. The New 1L Exchange Notes Indenture and the Global Notes representing the New 1L Exchange Notes shall have been entered into by the parties thereto and be in full force and effect. The Exchanging Holders (or their counsel) shall have received duly executed copies of the New 1L Exchange Notes Indenture and Global Notes representing the New 1L Exchange Notes, to be dated as of the Settlement Date.

(b) Officer’s Certificate. The Exchanging Holders shall have received a certificate, signed by the chief executive officer, the president, any vice president or the chief financial officer of each of Xerox Corp and Holdings, to be dated as of the Settlement Date, stating that the conditions specified in Section 4.02(c), (f), (g) and (h) have been fulfilled.

(c) Performance. Xerox Corp, Holdings and each Subsidiary Guarantor shall have performed and complied with all the agreements and satisfied all the conditions on their part to be performed or satisfied pursuant to this Agreement at or prior to the Settlement Date, in each case, in all material respects.

(d) DTC Eligibility. The New 1L Exchange Notes shall be eligible for clearance and settlement through DTC.

(e) Accrued and Unpaid Interest. The Exchanging Holders shall have received payment in cash for all accrued and unpaid interest in respect of the Exchanged Notes pursuant to Section 4.01(c)(y) hereof.

(f) Representations and Warranties. The representations and warranties of (i) Xerox Corp and Holdings set forth in Article V hereof and (ii) the Companies set forth in Section 12 of the Exchange Support Agreement, shall be true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, in all respects) as of the date hereof and as of the Settlement Date.

(g) No Material Adverse Effect. Since the date hereof, there shall not have occurred any event, change or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(h) Proposed Amendments. The Term Loan Credit Agreement Amendment and the Supplemental Indenture shall have become effective, or shall become effective concurrently with the Closing, in each case in the forms attached to the Exchange Support Agreement (or as otherwise modified in accordance therewith).

(i) Collateral Documents; Intercreditor Agreements. The Collateral Documents and the Intercreditor Documents required by the New 1L Exchange Notes Indenture shall have been duly executed and delivered by the parties thereto and be in full force and effect and acceptable to the Required Consenting Holders; all filings necessary to perfect the Liens on the Collateral securing the New 1L Exchange Notes shall have been made (subject to a 60-day post-Closing period for Collateral Documents that do not constitute U.S. Collateral Documents).

(j) Exchange Support Agreement. Each condition to the obligations of the Consenting Holders set forth in the Exchange Support Agreement shall have been satisfied or waived in accordance with the terms thereof, and the Exchange Support Agreement shall be in full force and effect with respect to such Exchanging Holder and the Companies.

(k) No Injunction. No order, injunction or ruling of any governmental authority or court of competent jurisdiction shall be in effect that enjoins, prevents or prohibits the Exchange.

(l) Opinion of Counsel. The Exchanging Holders shall have received a written opinion, dated as of the Settlement Date, of Simpson Thacher & Bartlett LLP, as counsel for Xerox Corp, Holdings, and the Subsidiary Guarantors, in form and substance reasonably satisfactory to the Exchanging Holders (including in respect of corporate authority, enforceability, and validity and perfection of U.S. collateral).

4.03 Issuer, Holdings and Subsidiary Guarantor Closing Conditions. The obligation of Xerox Corp, Holdings and the Subsidiary Guarantors to exchange the New 1L Exchange Notes and Exchange Common Stock for the Exchanged Notes of any Exchanging Holder on the Settlement Date is subject at the time of such Exchange solely to the satisfaction or waiver in accordance with Section 9.01 of the following conditions:

(a) New 1L Exchange Notes Indenture. The New 1L Exchange Notes Indenture shall have been entered into by the New 1L Exchange Notes Trustee and the New 1L Exchange Notes Collateral Agent and be in full force and effect.

(b) Selling Stockholder Questionnaire. Such Exchanging Holder (or its Designated Affiliate as specified on Schedule II hereof) receiving Exchange Common Stock shall have delivered a duly executed and completed Selling Stockholder Questionnaire to Holdings, in the form attached hereto as Exhibit D.

(c) Wire Instructions. Such Exchanging Holder shall have delivered Wire Instructions to Xerox Corp, in the form specified by Xerox Corp, together with a properly completed and duly executed IRS Form W-9 or applicable IRS Form W-8 of such Exchanging Holder (and of any Designated Affiliate receiving consideration hereunder).

(d) Exchange Support Agreement. Each condition to the obligations of the Companies set forth in the Exchange Support Agreement shall have been satisfied or waived in accordance with the terms thereof, and the Exchange Support Agreement shall be in full force and effect with respect to such Exchanging Holder and the Companies.

(e) Performance. Such Exchanging Holder shall have performed and complied with all the agreements and satisfied all the conditions on their part to be performed or satisfied pursuant to this Agreement at or prior to the Settlement Date, in each case, in all material respects.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF XEROX CORP AND HOLDINGS

Xerox Corp and Holdings, jointly and severally, represent and warrant to, and agree with each Exchanging Holder that as of the date hereof and as of the Settlement Date:

5.01 Good Standing of Xerox Corp, Holdings and the Subsidiary Guarantors. Each of Xerox Corp, Holdings and the Subsidiary Guarantors (i) has been duly incorporated or formed, as the case may be, is validly existing as a corporation, limited liability company or limited partnership, as the case may be, in good standing under the laws of its jurisdiction of incorporation or organization and has the corporate power, or its equivalent in the case of a limited partnership or limited liability company, and authority to carry on its business as described in the Public Filings and to own, lease and operate its properties; and (ii) is duly qualified and is in good standing as a foreign corporation, limited liability company or limited partnership, as the case may be, authorized to do business in each jurisdiction in which the nature of its business or its ownership or leasing of property requires such qualification, except in the case of clause (ii) where the failure to be so qualified would not have a material adverse effect on the business, prospects, financial condition or results of operations of Holdings and its subsidiaries, taken as a whole (a “Material Adverse Effect”).

5.02 Capital Stock. All outstanding shares of capital stock of Holdings have been duly authorized and validly issued and are fully paid, nonassessable and not subject to any preemptive or similar rights. All of the outstanding shares of capital stock of each of Holdings’ direct and indirect subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable and such shares that are owned by Holdings are owned by Holdings, directly or indirectly through one or more subsidiaries, free and clear of any security interest, claim, lien, encumbrance or adverse interest of any nature (each, a “Lien”) other than Liens securing obligations under (A) the New 1L Exchange Notes and the Guarantees, (B) Liens described in the Public Filings and (C) Permitted Liens. Holdings common stock is registered under Section 12(b) of the Exchange Act and listed on The Nasdaq Stock Market LLC (“Nasdaq”), Holdings has not received any notice of delisting or non-compliance with continued listing standards that remains unresolved, and no order preventing or suspending trading in any securities of Holdings has been issued or, to the knowledge of Holdings, is pending or threatened. Holdings has taken no action designed to, or reasonably expected to have the effect of, terminating the registration of the shares of common stock under the Exchange Act or delisting the shares of common stock from Nasdaq.

5.03 New 1L Exchange Notes Indenture. The New 1L Exchange Notes Indenture has been duly authorized, and, on the Settlement Date, will be executed and delivered by Xerox Corp, Holdings and each Subsidiary Guarantor, and, assuming that the New 1L Exchange Notes Indenture is a valid and binding obligation of the New 1L Exchange Notes Trustee and the New 1L Exchange Notes Collateral Agent, the New 1L Exchange Notes Indenture will be a valid and binding agreement of Xerox Corp, Holdings and each Subsidiary Guarantor, enforceable against Xerox Corp, Holdings and each Subsidiary Guarantor in accordance with its terms except as the enforceability thereof may be limited by the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing (the “Enforceability Exceptions”). As of the Closing, no default or Event of Default (as such term is defined in the respective document) under the New 1L Exchange Notes Indenture, the 2028 Notes Indenture, the Term Loan Credit Agreement (as defined in the Exchange Support Agreement) or the Existing First Lien Indenture (as defined in the Exchange Support Agreement) shall exist and/or be continuing.

5.04 The New 1L Exchange Notes. The New 1L Exchange Notes have been duly authorized and, on the Settlement Date, will have been validly executed and delivered by Xerox Corp. When the New 1L Exchange Notes have been issued, executed and authenticated in accordance with the provisions of the New 1L Exchange Notes Indenture and delivered to the Exchanging Holders in exchange for the applicable Exchanged Notes in accordance with the terms of this Agreement, the New 1L Exchange Notes will be entitled to the benefits of the New 1L Exchange Notes Indenture, and will be valid and binding obligations of Xerox Corp, enforceable in accordance with their terms except as the enforceability thereof may be limited by the Enforceability Exceptions. The New 1L Exchange Notes and the Guarantees will be secured by the same collateral and guaranteed by the same guarantors as Xerox Corp’s Existing First Lien Notes (as defined in the Exchange Support Agreement).

5.05 The Exchange Common Stock. The Exchange Common Stock has been duly authorized and, on the Settlement Date, when issued to the Exchanging Holders in exchange for the applicable Exchanged Notes in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable and not subject to any pre-emptive rights.

5.06 Absence of Further Requirements. The execution, delivery and performance of this Agreement, the New 1L Exchange Notes Indenture, the New 1L Exchange Notes and the other Exchange Documentation (collectively, the “Transaction Documents”) by Xerox Corp, Holdings and each of the Subsidiary Guarantors, as applicable, compliance by Xerox Corp, Holdings and each of the Subsidiary Guarantors, as applicable, with all provisions hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not require any consent, approval, authorization or other order of, or qualification with, any court or governmental body or agency except for (i) such filings or consents as may be required under the applicable United States securities or Blue Sky laws of the various states, (ii) such filings as may be required under applicable Canadian securities laws in each of the Private Placement Provinces, including the filing of reports of exempt distribution on Form 45-106F1 (and the payment of related fees) with, and the delivery of any offering memorandum to the extent required to, the applicable securities regulatory authorities in each of the Private Placement Provinces, and (iii) the filing of UCC-1s or UCC-3s, as applicable, the recording of any mortgages or deeds of trust, and any other filing or recording necessary to perfect the interest in the Collateral pursuant to the Collateral Documents and the entry into and effectiveness of the Exchange Documentation. Assuming the accuracy of the representations and warranties set forth in Article VI, the transactions contemplated hereby (including the issuance of the Exchange Common Stock) do not require any vote of the stockholders of Holdings under applicable law, the rules of Nasdaq (including Nasdaq Listing Rule 5635), or the organizational documents of Holdings.

5.07 Absence of Defaults and Conflicts Resulting from the Transactions. The execution, delivery and performance of the Transaction Documents by Xerox Corp and each of the Guarantors, as applicable, compliance by Xerox Corp and each of the Guarantors with all provisions hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not (i) conflict with or constitute a breach of any of the terms or provisions of, or a default under, the charter, by-laws or other organizational documents of Xerox Corp or any Guarantor or any indenture, loan agreement, mortgage, lease or other agreement or instrument that is material to Xerox Corp or Holdings and their subsidiaries, taken as a whole, to which Xerox Corp or the Guarantors are a party or by which Xerox Corp or the Guarantors or their respective property is bound, (ii) violate or conflict with any applicable law or any rule, regulation, judgment, order or decree of any court or any governmental body or agency having jurisdiction over Xerox Corp, Holdings or any of their subsidiaries or their respective property, (iii) result in the imposition or creation of (or the obligation to create or impose) a Lien under, any agreement or instrument to which Xerox Corp, Holdings or any of their subsidiaries is a party or by which Xerox Corp, Holdings or any of their subsidiaries or their respective property is bound, other than as contemplated by the Transaction Documents, or (iv) result in the termination, suspension or revocation of permits, licenses, consents, exemptions, franchises, authorizations and other approvals (each, an “Authorization”) of Xerox Corp, Holdings or any of their subsidiaries or result in any other impairment of the rights of the holder of any such Authorization, except (A) in the case of clauses (ii), (iii) and (iv), for such conflicts, breaches, defaults, liens, charges, encumbrances, impositions, terminations, suspensions or revocations that would not, singly or in the aggregate, have a Material Adverse Effect and (B) in the case of clause (i), after giving effect to the entry into and the effectiveness of the Exchange Documentation, including effectiveness of the Proposed Amendments.

5.08 Authorization of this Agreement. This Agreement has been duly authorized, executed and delivered by Xerox Corp, Holdings and each Subsidiary Guarantor and is the valid and binding obligation of Xerox Corp, Holdings and each Subsidiary Guarantor, enforceable against Xerox Corp, Holdings and each Subsidiary Guarantor in accordance with the terms hereof except as the enforceability thereof may be limited by the Enforceability Exceptions.

5.09 Class of Securities Not Listed. When the New 1L Exchange Notes and the Guarantees are issued and delivered pursuant to this Agreement, none of the New 1L Exchange Notes or the Guarantees will be of the same class (within the meaning of Rule 144A) as any security of Xerox Corp or Holdings that is listed on a national securities exchange registered under Section 6 of the Exchange Act or that is quoted in a United States automated inter-dealer quotation system.

5.10 No Registration. No registration under the Securities Act of the New 1L Exchange Notes, the Guarantees or the Exchange Common Stock is required for the issuance of the New 1L Exchange Notes, the Guarantees or the Exchange Common Stock to the Exchanging Holders in the Exchange in the manner contemplated by this Agreement, assuming the accuracy of the Exchanging Holders’ representations and warranties and agreements set forth in Article VI hereof; and it is not necessary to qualify the New 1L Exchange Notes Indenture in respect of the New 1L Exchange Notes under the Trust Indenture Act of 1939, as amended.

5.11 No General Solicitation; No Directed Selling Efforts. Neither Xerox Corp, Holdings nor any Subsidiary Guarantor, nor any of their respective affiliates, nor any person acting on its or their behalf (i) has, within the six-month period prior to the Settlement Date, offered or sold in the United States or to any U.S. person (as such terms are defined in Regulation S under the Securities Act) the New 1L Exchange Notes or any security of the same class or series as the New 1L Exchange Notes or (ii) has offered or will offer or sell the New 1L Exchange Notes (A) in the United States by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) or (B) by means of any directed selling efforts within the meaning of Rule 902(c) of Regulation S.

5.12 SEC Reports. Holdings has timely filed all reports required to be filed by it with the SEC under the Exchange Act since January 1, 2026, and such reports complied in all material respects with the Exchange Act when filed and did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.13 S-3 Eligibility. Holdings is eligible to register the resale of all shares of the Exchange Common Stock (together with any securities issued in respect thereof by way of stock split, dividend, recapitalization, or similar event) on Form S-3.

5.14 Investment Company Act. None of Holdings, Xerox Corp or any Guarantor is an “investment company” as defined in, or subject to regulation under, the Investment Company Act.

5.15 No Material Adverse Effect. Since June 30, 2026, there has been no event that has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.16 No Proceedings. Except as disclosed in the Public Filings, there is no proceeding, claim, or investigation pending before any governmental entity, or threatened against the Company or any Subsidiary Guarantor, or any of the Company’s or Subsidiary Guarantors’ properties, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

5.16 Rule 14e-1. This Agreement and the transactions contemplated hereby do not, and on the Settlement Date the New 1L Exchange Notes Indenture will not, violate Rule 14e-1 under the Exchange Act.

5.18 Anti-Bribery. Neither Xerox Corp, Holdings, and any Subsidiary Guarantor, nor, to the knowledge of Xerox Corp, Holdings and any Subsidiary Guarantor, any director, officer, employee or controlled affiliate of Xerox Corp, Holdings, and any Subsidiary Guarantor has in the past five years (i) in material violation of applicable law, made, offered, promised or authorized any unlawful contribution, gift, entertainment or other unlawful expense (or taken any act in furtherance thereof); (ii) in material violation of applicable law, made, offered, promised or authorized any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; or (iii) made a material violation of, or is in material violation of, any provision of the Foreign Corrupt Practices Act of 1977, the Bribery Act 2010 of the United Kingdom or any other applicable anti-bribery or anti-corruption law.

5.19 Money Laundering Laws. The operations of Xerox Corp, Holdings and each Subsidiary Guarantor are and have been conducted at all times in compliance in all material respects with the requirements of applicable anti-money laundering laws, including, but not limited to, the Bank Secrecy Act of 1970, as amended by the USA PATRIOT ACT of 2001, and the rules and regulations promulgated thereunder, and the applicable anti-money laundering laws of the various jurisdictions in which Xerox Corp, Holdings and each Subsidiary Guarantor conduct business (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator against Xerox Corp, Holdings or any Subsidiary Guarantor with respect to alleged violations of the Money Laundering Laws is pending or, to the knowledge of Xerox Corp, Holdings or any Subsidiary Guarantor, threatened.

5.20 OFAC; Sanctions. None of Xerox Corp, Holdings and any Subsidiary Guarantor nor, to the knowledge of Xerox Corp, Holdings and any Subsidiary Guarantor, any director, officer or controlled affiliate of the Company or any of the Subsidiary Guarantors is currently the target of any sanctions administered or enforced by the U.S. Government, including the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person,” the European Union, His Majesty’s Treasury or the United Nations Security Council (collectively, “Sanctions”), nor is Xerox Corp, Holdings or any Subsidiary Guarantor located, organized, or resident in a country or territory that is the subject or target of comprehensive country- or territory-wide Sanctions.

5.21 Canadian Securities Laws. (a) each of Xerox Corp and Holdings is a “reporting issuer” under applicable securities laws in each of the provinces and territories of Canada, has been a reporting issuer in each such jurisdiction for at least four months prior to the date hereof, and is not included in any list of defaulting reporting issuers maintained by any securities regulatory authority in Canada; (b) each of Xerox Corp and Holdings is in compliance, in all material respects, with its continuous disclosure obligations under applicable Canadian securities laws, and no order ceasing or suspending trading in any securities of Xerox Corp or Holdings, or prohibiting the issuance of the New 1L Exchange Notes, the Guarantees or the Exchange Common Stock, has been issued by any securities regulatory authority in Canada and no proceedings for such purpose are pending or, to the knowledge of Xerox Corp or Holdings, threatened; (c) assuming the accuracy of the representations and warranties of the Exchanging Holders set forth in Section 6.13 and Schedule IV, the issuance of the New 1L Exchange Notes, the Guarantees and the Exchange Common Stock to the Exchanging Holders (and their Designated Affiliates) resident or located in Canada in the manner contemplated by this Agreement is exempt from the prospectus requirements of applicable Canadian securities laws in each of the Private Placement Provinces, and no prospectus or other document is required to be filed, no proceeding is required to be taken and no approval, permit, consent or authorization is required to be obtained under applicable Canadian securities laws in connection therewith, other than the filing of reports of exempt distribution on Form 45-106F1 and the delivery of any offering memorandum to the extent required; and (d) none of Xerox Corp, Holdings, any Subsidiary Guarantor, any of their respective affiliates or any person acting on its or their behalf has offered or sold the New 1L Exchange Notes, the Guarantees or the Exchange Common Stock in Canada by means of any general solicitation or general advertising, including any advertisement in printed media of general and regular paid circulation, radio, television or telecommunications, including electronic display, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE EXCHANGING HOLDERS

Each Exchanging Holder, severally for itself only and not with respect to any other Exchanging Holder, as applicable, hereby represents and warrants to Xerox Corp and each of the Guarantors that:

6.01 Title to the Exchanged Notes. At the time of the Exchange, (i) such Exchanging Holder is or will be the sole beneficial owner of the Exchanged Notes set forth opposite its name on Schedule II hereto, and has or will have good and valid title to its Exchanged Notes, free and clear of any Liens and any adverse claim or right; (ii) such Exchanging Holder has not and will not have, in whole or in part, (x) assigned, transferred, hypothecated, pledged, exchanged or otherwise disposed of any of its Exchanged Notes or its rights in its Exchanged Notes or (y) given any person or entity any transfer order, power of attorney or other authority of any nature whatsoever with respect to its Exchanged Notes; provided that Exchanging Holders may pledge their Exchanged Notes in connection with ordinary course financing arrangements so long as such pledge or lien does not prohibit or restrict the delivery of such Exchanged Notes at the Closing in accordance with Section 4.01, and such Exchanged Notes are delivered to the Issuer free and clear of such pledge or lien and (iii) such Exchanging Holder releases and discharges Xerox Corp, Holdings and each of the Subsidiary Guarantors from any and all claims such Exchanging Holder may have now, or may have in the future, arising out of, or related to, the Exchanged Notes; provided that the foregoing release shall not apply to, and nothing in this clause (iii) shall release or impair, (A) any obligation of Xerox Corp, Holdings or any Subsidiary Guarantor under this Agreement, the New 1L Exchange Notes, the New 1L Exchange Notes Indenture or any other Exchange Documentation, including the delivery of the Exchange Consideration, (B) any claim arising out of fraud or willful misconduct, or (C) any right, remedy or claim that is preserved under, or excluded from, the covenant set forth in Section 4(a)(7) of the Exchange Support Agreement.

6.02 Nature of Purchase. Such Exchanging Holder (and such Exchanging Holder’s Designated Affiliate to the extent applicable)is acquiring the New 1L Exchange Notes and the Exchange Common Stock on the Settlement Date for investment, solely for its own account (or for the account of those for whom or for which, as the case may be, it is acting as investment advisor, sub-advisor, manager or in a similar capacity) and not with a view to, or for resale in connection with, the distribution thereof in violation of applicable securities laws. Such Exchanging Holder (and such Exchanging Holder’s Designated Affiliate to the extent applicable) will not resell, transfer, assign or distribute the New 1L Exchange Notes or the Exchange Common Stock acquired by it, except in compliance with this Agreement, the registration requirements of the Securities Act, and applicable state securities laws or pursuant to an available exemption therefrom.

6.03 No Registration. Such Exchanging Holder (and such Exchanging Holder’s Designated Affiliate to the extent applicable) understands that it must be able to bear the economic risk of its investment for an indefinite period of time because the New Notes and the Exchange Common Stock (subject to, for the Exchange Common Stock, Holdings’ obligation to file a Resale Registration Statement) will not be registered under the Securities Act or any applicable state securities laws when issued and may not be resold unless subsequently registered under the Securities Act or unless an exemption from such registration is available. Such Exchanging Holder (and such Exchanging Holder’s Designated Affiliate to the extent applicable) further understands that the exemption from registration afforded by Rule 144 depends on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts. Such Exchanging Holder acknowledges that Xerox Corp and Holdings are relying on the representations and warranties of such Exchanging Holder in this Article VI and such Exchanging Holder agrees to notify any subsequent purchaser of the New Notes or Exchange Common Stock from it of the resale restrictions referred to herein, as applicable. Such Exchanging Holder (and such Exchanging Holder’s Designated Affiliate to the extent applicable) also acknowledges that there is no established public market for the New 1L Exchange Notes and there can be no assurance that there will be any public market for the New 1L Exchange Notes in the foreseeable future. Such Exchanging Holder acknowledges that the New 1L Exchange Notes shall bear restricted legends upon issuance and as and when required by the New 1L Exchange Notes Indenture, and that the New 1L Exchange Notes may be deemed to be issued with original issue discount for U.S. federal income tax purposes. Such Exchanging Holder (and such Exchanging Holder’s Designated Affiliate to the extent applicable) acknowledges that the Exchange Common Stock shall bear restricted legends upon issuance, subject to Holdings’ obligations to cause removal of such restricted legends in certain circumstances, as set forth in Section 7.04.

6.04 Power and Authority. Such Exchanging Holder has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement.

6.05 Authorization. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action on its part. This Agreement is the valid and binding obligation of it and enforceable against it in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.

6.06 No Conflicts. The execution, delivery and performance of this Agreement by such Exchanging Holder, compliance by such Exchanging Holder with all provisions hereof and the consummation of the transactions contemplated hereby will not (i) conflict with or constitute a breach of any of the terms or provisions of the charter, by-laws or other organizational documents of such Exchanging Holder, (ii) conflict with or constitute a breach of any of the terms or provisions of, or a default under, any indenture, loan agreement, mortgage, lease or other agreement or instrument that is material to such Exchanging Holder, to which such Exchanging Holder is a party or by which such Exchanging Holder or its respective property is bound, or (iii) violate or conflict with any applicable law or any rule, regulation, judgment, order or decree of any court or any governmental body or agency having jurisdiction over such Exchanging Holder or its property, except in the case of clauses (ii) and (iii), for such conflicts, breaches or defaults that would not, singly or in the aggregate, have a material adverse effect on such Exchanging Holder’s ability to perform its obligations under this Agreement.

6.07 Governmental Consents. The execution, delivery and performance by it of this Agreement do not and will not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body, assuming the accuracy of the representations of Xerox Corp and Holdings in Article V hereof and the other Exchanging Holders’ representations in this Article VI.

6.08 Information. Such Exchanging Holder acknowledges that (a) it has conducted its own investigation of Xerox Corp, Holdings and their subsidiaries and the terms of the New 1L Exchange Notes, the Guarantees and the Exchange Common Stock, (b) it has had access to such financial and other information as it deems necessary to make its decision to receive the New 1L Exchange Notes, the Guarantees and the Exchange Common Stock in exchange for the Exchanged Notes, (c) it has been offered the opportunity to ask questions of Xerox Corp, Holdings and their subsidiaries and received answers thereto, as it deemed necessary in connection with the decision to exchange the Exchanged Notes for the New 1L Exchange Notes, the Guarantees and the Exchange Common Stock in the Exchange and (d) other than the representations and warranties of Xerox Corp and Holdings set forth in this Agreement and the other Transaction Documents and the advice of its own advisors, it has not relied on the advice of, or any representations by, any third party in making such decision.

6.09 Investment Experience. Such Exchanging Holder (and such Exchanging Holder’s Designated Affiliate to the extent applicable) is either (a) a person other than a “U.S. person” as defined in Regulation S under the Securities Act who agrees to purchase or receive the New 1L Exchange Notes and the Exchange Common Stock outside of the United States and who is otherwise in compliance with the requirements of Regulation S or (b) a person who is reasonably believed to be a “qualified institutional buyer” as defined in Rule 144A under the Securities Act, and to whom the New 1L Exchange Notes and the Exchange Common Stock are offered in a transaction not involving a public offering, pursuant to Section 4(a)(2) of the Securities Act. Such Exchanging Holder (and such Exchanging Holder’s Designated Affiliate to the extent applicable) is a sophisticated institutional investor and its knowledge and experience in financial and business matters is such that it, together with the assistance of professional and legal advisors of its choosing, is capable of evaluating the merits and risks of an investment in the New 1L Exchange Notes and Exchange Common Stock. Such Exchanging Holder (and such Exchanging Holder’s Designated Affiliate to the extent applicable) acknowledges that no representations, express or implied, are being made with respect to Xerox Corp, Holdings or any of their subsidiaries, the New 1L Exchange Notes, the Exchange Common Stock or otherwise, other than those expressly set forth herein or in the Exchange Support Agreement or the other Transaction Documents. In making its decision to exchange the Exchanged Notes for the New 1L Exchange Notes and Exchange Common Stock in the Exchange, such Exchanging Holder has relied upon the information and representations referred to in the preceding sentence and independent investigations made by such Exchanging Holder and, to the extent believed by such Exchanging Holder to be appropriate, such Exchanging Holder’s representatives, including such Exchanging Holder’s own professional, tax and other advisors, but otherwise has not relied upon any person or entity (including any of Xerox Corp’s and Holdings’ advisors) in its evaluation and decision with respect to exchanging the Exchanged Notes for the New 1L Exchange Notes and the Exchange Common Stock in the Exchange. Such Exchanging Holder and its representatives have been given the opportunity to examine all documents and to ask questions of, and to receive answers from, Xerox Corp and Holdings and their respective representatives concerning the terms and conditions of the Exchange and the New 1L Exchange Notes.

6.10 No General Solicitation. Such Exchanging Holder represents that neither it nor any Persons acting on its behalf has responded to any general solicitation, or any published advertisement in connection with its exchange for the New 1L Exchange Notes, the Guarantees and the Exchange Common Stock.

6.11 Finder’s Fees. Except for Moelis & Company, LLC, no Person retained by such Exchanging Holder or any Persons acting on its behalf (or on any of their respective behalf) is or will be entitled to any commission or finder’s or similar fee payable by Xerox Corp, Holdings or any of their subsidiaries in connection with the transactions contemplated by this Agreement.

6.12 Source of Funds. Either (a) the assets of such Exchanging Holder (and such Exchanging Holder’s Designated Affiliate to the extent applicable) used by it to acquire or hold the New 1L Exchange Notes and the Exchange Common Stock do not include assets of (i) any employee benefit plan (as defined in Section 3(3) of ERISA) that is subject to the fiduciary responsibility provisions of Title I of ERISA, (ii) any plan, individual retirement account or arrangement that constitutes a “plan” within the meaning of Section 4975(e)(1) of the Code subject to Section 4975 of the Code, (iii) any other entity the assets of which are deemed to include “plan assets” of employee benefit plans or plans for purposes of Department of Labor regulation Section 2510.3-101, as modified by Section 3(42) of ERISA or (iv) an arrangement subject to provisions under state, local, non-U.S. or other laws or regulations that are substantially similar to Section 406 of ERISA or Section 4975 of the Code which could cause such assets to constitute the assets of any U.S. state, local or non-U.S. governmental plan, or (b) the exchange of the Exchanged Notes for, and the receipt and holding of, the New 1L Exchange Notes and the Exchange Common Stock by such Exchanging Holder (and such Exchanging Holder’s Designated Affiliate to the extent applicable) will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable similar laws.

6.13 Canadian Status Representation. Such Exchanging Holder hereby represents and warrants to Xerox Corp and Holdings that (a) to the extent “Not Canadian” is specified on Schedule II hereof under the heading “Canadian Status,” neither it nor its Designated Affiliate (if any) is resident in any province or territory of Canada or (b) to the extent “Canadian” is specified on Schedule II hereof under the heading “Canadian Status,” (1) it is located or resident in one of the following Canadian provinces: British Columbia, Alberta, Manitoba, Ontario, or Québec (the “Private Placement Provinces”). The representations and warranties set forth in Schedule IV hereto are made only by Exchanging Holders specified as “Canadian” on Schedule II hereto, severally and not jointly.

6.14 OFAC; Sanctions. Such Exchanging Holder represents that neither it, nor to its knowledge, any of its director, officer or controlled affiliate is currently the target of any Sanctions, nor is it located, organized, or resident in a country or territory that is the subject or target of comprehensive country- or territory-wide Sanctions.

ARTICLE VII

COVENANTS

7.01 DTC Eligibility. From and after the Settlement Date, Xerox Corp will, upon issuance thereof and while outstanding, ensure that the New 1L Exchange Notes are eligible for clearance and settlement through the facilities of DTC.

7.02 Stock. Holdings will cause the Exchange Common Stock to be duly authorized, validly issued, fully paid and non-assessable on or prior to the Settlement Date.

7.03 Rule 144. Until the Registration Rights Expiration Date (as defined below), Holdings shall use its reasonable best efforts to timely file the reports required to be filed by it under the Exchange Act or the Securities Act (including the reports under Sections 13 and 15(d) of the Exchange Act referred to in subparagraph (c)(1) of Rule 144), and shall take such further action as any Exchanging Holder may reasonably request, all to the extent required from time to time to enable the Exchanging Holders to sell Exchange Common Stock without registration under the Securities Act within the limitations of the exemption provided by Rule 144.

7.04 Legend Removal. Holdings shall promptly instruct the Transfer Agent to remove any legend, notation or similar designation restricting transferability of the Exchange Common Stock from the certificates or book-entries evidencing the Exchange Common Stock (the “Legend Removal”) if (a) such shares of Exchange Common Stock are sold pursuant to an effective registration statement under the Securities Act, upon receipt by Holdings or the Transfer Agent of one or more representation letters indicating such Exchange Common Stock has been sold pursuant to an effective registration statement under the Securities Act; (b) such shares of Exchange Common Stock are sold or transferred pursuant to Rule 144, solely upon receipt by Holdings of a customary Rule 144 holder or seller representation letter applicable to such shares of Exchange Common Stock or (c) such shares of Exchange Common Stock are eligible for sale under Rule 144 without the requirement that Holdings has complied with the public reporting requirements of the Exchange Act; provided that Holdings shall bear all reasonable fees and expenses, including any legal opinion fees, reasonable and documented legal fees and expenses of counsel to the Exchanging Holders, transfer agent fees, and other out-of-pocket costs, incurred in connection with the Legend Removal. Promptly upon effectiveness of the Resale Registration Statement, Holdings shall use commercially reasonable efforts to provide to the Transfer Agent standing instructions, and if required by the Transfer Agent an opinion of counsel, authorizing Legend Removal for the Exchange Common Stock upon receipt of one or more representation letters indicating such Exchange Common Stock has been sold pursuant to the Resale Registration Statement (as defined below).

7.05 Registration Statement.

(a) Holdings shall, on or prior to the Settlement Date, file with the SEC, a Registration Statement on Form S-3 (or, if Form S-3 is not then available, on such other form as Holdings is then eligible to use) providing for the sale of Exchange Common Stock by the Exchanging Holders pursuant to Rule 415 of the Securities Act (the “Resale Registration Statement”).

(b) Holdings shall use commercially reasonable efforts to (i) have the Resale Registration Statement declared effective within sixty (60) days after the Settlement Date and (ii) once effective, keep such Resale Registration Statement effective until the earliest of (A) such Exchange Common Stock has been disposed of in accordance with such Resale Registration Statement, (B) such Exchange Common Stock is disposed of pursuant to Rule 144, (C) such Exchange Common Stock becomes eligible for sale by the applicable Exchanging Holder without registration and without time restrictions, volume restrictions, manner-of-sale restrictions or a current public information or notice requirement under Rule 144 and (D) two years from the date the Resale Registration Statement becomes effective (such earliest date, the “Registration Rights Expiration Date”).

(c) Upon giving written notice to the Exchanging Holders (which notice shall not, without the prior written consent of any Exchanging Holder, disclose to such Exchanging Holder any material non-public information), Holdings shall be entitled to delay or suspend the filing or effectiveness of any registration statement or any amendment thereto or suspend the Exchanging Holders’ use of any prospectus or any supplement thereto only to the extent reasonably necessary, if (a) the board of directors of Holdings (the “Board”) determines that a postponement is in the best interest of Holdings and its stockholders generally due to a proposed transaction involving Holdings and determines in good faith that Holdings’ ability to pursue or consummate such a transaction would be materially and adversely affected by any required disclosure of such transaction in such registration statement, or (b) the Board determines such registration would render Holdings unable to comply with applicable securities laws, in each case as certified in a certificate of the chief executive officer, the president, any vice president or the chief financial officer of Holdings; provided, further, that (i) Holdings may not delay the filing or effectiveness of, or suspend, any registration statement for longer than sixty (60) consecutive calendar days (such period, a “Blackout Period”) in any 12-month period or more than two (2) times in any 12-month period, (ii) Holdings may not commence a Blackout Period within fifteen (15) calendar days after the expiration of a prior Blackout Period, (iii) Holdings shall promptly notify the Exchanging Holders in writing upon the termination of any Blackout Period, and (iv) Holdings may not file any registration statement during a Blackout Period (other than on Form S-4 or Form S-8 or any similar successor forms or another form used for a purpose similar to the intended use for such forms).

(d) In the case of any registration hereunder, Holdings shall bear all expenses incident to the performance of or compliance with this Agreement, including all SEC filing fees and expenses, fees and expenses of listing any Exchange Common Stock on any securities exchange on which the shares of Exchange Common Stock are then listed, fees and expenses of compliance with securities or blue sky laws, the costs and charges of any transfer agent and any registrar, all expenses and application fees incurred in connection with any filing with, and clearance of an offering by, the Financial Industry Regulatory Authority, Inc., printing expenses, messenger, telephone and delivery expenses, fees and disbursements of counsel for Holdings and all independent certified public accountants and the reasonable and documented fees and disbursements of counsel to the Exchanging Holders.

(e) For the avoidance of doubt the Exchanging Holders shall not have any demand rights, underwritten shelf take down offering rights or piggyback rights with respect to the Exchange Common Stock.

7.06 Tax Matters.

(a) The parties agree to treat, for U.S. federal and applicable state and local income tax purposes, (i) the cash paid in respect of accrued and unpaid interest pursuant to Section 2.01(b) and Section 4.01(c)(y) as a payment of accrued and unpaid interest on the Exchanged Notes and (ii) the New 1L Exchange Notes and the Exchange Common Stock received in the Exchange as received solely in exchange for the principal amount of the Exchanged Notes, in each case except as otherwise required by a “determination” within the meaning of Section 1313(a) of the Code.

(b) Xerox Corp shall determine in good faith the “issue price” of the New 1L Exchange Notes (within the meaning of Sections 1273 and 1274 of the Code and the Treasury Regulations promulgated thereunder) and the fair market value of the Exchange Common Stock as of the Settlement Date. Xerox Corp shall provide a draft of such determinations to the Exchanging Holders, and shall make its final determinations available to holders as and when required by Treasury Regulations Section 1.1273-2(f)(9).

(c) Xerox Corp, Holdings and their agents shall be entitled to deduct and withhold from any consideration deliverable pursuant to this Agreement only such amounts as are required to be deducted and withheld under applicable tax law. Other than any backup withholding resulting from an Exchanging Holder’s failure to deliver the tax form required by Section 4.03(c), Xerox Corp or Holdings (as applicable) shall provide the applicable Exchanging Holder with written notice of any intended deduction or withholding (and the basis therefor), and shall cooperate in good faith with such Exchanging Holder to reduce or eliminate any such deduction or withholding. Any amounts so deducted or withheld and timely paid over to the appropriate governmental authority shall be treated for all purposes of this Agreement as having been delivered to the Exchanging Holder in respect of which such deduction or withholding was made.

(d) Xerox Corp and Holdings shall pay any documentary, stamp, transfer or similar taxes imposed in connection with the Exchange, including the issuance and delivery of the New 1L Exchange Notes, the Guarantees and the Exchange Common Stock and the transfer of the Exchanged Notes, other than (i) any taxes imposed on or measured by net income, (ii) any taxes imposed as a result of an Exchanging Holder being organized under the laws of, or having its principal office in the jurisdiction imposing such tax (or any political subdivision thereof) and (iii) any such taxes imposed because the consideration is delivered at the direction of an Exchanging Holder to a Person other than such Exchanging Holder or its Designated Affiliate.

7.07 Indemnification.

(a) To the fullest extent permitted by law, Holdings will, and hereby does, indemnify, hold harmless and defend each Exchanging Holder and its Designated Affiliate (if any), each Person who controls any of the foregoing within the meaning of the Securities Act or the Exchange Act, and the members, shareholders, directors, officers, partners, employees, managers, agents, representatives and advisors of each of the foregoing (each, an “Indemnified Person”), against any losses, claims, damages, liabilities, judgments, fines, penalties, charges and costs, reasonable and documented attorneys’ fees and expenses, and amounts paid in settlement (collectively, “Losses”), as incurred, arising out of or based upon (i) any untrue statement or alleged untrue statement or omission or alleged omission of a material fact contained in the Resale Registration Statement, any preliminary prospectus, final prospectus or issuer free writing prospectus contained therein, any amendment or supplement thereof, or any document incorporated by reference therein, or (ii) any violation or alleged violation by Holdings of the Securities Act, the Exchange Act or any state securities or “blue sky” law, or any rule or regulation thereunder, in connection with the registration of the Exchange Common Stock; except to the extent such Losses arise out of an untrue statement or omission made in reliance upon and in conformity with information furnished in writing to Holdings by such Exchanging Holder and its Designated Affiliate (if any) expressly for use in the Resale Registration Statement or prospectus. Holdings shall reimburse each Indemnified Person for reasonable and documented attorneys’ fees and expenses incurred in connection with investigating or defending any such claim, loss, damage liability or action, promptly as they are incurred. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any Indemnified Person and shall survive the transfer of the Exchange Common Stock by an Exchanging Holder.

(b) To the fullest extent permitted by law, each Exchanging Holder, severally and not jointly, agrees to indemnify and hold harmless Holdings, each of its directors and officers and each Person who controls Holdings within the meaning of the Securities Act or the Exchange Act (each, an “Indemnified Party”), against any Losses arising out of any untrue statement or alleged untrue statement or omission or alleged omission of a material fact in the Resale Registration Statement, any preliminary prospectus, final prospectus or issuer free writing prospectus contained therein, any amendment or supplement thereof, or any document incorporated by reference therein, to the extent, and only to the extent, made in reliance upon and in conformity with information furnished in writing by such Exchanging Holder or its Designated Affiliate (if any) to Holdings expressly for use therein. In no event shall the liability of an Exchanging Holder under this Section 7.07 exceed the net proceeds received by such Exchanging Holder or its Designated Affiliate (if any) upon the sale of its Exchange Common Stock pursuant to the Resale Registration Statement. The parties acknowledge that, unless an Exchanging Holder expressly agrees otherwise in writing (agreement from counsel of such Exchanging Holder (email to suffice) shall be sufficient), the only information furnished by such Exchanging Holder or its Designated Affiliate (if any) for use in the Resale Registration Statement, any preliminary prospectus, final prospectus or issuer free writing prospectus contained therein, any amendment or supplement thereof, or any document incorporated by reference therein is the information relating to it set forth in its Selling Stockholder Questionnaire.

(c) An Indemnified Person or Indemnified Party shall give the indemnifying party prompt written notice of any claim for which it seeks indemnification, but the failure to do so shall not relieve the indemnifying party of its obligations except to the extent it is materially prejudiced thereby. The indemnifying party may assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided that the indemnified party may retain its own counsel at the indemnifying party’s expense if the indemnifying party fails to assume the defense within a reasonable time or if, in the reasonable judgment of the indemnified party, a conflict of interest exists between it and the indemnifying party. No indemnifying party shall, without the indemnified party’s written consent, settle any claim unless the settlement includes an unconditional release of the indemnified party from all liability in respect of the claim and contains no admission of fault by or on behalf of the indemnified party. The indemnification contained in Sections 7.07(a) and (b) shall not apply to any amount paid in settlement of any Losses if such settlement is effected without the Consent of the indemnifying party.

(d) If the indemnification provided for in this Section 7.07 is unavailable or insufficient to hold an indemnified party harmless, the indemnifying party shall contribute to the Losses in such proportion as is appropriate to reflect the relative fault of the parties; provided that no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not, and no Exchanging Holder shall be required to contribute any amount in excess of the limit set forth in Section 7.07(b). The obligations under this Section 7.07 shall survive the Registration Rights Expiration Date and any termination of this Agreement.

7.08 Canadian Securities Law Covenants.

(a) Xerox Corp and Holdings shall, within the time periods prescribed by applicable Canadian securities laws and at their sole expense, (i) file with the applicable securities regulatory authorities in Canada reports of exempt distribution on Form 45-106F1 in respect of the issuance of the New 1L Exchange Notes, the Guarantees and the Exchange Common Stock to Exchanging Holders (and their Designated Affiliates) resident or located in Canada and pay all related filing fees, and (ii) deliver any offering memorandum to such securities regulatory authorities to the extent required.

(b) Xerox Corp and Holdings shall remain a reporting issuer in each of the provinces and territories of Canada, and shall not be in default of its obligations under applicable Canadian securities laws, until at least the date that is four months and a day after the Settlement Date.

(c) Holdings shall cause any legend, notation or written notice required by section 2.5 of National Instrument 45-102 – Resale of Securities (“NI 45-102”) to be placed on or given in respect of the Exchange Common Stock, and Xerox Corp shall cause any such legend or written notice required in respect of the New 1L Exchange Notes, in each case solely in respect of securities issued to Exchanging Holders (or their Designated Affiliates) resident or located in Canada and in the form prescribed by NI 45-102, such that such Exchanging Holders may rely on section 2.5 of NI 45-102 to effect a resale of such securities upon the expiry of the applicable restricted period without such resale constituting a distribution under applicable Canadian securities laws.

ARTICLE VIII

EXPENSES

8.01 Expenses. Except as set forth in this Agreement and the Exchange Support Agreement, each party hereto shall bear its own expenses incurred in connection with this Agreement, the Exchange, the Transaction Documents and the transactions contemplated hereby and thereby.

ARTICLE IX

MISCELLANEOUS

9.01 Amendments, Consents and Waivers. This Agreement and any provision hereof may not be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by Xerox Corp, the Guarantors and the Exchanging Holders (to the extent such Exchanging Holder is affected thereby) and, for so long as the Exchange Support Agreement remains in effect, in accordance with Section 15 of the Exchange Support Agreement.

9.02 Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or electronic mail, as follows:

If to Xerox Corp and/or any Guarantor:

Xerox Corporation

Holdings Corporation

401 Merritt 7

Norwalk, CT 06851-1056

Attention: Chief Legal Officer & General Counsel

Email: Flor.Colon@xerox.com

with copies to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: Kenneth Wallach, Catherine Ciriello

Email: kwallach@stblaw.com, catherine.ciriello@stblaw.com

If to Exchanging Holders:

In accordance with the details specified on Schedule II hereof under the heading “Notice Information”

with copies to (which shall not constitute notice):

Gibson, Dunn & Crutcher LLP

200 Park Ave

New York, NY 10166

Attention: Scott J Greenberg, Stephen D. Silverman, Rob E. Fitzgerald

Email: sgreenberg@gibsondunn.com,

ssilverman@gibsondunn.com, rfitzgerald@gibsondunn.com

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or electronic mail or on the date three Business Days after dispatch by certified or registered mail if mailed, in each case, delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.02 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.02; provided that if any fax or electronic mail is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient.

9.03 Binding Effect; Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract. This Agreement shall become effective as to each Exchanging Holder upon execution and delivery hereof by such Exchanging Holder, Xerox Corp and the Guarantors, and when each such person shall have received counterparts hereof (including delivery via facsimile or by electronic mail in .pdf, .tif, or similar format) which, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed signature page to this Agreement by facsimile transmission or other electronic means shall be as effective as delivery of a manually signed counterpart of this Agreement.

9.04 Successors and Assigns. All covenants, promises and agreements by or on behalf of Xerox Corp, Holdings, the Subsidiary Guarantors or any Exchanging Holder that are contained in this Agreement shall bind and inure to the benefit of their respective successors. Neither Xerox Corp, nor Holdings, nor the Subsidiary Guarantors, nor any of the Exchanging Holders shall assign or delegate any of their respective rights or duties hereunder without the prior written consent of the other parties hereto, and any attempted assignment without such consent shall be null and void.

9.05 Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s choice of law provisions which would require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each of the parties hereto hereby irrevocably and unconditionally (a) consents to submit to the exclusive jurisdiction of the courts of the State of New York sitting in New York County and of the United States of America located in the Southern District of New York for any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby or thereby in the Transaction Documents, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, and further agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth above shall be effective service of process for any action, suit or proceeding brought against the parties in any such court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or thereby in the Transaction Documents in any such New York State court or in any such Federal court and (c)

waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action, suit or proceeding in any such court. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY IN THE TRANSACTION DOCUMENTS. FURTHERMORE, EACH PARTY WAIVES ANY RIGHT TO CONSOLIDATE ANY ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT.

9.06 Entire Agreement. This Agreement and the other Transaction Documents constitute the entire contract between the parties relative to the Exchange. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Transaction Documents; provided that nothing in this Agreement shall supersede, limit or otherwise modify Sections 19, 28 and 30 of the Exchange Support Agreement, any confidentiality agreement between any Exchanging Holder and Xerox Corp or Holdings, or any fee letter referred to in Section 19 of the Exchange Support Agreement. Nothing in this Agreement or in the other Transaction Documents, expressed or implied, is intended to confer upon any person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Transaction Documents. In the event of any inconsistency between the terms hereof and the terms of the Exchange Support Agreement, the terms of this Agreement shall govern.

9.07 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

9.08 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

9.09 Several Obligations of the Exchanging Holders. The obligations of the Exchanging Holders hereunder are several and not joint, and no Exchanging Holder shall be responsible for the obligations of any other Exchanging Holder hereunder. Nothing contained herein or in the Exchange Support Agreement, and no action taken by any Exchanging Holder pursuant hereto or thereto, shall be deemed to constitute the Exchanging Holders as acting jointly or in concert with one another with respect to the acquisition, holding, voting or disposition of any securities of Xerox Corp or Holdings for purposes of National Instrument 62-104 – Take-Over Bids and Issuer Bids, National Instrument 62-103 – The Early Warning System and Related Take-Over Bid and Insider Reporting Issues or any other applicable Canadian securities laws, and each Exchanging Holder shall be solely responsible for determining its own beneficial ownership of, and control or direction over, securities of Holdings.

9.10 No Personal Liability. Notwithstanding anything to the contrary contained herein, it is expressly understood and the Exchanging Holders expressly agree that nothing contained herein or in any other document contemplated hereby (whether from a covenant, representation, warranty or other provision herein or therein) shall create, or be construed as creating, any personal liability of any stockholder, director, officer, member, partner, manager or employee of Holdings, Xerox Corp and their respective subsidiaries (excluding any such person which is a Guarantor or other express obligor on the New 1L Exchange Notes) in such person’s capacity as such, with respect to (a) any payment obligation of Holdings, Xerox Corp or any of their subsidiaries, (b) any obligation of Holdings, Xerox Corp or any of their respective subsidiaries to perform any covenant, undertaking, indemnification or agreement, either express or implied, contained herein, (c) any representation or warranty contained herein, (d) any other claim or liability to the Exchanging Holders under or arising under this Agreement or in any other document contemplated hereby, or (e) any credit extended or loan made; provided that nothing herein shall be deemed to be a waiver of claims arising from fraud. The foregoing shall apply mutatis mutandis to each Exchanging Holder and its Related Parties (including any Investment Advisor or Manager executing this Agreement on behalf of any Exchanging Holder, which shall have no personal liability hereunder other than for its own representations as to its authority to execute this Agreement on behalf of such Exchanging Holder, including as set forth in Article X).

9.11 Termination. This Agreement shall terminate automatically, without any further action by any party, solely with respect to any Exchanging Holder, upon the earlier of (i) the Settlement Date and (ii) the termination of the Exchange Support Agreement with respect to such Exchanging Holder in accordance with its terms. Upon any such termination, Xerox Corp and Holdings shall promptly (and in any event within two (2) Business Days) cause any Exchanged Notes delivered by such Exchanging Holder to be returned to it, and no such termination shall relieve any party from liability for any breach of this Agreement prior to such termination. Notwithstanding the termination of this Agreement, Section 7.03 shall survive until the occurrence of the Legend Removal for all Exchange Common Stock, Sections 7.04 and 7.05 shall survive until the Registration Rights Expiration Date, and Section 7.07 shall survive indefinitely.

9.12 Specific Performance. Each party hereto agrees that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its terms, and that each other party shall be entitled to specific performance and injunctive or other equitable relief, without proof of actual damages or the posting of any bond, in addition to any other remedy to which it is entitled at law or in equity.

9.13 Confidentiality of Holder Information. Neither Xerox Corp nor any Guarantor shall disclose the name of any Exchanging Holder or the amounts set forth opposite its name on Schedule II or Schedule III, except as permitted by Section 28 of the Exchange Support Agreement. If this Agreement is required to be filed with the SEC or any Securities regulatory authority in Canada, Schedules II and III shall be omitted or redacted.

ARTICLE X

REPRESENTATIONS AND WARRANTIES OF INVESTMENT ADVISOR OR MANAGER

10.01 Authority. Each Investment Advisor or Manager, severally for itself only and not with respect to any other Investment Advisor or Manager, hereby represents and warrants to Xerox Corp and each of the Guarantors as of the date hereof and as of the Settlement Date, with respect to each Exchanging Holder such Investment Advisor or Manager entered into this Agreement on behalf of (such Exchanging Holders being identified on Schedule II under the heading “Exchanging Holder” to the left of such Investment Advisor or Manager’s name on Schedule II under the heading “Investment Advisor or Manager”) that, such Investment Advisor or Manager has:

(a) investment or voting discretion concerning the Exchanged Notes;

(b) full power and authority to vote on and consent to matters concerning such Exchanged Notes and to exchange, assign, and transfer such Exchanged Notes, including in the Exchange Offer; and

(c) full power and authority to enter into this Agreement for and on behalf of such Exchanging Holder and bind such Exchanging Holder to this Agreement, including full power and authority to make all representations and warranties on behalf of such Exchanging Holder.

* * * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

XEROX CORPORATION

By:
Name:
Title:

XEROX HOLDINGS CORPORATION

By:
Name:
Title:

[SUBSIDIARY GUARANTORS]

By:
Name:
Title:

[Exchange Agreement Signature Page]

THE EXCHANGING HOLDERS:

[•]
[By: [ ], on behalf of each of the Exchanging Holders]

By:
Name:
Title:

[Exchange Agreement Signature Page]

SCHEDULE I

Schedule of Subsidiary Guarantors

1.	Altodigital Networks Limited
2.	Lexmark International de Argentina, Inc.
3.	Go Inspire Group Limited
4.	ITEC Connect Ltd
5.	Lexington Care, LLC
6.	Lexmark Asia Pacific Corporation, Inc.
7.	Lexmark Canada Inc.
8.	Lexmark Deutschland GmbH
9.	Lexmark Espana, L.L.C.
10.	Lexmark Europe Holding Company II, LLC
11.	Lexmark International Trading Corp.
12.	Lexmark Europe Trading Corporation, Inc.
13.	Lexmark International II, LLC
14.	Lexmark International Ltd
15.	Lexmark International NV
16.	Lexmark International, Inc.
17.	Lexmark Mexico Holding Company, Inc.
18.	Lexmark Nordic, L.L.C.
19.	Lexmark Ventures, LLC
20.	Powerland Computers Ltd
21.	Xerox (UK) Limited
22.	Xerox Business Solutions Canada ULC
23.	Xerox Business Solutions, LLC
24.	Xerox Canada Ltd
25.	Xerox Finance Limited
26.	Xerox Financial Services Belux NV
27.	Xerox Financial Services LLC
28.	Xerox IT Solutions LLC
29.	Xerox IT Solutions, Inc.
30.	Xerox Leasing Deutschland GmbH
31.	Xerox Limited

SCHEDULE II

Schedule of Exchanging Holders of 2028 Notes1

Investment Advisor or Manager	Exchanging Holder	Canadian Status	Notice Information	Principal Amount of the 2028 Notes Exchanged (CUSIP)	Accrued and Unpaid Interest on the Exchanged Notes	Principal Amount of the New 1L Exchange Notes Received (CUSIP)	Shares of Exchange Common Stock Received
[•]	[•]	[Canadian/Not Canadian]	[•]	$[•]	$[•]	$[•]	[•]

			Total	$[•]	$[•]	$[•]	[•]

[1]	Principal amount of New 1L Exchange Notes to be rounded to the nearest thousand and number of shares of Exchange Common Stock to be rounded down to the nearest share.

SCHEDULE III

Withdrawal and Delivery Information

DWAC Withdrawal Details (2028 Notes)

Investment Advisor or Manager	Exchanging Holder	Principal Amount of 2028 Notes	CUSIP (98421MAB2 (Rule 144) / U98401AB5 (Reg S))	DTC Participant Number	DTC Participant Name	Contact Information for DTC Participant	Contact Information for Fund Manager
[•]	[•]	[•]	[•]	[•]	[•]	[•]	[•]

DWAC Deposit Details (New 1L Exchange Notes)

Investment Advisor or Manager	Exchanging Holder	Designated Affiliate	Principal Amount of New 1L Exchange Notes	CUSIP (Rule 144A or Reg S)	DTC Participant Number	DTC Participant Name	Contact Information for DTC Participant	Contact Information for Fund Manager
[•]	[•]	[•]	[•]	[•]	[•]	[•]	[•]	[•]

Exchange Common Stock Book-Entry Delivery Details

Exchanging Holder	Registration Name (Exchanging Holder or Designated Affiliate)	Number of Shares of Exchange Common Stock	Address (including country code)	Email Address	Phone Number
[•]	[•]	[•]	[•]	[•]	[•]

SCHEDULE IV

Canadian Representation Letter

Each Exchanging Holder identified as “Canadian” on Schedule II hereto, severally for itself only and not with respect to any other Exchanging Holder, as applicable, hereby represents and warrants to Xerox Corp, Holdings, and each of the Guarantors, as of the date hereof and as of the Settlement Date, that:

1. other than the Offer Summary, the Exchanging Holder and any Person acting on its behalf has not been provided with a prospectus or any other document in connection with the Exchange or the issuance of the New 1L Exchange Notes and the Exchanged Common Stock, and the distribution of the New 1L Exchange Notes and the Exchanged Common Stock has not been made through, or as a result of, or in response to, and is not being accompanied by (i) a general solicitation, (ii) an advertisement in any printed media of general and regular paid circulation, radio, television or telecommunications, including electronic display, or any other form of advertising in Canada, or (iii) any seminar or meeting whose attendees have been invited by general solicitation or general advertising;

2. such Exchanging Holder has reviewed and acknowledges the terms set forth in Annex A (Notice to Eligible Holders Resident in Canada) attached to the Offer Summary;

3. such Exchanging Holder (or its Designated Affiliate, if applicable) is acquiring the New 1L Exchange Notes, the Guarantees and the Exchange Common Stock as principal, or is deemed to be acquiring as principal for purposes of subsection 73.3(2) of the Securities Act (Ontario) (the “OSA”), if such Exchanging Holder is resident in the Province of Ontario, or section 2.3 of National Instrument 45-106 – Prospectus Exemptions (such instrument being titled in Québec Regulation 45-106 respecting prospectus exemptions, and together “NI 45-106”), if such Exchanging Holder is resident in a Private Placement Province other than the Province of Ontario, in each case, for its own account and not as agent for the benefit of another person;

4. such Exchanging Holder (or its Designated Affiliate, if applicable) is an “accredited investor” as defined in section 1.1 of NI 45-106, if such Exchanging Holder is resident in a Private Placement Province other than the Province of Ontario, or section 73.3(1) of the OSA, if such Exchanging Holder is resident in the Province of Ontario, in each case, meeting one or more of the criteria to be classified as an “accredited investor” as defined therein (other than the criteria set out in paragraph (j), (k) or (l) in section 1.1 of NI 45-106), and is also a “permitted client” as defined in section 1.1 of National Instrument 31-103 – Registration Requirements, Exemptions and Ongoing Registrant Obligations;

5. such Exchanging Holder is not a person created or used solely to exchange 2028 Notes for New 1L Exchange Notes and Exchange Common Stock or hold the New 1L Exchange Notes and Exchange Common Stock as an “accredited investor” as described in paragraph (m) of the definition of “accredited investor” in section 1.1 of NI 45-106 (or the corresponding provision of the OSA, if applicable);

6. any resale of the New 1L Exchange Notes or Exchange Common Stock in Canada may have to be made through an appropriately registered dealer or in accordance with an available exemption from the dealer registration requirements of applicable securities laws;

7. such Exchanging Holder acknowledges that, where required by NI 45-102 (as defined in Section 7.08), the New 1L Exchange Notes, Guarantees and Exchange Common Stock issued to it will be subject to the legend, notation or written notice prescribed by section 2.5 of NI 45-102, to the effect that, unless permitted under securities legislation, the holder must not trade such securities before the date that is four months and a day after the Settlement Date, and that the filing of the Resale Registration Statement contemplated by Section 7.05 of this Agreement does not shorten such period;

8. such Exchanging Holder is not an “insider” of Xerox Corp or Holdings and is not a “registrant” (each within the meaning of applicable Canadian securities laws) unless in either case it has specifically provided written advice to the contrary to Xerox Corp or Holdings and has identified itself to each of them as an “insider” or “registrant”, and consents to the collection and filing of any information required to be filed by Form 45-106F1;

9. none of the assets of such Exchanging Holder used to acquire the New 1L Exchange Notes and Exchange Common Stock are, to its knowledge, proceeds obtained or derived, directly or indirectly, as a result of illegal activities and that, to its knowledge:

a.

the assets used to acquire the New 1L Exchange Notes and Exchange Common Stock by or on behalf of the Exchanging Holder do not represent proceeds of crime for the purpose of the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) (the “PCMLTFA”);

b.

the Exchanging Holder is not a person or entity with or in respect of whom transactions may be prohibited under Part II.1 of the Criminal Code (Canada) or under the regulations enacted under the United Nations Act (Canada), the Special Economic Measures Act (Canada), the Justice for Victims of Corrupt Foreign Official Act (Sergei Magnitsky Law) (Canada), or the Freezing Assets of Corrupt Foreign Officials Act (Canada);

c.

Xerox Corp and Holdings may in the future be required by law to disclose the Exchanging Holder’s name and other information relating to the Exchanging Holder and any exchange of 2028 Notes for New 1L Exchange Notes and Exchange Common Stock, on a confidential basis, pursuant to the PCMLTFA, Criminal Code, regulations enacted under the United Nations Act, the Special Economic Measures Act, the Justice for Victims of Corrupt Foreign Official Act (Sergei Magnitsky Law) (Canada) or the Freezing Assets of Corrupt Foreign Officials Act, or as otherwise may be required by applicable laws, regulations or rules, and by accepting delivery of the Offer Summary and this Agreement, the Exchange Holder will be deemed to have agreed to the foregoing; and

d.

until the Settlement Date, the Exchanging Holder shall promptly notify Xerox Corp and Holdings if the Exchanging Holder discovers that any of the representations contained in this subparagraph (9) cease to be true, and shall provide Xerox Corp and Holdings with such information in connection therewith as may be reasonably requested by Xerox Corp and Holdings and permitted by applicable law;

10. where required by applicable securities laws, regulations or rules, the Exchanging Holder will execute, deliver and file such reports, undertakings and other documents relating to the exchange of 2028 Notes for New 1L Exchange Notes and Exchange Common Stock by the Exchanging Holder as may be required by such laws, regulations and rules, or assist Xerox Corp and Holdings, as applicable, in obtaining and filing such reports, undertakings and other documents; and

11. such Exchanging Holder acknowledges that such Exchanging Holder should consult its own legal, financial and tax advisers with respect to the tax consequences of acquiring the New 1L Exchange Notes and Exchange Common Stock in its particular circumstances and with respect to the eligibility of the New 1L Exchange Notes and Exchange Common Stock for investment by such Exchanging Holder under relevant Canadian legislation and regulations, and that such Exchanging Holder has not relied on Xerox Corp or Holdings or their authorized agents or the contents of the exchange documents, or any related offering materials authorized and approved by Xerox Corp and Holdings for distribution to such Exchanging Holder for advice with respect to such matters; provided that nothing in this Schedule IV shall limit or otherwise affect the representations and warranties of Xerox Corp and Holdings set forth in Article V or in the other Transaction Documents, or any right of action available to such Exchanging Holder under applicable Canadian securities laws.

EXHIBIT A

Form of Indenture

[Attached.]

Exhibit B_A

XEROX CORPORATION,

as issuer

and

the Guarantors from time to time parties hereto

and

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

as Trustee and Notes Collateral Agent

INDENTURE

DATED AS OF [•], 2026

10.250% Senior Secured First Lien Notes (2026 Issue) due 2030

ARTICLE XI SATISFACTION AND DISCHARGE		130

Section 1101.	Satisfaction and Discharge of Indenture	130
Section 1102.	[Reserved]	131
Section 1103.	Application of Trust Money	131

ARTICLE XII DEFEASANCE OR COVENANT DEFEASANCE		131

Section 1201.	The Company’s Option to Effect Defeasance or Covenant Defeasance	131
Section 1202.	Defeasance and Discharge	131
Section 1203.	Covenant Defeasance	132
Section 1204.	Conditions to Defeasance or Covenant Defeasance	132
Section 1205.	Deposited Money and U.S. Government Obligations to Be Held in Trust; Other Miscellaneous Provisions	133
Section 1206.	Reinstatement	133
Section 1207.	Repayments to the Company	134

ARTICLE XIII NOTE GUARANTEES		134

Section 1301.	Guarantees Generally	134
Section 1302.	Continuing Guarantees	136
Section 1303.	Release of Note Guarantees	136
Section 1304.	Guarantors May Consolidate, etc., on Certain Terms	137
Section 1305.	Waiver of Subrogation	138
Section 1306.	Notation Not Required	138
Section 1307.	Successors and Assigns of Guarantors	138
Section 1308.	Execution and Delivery of Note Guarantees	138
Section 1309.	Notices	138
Section 1310.	Limitation of Guarantee - Belgium	138
Section 1311.	Limitation of Guarantee - Germany	139

ARTICLE XIV COLLATERAL		143

Section 1401.	Security Documents	143
Section 1402.	Release of Collateral	143
Section 1403.	Suits to Protect the Collateral	144
Section 1404.	Authorization of Receipt of Funds by the Trustee and the Collateral Agent Under the Security Documents	145
Section 1405.	Purchaser Protected	145
Section 1406.	Powers Exercisable by Receiver or Trustee	145
Section 1407.	Collateral Agent	145
Section 1408.	Maintenance of Collateral	153
Section 1409.	After-Acquired Property	153
Section 1410.	Further Assurances	154
Section 1411.	Impairment of Security Interest	154
Section 1412.	Real Estate Mortgages and Filings	154
Section 1413.	Post-Issue Date Obligations	155
Section 1414.	Equitable Subordinated Holders	155

Exhibit A	Form of Note
Exhibit B	[Reserved]
Exhibit C	Form of Certificate of Beneficial Ownership
Exhibit D	Form of Regulation S Certificate
Exhibit E	Form of Supplemental Indenture in Respect of Note Guarantees
Exhibit F	Form of Certificate from Acquiring Institutional Accredited Investors
Exhibit G	Form of Global Intercompany Subordination Agreement

INDENTURE, dated as of [•], 2026 (as amended, supplemented or otherwise modified from time to time, this “Indenture”), among Xerox Corporation, a corporation organized under the laws of the State of New York, as issuer, the Guarantors from time to time parties hereto, and U.S. Bank Trust Company, National Association, as Trustee (“Trustee”) and Notes Collateral Agent (the “Collateral Agent”).

W I T N E S S E T H

WHEREAS, the Company (as defined herein) has duly authorized the creation of an issue of $[•] aggregate principal amount of the Company’s 10.250% Senior Secured First Lien Notes (2026 Issue) due 2030 (the “Initial Notes”);

WHEREAS, the Company has duly authorized the execution and delivery of this Indenture;

NOW, THEREFORE, the Company, each Guarantor, the Trustee and the Collateral Agent agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein):

ARTICLE I

DEFINITIONS AND OTHER PROVISIONS

OF GENERAL APPLICATION

Section 101. Definitions.

“2025 Offering Memorandum” means the confidential Offering Memorandum, dated March 28, 2025, relating to the offering by the Company of the Existing First Lien Notes.

“2030 Convertible Notes” means the Parent Guarantor’s 3.75% convertible senior notes due 2030.

“ABL Collateral Agent” means Citibank, N.A., as collateral agent under the ABL Credit Agreement.

“ABL Credit Agreement” means the Credit Agreement, dated as of May 22, 2023, among the Company, the Parent Guarantor, the Subsidiaries of the Company party thereto, as borrowers and guarantors, the lenders and issuing banks party thereto and Citibank, N.A., as administrative agent, collateral agent and swing line lender, and as further amended, restated, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders or otherwise).

“ABL Facility” means the collective reference to the ABL Credit Agreement, any Loan Documents (as defined therein), any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original ABL Credit Agreement or one or more other credit agreements, indentures (including this Indenture) or financing agreements or otherwise), except to the extent such agreement, instrument or document expressly provides that it is not intended to be and is not an ABL Facility. Without limiting the generality of the foregoing, the term “ABL Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Parent Guarantor as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“ABL Intercreditor Agreement” means the Intercreditor Agreement, dated as of November 17, 2023, by and among the ABL Collateral Agent, the TLB Facility Collateral Agent, and each additional debt representative party thereto from time to time, and acknowledged and agreed by the Parent Guarantor, the Company and certain of its Subsidiaries party thereto from time to time, as amended, restated, supplemented and/or otherwise modified from time to time.

“Acquired EBITDA” means, with respect to any Acquired Entity or Business or Converted Restricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary (determined as if references to the Parent Guarantor and its Restricted Subsidiaries in the definition of “Consolidated EBITDA” were references to such Acquired Entity or Business and its Restricted Subsidiaries or to such Converted Restricted Subsidiary and its Subsidiaries), all as determined on a consolidated basis for such Acquired Entity or Business or Converted Restricted Subsidiary, as the case may be.

“Acquired Indebtedness” means Indebtedness of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case other than Indebtedness Incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to be Incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

“Additional Assets” means (i) any property or assets that replace the property or assets that are the subject of an Asset Disposition; (ii) any property or assets (other than Indebtedness and Capital Stock) used or to be used by the Parent Guarantor or a Restricted Subsidiary or otherwise useful in a Related Business, and any capital expenditures in respect of any property or assets already so used; (iii) the Capital Stock of a Person that is engaged in a Related Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Parent Guarantor or another Restricted Subsidiary; or (iv) Capital Stock of any Person that at such time is a Restricted Subsidiary acquired from a third party.

“Additional Notes” means any additional Notes (other than the Initial Notes) issued from time to time under this Indenture in accordance with Sections 303 and 407; whether or not they bear the same CUSIP number.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreed Security Principles” means the agreed security principles appended to the TLB Facility, as of the Start Date, as applied mutatis mutandis with respect to the Notes in good faith by the Company.

“Applicable Premium” means with respect to any Note at any Redemption Date, as provided by the Company, the greater of (i) 1.00% of the principal amount of such Note and (ii) the excess, if any, of (A) the present value at such Redemption Date of (1) the redemption price of such Note at October 15, 2027 (such redemption price being set forth in the table appearing in Section 1009), plus (2) all required remaining scheduled payments of interest due on such Note through October 15, 2027 (but excluding accrued and unpaid interest, if any, to, but excluding, the Redemption Date), computed using a discount rate equal to the Treasury Rate, plus 50 basis points, over (B) the principal amount of such Note on such Redemption Date.

“Approved Jurisdiction” means the United States, Canada, England and Wales, Belgium, Netherlands, Germany and any other jurisdiction reasonably acceptable to the administrative agent of the TLB Facility and the TLB Facility Collateral Agent from time to time.

“Asset Disposition” means any sale, lease, transfer or other disposition of shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares, or (in the case of a Foreign Subsidiary) to the extent required by applicable law), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Parent Guarantor or any of its Restricted Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction) other than (i) a disposition to the Parent Guarantor or a Restricted Subsidiary, (ii) a disposition in the ordinary course of business or consistent with past practice and any disposition of surplus, obsolete, damaged, unnecessary, unsuitable or worn out equipment or other property, (iii) a disposition of Cash Equivalents, Investment Grade Securities or Temporary Cash Investments, (iv) the sale or discount (with or without recourse, and on customary or commercially reasonable terms, as determined by the Company in good faith) of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable, (v) any Restricted Payment Transaction, (vi) a disposition that is governed by Article V or a transaction that constitutes a “Change of Control,” (vii) any “fee in lieu” or other disposition of assets to any Governmental Authority that continue in use by the Parent Guarantor or any Restricted Subsidiary, so long as the Parent Guarantor or any Restricted Subsidiary may obtain title to such assets upon reasonable notice by paying a nominal fee, (viii) any exchange of property pursuant to or intended to qualify under Section 1031 (or any successor section) of the Code, or any exchange of equipment to be leased, rented or otherwise used in a Related Business, (ix) any disposition arising from foreclosure, condemnation, eminent domain or similar action with respect to any property or other assets, or exercise of termination rights under any lease, license, concession or other agreement, or necessary or advisable (as determined by the Company in good faith) in order to consummate any acquisition of any Person, business or assets, or pursuant to buy/sell arrangements under any joint venture or similar agreement or arrangement, or of non-core assets acquired in connection with any acquisition of any Person, business or assets or any Investment, (x) any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary, (xi) a disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Parent Guarantor or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), entered into in connection with such acquisition or comprising all or a portion of the consideration for such acquisition, (xii) any single disposition or series of related dispositions for aggregate consideration not to exceed the greater of (a) $185.0 million and (b) 15.0% of LTM EBITDA (measured at the time of such disposition or, at the option of the Company, at the time a binding agreement is entered into with respect to such disposition), (xiii) the abandonment or other disposition of patents, trademarks or other intellectual property that are, in the good faith judgment of the Company, no longer economically practicable to maintain or useful in the conduct of the business of the Parent Guarantor and its Subsidiaries taken as a whole, (xiv) any license, sublicense or other grant of rights in or to any trademark, copyright, patent or other intellectual property, (xv) the creation or granting of any Lien permitted under this Indenture, (xvi) any Financing Disposition, (xvii) the sale, transfer, termination or other disposition of Hedging Obligations or Bank Products Obligations, (xviii) any Permitted Asset Swap, (xix) any disposition in connection with or relating to Qualified Receivables Transactions, Third-Party Vendor Financing Program or other financing transaction with respect to property constructed, acquired or leased by the Parent Guarantor or a Restricted Subsidiary, (xx) any termination, surrender or waiver of contractual rights or the settlement, release, surrender or waiver of contractual, tort, litigation or other claims of any kind, and (xxi) the disposition of any assets (including Capital Stock) acquired in a transaction after the Issue Date, which assets are not useful in the core or principal business of the Parent Guarantor and its Restricted Subsidiaries.

“Authenticating Agent” means any Person authorized by the Trustee pursuant to Section 714 to act on behalf of the Trustee to authenticate Notes.

“Bank Products Agreement” means any agreement pursuant to which a bank or other financial institution agrees to provide cash management services or facilities, including: (a) ACH transactions, (b) controlled disbursement services, treasury, depository, overdraft, and electronic funds transfer services, (c) credit card processing services, (d) purchase cards, (e) credit or debit cards and (f) supply chain financing or similar arrangements.

“Bank Products Obligations” of any Person means the obligations of such Person pursuant to any Bank Products Agreement.

“Belgian Guarantor” means any Guarantor incorporated under the laws of Belgium.

“Board of Directors” means, for any Person, the board of directors or other governing body of such Person or, if such Person does not have such a board of directors or other governing body and is owned or managed by a single entity, the board of directors or other governing body of such entity or, in either case, any committee thereof duly authorized to act on behalf of such board of directors or other governing body. Unless otherwise provided, “Board of Directors” means the Board of Directors of the Parent Guarantor.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banking institutions are authorized or required by law to close in New York City (or any other city in which a paying agent maintains its office).

“Canadian Insolvency Laws” means any of the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), and the Winding-Up and Restructuring Act (Canada), each as now and hereafter in effect, any successors to such statutes, any law in respect of bankruptcy, insolvency, liquidation, dissolution, wind-up, arrangement, restructuring, reorganization, receivership, compromise of debts, a stay of proceedings or the relief of debtors, including, for greater certainty, any proceeding under applicable corporate law whereby a corporation seeks a stay or compromise of the claims of its creditors against it (but in each case shall exclude any part of such law which relates to any solvent reorganization or solvent restructuring process), and any Canadian law in respect of the appointment of a receiver, receiver-manager or interim receiver.

“Capital Stock” of any Person means any and all shares or units of, rights to purchase, warrants or options (including any Permitted Bond Hedge Transaction) for, or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Captive Insurance Company” means a Wholly Owned Subsidiary of the Parent Guarantor created solely for providing self-insurance for the Parent Guarantor and its Subsidiaries and engaging in no other activities other than activities ancillary thereto and necessary for the maintenance of corporate existence.

“Cash Equivalents” means any of the following: (a) money, (b) securities issued or fully guaranteed or insured by the United States of America, Canada, the United Kingdom or a member state of the European Union or any agency or instrumentality of any thereof, (c) time deposits, certificates of deposit or bankers’ acceptances of (i) any bank or other institutional lender under the Secured Credit Facilities or any affiliate thereof or (ii) any commercial bank having capital, surplus and undivided profits in excess of $250.0 million in the case of U.S. banks and $100.0 million (or the foreign currency equivalent thereof as of the date of such investment) in the case of non-U.S. banks and the commercial paper of the holding company of which is rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or, if at such time neither is issuing ratings, a comparable rating of another nationally recognized rating agency), (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c)(i) or (c)(ii) above, (e) money market instruments, commercial paper or other short-term obligations rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or, if at such time neither is issuing ratings, a comparable rating of another nationally recognized rating agency), (f) investments in money market funds subject to the risk limiting conditions of Rule 2a-7 or any successor rule of the SEC under the Investment Company Act of 1940, as amended and (g) investments similar to any of the foregoing denominated in foreign currencies approved by the Board of Directors.

“CFC” means a controlled foreign corporation within the meaning of Section 957 of the Code.

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Parent Guarantor and its Subsidiaries taken as a whole to any “Person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than the Parent Guarantor or one of its Subsidiaries, (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “Person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of the Parent Guarantor’s Voting Stock or (3) the adoption by the stockholders of the Parent Guarantor of a plan or proposal for the liquidation or dissolution of the Parent Guarantor. Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) the Parent Guarantor becomes a Wholly Owned Subsidiary of a holding company and (2) either the holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Parent Guarantor’s Voting Stock immediately prior to that transaction or no Person (other than such holding company) beneficially owns, directly or indirectly, more than 50% of the outstanding number of shares of the Parent Guarantor’s Voting Stock.

“Change of Control Triggering Event” means, with respect to the Notes, the occurrence of both a Change of Control and a Rating Event.

“Clearstream” means Clearstream Banking, S.A., or any successor securities clearing agency.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all assets and property of the Company and the Guarantors, whether real, personal or mixed with respect to which a Lien is granted (or purported to be granted) as security for any Obligations under the Notes, this Indenture, the Note Guarantees and the Security Documents (including proceeds and products thereof), in each case, except to the extent constituting Excluded Assets.

“Collateral Agent” means the party named as such in the preamble of this Indenture until a successor replaces it and, thereafter, means the successor.

“Commodities Agreement” means, in respect of a Person, any commodity futures contract, forward contract, option or similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or beneficiary.

“Common Stock” means with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock, whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Company” means Xerox Corporation, a New York corporation, and any successor in interest thereto.

“Company Request” and “Company Order” mean, respectively, a written request, order or consent signed in the name of the Company by an Officer of the Company.

“Consolidated Cash Interest Expense” means, with respect to any Person for any period, the cash interest expense (including that attributable to Finance Lease Obligations), net of cash interest income, of such Person and its Restricted Subsidiaries with respect to all outstanding Indebtedness of such Person and its Restricted Subsidiaries, including all cash commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net cash costs under hedging agreements, but excluding:

(1) amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses and any other amounts of non-cash interest (including as a result of the effects of acquisition method accounting or pushdown accounting),

(2) non-cash interest expense attributable to the movement of the mark to market valuation of obligations under hedging agreements or other derivative instruments pursuant to FASB Accounting Standards Codification No. 815 Derivatives and Hedging,

(3) any one time cash costs associated with breakage in respect of hedging agreements for interest rates,

(4) [reserved],

(5) any “additional interest” owing pursuant to a registration rights agreement with respect to any securities,

(6) any payments with respect to make whole premiums or other breakage costs of any indebtedness, including, without limitation, any Indebtedness issued in connection with the Transactions,

(7) penalties and interest relating to taxes,

(8) accretion or accrual of discounted liabilities not constituting indebtedness,

(9) interest expense attributable to a direct or indirect parent entity resulting from push down accounting,

(10) any expense resulting from the discounting of indebtedness in connection with the application of recapitalization or purchase accounting, and

(11) pay in kind interest expense of such Person and its Restricted Subsidiaries payable pursuant to the terms of the agreements governing debt for borrowed money, all as calculated on a consolidated basis in accordance with GAAP.

“Consolidated Coverage Ratio” means, as of any date of determination, the ratio of (i) LTM EBITDA to (ii) the sum of (a) the aggregate amount of Consolidated Cash Interest Expense for the period of the most recent four consecutive fiscal quarters of the Parent Guarantor ending prior to the date of such determination for which consolidated financial statements of the Parent Guarantor are available and (b) with respect to the Incurrence of Indebtedness pursuant to Section 407(a), all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Stock, in each case, for such four fiscal quarters, calculated on a Pro Forma Basis.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness). If any Indebtedness bears, at the option of the Parent Guarantor or a Restricted Subsidiary, a rate of interest based on a prime or similar rate, a eurocurrency interbank offered rate, a secured overnight financing rate, or other fixed or floating rate, and such Indebtedness is being given pro forma effect, the interest expense on such Indebtedness shall be calculated by applying such optional rate as the Parent Guarantor or such Restricted Subsidiary may designate. If any Indebtedness that is being given pro forma effect was Incurred under a revolving credit facility, the interest expense on such Indebtedness shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on a Finance Lease Obligation shall be deemed to accrue at an interest rate determined in good faith by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Finance Lease Obligation in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, plus

(1) without duplication and, except in the case of clauses (k) and (l) below, to the extent the same was deducted in calculating Consolidated Net Income:

(a) provision for taxes based on income, profits or capital, including state, franchise, provincial, excise and similar taxes and foreign withholding taxes paid or accrued, including any penalties and interest relating to any tax examinations, and state taxes in lieu of business fees (including business license fees) and payroll tax credits, income tax credits and similar tax credits, and including an amount equal to the amount of tax distributions for such taxes actually made by such Person in respect of such period (in each case, to the extent attributable to the operations of such Person and its Subsidiaries), which will be included (without duplication) as though such amounts had been paid as income taxes directly by such Person; plus

(b) Consolidated Interest Expense; plus

(c) any loss, charge, expense, cost, accrual or reserve of any kind (i) attributable to the planning, undertaking and/or implementation of cost savings or strategic initiatives, business optimization, cost rationalization programs, operating expense reductions and/or other initiatives, actions or synergies (including, without limitation, in connection with any integration, restructuring or transition), (ii) relating to the closure, abandonment or consolidation of any facility and/or discontinued operations or product lines (including but not limited to severance, rent termination costs, moving costs and legal costs), any systems implementation, any expansion and/or relocation or any entry into a new market, or (iii) relating to any severance, any signing, retention or completion bonus, or any modification to any pension and post-retirement employee benefit plan; provided that the aggregate amount included pursuant to this clause (c), taken together with the aggregate amount included pursuant to clause (k) below and clause (2) of the definition of “Pro Forma Basis,” shall not exceed the Shared EBITDA Cap; plus

(d) all depreciation and amortization (including amortization of (A) intangible assets, including capitalized software expenditures, deferred financing fees, debt issuance costs, commissions, fees and expenses, bridge, commitment and other financing fees, discounts and yield and (B) unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits) losses, charges and expenses; plus

(e) all

(A) losses, charges and expenses relating to the Transactions;

(B) other customary, non-recurring fees, costs and expenses (including legal, structuring and other costs and expenses), or any amortization thereof, related to the Transactions (including all expenses related thereto);

(C) extraordinary, infrequent, unusual or non-recurring charges, expenses or losses;

(D) transaction fees, costs and expenses incurred in connection with the consummation of any transaction that is out of the ordinary course of business (or any transaction proposed but not consummated) permitted under this Indenture, including equity issuances, investments, acquisitions, dispositions (including any Sale and Leaseback Transaction), recapitalizations, mergers, option buyouts and the incurrence, modification, refinancing or repayment of Indebtedness permitted to be incurred under this Indenture (including any Refinancing Indebtedness) or any amendments, waivers or other modifications (whether or not successful) under the agreements relating to such Indebtedness or similar transactions and all ratings agency costs and expenses;

(E) without duplication of any of the foregoing, non-operating or nonrecurring professional fees, costs and expenses for such period; plus

(F) costs and expenses in connection with new product launches; plus

(G) [reserved];

(H) non-cash charges, expenses or losses (including (x) relating to the granting or vesting of restricted stock, stock options, warrants, stock appreciation and similar rights, “phantom” stock plans, non-compete agreements and other similar agreements, and (y) resulting from liabilities under permitted Hedging Agreements) and transaction fees and expenses incurred in connection with entering into permitted Hedging Agreements (provided that if any such non-cash charges, expenses or losses represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(I) any director’s fees payable in cash during such period to any director of such Person or of any Parent Entity of such Person, and the reimbursement of reasonable out-of-pocket costs and expenses for employees, consultants, directors, officers and board observers of such Person (or any Parent Entity of such Person) or its (and if applicable, any Parent Entity’s) Subsidiaries in the ordinary course of business; plus

(f) any expense or deduction attributable to minority Capital Stock of third parties in any Restricted Subsidiary that is not a Wholly Owned Subsidiary of such Person; plus

(g) [reserved]; plus

(h) earn-out and contingent obligations (included to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments, non-compete agreements and similar agreements and expenses related thereto incurred in connection with any Investment; plus

(i) all charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of Capital Stock held by officers or employees of such Person or any Subsidiary and all losses, charges and expenses related to payments made to holders of options or other derivative Capital Stock in the common equity of such Person in connection with, or as a result of, any distribution being made to equity holders of such Person or any of its direct or indirect parents, which payments are being made to compensate such option holders as though they were equity holders at the time of, and entitled to share in, such distribution; plus

(j) all non-cash losses, charges and expenses, including any write-offs or write-downs; provided that if any such non-cash charge represents an accrual or reserve for potential cash items in any future four-fiscal quarter period (i) the Company may determine not to add back such noncash charge in the period for which Consolidated EBITDA is being calculated and (ii) to the extent the Company does decide to add back such non-cash charge, the cash payment in respect thereof in such future four-fiscal quarter period will be subtracted from Consolidated EBITDA for such future four-fiscal quarter period; plus

(k) pro forma “run rate” cost savings, operating expense reductions, restructuring charges and synergies related to operational efficiencies, strategic initiatives and cost saving initiatives, acquisitions, divestitures, other specified transactions, restructurings, Permitted Investments and other initiatives and actions, in each case, reasonably expected by such Person to be realized based upon actions that have been taken as of the date of such calculation, or as of the date of such calculation are reasonably expected to be taken within 24 months of the date of such calculation, without duplication of the amount of actual benefits realized during such period from such action, which cost savings, operating expense reductions, restructuring charges and synergies are factually supportable and reasonably identifiable in the good faith determination of such Person; provided that the aggregate amount included pursuant to this clause (k), taken together with the aggregate amount included pursuant to clause (c) above and clause (2) of the definition of “Pro Forma Basis”, shall not exceed the Shared EBITDA Cap; plus

(1) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (2) below for any previous period and not added back; and

(2) decreased, without duplication and to the extent increasing such Consolidated Net Income for such period, by non-cash gains (excluding any non-cash gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that were deducted (and not added back) in the calculation of Consolidated EBITDA for any prior period ending after the Issue Date).

Notwithstanding the foregoing, there shall be included in determining Consolidated EBITDA for any period, without duplication (and in each case determined on the same basis as the definition of “Consolidated EBITDA” and “Pro Forma Basis”), (A) the Acquired EBITDA of any Person or business, or attributable to any property or asset acquired by such Person or any of its Restricted Subsidiaries during such period (but not the Acquired EBITDA of any related Person or business or any Acquired EBITDA attributable to any assets or property, in each case to the extent not so acquired) to the extent not subsequently sold, transferred, abandoned or otherwise disposed of by such Person or such Restricted Subsidiary (each such Person, business, property or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”) and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), in each case based on the Acquired EBITDA of such entity for such period; and (B) an adjustment in respect of each Acquired Entity or Business and Converted Restricted Subsidiary equal to the amount of the pro forma effect with respect to such Acquired Entity or Business and Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition) and to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset sold, transferred, abandoned or otherwise disposed of, closed or classified as discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of) by such Person or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”) and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), in each case, based on the Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period; provided that notwithstanding any classification under GAAP of any Person or business in respect of which a definitive agreement for the disposition thereof has been entered into or classified as discontinued operations, the Disposed EBITDA of such Person or business shall not be excluded until such disposition has been consummated.

“Consolidated First Lien Indebtedness” means, as of any date of determination, the amount of Consolidated Total Indebtedness as of such date that is then secured by Liens (other than on property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby) that are pari passu with the Liens on the Collateral securing the Notes (and, for the avoidance of doubt, excluding any Indebtedness secured by Liens that are junior to such Liens).

“Consolidated First Lien Leverage Ratio” means, as of any date of determination, the ratio of (i) Consolidated First Lien Indebtedness as of the most recent fiscal quarter end for which an internal consolidated balance sheet of the Parent Guarantor is available to (ii) LTM EBITDA, calculated on a Pro Forma Basis.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1) the aggregate interest expense of such Person and its Restricted Subsidiaries for such period, calculated on a consolidated basis in accordance with GAAP, to the extent such expense was deducted in computing Consolidated Net Income (including pay-in-kind interest payments, amortization of original issue discount, the interest component of Finance Lease Obligations and net payments and receipts (if any) pursuant to Hedging Agreements relating to interest rates (other than in connection with the early termination thereof) but excluding any noncash interest expense attributable to the movement in the mark-to-market valuation of hedging obligations, all amortization or write-off of financing costs, accretion or accrual of discounted liabilities not constituting Indebtedness, any expense resulting from discounting of Indebtedness in conjunction with recapitalization or purchase accounting, any “additional interest” in respect of registration rights arrangements for any securities, any expenses and expensing of bridge, commitment and interest with respect to Indebtedness of any Parent Entity appearing upon the balance sheet of the Parent Guarantor solely by reason of push-down accounting under GAAP); plus

(2) consolidated capitalized interest of the referent Person and its Restricted Subsidiaries for such period, whether paid or accrued; plus

(3) any amounts paid or payable in respect of interest on Indebtedness the proceeds of which have been contributed to the referent Person and that has been Guaranteed by the referent Person; less

(4) interest income of the referent Person and its Restricted Subsidiaries for such period.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis (and calculated before any deduction for dividends on any Preferred Stock); provided, however, that:

(1) all net after-tax extraordinary, infrequent, nonrecurring or unusual gains, losses, income, expenses, costs, accruals, charges and reserves of any kind, and in any event including all (i) restructuring, severance, rent, relocation, retention, consolidation, integration or other similar charges and expenses, (ii) contract termination costs, (iii) litigation and other legal costs, (iv) excess pension charges, (v) system establishment charges, (vi) start-up or closure or transition costs, (vii) expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, (viii) fees, expenses or charges relating to curtailments, severance, signing, retention or completion bonus, or any pension and post-retirement employee benefit plans (and any modifications thereto) in connection with the Transactions or otherwise, (ix) expenses or charges associated with the shut down or consolidation of facilities or offices and/or discontinued operations (including but not limited to severance, rent termination costs, moving costs and legal costs), (x) opening costs, cost savings or strategic initiatives, business optimization, cost rationalization programs, operating expense reductions, systems implementations, expansion and/or relocation or any entry into a new market, other initiatives, actions or synergies (including, without limitation, in connection with any integration, restructuring or transition), and (xi) any fees, expenses, charges or change in control payments related to the Transactions or otherwise (including any transition-related expenses incurred before, on or after the Issue Date), will be excluded;

(2) all net after-tax income, loss, expense or charge from abandoned, closed or discontinued operations and any net after-tax gain or loss on the disposal of abandoned, closed or discontinued operations will be excluded;

(3) all net after-tax gain, loss, expense or charge attributable to business dispositions (including Capital Stock of any Person) and asset dispositions or abandonments other than in the ordinary course of business (as determined in good faith by the Company) will be excluded;

(4) all net after-tax income, loss, expense or charge attributable to the early extinguishment, modification or cancellation of Indebtedness, Hedging Agreements or other derivative instruments will be excluded;

(5) all non-cash gain, loss, expense or charge attributable to the movement in the mark-to- market valuation of Hedging Agreements or other derivative instruments will be excluded;

(6) (a) the net income for such period of any Person that is not a Restricted Subsidiary of the referent Person, or that is accounted for by the equity method of accounting, will be included only to the extent of the amount of dividends or distributions or other payments that are or are permitted to be paid in cash (or converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period; and (b) the net income for such period will include any ordinary course dividends, distributions or other payments in cash received from any such Person during such period in excess of the amounts included in clause (a) hereof;

(7) the cumulative effect of a change in accounting principles during such period will be excluded;

(8) the effects of purchase accounting, fair value accounting or recapitalization accounting adjustments (including the effects of such adjustments pushed down to the referent Person and its Restricted Subsidiaries) resulting from the application of purchase accounting, fair value accounting or recapitalization accounting in relation to the Transactions or any acquisition consummated before or after the Issue Date, and the amortization, write-down or write-off of any amounts thereof, net of taxes, will be excluded;

(9) all non-cash impairment charges and asset write-ups, write-downs and write-offs will be excluded;

(10) all non-cash charges or expenses realized in connection with or resulting from stock option plans, employee benefit plans or agreements or post-employment benefit plans or agreements, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other similar rights will be excluded;

(11) any costs or expenses incurred in connection with the payment of dividend equivalent rights to option holders pursuant to any management equity plan, stock option plan or any other management or employee benefit plan or agreement or post-employment benefit plan or agreement will be excluded;

(12) accruals and reserves for liabilities or expenses that are established or adjusted as a result of the Transactions or any acquisition constituting an Investment will be excluded;

(13) all amortization and write-offs of deferred financing fees, debt issuance costs, commissions, fees and expenses and expensing of any bridge, commitment or other financing fees will be excluded;

(14) any currency translation gains and losses related to changes in currency exchange rates (including remeasurements of Indebtedness and any net loss or gain resulting from Hedging Agreements for currency exchange risk), will be excluded;

(15) (a) the non-cash portion of “straight-line” rent expense will be excluded and (b) the cash portion of “straight-line” rent expense that exceeds the amount expensed in respect of such rent expense will be included;

(16) expenses and lost profits with respect to liability or casualty events or business interruption will be disregarded to the extent covered by insurance and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer, but only to the extent that such amount (a) has not been denied by the applicable carrier in writing and (b) is in fact reimbursed within 365 days of the date on which such liability was discovered or such casualty event or business interruption occurred (with a deduction for any amounts so added back that are not reimbursed within such 365-day period); provided that any proceeds of such reimbursement when received will be excluded from the calculation of Consolidated Net Income to the extent the expense or lost profit reimbursed was previously disregarded pursuant to this clause (16);

(17) losses, charges and expenses that are covered by indemnification or other reimbursement provisions in connection with any Investment, acquisition or asset disposition will be excluded to the extent actually reimbursed, or, so long as such Person has made a determination that a reasonable basis exists for indemnification or reimbursement, but only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days);

(18) non-cash charges for deferred tax asset valuation allowances will be excluded; and

(19) any non-cash decrease or increase in revenues resulting from the revaluation of inventory (including any impact of changes to inventory valuation policy methods including changes in capitalization of variances) will be excluded.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds actually received from business interruption insurance and reimbursements of any expenses and charges pursuant to indemnification or other reimbursement provisions in connection with any Investment or any sale, conveyance, transfer or other disposition of assets, in each case, permitted under the terms hereof.

“Consolidated Secured Indebtedness” means, as of any date of determination, the amount of Consolidated Total Indebtedness as of such date that is then secured by Liens on property or assets of the Parent Guarantor and its Restricted Subsidiaries (other than property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby). For the avoidance of doubt, any outstanding Indebtedness pursuant to any Third-Party Vendor Financing Program or Qualified Receivables Transactions will constitute Consolidated Secured Indebtedness.

“Consolidated Secured Leverage Ratio” means, as of any date of determination, the ratio of (i) Consolidated Secured Indebtedness as of the most recent fiscal quarter end for which an internal consolidated balance sheet of the Parent Guarantor is available to (ii) LTM EBITDA, calculated on a Pro Forma Basis.

“Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to the sum (without duplication) of all Indebtedness (other than letters of credit or bank guarantees to the extent undrawn or drawn and reimbursed within two (2) Business Days) consisting of Finance Lease Obligations, Indebtedness for borrowed money (including all drawn letters of credit and bank guarantees not reimbursed within two Business Days) and purchase money Indebtedness of the Parent Guarantor and its Restricted Subsidiaries and all Guarantees of the foregoing, determined on a consolidated basis in accordance with GAAP, based upon the financial statements for the most recent four consecutive fiscal quarters of the Parent Guarantor ending prior to the date of such determination for which consolidated financial statements of the Parent Guarantor are available, calculated on a Pro Forma Basis, as such amount may be adjusted to reflect the effect (as determined by the Company in good faith) of any hedge agreement or other derivative instrument entered into in respect of the currency exchange risk relating to such Indebtedness, calculated on a mark-to-market basis; provided that, notwithstanding anything to the contrary in the foregoing, Consolidated Total Indebtedness shall not include any intercompany indebtedness among the Parent Guarantor and/or the Restricted Subsidiaries. For the avoidance of doubt, outstanding Indebtedness pursuant to the ABL Credit Agreement (including any undrawn commitments thereunder) and any Third-Party Vendor Financing Program or Qualified Receivables Transaction will constitute Consolidated Total Indebtedness.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (i) Consolidated Total Indebtedness as of the most recent fiscal quarter end for which an internal consolidated balance sheet of the Parent Guarantor is available to (ii) LTM EBITDA, calculated on a Pro Forma Basis.

“Consolidation” means the consolidation of the accounts of each of the Restricted Subsidiaries with those of the Parent Guarantor in accordance with GAAP; provided that “Consolidation” will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Parent Guarantor or any Restricted Subsidiary in any Unrestricted Subsidiary will be accounted for as an investment. The term “Consolidated” has a correlative meaning.

“Contingent Obligation” means, with respect to any Person, any obligation of such Person guaranteeing any obligation that does not constitute Indebtedness (a “primary obligation”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (1) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (2) to advance or supply funds (a) for the purchase or payment of any such primary obligation, or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof or (4) as an account party in respect of any letter of credit, letter of guaranty or bankers’ acceptance.

“Corporate Trust Office” means the office of the Trustee and the Collateral Agent at which at any particular time its corporate trust business related to this Indenture shall be administered, which office on the Issue Date is located at (i) solely for purposes of surrender for registration of transfer or exchange or for presentation for payment or repurchase is located at 111 Fillmore Avenue, St. Paul, MN 55107, Attention: Global Corporate Trust - Xerox Corporation, and (ii) for all other purposes is located at CityPlace I, 185 Asylum Street, 27th Floor, Hartford, CT 06103, Attention: Global Corporate Trust - Xerox Corporation, or such other address as the Trustee or the Collateral Agent may designate from time to time, or the designated corporate trust office of any successor trustee or collateral agent, as applicable.

“Currency Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangements (including derivative agreements or arrangements), as to which such Person is a party or a beneficiary.

“Current Asset Collateral” has the meaning assigned to the term “ABL Priority Collateral” in the ABL Intercreditor Agreement.

“Debt Facilities” means one or more of (i) the Secured Credit Facilities, and (ii) any other facilities, indentures or arrangements designated by the Company, in each case with one or more banks or other lenders, investors or institutions providing for revolving credit loans, term loans, notes, receivables, inventory or real estate financings (including without limitation through the sale of receivables, inventory, real estate and/or other assets to such institutions or to special purpose entities formed to borrow from such institutions against such receivables, inventory, real estate and/or other assets or the creation of any Liens in respect of such receivables, inventory, real estate and/or other assets in favor of such institutions), letters of credit or other Indebtedness, in each case, including all agreements, instruments and documents executed and delivered pursuant to or in connection with any of the foregoing, including but not limited to any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent, trademark and copyright security agreement, mortgages or letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original banks, lenders, investors or institutions or other banks, lenders, investors or institutions or otherwise, and whether provided under any original Debt Facility or one or more other credit agreements, indentures, financing agreements or other Debt Facilities or otherwise). Without limiting the generality of the foregoing, the term “Debt Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Debtor Relief Laws” means the Bankruptcy Law and all other applicable liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that is, or after notice or passage of time or both would be, an Event of Default.

“Depositary” means The Depository Trust Company, its nominees and successors.

“Designated Noncash Consideration” means noncash consideration received by the Parent Guarantor or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Noncash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation.

“Designated Senior Parity Lien Collateral Agent” has the meaning assigned to such term in the Pari Passu First Lien Intercreditor Agreement.

“Disinterested Directors” means, with respect to any Affiliate Transaction, one or more members of the Board of Directors of the Parent Guarantor, or one or more members of the Board of Directors, having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of any such Board of Directors shall not be deemed to have such a financial interest by reason of such member’s holding Capital Stock of the Parent Guarantor or any options, warrants or other rights in respect of such Capital Stock or by reason of such member receiving any compensation in respect of such member’s role as director.

“Disposed EBITDA” means, with respect to any Sold Entity or Business or Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary (determined as if references to the Parent Guarantor and its Restricted Subsidiaries in the definition of “Consolidated EBITDA” were references to such Sold Entity or Business and its respective Subsidiaries or to such Converted Unrestricted Subsidiary and its Subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business or Converted Unrestricted Subsidiary, as the case may be.

“Disqualified Stock” means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control,” or an Asset Disposition or other disposition) (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock, (iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the final Stated Maturity of the Notes or (iv) provides for the scheduled payment of dividends in cash; provided that only the portion of the Capital Stock that matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Parent Guarantor or its Subsidiaries or by any such plan to such employees, such Capital Stock will not constitute Disqualified Stock solely because it may be required to be repurchased by the Parent Guarantor or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; and provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock will not be deemed to be Disqualified Stock.

“Domestic Subsidiary” means any Restricted Subsidiary of the Parent Guarantor that is organized under the laws of the United States, any state thereof or the District of Columbia.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a sale of Capital Stock of the Parent Guarantor (other than through the issuance of Disqualified Stock) other than (a) offerings registered on Form S-8 (or any successor form) under the Securities Act or any similar offering in other jurisdictions or other securities of the Parent Guarantor or any Parent Entity and (b) issuances of Capital Stock to any Restricted Subsidiary of the Parent Guarantor.

“Euroclear” means Euroclear Bank SA/NV, as operator of the Euroclear System, or any successor securities clearing agency.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Exchange Support Agreement” means the Exchange Support Agreement, dated as of October 29, 2026, among the Company, Parent Guarantor, the Subsidiary Guarantors and the consenting holders thereto, as amended, restated, supplemented or otherwise modified from time to time.

“Excluded Accounts” means:

(1) accounts used exclusively as payroll and payroll taxes accounts, employee wage and benefit payment accounts, withholding tax and other fiduciary and trust accounts, escrow accounts in respect of arrangements with non-affiliated third parties, worker’s compensation and customs accounts and petty accounts and any escrow accounts opened for the benefit of employees in order to comply with section 8a of the German Act on Partial Retirement (Altersteilzeitgesetz) or section 7e of the German Social Security Code IV (Sozialgesetzbuch IV),

(2) zero balance disbursement account,

(3) rental deposit accounts (Mietkautionskonten),

(4) accounts which individually have an average daily closing balance for any fiscal month of less than $500,000 and which, collectively, together with any other accounts that are Excluded Accounts pursuant to this clause (4), have a daily closing balance on any date of less than $3,000,000, and

(5) checking or other demand deposit account and securities accounts holding cash or Cash Equivalents subject to a Lien permitted under clause(s) of the definition of Permitted Liens securing Indebtedness permitted under Section 407 of this Indenture so long as such cash and Cash Equivalents are not used for any purpose other than to defease, or otherwise satisfy and discharge, such Indebtedness and such cash and Cash Equivalents are used to defease, or otherwise satisfy and discharge, such Indebtedness (to the extent of such cash and Cash Equivalents) within sixty (60) days of the deposit thereof.

“Excluded Assets” means the following assets and property which are excluded from the Collateral, including, without limitation:

(1) all Excluded Equity Interests;

(2) all leasehold real property interests and all fee simple real property that has a fair market value (as determined in good faith by the Company) at the time of acquisition thereof of less than $25,000,000;

(3) assets to the extent and for so long as a security interest therein would result in materially adverse tax, accounting or regulatory consequences, in each case, as reasonably determined by the Company in good faith in writing to the Collateral Agent, other than any assets (other than Excluded Equity Interests) owned by the Parent Guarantor, the Company or a Guarantor;

(4) any governmental licenses or state or local franchises, charters and authorizations that are not permitted to be pledged under applicable law (after giving effect to the applicable anti-assignment provisions of the UCC, the PPSA or any other applicable law);

(5) any “intent-to-use” applications for trademark or service mark registrations filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, unless and until an Amendment to Allege Use or a Statement of Use under Sections 1(c) and 1(d) of the Lanham Act has been filed, to the extent that, and solely during the period for which, any assignment of an “intent-to-use” application prior to such filing would impair the validity or enforceability of or render void or voidable or result in the cancellation of the applicable owner’s right title or interest therein or any trademark or service mark issued as a result of such application under applicable federal law and any other intellectual property in any jurisdiction where such pledge or security interest would cause the invalidation or abandonment of such intellectual property under applicable law;

(6) any Excluded Account;

(7) any assets owned directly or indirectly by a Restricted Subsidiary that is not, and is not required to be, a Guarantor;

(8) vehicles and any other assets subject to certificates of title (other than to the extent perfection of a security interest therein may be accomplished by filing a UCC financing statement, a PPSA financing statement or similar document under applicable law);

(9) assets to the extent the granting of a security interest therein would be prohibited or restricted by any permitted contractual obligation binding on and relating to such asset at the time of acquisition thereof (and not entered into in contemplation thereof) after giving effect to the applicable anti-assignment provisions of the UCC, the PPSA or any other applicable law; provided, however, that the Collateral shall include (and such security interest shall attach and the definition of “Excluded Assets” shall not then include) immediately at such time as the contractual provisions referred to above shall no longer be applicable and to the extent severable, and shall attach immediately to any portion of such asset not subject to the provisions specified in this clause (9); provided, further, that the exclusions referred to in this clause shall not include any proceeds of such contractual obligation;

(10) the Company’s or any Guarantor’s right, title or interest in any lease, license, contract or agreement to which such entity is a party to the extent, but only to the extent, that such a grant would, under the terms of such lease, license, contract or agreement, result in a breach of (or violate) the terms of, or constitute a default under, or result in the abandonment, invalidation or unenforceability of or create a right of termination in favor of or require the consent of any other party thereto (other than the Parent Guarantor or one of its Subsidiaries), such lease, license, contract or agreement (after giving effect to the applicable anti-assignment provisions of the UCC, the PPSA or any other applicable law (including Title 11 of the United States Code)); provided, however, that the Collateral shall include (and such security interest shall attach and the definition of “Excluded Assets” shall not then include) immediately at such time as the contractual or legal provisions referred to above shall no longer be applicable and to the extent severable, and shall attach immediately to any portion of such lease, license, contract or agreement not subject to the provisions specified in this clause (10); provided further that the exclusions referred to in this clause shall not include any proceeds of such lease, license, contract or agreement;

(11) assets to the extent the granting of a security interest therein would be prohibited or restricted by applicable law, rule or regulation (including any requirement to obtain the consent, approval, license or authorization of any Governmental Authority which has not been obtained) (after giving effect to the applicable anti-assignment provisions of the UCC, the PPSA or any other applicable law);

(12) any assets to the extent the cost, burden, difficulty or consequence of obtaining or perfecting a security interest therein outweighs the benefit of the security afforded thereby as reasonably determined by the Company in its reasonable judgment;

(13) any assets sold, transferred or otherwise disposed pursuant to Qualified Receivables Transactions or Third-Party Vendor Financing Programs; or

(14) any assets and proceeds thereof subject to a Lien permitted by Section 407(b)(iv) to the extent that the documents providing for the Indebtedness secured by such Liens do not permit such assets and proceeds thereof to be pledged to the Collateral Agent (after giving effect to the applicable anti-assignment provisions of the UCC, the PPSA or any other applicable law (including Title 11 of the United States Code) or principles of equity); provided, further that the exclusions referred to in this clause (14) shall not include any proceeds of such document including any loans or funds received pursuant to such documents.

Excluded Assets shall not include any proceeds, substitutions or replacements of any Excluded Assets referred to above (unless such proceeds, substitutions or replacements would themselves constitute Excluded Assets referred to above).

In no event shall any control agreements be required with respect to any deposit, securities or commodities accounts.

“Excluded Equity Interests” means any and all of the following Equity Interests, whether now owned or hereafter acquired:

(1) interests in non-wholly owned partnerships, non-wholly owned joint ventures and non-wholly owned subsidiaries which cannot be pledged without the consent of one or more unaffiliated third parties or not permitted by the terms of such person’s organizational or joint venture documents (so long as such prohibition did not arise as part of the acquisition or formation thereof or in anticipation of the issuance of the Notes but with no requirement to seek any such consent) (after giving effect to the applicable anti-assignment provisions of the UCC, the PPSA or any other applicable law);

(2) interests in Immaterial Subsidiaries (except to the extent the security interest therein can be perfected by the filing of a Form UCC-1 financing statement, PPSA financing statement or similar document under applicable law), Captive Insurance Companies, not-for-profit subsidiaries, Finance SPE and any special purpose vehicle or entity and Unrestricted Subsidiaries;

(3) margin stock;

(4) voting Equity Interests of any Foreign Subsidiary that is a CFC or any FSHCO (other than any Foreign Subsidiary or FSHCO that is the Company or a Guarantor), in excess of 65% of the issued and outstanding voting Equity Interests of such Foreign Subsidiary or FSHCO;

(5) any Equity Interests to the extent that a pledge of such Equity Interests to the Collateral Agent would give rise to additional subsidiary reporting requirements under Rule 3-10 or Rule 3-16 of Regulation S-X promulgated under the Exchange Act;

(6) to the extent applicable law requires that a Subsidiary of the Company or a Guarantor to issue directors’ qualifying shares, nominee shares or similar shares which are required by applicable law to be held by persons other than the Company or such Guarantor, such qualifying shares, nominee shares or similar shares held by Persons other than the Company or such Guarantor;

(7) any Equity Interests if, to the extent and for so long as the pledge of such Equity Interests hereunder is prohibited or restricted by any applicable law, rule or regulation including any requirement to obtain consent, approval, license or authorization of any Governmental Authority which has not been obtained (after giving effect to the applicable anti-assignment provisions of the UCC, the PPSA or any other applicable law); provided that such Equity Interests shall cease to be Excluded Equity Interests at such time as such prohibition ceases to be in effect;

(8) Equity Interests (other than Equity Interests in the Company or a Guarantor) to the extent and for so long as the pledge of the same would result in materially adverse tax, accounting or regulatory consequences, in each case, as reasonably determined by the Company in writing to the Trustee, or

(9) any Equity Interests or Indebtedness to the extent that a pledge of such Equity Interests or Indebtedness would not be required in accordance with the Agreed Security Principles.

“Excluded Subsidiary” means any:

(1) Immaterial Subsidiary;

(2) Subsidiary that is not a Wholly Owned Subsidiary of the Company or a Guarantor; provided that no Subsidiary shall be deemed to be an Excluded Subsidiary pursuant to this clause (2) as a result of the issuance of, or disposition of, Equity Interests issued by such Subsidiary after the Issue Date to a Person if prior to such disposition or issuance such Subsidiary was a Wholly Owned Subsidiary unless:

(x) such transaction is entered into by the Parent Guarantor or any of its Restricted Subsidiaries for a bona fide business purpose and, for the avoidance of doubt, not for the primary purpose of causing such Subsidiary to be released from its Guarantee pursuant to Section 1303 as a result of such Subsidiary otherwise constituting an Excluded Subsidiary pursuant to this clause (2);

(y) [reserved]; and

(z) after giving pro forma effect to the applicable release, the Company and the Guarantors are deemed to have made a new Investment in such Person on the date of such release (as if such Subsidiary was not a Guarantor) in an amount equal to the portion of the fair market value of the Company and the Guarantors’ retained ownership interest in such Subsidiary and such Investment would be permitted under this Indenture;

(3) Unrestricted Subsidiary;

(4) Foreign Subsidiary, other than any Foreign Subsidiary that is a guarantor under the TLB Credit Agreement and is organized or incorporated in an Approved Jurisdiction;

(5) Finance SPE and any special purpose vehicle or entity;

(6) Subsidiary if acting as a Guarantor, or its Note Guarantee, would, and only so long as it would, (a) be prohibited or restricted by applicable law, rule or regulation or by any contractual obligation existing on (but not incurred in anticipation of) the Issue Date or on the date such Subsidiary is acquired, organized or incorporated (as long as, in the case of an acquisition, organization, incorporation or division of a Subsidiary, such prohibition or restriction did not arise as part of or in anticipation of such acquisition, organization, incorporation or division) or (b) require a governmental, regulatory or third party (other than the Company or a Guarantor or an Affiliate of the Company or a Guarantor) consent, approval, license or authorization (unless such consent, approval, license or authorization has been received);

(7) any Subsidiary that is a Captive Insurance Company or not-for-profit Subsidiary;

(8) any Subsidiary (which is not a Guarantor or required to become a Guarantor as of the Issue Date) for which the provision of a Note Guarantee would result in material adverse tax consequences as reasonably determined by the Company;

(9) any acquired Restricted Subsidiary, the purchase of which is financed with any Indebtedness not incurred in violation of Section 407 of this Indenture that constitutes Acquired Indebtedness and any Restricted Subsidiary thereof that guarantees such indebtedness, in each case to the extent such Indebtedness prohibits or therein prevents such Restricted Subsidiary from becoming a Guarantor and such prohibition or prevention was not entered into in contemplation of such acquisition; and

(10) any Subsidiary in circumstances where, in the good faith judgment of the Company any of the cost and/or burden of providing a Note Guarantee is excessive in relation to the value to the Holders afforded thereby.

Notwithstanding the foregoing or anything to the contrary under any Note Document, no Foreign Subsidiary that is a guarantor under the TLB Credit Agreement or is organized or incorporated in an Approved Jurisdiction (or successors thereof) shall be considered a CFC or FSHCO or be subject to any Section 956 Limitation.

“Existing 2028 Notes Indenture” means that certain indenture, dated as of August 6, 2020, between the Parent Guarantor, as issuer, and U.S. Bank Trust Company, National Association (as successorin-interest to U.S. Bank National Association), as trustee.

“Existing 2029 Notes Indenture” means that certain indenture, dated as of March 20, 2024, between the Parent Guarantor, as issuer, and U.S. Bank Trust Company, National Association, as trustee.

“Existing 2030 Notes Indenture” means that certain indenture, dated as of July 1, 2025, between the Parent Guarantor, as issuer, and U.S. Bank Trust Company, National Association, as trustee.

“Existing First Lien Notes” has the meaning assigned to such term in the definition of “Existing Xerox Corp. Notes.”

“Existing First Lien Notes Indenture” means that certain indenture, dated as of April 11, 2025, between the Company, as issuer, and U.S. Bank Trust Company, National Association, as trustee and collateral agent, as amended, modified or supplemented from time to time.

“Existing Second Lien Notes” has the meaning assigned to such term in the definition of “Existing Xerox Corp. Notes.”

“Existing Second Lien Notes Indenture” means that certain indenture, dated as of April 11, 2025, between the Company, as issuer (as successor to Xerox Issuer Corporation, as escrow issuer), and U.S. Bank Trust Company, National Association, as trustee and notes collateral agent, as amended, modified or supplemented from time to time.

“Existing IPCo Equity Interests” means any Equity Interests in IPCo issued to IPCo Holdings and outstanding on the Issue Date.

“Existing IPCo Holdings Equity Interests” means any Equity Interests in IPCo Holdings issued and outstanding on the Issue Date.

“Existing IPCo Holdings Preferred Stock” means the Existing IPCo Holdings Equity Interests constituting Preferred Stock.

“Existing IPCo Indebtedness” means any Indebtedness of IPCo Holdings or IPCo existing on the Issue Date, plus any interest, fees, premiums, expenses, indemnities or other amounts accruing, payable or capitalized thereon or in respect thereof and any increase in the principal amount thereof resulting from the payment of interest, fees or premiums in kind, the capitalization or compounding of such amounts, or the accretion or amortization of original issue discount, in each case solely to the extent pursuant to and required under the terms of the agreements and instruments governing such Indebtedness as in effect on the Issue Date. For the avoidance of doubt, any “Existing IPCo Indebtedness” shall be permanently reduced by any amortization or other repayment of any such Indebtedness of IPCo Holdings or IPCo existing on the Issue Date.

“Existing IPCo Refinancing Equity” means Equity Interests that are issued, the proceeds of which are applied to refinance, redeem, repurchase or repay, on a dollar for dollar basis, the Existing IPCo Holdings Preferred Stock (plus accrued and unpaid distributions); provided, that (1) such Existing IPCo Refinancing Equity is issued with an aggregate liquidation preference that is equal to or less than the sum of (x) the aggregate liquidation preference of the Existing IPCo Holdings Preferred Stock, plus (y) to the extent bona fide, customary and reasonable, fees, premiums and other costs and expenses (including accrued and unpaid distributions) incurred or payable in connection with such refinancing, or, if a liquidation preference is not applicable to such Existing IPCo Refinancing Equity, such Existing IPCo Refinancing Equity is in the form of common Equity Interests, (2) Existing IPCo Refinancing Equity shall not be issued by any Person other than IPCo Holdings, shall not be guaranteed by, or otherwise have obligors that are not obligors on the Existing IPCo Holdings Preferred Stock as of the Issue Date and shall not be secured by any assets, (3) Existing IPCo Refinancing Equity shall not benefit from any direct or indirect credit support from the Parent Guarantor or its Subsidiaries that is greater than any such credit support from the Parent Guarantor or its Subsidiaries with respect to the Existing IPCo Holdings Preferred Stock as of the Issue Date, (4) Existing IPCo Refinancing Equity shall not (A) mature or be mandatorily redeemable, or be subject to a put right, in each case on any date earlier than the earliest date on which the Existing IPCo Holdings Preferred Stock matures (if applicable), is so mandatorily redeemable (if at all) or is so subject to a put right (if any) or (B) be convertible into or exchangeable for Indebtedness or Disqualified Stock; and (5) the governance rights, covenants and events of default of Existing IPCo Refinancing Equity shall not, taken as a whole, be more favorable in any material respect to the holders of such Existing IPCo Refinancing Equity than the governance rights, covenants and events of default of the Existing IPCo Holdings Preferred Stock, taken as a whole.

“Existing IPCo Refinancing Indebtedness” means Indebtedness that is Incurred to refinance any Existing IPCo Indebtedness, including Indebtedness that refinances Existing IPCo Refinancing Indebtedness, and Indebtedness Incurred pursuant to a commitment that refinances any such Indebtedness or unutilized commitment; provided, that (1) such Existing IPCo Refinancing Indebtedness is

Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount then outstanding of the Indebtedness being refinanced, plus (y) to the extent bona fide, customary and reasonable, fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest, accrued and unpaid distributions, and any redemption premium or call protection) Incurred or payable in connection with such refinancing, (2) Existing IPCo Refinancing Indebtedness shall not be guaranteed, incurred or otherwise have obligors that are not obligors on the Existing IPCo Indebtedness as of the Issue Date and shall not be secured by any assets that do not currently secure (or purport to secure) the Existing IPCo Indebtedness as of the Issue Date, (3) Existing IPCo Refinancing Indebtedness shall not benefit from any direct or indirect credit support from the Parent Guarantor or its Subsidiaries that is greater than any such credit support from the Parent Guarantor or its Subsidiaries with respect to the Existing IPCo Indebtedness as of the Issue Date, (4) the Weighted Average Life to Maturity of Existing IPCo Refinancing Indebtedness shall be equal to or longer than the remaining Weighted Average Life to Maturity of the refinanced Indebtedness and the final maturity date of Existing IPCo Refinancing Indebtedness shall not be earlier than the maturity date of the refinanced Indebtedness and (5) the covenants and events of default of Existing IPCo Refinancing Indebtedness shall not, taken as a whole, be more favorable in any material respect to the lenders providing such Existing IPCo Refinancing Indebtedness than the covenants and events of default of the refinanced Indebtedness, taken as a whole.

“Existing Xerox Corp. Notes” means (i) the 4.800% senior unsecured notes of the Company due 2035 in an initial aggregate principal amount of $250.0 million issued under the Existing Xerox Corp. Notes Indenture (as modified by the applicable supplement thereto), (ii) the 6.750% senior unsecured notes of the Company due 2039 in an initial aggregate principal amount of $350.0 million issued under the Existing Xerox Corp. Notes Indenture (as modified by the applicable supplement thereto), (iii) the 10.250% senior secured first lien notes due 2030 (the “Existing First Lien Notes”) in an aggregate principal amount of $400.0 million issued under the Existing First Lien Notes Indenture (as modified by the applicable supplements thereto) and (iv) the 13.50% senior secured second lien notes due 2031 (the “Existing Second Lien Notes”) in an aggregate principal amount of $400.0 million issued under the Existing Second Lien Notes Indenture (as modified by the applicable supplements thereto).

“Existing Xerox Corp. Notes Indenture” means that certain indenture, dated as of December 4, 2009, between the Company, as issuer, and The Bank of New York Mellon, as trustee.

“Existing Xerox Holdings Notes” means (i) the 5.500% senior unsecured notes of the Parent Guarantor due 2028 in an aggregate principal amount of $750.0 million issued under the Existing 2028 Notes Indenture (as modified by the applicable supplement thereto), (ii) the 13.000% step up senior notes due 2030 in an aggregate principal amount of $250.0 million issued under the Existing 2030 Notes Indenture (as modified by the applicable supplements thereto), (iii) the 2030 Convertible Notes and (iv) the 8.875% senior unsecured notes of the Parent Guarantor due 2029 in an aggregate principal amount of $500.0 million issued under the Existing 2029 Notes Indenture (as modified by the applicable supplement thereto).

“Fair Market Value” means, unless otherwise specified, with respect to any asset or property, the fair market value of such asset or property as determined in good faith by senior management of the Company or the Board of Directors, either of whose determination shall be conclusive.

“Finance Lease Obligation” means an obligation that is required to be classified and accounted for as a finance lease for financial reporting purposes in accordance with GAAP. The Stated Maturity of any Finance Lease Obligation shall be the date of the last payment of rent or any other amount due under the related lease.

“Finance SPE” means (a) any Receivables Subsidiary and (b) any Subsidiary that (i) is a special purpose financing vehicle, (ii) was created solely for the purpose of facilitating the incurrence of Indebtedness or issuance of Capital Stock by the Parent Guarantor or any Subsidiary, (iii) has no business other than the facilitation of such incurrence or issuance and activities incidental thereto and (iv) is capitalized with an amount not materially more than the cash proceeds received by such Finance SPE from such transaction.

“Financing Disposition” means any sale, transfer, conveyance or other disposition of, or creation or incurrence of any Lien on, property or assets by the Parent Guarantor or any Subsidiary thereof to or in favor of any Receivables Subsidiary in connection with the Incurrence by a Receivables Subsidiary of Indebtedness, or obligations to make payments to the obligor on Indebtedness, which may be secured by a Lien in respect of such property or assets.

“First Lien/Second Lien Intercreditor Agreement” means that certain First Lien/Second Lien Intercreditor Agreement, dated as of April 11, 2025, among the TLB Facility Collateral Agent, the Collateral Agent and the Second Lien Collateral Agent and acknowledged and agreed by the Parent Guarantor, the Company and certain of its subsidiaries party thereto from time to time, as amended, restated, supplemented and/or otherwise modified from time to time.

“Fitch” means Fitch Ratings, Inc. and its successors.

“Fixed Asset Collateral” has the meaning assigned to the term “Fixed Asset Priority Collateral” in the ABL Intercreditor Agreement.

“Fixed Asset Receivables” has the meaning assigned to such term in the ABL Intercreditor Agreement.

“Foreign Subsidiary” means any Subsidiary of the Parent Guarantor that is not a Domestic Subsidiary.

“FSHCO” means any direct or indirect Domestic Subsidiary substantially all of the assets of which consist of the equity and, if any, indebtedness of one or more direct or indirect Foreign Subsidiaries that are CFCs that are not resident in any Approved Jurisdiction.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession (but excluding the policies, rules and regulations of the SEC applicable only to public companies). All ratios and computations based on GAAP contained in this Indenture shall be computed in conformity with GAAP. Notwithstanding the foregoing or anything contained in this Indenture to the contrary, (i) notwithstanding any change in GAAP after December 31, 2018 that would require lease obligations that would be treated as operating leases as of December 31, 2018 to be classified and accounted for as capital leases or finance lease or otherwise reflected on the Parent Guarantor’s consolidated balance sheet, such obligations shall continue to be excluded from the definition of Indebtedness and (ii) any lease that would have been considered an operating lease under GAAP in effect as of December 31, 2018 shall be treated as an operating lease for all purposes of this Indenture, and obligations in respect thereof shall be excluded from the definition of Indebtedness.

If there occurs a change in generally accepted accounting principles occurring after the Start Date and such change would cause a change in the method of calculation of any term or measure used in this Indenture (an “Accounting Change”), then the Company may elect, as evidenced by a written notice of the Company to the Trustee, that such term or measure shall be calculated as if such Accounting Change had not occurred.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state, provincial, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means (i) the Parent Guarantor and (ii) any Restricted Subsidiary of the Parent Guarantor that enters into a Note Guarantee, in each case, unless and until such Subsidiary is released from such Note Guarantee in accordance with the terms of this Indenture.

“Guarantor Subordinated Obligations” means, with respect to a Guarantor, any Indebtedness of such Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is expressly subordinated in right of payment to the obligations of such Guarantor under its Note Guarantee pursuant to a written agreement.

“Guarantor Supplemental Indenture” means a Supplemental Indenture, to be entered into substantially in the form attached hereto as Exhibit E.

“Hedging Agreements” means, collectively, Interest Rate Agreements, Currency Agreements and Commodities Agreements or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreement or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Hedging Agreements.

“Holder” or “Noteholder” means the Person in whose name a Note is registered in the Note.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary of the Parent Guarantor that, as of the last day of the most recent fiscal quarter of the Company for which financial statements have been delivered (or were required to have been delivered),

(i) owned total assets representing less than 2.5% of the total assets owned by the Parent Guarantor and its Restricted Subsidiaries on a consolidated basis as of such date, and taken together with all Immaterial Subsidiaries, owned total assets representing less than 7.50% of the total assets owned by the Parent Guarantor and its Restricted Subsidiaries on a consolidated basis as of such date, or

(ii) had gross revenues representing less than 2.5% of the gross revenues of the Parent Guarantor and its Restricted Subsidiaries on a consolidated basis as of such date, and taken together with all Immaterial Subsidiaries, had gross revenues representing less than 7.50% of the gross revenues of the Parent Guarantor and its Restricted Subsidiaries on a consolidated basis as of such date.

“Incremental Facility” means the $356.7 million senior secured incremental term loan facility in the form of incremental loans under the TLB Credit Agreement pursuant to the Incremental Facility Commitment Letter.

“Incremental Facility Commitment Letter” means the commitment letter dated December 22, 2024, by and among the Company and Morgan Stanley Senior Funding, Inc., MUFG Bank, LTD., Regions Bank, Truist Bank and Citigroup Global Markets Inc. as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Incur” means issue, assume, enter into any Guarantee of, incur or otherwise become liable for; and the terms “Incurs,” “Incurred” and “Incurrence” shall have a correlative meaning; provided that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. Accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness, and the payment of dividends on Capital Stock constituting Indebtedness in the form of additional shares of the same class of Capital Stock, will be deemed not to be an Incurrence of Indebtedness. Any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed Incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(i) the principal of indebtedness of such Person for borrowed money;

(ii) the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(iii) all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate amount of drawings thereunder that have not then been reimbursed);

(iv) all obligations of such Person to pay the deferred and unpaid purchase price of property (except accruals and Trade Payables), which purchase price is due more than one year after the date of placing such property in final service or taking final delivery and title thereto;

(v) all Finance Lease Obligations of such Person;

(vi) the redemption, repayment or other repurchase amount of such Person with respect to any Disqualified Stock of such Person or (if such Person is a Subsidiary of the Parent Guarantor other than a Guarantor) any Preferred Stock of such Subsidiary, but excluding, in each case, any accrued dividends (the amount of such obligation to be equal at any time to the maximum fixed involuntary redemption, repayment or repurchase price for such Capital Stock, or if less (or if such Capital Stock has no such fixed price), to the involuntary redemption, repayment or repurchase price therefor calculated in accordance with the terms thereof as if then redeemed, repaid or repurchased, and if such price is based upon or measured by the Fair Market Value of such Capital Stock, such Fair Market Value shall be as determined in good faith by senior management of the Company, the Board of Directors of the Parent Guarantor or the Board of Directors of the Company of such Capital Stock);

(vii) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of Indebtedness of such Person shall be the lesser of (A) the Fair Market Value of such asset at such date of determination (as determined in good faith by the Company) and (B) the amount of such Indebtedness of such other Persons;

(viii) all Guarantees by such Person of Indebtedness of other Persons, to the extent so Guaranteed by such Person; and

(ix) to the extent not otherwise included in this definition, net Hedging Obligations of such Person (the amount of any such obligation to be equal at any time to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such time);

provided that Indebtedness shall not include:

(i) trade payables, accrued expenses and intercompany liabilities arising in the ordinary course of business;

(ii) prepaid or deferred revenue arising in the ordinary course of business;

(iii) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase prices of an asset to satisfy warranty or unperformed obligations of the seller of such asset;

(iv) any earn-out, purchase price or working capital adjustment obligation, noncompete agreement obligations, consulting obligations and deferred compensation obligations until any such obligation is not paid within five Business Days after becoming due and payable;

(v) Contingent Obligations Incurred in the ordinary course of business;

(vi) accruals for payroll and other liabilities accrued in the ordinary course of business;

(vii) obligations, to the extent such obligations would otherwise constitute Indebtedness, under any agreement that has been (x) irrevocably defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Cash Equivalents (in an amount sufficient to satisfy all such Indebtedness obligations at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such Indebtedness, and subject to no other Liens or (y) irrevocably satisfied and discharged pursuant to the terms of such agreement; and

(viii) liabilities associated with customer prepayments and deposits.

The amount of Indebtedness of any Person at any date shall be determined as set forth above or as otherwise provided for in this Indenture, or otherwise shall equal the amount thereof that would appear as a liability on a balance sheet of such Person (excluding any notes thereto) prepared in accordance with GAAP.

“Indenture” has the meaning assigned to such term in the preamble hereto.

“Initial Notes” has the meaning assigned to such term in the recitals of this Indenture.

“Intellectual Property” means all intellectual property of every kind and nature that the Parent Guarantor or any Guarantor now or hereafter owns or in which any Guarantor now or hereafter has an interest, including inventions, designs, patents, copyrights, trademarks, trade secrets, domain names, confidential or proprietary technical and business information or know-how.

“Intercreditor Agreements” means, collectively, the ABL Intercreditor Agreement, the Pari Passu First Lien Intercreditor Agreement, the First Lien/Second Lien Intercreditor Agreement, and the Securitization Intercreditor Agreement.

“interest” means, with respect to the Notes, interest on the Notes and, except for purposes of Article IX, any additional or special interest pursuant to the terms of any Note.

“Interest Payment Date” means, when used with respect to any Note and any installment of interest thereon, the date specified in such Note as the fixed date on which such installment of interest is due and payable, as set forth in such Note.

“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, future agreement, option agreement, swap agreement, cap agreement, collar agreement, hedge agreement or other similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or a beneficiary.

“Inventory” means, with respect to a Person, all of such Person’s now owned and hereafter acquired inventory (as defined in the Uniform Commercial Code or the PPSA, as applicable), goods and merchandise, wherever located, in each case, to be furnished under any contract of service or held for sale or lease, all returned goods, raw materials, work-in-process, finished goods (including embedded software), other materials, and supplies of any kind, nature or description which are used or consumed in such Person’s business or used in connection with the packing, shipping, advertising, selling, or finishing of such goods, merchandise and other property, and all documents of title or other documents representing the foregoing.

“Investment” in any Person by any other Person means any direct or indirect advance, loan or other extension of credit (other than to customers, dealers, licensees, franchisees, suppliers, consultants, directors, officers or employees of any Person in the ordinary course of business) or capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to, any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, or the purchase or other acquisition (in one transaction or a series of transactions, including by merger or otherwise) of all or substantially all of the property and assets of, or assets constituting a line of business or division or business or operating unit of, such Person. For purposes of the definition of “Unrestricted Subsidiary” and Section 409 only, (i) “Investment” shall include the portion (proportionate to the Parent Guarantor’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Parent Guarantor at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Parent Guarantor shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Parent Guarantor’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Parent Guarantor’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation, (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value (as determined in good faith by the Company) at the time of such transfer and (iii) for purposes of Section 409(a)(3)(D), the amount resulting from the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary shall be the Fair Market Value of the Investment in such Unrestricted Subsidiary at the time of such redesignation. For the avoidance of doubt, Guarantees shall not be deemed to be Investments. The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Company’s option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment; provided that to the extent that the amount of Restricted Payments outstanding at any time pursuant to Section 409(a) is so reduced by any portion of any such amount or value that would otherwise be included in the calculation of Consolidated Net Income, such portion of such amount or value shall not be so included for purposes of calculating the amount of Restricted Payments that may be made pursuant to Section 409(a).

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s, BBB- (or the equivalent) by S&P or BBB- (or the equivalent) by Fitch, or any equivalent rating by any other Rating Agency.

“Investment Grade Securities” means (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents); (ii) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Parent Guarantor and its Subsidiaries; (iii) investments in any fund that invests exclusively in investments of the type described in clauses (i) and (ii) above, which fund may also hold cash pending investment or distribution; and (iv) corresponding instruments in countries other than the United States customarily utilized for high- quality investments.

“IPCo” means XRX Brandco LLC, a Delaware limited liability company and its successors.

“IPCo Document” means any definitive documentation entered into or related to the IPCo Transactions.

“IPCo Holdings” means XRX Brandco Holdings LLC, a Delaware limited liability company and its successors.

“IPCo Transactions” means (x) the transactions described in the Current Report on Form 8-K filed by Xerox Holdings Corporation and Xerox Corporation with the SEC dated as of February 17, 2026 and (y) the entry into and performance under any credit agreements, loan documents, guarantees, security and pledge documents, license agreements, organizational documents, or any other documents or agreements associated therewith, in each case as amended, restated, supplemented, refinanced, replaced or otherwise modified from time to time, and (c) any default, event of default, termination event, acceleration, demand, enforcement action, exercise of remedies, foreclosure or other transfer of assets (including Intellectual Property) under or in respect of any IPCo Document, and any other transactions associated with or related to any of the foregoing.

“Issue Date” means [•], 2026.

“Lexmark” means Lexmark International II, LLC.

“Lexmark Acquisition Completion Date” means July 1, 2025.

“Lexmark SLB Obligations” means any indebtedness, attributable indebtedness (whether or not reflected on a balance sheet as indebtedness) or other obligations, in each case, incurred in connection with the sale-leaseback of Lexmark’s corporate buildings in Cebu, Philippines and the sale-leaseback of Lexmark’s headquarters in Lexington, Kentucky.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Limited Condition Transaction” means (x) any acquisition, including by way of merger, amalgamation, consolidation or other business combination or the acquisition of Capital Stock or otherwise, by one or more of the Parent Guarantor and its Restricted Subsidiaries of any assets, business or Person or any other Investment permitted by this Indenture whose consummation is not conditioned on the availability of, or on obtaining, third party financing or (y) the making of any Restricted Payment or any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or prepayment.

“LTM EBITDA” means the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters of the Parent Guarantor ending prior to the date of such determination for which consolidated financial statements of the Parent Guarantor are available.

“Management Investors” means the management members, officers, directors, employees and other members of the management of the Parent Guarantor or any of their respective Subsidiaries, or family members or relatives of any of the foregoing, or trusts, partnerships or limited liability companies for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Parent Guarantor or any Restricted Subsidiary.

“Material Intellectual Property” means Intellectual Property owned by the Parent Guarantor or any Restricted Subsidiary that is material to the business of the Parent Guarantor and its Restricted Subsidiaries, taken as a whole, as determined by the Parent Guarantor in good faith.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Net Available Cash” from an Asset Disposition means an amount equal to the cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or to be accrued as a liability under GAAP, in each case as a consequence of, or in respect of, such Asset Disposition (including as a consequence of any transfer of funds in connection with the application thereof in accordance with Section 411), (ii) all payments made, and all installment payments required to be made, on any Indebtedness (x) that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or (y) that must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition, including but not limited to any payments required to be made to increase borrowing availability under any revolving credit facility, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition, or to any other Person (other than the Parent Guarantor or a Restricted Subsidiary) owning a beneficial interest in the assets disposed of in such Asset Disposition, (iv) any liabilities or obligations associated with the assets disposed of in such Asset Disposition and retained, indemnified or insured by the Parent Guarantor or any Restricted Subsidiary after such Asset Disposition, including without limitation pension and other post-employment benefit liabilities, liabilities related to environmental matters, and liabilities relating to any indemnification obligations associated with such Asset Disposition, and (v) the amount of any purchase price or similar adjustment (x) claimed by any Person to be owed by the Parent Guarantor or any Restricted Subsidiary, until such time as such claim shall have been settled or otherwise finally resolved, or (y) paid or payable by the Parent Guarantor or any Restricted Subsidiary, in either case in respect of such Asset Disposition.

“Net Cash Proceeds” with respect to any issuance or sale of any securities of the Parent Guarantor or any Subsidiary by the Parent Guarantor or any Subsidiary, or any capital contribution, means the cash proceeds of such issuance, sale, contribution or Incurrence net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance, sale, contribution or Incurrence and net of all taxes paid or payable as a result, or in respect, thereof.

“Net Income” means, with respect to any Person, the net income (loss) of such Person and its Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Non-Guarantor Subsidiary” means any Restricted Subsidiary that is not a Guarantor.

“Non-U.S. Guarantor” means any Guarantor that is not a Domestic Subsidiary.

“Note Documents” means the Notes (including any Additional Notes), the Note Guarantees, this Indenture, the Security Documents and the Intercreditor Agreements.

“Note Guarantee” means any guarantee of the Notes that may from time to time be entered into by a Restricted Subsidiary of the Parent Guarantor on the Issue Date or after the Issue Date pursuant to Section 414. As used in this Indenture, “Note Guarantee” refers to a Guarantee of the Notes.

“Notes” means the Initial Notes and any Additional Notes that are actually issued. The Initial Notes and any Additional Notes subsequently issued under this Indenture will be treated as a single class for all purposes under this Indenture, including waivers, amendments, redemptions and offers to purchase, except for certain waivers and amendments as set forth herein.

“Obligations” means, with respect to any Indebtedness, any principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Parent Guarantor or any Restricted Subsidiary whether or not a claim for post-filing interest is allowed or allowable in such proceedings), fees, charges, expenses, reimbursement obligations, Guarantees of such Indebtedness (or of Obligations in respect thereof), other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

“Officer” means, with respect to the Company or any other obligor upon the Notes, the Chairman of the Board, the President, the Chief Executive Officer, the Chief Financial Officer, any Vice President, the Controller, the Treasurer, any director or the Secretary (a) of such Person or (b) if such Person is owned or managed by a single entity, of such entity (or any other individual designated as an “Officer” for the purposes of this Indenture by the Board of Directors).

“Officer’s Certificate” means, with respect to the Company or any other obligor upon the Notes, a certificate signed by one Officer of such Person.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

“Outstanding” or “outstanding,” when used with respect to Notes means, as of the date of determination, all Notes theretofore authenticated and delivered under this Indenture, except:

(i) Notes theretofore cancelled by the Trustee or delivered to the Trustee for cancellation;

(ii) Notes for whose payment or redemption money in the necessary amount has been theretofore deposited with the Trustee or any Paying Agent in trust for the Holders of such Notes; provided that, if such Notes are to be redeemed, notice of such redemption has been duly given pursuant to this Indenture or provision therefor reasonably satisfactory to the Trustee has been made; and

(iii) Notes in exchange for or in lieu of which other Notes have been authenticated and delivered pursuant to this Indenture.

A Note does not cease to be Outstanding because the Company or any Affiliate of the Company holds the Note (and such Note shall be deemed to be outstanding for purposes of this Indenture); provided that in determining whether the Holders of the requisite amount of Outstanding Notes have given any request, demand, authorization, direction, notice, consent or waiver hereunder, Notes owned by the Company or any Affiliate of the Company shall be disregarded and deemed not to be Outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such request, demand, authorization, direction, notice, consent or waiver, only Notes which a Trust Officer actually knows are so owned shall be so disregarded. Notes so owned that have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the reasonable satisfaction of the Trustee the pledgee’s right to act with respect to such Notes and that the pledgee is not the Company or an Affiliate of the Company.

“Parent Entity” means, with respect to a Person, any direct or indirect parent of such Person, and, if not in reference to any Person, any direct or indirect parent of the Parent Guarantor.

“Parent Guarantor” means Xerox Holdings Corporation.

“Pari Passu First Lien Intercreditor Agreement” means that certain First Lien Intercreditor Agreement, dated as of April 11, 2025, by and among the Collateral Agent and the TLB Facility Collateral Agent and acknowledged and agreed by the Parent Guarantor, the Company and certain of its subsidiaries party thereto from time to time.

“Parity Lien” means a Lien granted to the Collateral Agent or other Parity Lien Representative under any Parity Lien Obligations for the benefit of the holders thereof, at any time, upon the Collateral to secure Parity Lien Obligations.

“Parity Lien Obligations” means:

(i) Indebtedness represented by the Notes initially issued by the Company under this Indenture on the Issue Date;

(ii) Indebtedness incurred by the Company or any of the Guarantors under the TLB Credit Agreement, the Existing First Lien Notes, and/or other obligations secured ratably thereunder that is intended by the Company to be secured equally and ratably with the Parity Lien Obligations by a Parity Lien that is permitted to be incurred and/or secured by a Parity Lien under this Indenture;

(iii) any other Indebtedness of the Company or any Guarantor (including Additional Notes but, for the avoidance of doubt, excluding Priority Lien Obligations) that is intended by the Company to be secured equally and ratably with the Parity Lien Obligations by a Parity Lien that is permitted to be incurred and secured by a Parity Lien under this Indenture; provided that in the case of any Indebtedness referred to in this clause (iii): (a) on or before the date on which such Indebtedness is incurred by the Company or such Guarantor, such Indebtedness is designated by the Company, in accordance with the terms and conditions of the Pari Passu First Lien Intercreditor Agreement, as “Additional First Lien Obligations” for the purposes of the Pari Passu First Lien Intercreditor Agreement; provided that no series of debt may be designated as both Parity Lien Obligations and Priority Lien Obligations; and (b) the Parity Lien Representative of such Indebtedness becomes a party to the Intercreditor Agreements in accordance with the terms thereof; and (iv) guarantees by any Guarantor in respect of any of the Obligations described in the foregoing clauses (i) through (iii).

“Parity Lien Representative” means (1) the Collateral Agent, in the case of the Notes, (2) TLB Facility Collateral Agent in respect of the TLB Credit Agreement, and (3) in the case of any other series of Parity Lien Obligations, the trustee, agent or representative of the holders of such series of Parity Lien Obligations who is appointed as a representative of such series of Parity Lien Obligations (for purposes related to the administration of the applicable security documents related thereto) pursuant to the indenture, credit agreement or other agreement governing such series of Parity Lien Obligations.

“Paying Agent” means any Person authorized by the Company to pay the principal of (and premium, if any) or interest on any Notes on behalf of the Company; provided that neither the Company nor any of its Affiliates shall act as Paying Agent for purposes of Section 1103 or Section 1205. The Trustee will initially act as Paying Agent for the Notes.

“Permitted Asset Swap” means the purchase and sale or exchange of assets of a Related Business or a combination of assets of a Related Business and cash, Cash Equivalents and Temporary Cash Investments, provided that, if the ABL Credit Agreement is in effect, to the extent the property being transferred constitutes Fixed Asset Receivables, such replacement property will constitute Fixed Asset Receivables.

“Permitted Bond Hedge Transaction” means any call option, warrant or contractual right to acquire shares of the Parent Guarantor’s Common Stock purchased by the Parent Guarantor or a Restricted Subsidiary in connection with the issuance of convertible or exchangeable debt securities by the Parent Guarantor or a Restricted Subsidiary to hedge the Parent Guarantor’s or such Restricted Subsidiary’s obligations to deliver shares of the Parent Guarantor’s Common Stock under such Indebtedness, in each case on terms that are customary for “call spread” transactions entered in connection with the issuance of convertible or exchangeable debt securities.

“Permitted Investment” means an Investment by the Parent Guarantor or any Restricted Subsidiary in, or consisting of, any of the following:

(i) a Restricted Subsidiary, the Parent Guarantor, or a Person that will, upon the making of such Investment, become a Restricted Subsidiary (and any Investment held by such Person that was not acquired by such Person, or made pursuant to a commitment by such Person that was not entered into, in contemplation of so becoming a Restricted Subsidiary);

(ii) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, or is liquidated into, the Parent Guarantor or a Restricted Subsidiary (and, in each case, any Investment held by such other Person that was not acquired by such Person, or made pursuant to a commitment by such Person that was not entered into, in contemplation of such merger, consolidation or transfer);

(iii) Temporary Cash Investments, Investment Grade Securities or Cash Equivalents;

(iv) receivables, security deposits and prepayments and other credits owing to the Parent Guarantor or any Restricted Subsidiary, if created or acquired in the ordinary course of business;

(v) any securities or other Investments received as consideration in, or retained in connection with, sales or other dispositions of property or assets, including Asset Dispositions made in compliance with Section 411;

(vi) securities or other Investments received in settlement of debts created in the ordinary course of business and owing to, or of other claims asserted by, the Parent Guarantor or any Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments, including in connection with any bankruptcy proceeding or other reorganization of another Person;

(vii) Investments in existence or made pursuant to legally binding written commitments in existence on the Start Date, and in each case any extension, modification, replacement, reinvestment or renewal thereof; provided that the amount of any such Investment may be increased in such extension, modification, replacement, reinvestment or renewal only (x) as required by the terms of such Investment or binding commitment as in existence on the Issue Date or (y) as otherwise permitted by this Indenture;

(viii) Currency Agreements, Interest Rate Agreements, Commodities Agreements and related Hedging Obligations and Bank Products Obligations, which obligations are Incurred in compliance with Section 407;

(ix) pledges or deposits (x) with respect to leases or utilities provided to third parties in the ordinary course of business or (y) otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under Section 413;

(x) (1) Investments in or by any Receivables Subsidiary, or in connection with a Financing Disposition by, to, in or in favor of any Receivables Subsidiary, including Investments of funds held in accounts permitted or required by the arrangements governing such Financing Disposition or any related Indebtedness or (2) any promissory note issued by the Parent Guarantor or any Restricted Subsidiary;

(xi) bonds secured by assets leased to and operated by the Parent Guarantor or any Restricted Subsidiary that were issued in connection with the financing of such assets so long as the Parent Guarantor or any Restricted Subsidiary may obtain title to such assets at any time by paying a nominal fee, canceling such bonds and terminating the transaction;

(xii) any Investment to the extent made using Capital Stock of the Parent Guarantor (other than Disqualified Stock);

(xiii) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with Section 412(b) (except transactions described in clauses (i), (v) and (vi) of Section 412(b)), including any Investment pursuant to any transaction described in Section 412(b)(ii) (whether or not any Person party thereto is at any time an Affiliate of the Parent Guarantor);

(xiv) other Investments in an aggregate amount outstanding at any time not to exceed an amount equal to the greater of (a) $370.0 million and (b) 30.0% of LTM EBITDA;

(xv) Investments consisting of or to finance purchases and acquisitions of inventory, supplies, materials, services or equipment or purchases of contract rights or licenses or leases of intellectual property in the ordinary course of business;

(xvi) advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Parent Guarantor or the Restricted Subsidiaries;

(xvii) any Investment in any Subsidiary of the Parent Guarantor or any joint venture in connection with intercompany cash management arrangements or related activities or, in the case of joint ventures, as required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in the joint venture agreements and similar binding arrangements, in each case arising in the ordinary course of business;

(xviii) any Investment acquired by the Parent Guarantor or any Restricted Subsidiary (x) in exchange for any other Investment or accounts receivable held by the Parent Guarantor or such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Company of such other Investment or accounts receivable, or (y) as a result of a foreclosure by the Parent Guarantor or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(xix) (A) Investments in Unrestricted Subsidiaries in an aggregate amount outstanding at any time not exceeding an amount equal to the greater of (a) $85.0 million and (b) 10.0% of LTM EBITDA; provided that such Investments are made pursuant to customary escrow arrangements related to issuances of Indebtedness by an Unrestricted Subsidiary in connection with a proposed acquisition by the Parent Guarantor or one of its Restricted Subsidiaries, and (B) Investments in joint ventures in an aggregate amount outstanding at any time not exceeding (x) an amount equal to the greater of (a) $370.0 million and (b) 30.0% of LTM EBITDA, plus (y) in the case of joint ventures, an amount equal to any returns of capital or sale proceeds actually received in respect of any such Investment (which such amount shall not exceed the amount of such Investment at the time such Investment was made);

(xx) loans and advances to (or for the benefit of) officers, directors, employees, managers, consultants, independent contractors or other service providers of the Parent Guarantor or any Restricted Subsidiary (i) for business-related travel and entertainment expenses, moving and relocation expenses and other similar expenses, in each case incurred in the ordinary course of business or (ii) not to exceed as of the date such Investment is made the greater of (x) $125.0 million and (y) 10.0% of LTM EBITDA (in each case calculated without regard to write-downs or write-offs thereof after the date made);

(xxi) acquisitions of obligations of one or more officers or other employees or any employee benefit trust or similar entity of the Parent Guarantor or any Subsidiary of the Parent Guarantor in connection with such officer’s or employee’s acquisition of Capital Stock of the Parent Guarantor, so long as either no cash is actually advanced by the Parent Guarantor or any Restricted Subsidiary to such officers or employees in connection with the acquisition of any such obligations or to the extent advances are made in cash, the amount of any such advance is contributed substantially simultaneously to the Parent Guarantor or any Restricted Subsidiary in cash;

(xxii) Guarantees of operating leases (for the avoidance of doubt, excluding Finance Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case, entered into by the Parent Guarantor or any Restricted Subsidiary in the ordinary course of business;

(xxiii) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers;

(xxiv) Investments consisting of the leasing or licensing of intellectual property in the ordinary course of business and, if such leasing or licensing is other than on a non-exclusive basis that do not materially interfere with the business of the Parent Guarantor and the Restricted Subsidiaries (taken as a whole) or the contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(xxv) Investments in Indebtedness of the Parent Guarantor or any of its Restricted Subsidiaries permitted under Section 407 (other than by reference to this definition);

(xxvi) Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client and customer contracts;

(xxvii) loans or advances made to, and guarantees with respect to obligations of, distributors, suppliers, customers, franchisees, licensors, licensees, sublicensors and sublicensees and distribution partners in the ordinary course of business to the extent such loans, advances or guarantees constitute Investments;

(xxviii) Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business;

(xxix) advances, loans or extensions of trade credit in the ordinary course of business by the Parent Guarantor or any of its Restricted Subsidiaries;

(xxx) Investments in order to comply with the requirements of section 7f of the German Social Security Code Part IV (Sozialgesetzbuch IV) or section 4 of the German Act for the Improvement of Occupational Pension Schemes (Gesetz zur Verbesserung der betrieblichen Altersvorsorge);

(xxxi) Investments in the nature of pledges and deposits with respect to leases or utilities provided to third parties in the ordinary course of business;

(xxxii) advances of payroll payments to employees in the ordinary course of business;

(xxxiii) any Investment, if as of the date such Investment is made, (a) no Event of Default is continuing immediately prior to making such Investment or would result therefrom (or if earlier, the execution of a binding agreement governing such Investment), and (b) the Consolidated Total Leverage Ratio, on a Pro Forma Basis, is less than or equal to 3.50:1.00;

(xxxiv) Guarantees of Indebtedness not prohibited by the covenant described in Section 407 and (other than with respect to Indebtedness) guarantees, keep-wells and similar arrangements in the ordinary course of business or consistent with past practice, and (b) performance guarantees and Contingent Obligations with respect to obligations that are not prohibited by this Indenture; and (xxxv) Investments in connection with the Transactions.

If any Investment pursuant to clause (xiv) or (xix) above, or Section 409(b)(v), as applicable, is made in any Person that is not a Restricted Subsidiary and such Person thereafter (A) becomes a Restricted Subsidiary or (B) is merged or consolidated into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Parent Guarantor or a Restricted Subsidiary, then such Investment shall thereafter be deemed to have been made pursuant to clause (i) or (ii) above, respectively, and not clause (xiv) or (xix) above, or Section 409(b)(v), as applicable.

“Permitted Liens” means:

(a) Liens for taxes, assessments or other governmental charges not yet due and payable or the nonpayment of which in the aggregate would not reasonably be expected to have a material adverse effect on the Parent Guarantor and its Restricted Subsidiaries, taken as a whole, or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Parent Guarantor or a Subsidiary thereof, as the case may be, in accordance with GAAP;

(b) Liens with respect to outstanding motor vehicle fines, and carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business in respect of obligations that are not known to be overdue for a period of more than 60 days or that are bonded or that are being contested in good faith and by appropriate proceedings;

(c) pledges, deposits or Liens in connection with workers’ compensation, professional liability insurance, insurance programs, unemployment insurance and other social security and other similar legislation or other insurance-related obligations (including, without limitation, pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);

(d) pledges, deposits or Liens to secure the performance of bids, tenders, trade, government or other contracts (other than for borrowed money), obligations for utilities, leases, licenses, statutory obligations, completion guarantees, surety, judgment, stay, appeal or performance bonds, return of money other similar bonds, indemnities, warranties, releases, instruments or obligations, and other obligations of a like nature incurred in the ordinary course of business;

(e) easements (including reciprocal easement agreements), rights-of-way, building, zoning and similar restrictions, utility agreements, covenants, reservations, restrictions, encroachments, protrusions, survey exceptions, rights of way, building codes, charges, and other similar encumbrances or title defects incurred, or leases or subleases granted to others, servicing agreements, development agreements, side plan agreements, in the ordinary course of business, which do not in the aggregate materially interfere with the ordinary conduct of the business of the Parent Guarantor and its Subsidiaries, taken as a whole;

(f) Liens existing on, or provided for under written arrangements existing on, the Start Date or (in the case of any such Liens securing Indebtedness of the Parent Guarantor or any of its Subsidiaries existing or arising under written arrangements existing on the Issue Date) securing any Refinancing Indebtedness in respect of such Indebtedness (other than Indebtedness Incurred under Section 407(b)(i) and secured under clause (j)(1) of this definition) so long as the Lien securing such Refinancing Indebtedness is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or under such written arrangements would secure) the original Indebtedness and with a relative priority equal to or junior to the Liens securing such original Indebtedness; and provided that any Liens securing revolving commitments (whether drawn or undrawn) on the Issue Date shall not be permitted to be incurred under this clause (f);

(g) (i) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which the Parent Guarantor or any Restricted Subsidiary of the Parent Guarantor has easement rights or on any leased property and subordination or similar agreements relating thereto and (ii) any condemnation or eminent domain proceedings affecting any real property;

(h) Liens arising out of judgments, decrees, orders or awards in respect of which the Parent Guarantor or any Restricted Subsidiary shall in good faith be prosecuting an appeal or proceedings for review, which appeal or proceedings shall not have been finally terminated, or if the period within which such appeal or proceedings may be initiated shall not have expired;

(i) leases, subleases, licenses or sublicenses to or from third parties and Liens in connection with Sale and Leaseback Transactions and any Indebtedness that refinances, replaces or refunds any Indebtedness represented by Sale and Leaseback Transactions;

(j) Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of (1) Indebtedness Incurred in compliance with Sections 407(b)(i), (b)(iii)(a), (b)(iii)(c) (but only in respect of any Indebtedness represented by the Existing First Lien Notes and the Existing Second Lien Notes), (b)(iii)(d) and (b)(iii)(e) (but only in respect of any Indebtedness issued under or in lieu of the Incremental Facility), (b)(iv)(x) (solely to the extent that (x) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be incurred under this Indenture and (y) any such Liens may not extend to any assets or property of the Parent Guarantor or any Restricted Subsidiary other than assets or property acquired, improved, constructed or leased with the proceeds of such Indebtedness and any improvements or accessions to such assets or property), (b)(v), (b)(vii), (b)(viii), or (b)(xi), (2) Indebtedness Incurred by any Non-Guarantor Subsidiary in compliance with Section 418 and (3) Guarantees of the Indebtedness described in subclauses (1) and (2) above;

(k) Liens (A) securing Indebtedness and other Obligations under Section 407 (b)(ix)(1)(A) solely to the extent such Indebtedness is secured by a Lien that is junior to the Notes and (B) existing on property or assets of a Person at, or provided for under written arrangements existing at, the time such Person becomes a Subsidiary of the Parent Guarantor (or at the time the Parent Guarantor or a Restricted Subsidiary acquires such property or assets, including any acquisition by means of a merger or consolidation with or into the Parent Guarantor or any Restricted Subsidiary); provided, however, that such Liens and arrangements are not created in connection with, or in contemplation of, such other Person becoming such a Subsidiary (or such acquisition of such property or assets), and that such Liens are limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate; provided, further, that for purposes of this clause (k), if a Person other than the Parent Guarantor is the Successor Company with respect thereto, any Subsidiary thereof shall be deemed to become a Subsidiary of the Parent Guarantor, and any property or assets of such Person or any such Subsidiary shall be deemed acquired by the Parent Guarantor or a Restricted Subsidiary, as the case may be, when such Person becomes such Successor Company;

(l) Liens on Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary or any joint venture that is not a Subsidiary of the Parent Guarantor that secure Indebtedness or other obligations of such Unrestricted Subsidiary or joint venture, respectively;

(m) any encumbrance or restriction (including, but not limited to, pursuant to put and call agreements or buy/sell arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(n) Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness (other than Indebtedness Incurred under Section 407(b)(i) and secured under clause (j)(1) of this definition) secured by, or securing any refinancing, refunding, extension, renewal or replacement (in whole or in part) of any other obligation secured by, any other Permitted Liens; provided that (i) any such new Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the obligations to which such Liens relate, (ii) that individual financings of a lender may be cross-collateralized to other financings provided by such lender or its affiliates and (iii) the new Lien has no greater priority relative to the Notes and the Note Guarantees and the holders of such Refinancing Indebtedness secured by the new Lien have no greater intercreditor rights relative to the Notes and the Note Guarantees than the original Lien and related Indebtedness;

(o) Liens (1) arising by operation of law (or by agreement to the same effect) in the ordinary course of business, (2) on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets, (3) on receivables (including related rights), (4) on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent that such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose, (5) securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities (including in connection with purchase orders and other agreements with customers), (6) in favor of the Parent Guarantor or any Subsidiary (other than Liens on property or assets of the Company or any Guarantor in favor of any Non-Guarantor Subsidiary), (7) arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business, (8) on inventory or other goods and proceeds securing obligations in respect of bankers’ acceptances issued or created to facilitate the purchase, shipment or storage of such inventory or other goods, (9) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft, cash pooling or similar obligations incurred in the ordinary course of business, (10) attaching to commodity trading or other brokerage accounts incurred in the ordinary course of business, (11) arising in connection with repurchase agreements permitted under Section 407 on assets that are the subject of such repurchase agreements, (12) relating to purchaser orders and other agreements entered into with customers, (13) on cash earnest money deposits in connection with any letter of intent or other agreement in respect of an Investment, (14) consisting of an agreement to sell, transfer or otherwise dispose of any property, (15) the prior right of consignees and their lenders under consignment arrangements entered into in the ordinary course of business, (16) arising from precautionary Uniform Commercial Code financial statements (or similar filings under the laws of foreign jurisdictions) or Uniform Commercial Code (or similar filings under the laws of foreign jurisdictions) regarding operating leases entered into in the ordinary course of business, (17) on vehicles or equipment granted in the ordinary course of business or (18) in favor of any Receivables Subsidiary in connection with any Financing Disposition;

(p) (x) Liens that secure Indebtedness constituting Consolidated First Lien Indebtedness if the Consolidated First Lien Leverage Ratio as of the date on which such Liens are first created is less than or equal to 1.50:1.00; provided that the aggregate amount of Indebtedness constituting Consolidated Secured Indebtedness Incurred by the Parent Guarantor and its Restricted Subsidiaries pursuant to the clauses specified in Section 407(e) (provided that with respect to Indebtedness Incurred under clause (b)(1) of Section 407, the restriction will not apply to Indebtedness in an amount up to $30.0 million Incurred under clause (b)(iv)(x)(B) of Section 407) secured by such Liens shall not exceed $2.0 billion at any one time outstanding and (y) Liens that secure Indebtedness constituting Consolidated Secured Indebtedness Incurred pursuant to Section 407(b)(i)(IV)(B);

(q) Liens securing obligations that do not constitute Indebtedness for borrowed money in an aggregate outstanding principal amount not to exceed at the time such Liens are first created the greater of (x) $185.0 million and (y) 15.0% of LTM EBITDA;

(r) Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) or other obligations of, or in favor of, any Receivables Subsidiary, or in connection with Third- Party Vendor Financing Programs or a Qualified Receivables Transaction or otherwise Incurred pursuant to Section 407(b)(xii);

(s) Liens on property or assets used to defease or to satisfy and discharge Indebtedness; provided that such defeasance or satisfaction and discharge is not prohibited by this Indenture;

(t) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit entered into in the ordinary course of business issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(u) Liens securing obligations under inventory financing agreements entered into in the ordinary course of business and Liens securing inventory financing agreements encumbering the applicable manufacturer’s or vendor’s identified goods which are the subject of such inventory financing arrangement, proceeds thereof (including any accounts receivable proceeds) and customary collateral ancillary thereto;

(v) Liens required to be granted under mandatory law in favor of creditors as a consequence of a merger, consolidation or amalgamation permitted under this Indenture (including but not limited to in accordance with sections 22, 204 of the German Transformation Act (Umwandlungsgesetz));

(w) Liens arising under the general terms and conditions (Allgemeine Geschaftsbedingungen) of banks, savings banks (Sparkassen) and other financial institutions or similar general terms and conditions of banks and other financial institutions, with whom the Parent Guarantor or any Restricted Subsidiary maintains a banking relationship in the ordinary course of business; and

(x) Liens required to be created or subsisting in order to comply with the requirements of section 8a of the German Act on Partial Retirement (Altersteilzeitgesetz) or of section 7e of the German Social Security Code Part IV (Sozialgesetzbuch IV); provided that in the case of any Liens on the Collateral incurred pursuant to clause (p) or (q) above, (I) if such Liens are pari passu with the Liens on the Collateral securing the Notes, the representative of the obligations secured thereby either executes a joinder agreement to the security agreement and any other applicable Security Documents in the form attached thereto agreeing to be bound thereby, and enters into the relevant Intercreditor Agreements or other intercreditor arrangements on market terms at the time entered into, as certified by the Company in good faith to the Trustee and the Collateral Agent in an Officer’s Certificate, (II) if such Liens are junior to the Liens on the Collateral securing the Notes, the representative of the obligations secured may enter into the relevant Intercreditor Agreement or other intercreditor arrangements on market terms at the time entered into, as certified by the Company in good faith to the Trustee and the Collateral Agent in an Officer’s Certificate and (III) if such Liens are senior to the Liens on the Current Asset Collateral securing the Notes, such Liens shall be (A) junior to the Liens on the Fixed Asset Collateral securing the Notes and shall be subject to the ABL Intercreditor Agreement or another intercreditor agreement that is substantially similar thereto or (B) otherwise on market terms at the time entered into, as certified by the Company in good faith to the Trustee and the Collateral Agent in an Officer’s Certificate.

For purposes of determining compliance with this definition, (u) a Lien need not be incurred solely by reference to one category of Permitted Liens described in this definition but may be incurred under any combination of such categories (including in part under one such category and in part under any other such category), (v) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens, the Company shall, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this definition, (w) the principal amount of Indebtedness secured by a Lien outstanding under any category of Permitted Liens shall be determined after giving effect to the application of proceeds of any such Indebtedness to refinance any such other Indebtedness, (x) any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness shall also be permitted to secure any increase in the amount of such Indebtedness in connection with the accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness and the payment of dividends on Capital Stock constituting Indebtedness in the form of additional shares of the same class of Capital Stock, (y) if any Indebtedness or other obligation is secured by any Lien outstanding under any category of Permitted Liens measured by reference to a percentage of LTM EBITDA at the time of incurrence of such Indebtedness or other obligations, and is refinanced by any Indebtedness or other obligation secured by any Lien incurred by reference to such category of Permitted Liens, and such refinancing would cause the percentage of LTM EBITDA to be exceeded if calculated based on the LTM EBITDA on the date of such refinancing, such percentage of LTM EBITDA shall not be deemed to be exceeded (and such refinancing Lien shall be deemed permitted) so long as the principal amount of such Refinancing Indebtedness or other obligation does not exceed an amount equal to the principal amount of such Indebtedness or other obligation being refinanced, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) incurred or payable in connection with such refinancing and (z) if any Indebtedness or other obligation is secured by any Lien outstanding under any category of Permitted Liens measured by reference to a dollar amount, and is refinanced by any Indebtedness or other obligation secured by any Lien incurred by reference to such category of Permitted Liens, and such refinancing would cause such dollar amount to be exceeded, such dollar amount shall not be deemed to be exceeded (and such refinancing Lien shall be deemed permitted) so long as the principal amount of such Refinancing Indebtedness or other obligation does not exceed an amount equal to the principal amount of such Indebtedness being refinanced, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) incurred or payable in connection with such refinancing.

“Permitted Warrant Transaction” means any call option, warrant or contractual right to purchase shares of the Parent Guarantor’s Common Stock sold by the Parent Guarantor or a Restricted Subsidiary substantially concurrently with any purchase by the Parent Guarantor or a Restricted Subsidiary of a related Permitted Bond Hedge Transaction, in each case on terms that are customary for “call spread” transactions entered in connection with the issuance of convertible or exchangeable debt securities.

“Person” means any individual, partnership, corporation, limited liability company, joint stock company, business trust, trust, unincorporated association, joint venture or other entity, or a government or political subdivision or agency thereof.

“Place of Payment” means a city or any political subdivision thereof in which any Paying Agent appointed pursuant to Article III is located.

“PPSA” means the Personal Property Security Act (Ontario), including the regulations thereto, provided that, if validity, perfection or the effect of perfection or non-perfection or the priority of any Lien created under the Security Documents on the Collateral is governed by the personal property security legislation or other applicable legislation with respect to personal property security in effect in a jurisdiction other than Ontario, “PPSA” means the Personal Property Security Act or such other applicable legislation in effect from time to time in such other jurisdiction (including the Civil Code of Quebec and the regulations respecting the register of personal and movable real rights thereunder) for purposes of the provisions of such Security Documents relating to such validity, perfection, effect of perfection or nonperfection or priority.

“Predecessor Notes” of any particular Note means every previous Note evidencing all or a portion of the same debt as that evidenced by such particular Note; and, for the purposes of this definition, any Note authenticated and delivered under Section 306 in lieu of a mutilated, lost, destroyed or stolen Note shall be deemed to evidence the same debt as the mutilated, lost, destroyed or stolen Note.

“Preferred Stock” as applied to the Capital Stock of any corporation or company means Capital Stock of any class or classes (however designated) that by its terms is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation or company, over Capital Stock of any other class of such corporation or company.

“Priority Lien Obligations” means Obligations under the ABL Credit Agreement that are secured by Liens on the Collateral.

“Pro Forma Basis” or “Pro Forma” means, with respect to the calculation of the Consolidated First Lien Leverage Ratio, the Consolidated Secured Leverage Ratio, the Consolidated Total Leverage Ratio or the Consolidated Coverage Ratio, Consolidated EBITDA, or any other calculation under any applicable provision of this Indenture, as of any date, that:

(1) pro forma effect will be given to Specified Transactions, in each case that have occurred during the four consecutive fiscal quarter period of the Parent Guarantor being used to calculate such financial ratio (the “Reference Period”), or as if each such event occurred on the first day of the Reference Period; and

(2) without duplication with any addback in the definition of “Consolidated EBITDA,” pro forma effect may be given to pro forma “run rate” cost savings, operating expense reductions, restructuring charges and synergies related to or resulting from operational efficiencies, strategic initiatives and cost saving initiatives, acquisitions, divestitures, other specified transactions, restructurings, or any other acquisition that constitutes a Permitted Investment and other initiative and action and reasonably expected by the Parent Guarantor and its Restricted Subsidiaries to be realized based upon actions that have been taken as of the date of such calculation, or as of the date of such calculation are reasonably expected to be taken within 24 months of the date of such calculation, (without duplication of the amount of actual benefit realized during such period from such actions), which cost savings, operating expense reductions, restructuring charges and synergies are factually supportable and reasonably identifiable in the good faith determination of the Company; provided that such cost savings, operating expense reductions, restructuring charges and synergies under this clause (2) and clauses (c) and (k) of the definition of “Consolidated EBITDA” shall not exceed in any consecutive four fiscal quarter period the Shared EBITDA Cap for such four consecutive fiscal quarter period, calculated after giving effect to such Shared EBITDA Cap.

“Purchase Money Obligations” means any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets, and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“QIB” means a “qualified institutional buyer,” as that term is defined in Rule 144A.

“Qualified Receivables Transaction” means any transaction or arrangement or series of transactions or arrangements entered into by the Parent Guarantor or any of its Subsidiaries in order to monetize or otherwise finance, or as a result of which it may receive earlier than otherwise due amounts that will become receivable or be earned in the future in respect of, a discrete pool (which may be fixed or revolving) of Receivables, leases or other financial assets including (1) any sale and assignment of receivables agreements and (2) any financing contracts and any transaction or arrangement that is not a sale or transfer but pursuant to and by virtue of which a Person succeeds to, and becomes entitled to, the rights under or in respect of such Receivables, leases or other financial assets (in each case whether now existing or arising in the future), and which may include a Lien on (a) Receivables, (b) deposit or other accounts (and the funds or investments from time to time credited thereto) established in connection with a Qualified Receivables Transaction to secure obligations of the Parent Guarantor or any Subsidiary arising in connection with or otherwise related to such transaction, (c) any promissory note issued by the Parent Guarantor or any Subsidiary evidencing the repayment of amounts directly or indirectly distributed to the Parent Guarantor or any Subsidiary from any such accounts and (d) any assets of or Capital Stock in each and any Receivables Subsidiary used to facilitate such transaction.

“Rating Agencies” means (1) each of Moody’s, S&P and Fitch or (2) if any of Moody’s, S&P or Fitch shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company which shall be substituted for Moody’s, S&P or Fitch, or all of them, as the case may be.

“Rating Event” means, with respect to the Notes, the rating on the Notes is lowered by two of the three Rating Agencies and the Notes are rated below the Specified Rating by such two Rating Agencies on any day within the 60-day period (which 60-day period will be extended so long as the rating of the Notes of such series is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) after the earlier of (1) the occurrence of a Change of Control and (2) public notice of the occurrence of a Change of Control or the intention of the Parent Guarantor to effect a Change of Control; provided, however, that a rating event otherwise arising by virtue of a particular reduction in rating will be deemed not to have occurred in respect of a particular Change of Control (and thus will not be deemed a rating event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at the Company’s or its request that the reduction was the result, in whole or in part, of any event or circumstance consisting of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the rating event).

“Receivables” means, with respect to any Person, all of such Person’s contract rights, instruments, documents, chattel papers (whether tangible or electronic), general intangibles relating to accounts, drafts and acceptances, and all other forms of obligations owing to such Person, in each case, arising out of or in connection with the sale, lease or other disposition of Inventory or the rendition of services, all guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created.

“Receivables Facility Guarantee” means (i) any guarantee of performance and related indemnification entered into by the Parent Guarantor or any Restricted Subsidiary in respect of the obligations of a seller or servicer of Receivables in a Receivables facility or (ii) any other guarantee of performance entered into by the Parent Guarantor or any Restricted Subsidiary which the Company has determined in good faith to be customary in a Receivables facility.

“Receivables Subsidiary” means a Subsidiary that is a special purpose entity that (x) borrows against Receivables or purchases, leases or otherwise acquires Receivables or sells, disposes, assigns, leases, conveys, or otherwise transfers Receivables to one or more third party purchasers or another Receivables Subsidiary in connection with a Qualified Receivables Transaction, (y) engages in other activities that are necessary or desirable to effectuate the activities described in the definitions of Qualified Receivables Transaction or Third-Party Vendor Financing Program, or (z) is established or then used solely for the purpose of, and is established or then used solely for the purpose of, and has no business other than, owning a Receivables Subsidiary, servicing Receivables owned by a Receivables Subsidiary, owning or holding title to the property or assets giving rise to such Receivables or any activities incidental thereto (including those described in the definitions of Qualified Receivables Transaction or Third-Party Vendor Financing Program); provided, that a Receivables Subsidiary shall not be required to be a special purpose entity if it is a Foreign Subsidiary that is not a Guarantor and any Securitization Arrangement with respect to such Receivables Subsidiary shall not have recourse against the Parent Guarantor or any Restricted Subsidiary.

“Redemption Date,” when used with respect to any Note to be redeemed, in whole or in part, means the date fixed for such redemption pursuant to the terms of this Indenture and the Notes.

“refinance” means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, exchange, supplement, reissue, resell or extend (including pursuant to any defeasance or discharge mechanism); and the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in this Indenture shall have a correlative meaning.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refinance any Indebtedness (or unutilized commitment in respect of Indebtedness) existing on the Issue Date or Incurred (or established) in compliance with this Indenture (including Indebtedness of the Parent Guarantor that refinances Indebtedness of any Restricted Subsidiary (to the extent permitted in this Indenture) and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of the Parent Guarantor or of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness, and Indebtedness Incurred pursuant to a commitment that refinances any Indebtedness or unutilized commitment; provided, that (1) if the Indebtedness being refinanced is Subordinated Obligations or Guarantor Subordinated Obligations, the Refinancing Indebtedness has a final Stated Maturity at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the final Stated Maturity of the Indebtedness being refinanced (or if shorter, of the Notes), (2) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount then outstanding of the Indebtedness being refinanced, plus (y) an amount equal to any unutilized commitment relating to the Indebtedness being refinanced or otherwise then outstanding under a Debt Facility or other financing arrangement being refinanced to the extent the unutilized commitment being refinanced could be drawn in compliance with Section 407 immediately prior to such refinancing, plus (z) fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) Incurred or payable in connection with such refinancing and (3) Refinancing Indebtedness shall not include (x) Indebtedness of a Restricted Subsidiary that is not a Guarantor that refinances Indebtedness of the Parent Guarantor or a Guarantor that could not have been initially Incurred by such Restricted Subsidiary pursuant to Section 407 or (y) Indebtedness of the Parent Guarantor or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

“Regular Record Date” for the interest payable on any applicable Interest Payment Date means April 1 and October 1 (whether or not a Business Day) immediately preceding such Interest Payment Date.

“Regulation S” means Regulation S under the Securities Act.

“Regulation S Certificate” means a certificate substantially in the form attached hereto as Exhibit D.

“Related Business” means those businesses in which the Parent Guarantor or any of its Subsidiaries is engaged on the Issue Date, or that are similar, related, complementary, incidental or ancillary thereto or extensions, developments or expansions thereof.

“Resale Restriction Termination Date” means, with respect to any Note, the date that is one year (or such other period as may hereafter be provided under Rule 144 under the Securities Act or any successor provision thereto as permitting the resale by non-affiliates of Restricted Securities without restriction) after the later of the original issue date in respect of such Note and the last date on which the Company or any Affiliate of the Company was the owner of such Note (or any Predecessor Note thereto).

“Restricted Payment Transaction” means any Restricted Payment permitted pursuant to Section 409, any Permitted Payment, any Permitted Investment, or any transaction specifically excluded from the definition of the term “Restricted Payment” (including pursuant to the exception contained in clause (i) of such definition and the parenthetical exclusions contained in clauses (ii) and (iii) of such definition).

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.

“Restricted Security” has the meaning assigned to such term in Rule 144(a)(3) under the Securities Act; provided, however, that the Trustee shall be entitled to receive, at its request, and conclusively rely on an Opinion of Counsel with respect to whether any Note constitutes a Restricted Security.

“Restricted Subsidiary” means any Subsidiary of the Parent Guarantor other than an Unrestricted Subsidiary. Unless otherwise specified, references to “Restricted Subsidiary” are to a Restricted Subsidiary of the Parent Guarantor and include the Company.

“Rule 144A” means Rule 144A under the Securities Act.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and its successors.

“Sale and Leaseback Transaction” means any arrangement providing for the leasing by the Parent Guarantor or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by the Parent Guarantor or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the United States Securities and Exchange Commission.

“Second Lien Collateral Agent” means U.S. Bank Trust Company, National Association, as notes collateral agent under the Existing Second Lien Indenture.

“Section 956 Limitation” means any exclusion or limitation on an entity providing guarantees or pledging its assets (other than assets that would, absent the application of this sentence, be Excluded Equity Interests), or on the pledge of Equity Interests issued by such entity (e.g., any 65% limitation), in each case, as a result of such entity being a CFC or FSHCO (or subsidiary thereof) or any adverse tax, cost, or burden resulting under Section 956 of the Code or similar provision of state or local law.

“Secured Credit Facilities” means one or more of (i) the TLB Facility, (ii) the ABL Facility, and (iii) any other facilities or arrangements designated by the Company, in each case with one or more banks, lenders, institutions, holders, investors or otherwise providing for revolving credit loans, term loans, receivables, inventory or real estate financings (including without limitation through the sale of receivables, inventory, real estate and/or other assets to such institutions or to special purpose entities formed to borrow from such institutions against such receivables, inventory, real estate and/or other assets or the creation of any Liens in respect of such receivables, inventory, real estate and/or other assets in favor of such institutions), letters of credit, debt securities, notes or other Indebtedness, in each case, including all agreements, instruments and documents executed and delivered pursuant to or in connection with any of the foregoing, including but not limited to any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent, trademark and copyright security agreement, mortgages or letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original banks, lenders or institutions or other banks, lenders, institutions, holders, investors or otherwise, and whether provided under any original Secured Credit Facility or one or more other credit agreements, indentures, financing agreements or other Secured Credit Facilities or otherwise). Without limiting the generality of the foregoing, the term “Secured Credit Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Securitization Arrangements” has the meaning assigned to such term in the ABL Credit Agreement as amended, restated, amended and restated, modified or otherwise supplemented from time to time.

“Securitization Intercreditor Agreement” means that certain Intercreditor Agreement dated as of May 22, 2023 (as amended, restated, supplemented and/or otherwise modified from time to time) by and among the Company, certain of its subsidiaries, the ABL Collateral Agent, the TLB Facility Collateral Agent and certain financial institutions from time to time that act as agents with respect to certain securitization facilities as described therein.

“Security Documents” means the Intercreditor Agreements, each joinder or amendment to the Intercreditor Agreements, all security agreements, pledge agreements, control agreements, collateral assignments, mortgages, deeds of trust, security deeds, deeds to secure debt, deeds of hypothec, hypothecations, collateral agency agreements, debentures or other instruments or other pledges, grants or transfers for security or agreements related thereto executed and delivered by the Company or any Guarantor creating or perfecting (or purporting to create or perfect) a Lien upon the Collateral (including, without limitation, financing statements under the UCC or PPSA) in favor of the Collateral Agent on behalf of the itself, the Trustee and the Holders to secure the Obligations under this Indenture, the Notes and the Note Guarantees, in each case, as amended, modified, renewed, restated, supplemented or replaced, in whole or in part, from time to time, in accordance with its terms and Article XIV.

“Shared Debt Cap” means, with respect to the Incurrence of (A) any Indebtedness Incurred by, or any Guarantee in respect thereof otherwise provided by, any Non-Guarantor Subsidiary under Sections 407(a) and 407(b), and (B) any Indebtedness Incurred pursuant to Sections 407(b)(ix), (b)(x), (b)(xi) and (b)(xiii), without duplication, an aggregate amount incurred under all such clauses in (A) and (B) not to exceed the greater of (x) $370.0 million and (y) 30% of LTM EBITDA as of the date such Indebtedness is Incurred.

“Shared EBITDA Cap” means, for any period of four consecutive fiscal quarters, 25% of Consolidated EBITDA for such period (calculated prior to giving effect to the aggregate amount of adjustments to be included pursuant to clauses (c) and (k) of the definition of “Consolidated EBITDA” and clause (2) of the definition of “Pro Forma Basis”).

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” of the Parent Guarantor within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC, as such Regulation is in effect on the Issue Date.

“Special Purpose Financing Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Qualified Receivables Transaction.

“Special Record Date” for the payment of any Defaulted Interest means a date fixed by the Trustee pursuant to Section 307.

“Specified Holders” means the Holders that executed the Exchange Support Agreement on October 29, 2026.

“Specified Rating” means the rating assigned to the Notes by each of Moody’s, S&P and Fitch, once initially rated following the Issue Date, and if one or more replacement Rating Agencies is selected by the Company pursuant to clause (2) of the definition of “Rating Agency,” the equivalent rating from any such additional Rating Agency only if its rating of the Notes at such time is lower than the rating in its rating system that is equivalent to the rating assigned to the Notes as of the Issue Date by the Rating Agency it replaced.

“Specified Transaction” means any Investment (including any Limited Condition Transaction), any fundamental changes, any issuance, incurrence, assumption or repayment of Indebtedness (including Indebtedness issued, incurred, assumed or repaid as a result of, or to finance, any relevant transaction and for which any such financial ratio or other calculation is being calculated), all sales, transfers and other dispositions or discontinuance of any Subsidiary, line of business or division, Restricted Payment, incurrence of Liens, or any conversion of a Restricted Subsidiary to an Unrestricted Subsidiary or of an Unrestricted Subsidiary to a Restricted Subsidiary and restructuring, strategic and other cost savings initiatives that, by the terms of this Indenture, is to be calculated on a “Pro Forma Basis”; provided that, at the Company’s election, any such Specified Transaction (other than a Restricted Payment) having an aggregate value of less than $15.0 million shall not be calculated on a “Pro Forma Basis”.

“Standard Receivables Undertakings” means any Receivables Facility Guarantee and/or any representations, warranties, covenants and indemnities entered into by the Parent Guarantor or any Restricted Subsidiary that the Company has determined in good faith to be customary in a Receivables facility, including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary.

“Start Date” means April 11, 2025.

“Stated Maturity” means, with respect to any Indebtedness, the date specified in such Indebtedness as the fixed date on which the payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase or repayment of such Indebtedness at the option of the holder thereof upon the happening of any contingency).

“Subordinated Obligations” means any Indebtedness of the Parent Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is expressly subordinated in right of payment to the Notes pursuant to a written agreement.

“Subsidiary” of any Person means any corporation, association, partnership or other business entity of which more than 50.0% of the total voting power of shares of Capital Stock or other equity interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person or (ii) one or more Subsidiaries of such Person.

“Subsidiary Guarantor” means a Subsidiary of the Parent Guarantor that guarantees the Notes (excluding for the avoidance of doubt, the Company).

“Temporary Cash Investments” means any of the following: (i) any investment in (x) direct obligations of the United States of America, Canada, a member state of the European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Parent Guarantor or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any thereof, or obligations Guaranteed by the United States of America or a member state of the European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Parent Guarantor or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any of the foregoing, or obligations guaranteed by any of the foregoing or (y) direct obligations of any foreign country recognized by the United States of America rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (ii) overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers’ acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one year after the date of acquisition thereof issued by (x) any bank or other institutional lender under a Debt Facility or any affiliate thereof or (y) a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital and surplus aggregating in excess of $250.0 million, in the case of U.S. banks, and $100.0 million (or the foreign currency equivalent thereof), in the case of non-U.S. banks, and whose long term debt is rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization) at the time such Investment is made, (iii) repurchase obligations for underlying securities or instruments of the types described in clause (i) or (ii) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) Investments in commercial paper, maturing not more than 24 months after the date of acquisition, issued by a Person (other than that of the Parent Guarantor or any of its Subsidiaries), with a rating at the time as of which any Investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (v) Investments in securities maturing not more than 24 months after the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “BBB-” by S&P or “Baa3” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vi) Indebtedness or Preferred Stock (other than of the Parent Guarantor or any of its Subsidiaries) having a rating of “A” or higher by S&P or “A2” or higher by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vii) investment funds investing 95.0% of their assets in securities of the type described in clauses (i) through (vi) above (which funds may also hold cash pending investment and/or distribution), (viii) any money market deposit accounts issued or offered by a domestic commercial bank or a commercial bank organized and located in a country recognized by the United States of America, in each case, having capital and surplus in excess of $250.0 million, in the case of U.S. banks, and $100.0 million (or the foreign currency equivalent thereof), in the case of non-U.S. banks, or investments in money market funds subject to the risk limiting conditions of Rule 2a-7 (or any successor rule) of the SEC under the Investment Company Act of 1940, as amended, and (ix) similar investments approved by the Board of Directors in the ordinary course of business.

“Third-Party Vendor Financing Program” means each and any arrangement by the Parent Guarantor or any Subsidiary of third-party vendor financing directly or indirectly for customers of the Parent Guarantor and its Subsidiaries including (a) the sale of a financing business of any Person (other than the Company or a Guarantor), (b) sales, dispositions, assignments, leases, licenses, conveyances or other transfers of all or any portion of the business of, and assets relating to the business of, providing billing, collection and other services in respect of finance, lease and other receivables of any Person (other than the Company or a Guarantor); (c) Qualified Receivables Transactions and (d) other arrangements for the indirect financing of Receivables wherein a third-party financier makes loans to Subsidiaries that are Finance SPEs in respect of Receivables generated by the Parent Guarantor and its Subsidiaries, whether generated prior to or during such arrangements and whether the relevant transaction is treated as on or off the Parent Guarantor’s Consolidated balance sheet.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§77aaa-77bbbb) as in effect on the Issue Date, except as otherwise provided herein.

“TLB Credit Agreement” means the TLB Loan Credit Agreement, dated as of November 17, 2023, among the Parent Guarantor, the Company, the other guarantors party thereto, the lenders party thereto and Jefferies Finance LLC, as administrative agent and collateral agent, and as further amended, restated, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders or otherwise).

“TLB Facility” means the collective reference to the TLB Credit Agreement, any Loan Documents (as defined therein), any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original TLB Credit Agreement or one or more other credit agreements, indentures (including this Indenture) or financing agreements or otherwise), except to the extent such agreement, instrument or document expressly provides that it is not intended to be and is not a TLB Facility. Without limiting the generality of the foregoing, the term “TLB Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Parent Guarantor as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“TLB Facility Collateral Agent” means Jefferies Finance LLC, as collateral agent under the TLB Credit Agreement.

“Trade Payables” means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

“Transactions” means, collectively, (i) the transactions described in the 2025 Offering Memorandum under the caption “The Transactions” and (ii) all transactions (and any transactions related thereto) described in the Exchange Support Agreement (this clause (ii), the “Exchange Agreement Transactions”).

“Treasury Rate” means the yield to maturity at the date of redemption of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 which has become publicly available at least two business days prior to the date of redemption (or, if such statistical release is no longer published, any publicly available source for similar market data)) most nearly equal to the period from the redemption date to October 15, 2027; provided, however, that if the period from the redemption date to October 15, 2027 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate will be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the then remaining term of the Notes to October 15, 2027 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Officer” means any corporate trust officer or any other officer or assistant officer of the Trustee and/or the Collateral Agent customarily performing functions similar to those performed by the persons who at the time shall be such corporate trust officers who shall have direct responsibility for the administration of this Indenture, or any other officer of the Trustee and/or Collateral Agent to whom a corporate trust matter is referred because of his or her knowledge of and familiarity with the particular subject.

“Trustee” means the party named as such in the preamble of this Indenture until a successor replaces it and, thereafter, means the successor.

“U.S. Government Obligation” means (x) any security that is (i) a direct obligation of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or (ii) an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case under the preceding clause (i) or (ii) is not callable or redeemable at the option of the issuer thereof, and (y) any depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any U.S. Government Obligation that is specified in clause (x) above and held by such bank for the account of the holder of such depositary receipt, or with respect to any specific payment of principal of or interest on any U.S. Government Obligation that is so specified and held, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal or interest evidenced by such depositary receipt.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“Unrestricted Subsidiary” means (i) any Subsidiary of the Parent Guarantor that at the time of determination is an Unrestricted Subsidiary, as designated by the Board of Directors in the manner provided below, and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may (A) with respect to any designation made pursuant to customary escrow arrangements related to issuances of Indebtedness by an Unrestricted Subsidiary in connection with a proposed acquisition by the Parent Guarantor or one of its Restricted Subsidiaries, without the consent of any holder and (B) in the case of all other such designations, solely with the consent of the holders of 100% in aggregate principal amount of the Notes then outstanding (including, in each case, consents obtained in connection with a tender offer or exchange offer), designate any Subsidiary of the Parent Guarantor (including any newly acquired or newly formed Subsidiary of the Parent Guarantor) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Parent Guarantor or any other Restricted Subsidiary of the Parent Guarantor that is not a Subsidiary of the Subsidiary to be so designated; provided, that (A) the Subsidiary to be so designated has total consolidated assets of $1,000 or less or (B) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under Section 409. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that immediately after giving effect to such designation (x) the Parent Guarantor could Incur at least $1.00 of additional Indebtedness under Section 407(a), (y) the Consolidated Coverage Ratio would be equal to or greater than it was immediately prior to giving effect to such designation or (z) such Subsidiary shall be a Receivables Subsidiary with no Indebtedness outstanding other than Indebtedness that can be Incurred (and upon such designation shall be deemed to be Incurred and outstanding) pursuant to Section 407(b)(xiii). Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Parent Guarantor’s Board of Directors giving effect to such designation and an Officer’s Certificate of the Parent Guarantor certifying that such designation complied with the foregoing provisions.

“Voting Stock” of an entity means all classes of Capital Stock of such entity then outstanding and normally entitled to vote in the election of directors or all interests in such entity with the ability to control the management or actions of such entity.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness as of any date, the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal (excluding nominal amortization), including payment at final maturity, in respect thereof by (b) the number of years (calculated to the nearest 1/12) that will elapse between such date and the making of such payment; by (2) the then outstanding principal amount of such Indebtedness; provided that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being modified, refinanced, refunded, renewed, replaced or extended (the “Applicable Indebtedness”), the effects of any prepayments or amortization made on such Applicable Indebtedness prior to the date of the applicable modification, refinancing, refunding, renewal, replacement or extension shall be disregarded.

“Wholly Owned Domestic Restricted Subsidiary” means as to any Person, any Wholly Owned Domestic Subsidiary of such Person that is not an Unrestricted Subsidiary.

“Wholly Owned Domestic Subsidiary” means as to any Person, any Domestic Subsidiary of such Person, and of which such Person owns, directly or indirectly through one or more Wholly Owned Domestic Subsidiaries, all of the Capital Stock of such Domestic Subsidiary.

“Wholly Owned Restricted Subsidiary” means as to any Person, any Wholly Owned Subsidiary of such Person that is not an Unrestricted Subsidiary.

“Wholly Owned Subsidiary” means as to any Person, any Subsidiary of such Person, and of which such Person owns, directly or indirectly through one or more Wholly Owned Subsidiaries, all of the Capital Stock of such Subsidiary.

Section 102. Other Definitions.

Term	Defined in Section
“Acceleration Trigger Event”	616(a)
“Act”	108
“Affiliate Transaction”	412
“Agent Members”	312(a)
“ALTA”	1412(3)
“Amendment”	410(3)
“Approval Trigger Event”	616(a)
“Asset Disposition Offer”	411(b)
“Authentication Order”	303
“Auditor’s Determination”	1311(vi)(F)
“Bankruptcy Law”	601
“CERCLA”	1407(q)
“Certificate of Beneficial Ownership”	313
“Change of Control Offer”	415
“Change of Control Payment”	415

“Change of Control Payment Date”	415
“Collateral Agent Action”	1407(v)
“Collateral Document Order”	1407(r)
“Contribution Indebtedness”	407(b)(xiv)
“Covenant Defeasance”	1203
“Covenant Suspension Event”	416(a)
“cross acceleration provision”	601(viii)
“Custodian”	601
“Defaulted Interest”	307
“Defeasance”	1202
“Defeased Notes”	1201
“Double-Dip Provision”	407(b)
“Event of Default”	601
“Excess Proceeds”	411(iii)(B)
“Expiration Date”	108(d)(ii)
“FATCA”	703(24)
“Fixed Amounts”	123(b)
“Global Notes”	201
“Guarantee Obligations”	1311(a)(1)
“Guaranteed Obligations”	1301 (a)
“Hypothecary Representative”	1407(cc)
“Incurrence-Based Amounts”	123(b)
“Initial Agreement”	410(3)
“Initial Lien”	413
“judgment default provisions”	601(x)
“LCT Election”	123(a)
“LCT Test Date”	123(a)
“LDC Trigger Event”	616(a)
“Liquidated Damages Charge”	616(a)
“Management Determination”	1311(b)(1)(ii)
“Material Indebtedness”	414
“Mortgage”	1412(1)
“Net Assets”	1311(b)(ii)
“Note Register” and “Note Registrar”	305
“Notice of Default”	601
“Permitted Payment”	409(b)
“Physical Notes”	201
“Private Placement Legend”	203
“Ratio Debt”	407(a)
“Refinancing Agreement”	410(3)
“Refunding Capital Stock”	409(b)(i)
“Regulation S Global Notes”	201
“Regulation S Note Exchange Date”	313
“Regulation S Physical Notes”	201
“Related Person”	1407(b)
“Restricted Payment”	409
“Reversion Time”	416(a)
“Rule 144A Global Notes”	201
“Rule 144A Physical Notes”	201
“Secured Parties”	1407(cc)
“Successor Company”	501(a)(i)

“Suspended Covenants”	416
“Suspension Date”	416
“Suspension Period”	416(a)
“Tax Group”	409(b)(xvii)
“Treasury Capital Stock”	409(b)(i)
“Up-stream and/or Cross-stream Guarantee”	1311(b)(i)

Section 103. Rules of Construction. For all purposes of this Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(1) the terms defined in this Indenture have the meanings assigned to them in this Indenture;

(2) “or” is not exclusive;

(3) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP;

(4) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision;

(5) all references to “$” or “dollars” shall refer to the lawful currency of the United States of America;

(6) the words “include,” “included” and “including,” as used herein, shall be deemed in each case to be followed by the phrase “without limitation,” if not expressly followed by such phrase or the phrase “but not limited to”;

(7) words in the singular include the plural, and words in the plural include the singular;

(8) references to sections of, or rules under, the Securities Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(9) any reference to a Section, Article or clause refers to such Section, Article or clause of this Indenture; and

(10) notwithstanding any provision of this Indenture, no provision of the TIA shall apply or be incorporated by reference into this Indenture or the Notes, except as specifically set forth in this Indenture.

Section 104. Belgian Terms.

(a) In this Indenture, where it relates to any Belgian entity or Collateral, a reference to:

(i) a liquidator, receiver, administrative receiver, administrator, compulsory manager, trustee in bankruptcy or other similar officer includes any judicial administrator (gerechtsmandataris/mandataire de justice), curator/curateur and vereffenaar/liquidateur, gerechtelijk deskundige/expert judiciaire, gedelegeerd rechter/juge délégué, voorlopig bewindvoerder/administrateur provisoire, mandataris ad hoc/mandataire ad hoc, ondernemingsbemiddelaar/médiateur d’entreprise, insolventiefunctionaris/praticien de l’insolvabilité, herstructureringsdeskundige/practicien de la réorganisation, vereffeningsdeskundige/practicien de la liquidation, as applicable and sekwester/séquestre as applicable;

(ii) a Security or security interest includes any mortgage (hypotheek/hypothèque), pledge (pand/gage), any mandate (mandaat/mandat) to grant a mortgage, a pledge or any other real security, any privilege (voorrecht/privilège), reservation of title arrangement (eigendomsvoorbehoud/reserve de propriété), any in rem security interest (zakelijke zekerheid/sûreté réelle) and any transfer by way of security (overdracht ten titel van zekerheid/transfert à titre de garantie);

(iii) a person being unable to pay its debts is that person being in a state of cessation of payments (staking van betaling/cessation de paiements);

(iv) a suspension of payments, moratorium of any indebtedness or reorganization includes any opschorting/sursis and moratorium/moratoire or any of those terms in the context of any gerechtelijke reorganisatie/réorganisation judiciaire (including openbare gerechtelijke reorganisatie door een minnelijk akkoord/réorganisation judiciaire publique par accord amiable, openbare gerechtelijke reorganisatie door een collectief akkoord/réorganisation judiciaire publique par un accord collectif, besloten gerechtelijke reorganisatie door een minnelijk akkoord/reéorganisation judiciaire privée par accord amiable, besloten gerechtelijke reorganisatie door een collectief akkoord/réorganisation judiciaire privée par accord collectif, overdracht onder gerechtelijk gezag/transfert sous autorité judiciaire), staking van betaling/cessation de paiements or any other legal proceeding based on Book XX of the Belgian Code of Economic Law (Wetboek van economisch recht/Code de droit économique);

(v) commencing negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness includes any negotiations conducted with a view to reaching a settlement agreement (minnelijk akkoord/accord amiable) or collective agreement (collectief akkoord/accord collectif) or reorganisation plan (reorganisatieplan/plan de reorganisation) with one or more of its creditors pursuant to Book XX (Insolventie van Ondernemingen/Insolvabilite des entreprises) of the Belgian Code of Economic Law (Wetboek van economisch recht / Code de droit économique);

(vi) a composition, compromise, assignment or arrangement includes a minnelijk akkoord buiten gerechtelijke reorganisatie/accord amiable hors réorganisation judiciaire, or a gerechtelijke reorganisatie/réorganisation judiciaire (including openbare gerechtelijke reorganisatie door een minnelijk akkoord/réorganisation judiciaire publique par accord amiable, openbare gerechtelijke reorganisatie door een collectief akkoord/réorganisation judiciaire publique par un accord collectif, besloten gerechtelijke reorganisatie door een minnelijk akkoord/réorganisation judiciaire privée par accord amiable, besloten gerechtelijke reorganisatie door een collectief akkoord/réorganisation judiciaire privée par un accord collectif and overdracht onder gerechtelijk gezag/transfert sous autorité judiciaire) within the meaning of Book XX (Insolventie van Ondernemingen / Insolvabilite des entreprises) of the Belgian Code of Economic Law (Wetboek van economisch recht / Code de droit économique), as applicable;

(vii) winding up, administration or dissolution includes any vereffening/liquidation, ontbinding/dissolution, faillissement/faillite, procedure van overdracht onder gerechtelijk gezag/procédure de transfert sous autorité judiciaire, besloten voorbereiding van het faillissement/préparation privée d’une faillite and sluiting van een onderneming/fermeture d’une entreprise;

(viii) insolvency includes a person that has: (a) been dissolved or resolved to enter into liquidation, (b) ceased to exist pursuant to a merger or a division, (c) its assets placed under administration (d) ceased to pay its debts as they fall due (staking van betalingen/cessation de paiements), (e) filed an application for or been subject to proceedings for bankruptcy (faillissement/faillite) or judicial reorganisation (gerechtelijke reorganisatie/reorganisation judiciaire) or any proceeding provided under Book XX (Insolventie van ondernemingen/Insolvabilite des entreprises) of the Belgian Code of Economic Law (Wetboek van economisch recht/Code de droit economique), (f) been declared bankrupt or (g) been made subject to any other insolvency proceedings or similar proceedings in any jurisdiction or otherwise been limited in its power to dispose of its assets or (h) is subject to measures such as the appointment of a provisional administrator or sequestrator or similar proceedings in any jurisdiction and any other concurrence between creditors (samenloop van schuldeisers/concours des créanciers);

(ix) an attachment, sequestration, distress, execution or analogous process includes any onteigening/expropriation, sekwester/séquestre, uitvoerend beslag/saisie exécutoire and bewarend beslag/saisie conservatoire;

(x) an amalgamation, demerger, merger, consolidation or corporate reconstruction includes an overdracht van algemeenheid/transfert d’universalité, overdracht van bedrijfstak/transfert de branche d’activite, splitsing/scission and fusie/fusion and assimilated transaction (gelijkgestelde verrichting/operation assimilée) in accordance with Articles 12:7 and 12:8 of the Belgian Code of Companies and Associations;

(xi) Belgian Insolvency Law means Book XX (Insolventie van ondernemingen/Insolvabilité des entreprises) of the Belgian Code of Economic Law (Wetboek van economisch recht/Code de droit économique);

(xii) the Belgian Civil Code means the Belgian oud Burgerlijk Wetboek/ancien Code Civil of 21 March 1804 and, with effect from its applicable effective date, the Belgian new Burgerlijk Wetboek/Code Civil introduced pursuant to the law of 13 April 2019 introducing a Civil Code and inserting book 8 “Evidence” in the Civil Code (Wet van 13 april 2019 tot invoering van een Burgerlijk Wetboek en tot invoeging van boek 8 “Bewijs” in dat Wetboek/Loi de 13 avril 2019 portant création d’un Code civil et y insérant un livre 8 « La preuve »), as amended from time to time;

(xiii) the Belgian Code of Companies and Associations means the Belgian Wetboek van Vennootschappen en Verenigingen/Code des sociétés et des associations, dated 23 March 2019, as amended from time to time;

(xiv) constitutional documents means the deed of incorporation (oprichtingsakte/acte constitutif), the articles of association (statuten/statuts) and an extract from the Crossroads Bank for Enterprises (uittreksel van de Kruispuntbank voor Ondernemingen/extrait de la Banque Carrefour des Entreprises);

(xv) guarantee means, only for the purpose of the guarantee granted by the Belgian Guarantors under this Indenture, an independent guarantee and not a surety (borg/cautionnement);

(xvi) a Guarantor being incorporated in Belgium or of which its jurisdiction of incorporation is Belgium, means that such Guarantor has its statutory seat (statutaire zetel/siege statutaire) in Belgium; and

(xvii) net assets means, in relation to a Belgian entity, netto actief/actif net as defined in article 5:142, 6:115 or 7:212, as applicable of the Belgian Code of Companies and Associations, to determine the amount available for distribution as dividend and, in the event of a dispute on the amount of net assets, a certificate of such amount from the statutory auditors of that Belgian Guarantor (or, if no statutory auditor is appointed or the statutory auditor refuses to issue such certificate, from an accountant appointed upon the Trustee or Collateral Agent’s request by the “Instituut van de Bedrijfsrevisoren/Institut des Réviseurs d’Entreprises”) shall be conclusive, save in case of manifest error.

(b) Each of the Holders by its acceptance of the Notes agrees to waive article 5.74, article 5.90, second paragraph and article 5.239, §2 of the Belgian Civil Code and agrees that it shall not be entitled to make any claim or exercise any rights under article 5.74, article 5.90, second paragraph or article 5.239, §2 of the Belgian Civil Code. Each such Person agrees that this waiver and agreement applies to all Note Documents governed by Belgian law.

(c) Where this Indenture refers to any computation of a term or period of time, article 1.7 of the Belgian Civil Code shall not apply.

(d) [To the fullest extent permitted by law, each party expressly and irrevocably waives (for itself and on behalf of any of its Affiliates), any non-contractual claim and right it may have against any Auxiliaries of each other party pursuant to article 6.3, §2 of the Belgian Civil Code in connection with the Note Documents.

For the purposes hereof, “Auxiliary” means any person or entity who performs (in whole or in part) any obligation of a party, is engaged in relation to the performance of any obligation under the Note Documents, or represents a Party in connection with the Note Documents (whether in its own name and/or for its own account, or in the name and/or for the account of a Party), including auxiliaries (hulppersonen/auxiliaires) of a Party as referred to in article 6.3, §2 of the Belgian Civil Code. This includes any affiliate, director, officer, board member, manager, employee, founder, member, partner, shareholder, associate, volunteer, agent, attorney, advisor or contractor of a party. For the avoidance of doubt, this definition also includes any subsequent tiers of such auxiliaries, including any secondary, tertiary, or further removed auxiliaries, irrespective of their level or order in the chain of appointment.

(e) To the extent Belgian law governs the parties’ non-contractual obligations and to the fullest extent permitted by law, each party expressly and irrevocably waives (for itself and on behalf of any of its Affiliates) any non-contractual claim or right it may have against each other Party pursuant to article 6.3, §1 of the Belgian Civil Code in respect of any breach by a party of any of its obligations under the Note Documents.]

Section 105. Canadian Interpretation Provisions.

(a) For purposes of any assets, liabilities or entities located in the Province of Quebec and for all other purposes pursuant to which the interpretation or construction of this Indenture may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Quebec, (i) “personal property” shall be deemed to include “movable property”, (ii) “real property” shall be deemed to include “immovable property”, (iii) “tangible property” shall be deemed to include “corporeal property”, (iv) “intangible property” shall be deemed to include “incorporeal property”, (v) “security interest”, “mortgage” and “lien” shall be deemed to include a “hypothec” (either legal or conventional), “prior claim”, “reservation of ownership” and a resolutory clause, as applicable, (vi) all references to filing, registering or recording shall be deemed to include publication under the Civil Code of Quebec, (vii) all references to “perfection” of or “perfected” liens or security interest shall be deemed to include a reference to an “opposable” or “set up” hypothec as against third parties, (viii) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (ix) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (x) an “agent” shall be deemed to include a “mandatary”, (xi) “construction liens” shall be deemed to include “legal hypothecs in favor of persons having taken part in the construction or renovation of an immovable”, (xii) “joint and several” shall be deemed to include “solidary” and “jointly and severally” shall be deemed to include “solidarity”, (xiii) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”, (xiv) “beneficial ownership” shall be deemed to include “ownership”, (xv) “easement” shall be deemed to include a “servitude”, (xvi) “priority” shall be deemed to include “rank” or “prior claim”, as applicable, (xvii) “survey” shall be deemed to include “certificate of location and plan”, (xviii) “fee simple title” shall be deemed to include “absolute ownership” (including ownership under a right of superficies), (xix) “fee-owned” shall be deemed to include “owned”, (xx) “legal title” shall be deemed to include “holding title as nominee, mandatary or prete-nom on behalf of an owner”, (xxi) “leasehold interest”, “sub-leasehold interest”, “leasehold estate” or “title to the leasehold estate” shall be deemed to include “rights resulting from a lease”, (xxii) “lease” shall be deemed to include a “contract of leasing (credit-bail)”, where applicable, and (xxiii) “deposit account” shall be deemed to include a “financial account” as defined in Article 2713.6 of the Civil Code of Quebec. The parties hereto confirm that it is their express wish that this Indenture and all related documents be drawn up in English only (except that any deed of hypothec may be drawn up in whole or in part in French). Les parties aux presentes confirment que c’est leur volonte expresse que la presente convention ainsi que tous les documents qui s ‘y rattachent soient rediges en anglais seulement (a l ‘exception de tout acte d’hypotheque qui peut etre redige en tout ou en partie en franqais).

(b) Solely for the purposes of the Interest Act (Canada) and disclosure thereunder (and for no other purpose under the Indenture), whenever any interest or any fee to be paid under any Note Document is to be calculated on the basis of a 360 day year (or such other period that is less than a calendar year), as the case may be, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360 (or such other period that is less than a calendar year), as the case may be.

(c) For purposes of Canadian Insolvency Laws, references to “case” in Section 601(viii) shall be deemed to include “proceeding.”

Section 106. Compliance Certificates and Opinions. Upon any application or request by the Company or by any other obligor upon the Notes (including any Guarantor) to the Trustee and/or the Collateral Agent to take any action under any provision of this Indenture, the Company or such other obligor (including any Guarantor), as the case may be, shall furnish to the Trustee and/or the Collateral Agent, as applicable, such certificates and opinions as may be required under this Indenture. Each such certificate or opinion shall be given in the form of one or more Officer’s Certificates, if to be given by an Officer, or an Opinion of Counsel, if to be given by counsel, and shall comply with the requirements of this Indenture. Notwithstanding the foregoing, in the case of any such request or application as to which the furnishing of any Officer’s Certificate or Opinion of Counsel is specifically required by any provision of this Indenture relating to such particular request or application, no additional certificate or opinion need be furnished.

Every certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (except for certificates provided for in Section 406) shall include:

(1) a statement that the individual signing such certificate or opinion has read such covenant or condition, as applicable, and the definitions herein relating thereto;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such individual, he or she made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition, as applicable, has been complied with; and

(4) a statement as to whether, in the opinion of such individual, such condition or covenant, as applicable, has been complied with.

Section 107. Form of Documents Delivered to Trustee. In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents. For the purpose of the Security Documents governed by Belgian law, each Guarantor and Holder appoints the Collateral Agent as its representative in accordance with Article 3 of Book III, Title XVII of the Belgian Civil Code, which appointment is hereby accepted.

Any certificate or opinion of an Officer may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel, unless such Officer knows that the certificate or opinion or representations with respect to the matters upon which his certificate or opinion is based are erroneous. Any such certificate or opinion of counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an Officer or Officers to the effect that the information with respect to such factual matters is in the possession of the Company, unless such counsel knows that the certificate or opinion or representations with respect to such matters are erroneous.

Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument.

Section 108. Acts of Noteholders; Record Dates. (a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee, and, where it is hereby expressly required, to the Company, as the case may be. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of the Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and (subject to Section 701) conclusive in favor of the Trustee, the Collateral Agent, the Company, and any other obligor upon the Notes, if made in the manner provided in this Section 108.

(a) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by an officer of a corporation or a member of a partnership or other legal entity other than an individual, on behalf of such corporation or partnership or entity, such certificate or affidavit shall also constitute sufficient proof of such Person’s authority. The fact and date of the execution of any such instrument or writing, or the authority of the person executing the same, may also be proved in any other manner that the Trustee and/or the Collateral Agent deems sufficient.

(b) The ownership of Notes shall be proved by the Note Register.

(c) Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind the Holder of every Note issued upon the transfer thereof or in exchange therefor or in lieu thereof, in respect of anything done, suffered or omitted to be done by the Trustee, the Collateral Agent, the Company or any other obligor upon the Notes in reliance thereon, whether or not notation of such action is made upon such Note.

(d) (i) The Company may set any day as a record date for the purpose of determining the Holders of Outstanding Notes entitled to give, make or take any request, demand, authorization, direction, notice, consent, waiver or other action provided or permitted by this Indenture to be given, made or taken by Holders of Notes, provided that the Company may not set a record date for, and the provisions of this paragraph shall not apply with respect to, the giving or making of any notice, declaration, request or direction referred to in the next paragraph. If any record date is set pursuant to this paragraph, the Holders of Outstanding Notes on such record date (or their duly designated proxies), and no other Holders, shall be entitled to take the relevant action, whether or not such Persons remain Holders after such record date; provided that no such action shall be effective hereunder unless taken on or prior to the applicable Expiration Date by Holders of the requisite principal amount of Outstanding Notes on such record date. Nothing in this paragraph shall be construed to prevent the Company from setting a new record date for any action for which a record date has previously been set pursuant to this paragraph (whereupon the record date previously set shall automatically and with no action by any Person be cancelled and of no effect), and nothing in this paragraph shall be construed to render ineffective any action taken by Holders of the requisite principal amount of Outstanding Notes on the date such action is taken. Promptly after any record date is set pursuant to this paragraph, the Company, at its expense, shall cause notice of such record date, the proposed action by Holders and the applicable Expiration Date to be given to the Trustee in writing and to each Holder of Notes in the manner set forth in Section 110.

(ii) The Trustee may set any day as a record date for the purpose of determining the Holders of Outstanding Notes entitled to join in the giving or making of (A) any Notice of Default, (B) any declaration of acceleration referred to in Section 602, (C) any request to institute proceedings referred to in Section 607(ii) or (D) any direction referred to in Section 611, in each case with respect to Notes. If any record date is set pursuant to this paragraph, the Holders of Outstanding Notes on such record date, and no other Holders, shall be entitled to join in such notice, declaration, request or direction, whether or not such Holders remain Holders after such record date; provided that no such action shall be effective hereunder unless taken on or prior to the applicable Expiration Date by Holders of the requisite principal amount of Outstanding Notes on such record date. Nothing in this paragraph shall be construed to prevent the Trustee from setting a new record date for any action for which a record date has previously been set pursuant to this paragraph (whereupon the record date previously set shall automatically and with no action by any Person be cancelled and of no effect), and nothing in this paragraph shall be construed to render ineffective any action taken by Holders of the requisite principal amount of Outstanding Notes on the date such action is taken. Promptly after any record date is set pursuant to this paragraph, the Trustee, at the Company’s expense, shall cause notice of such record date, the proposed action by Holders and the applicable Expiration Date to be given to the Company in writing and to each Holder of Notes in the manner set forth in Section 110.

(iii) With respect to any record date set pursuant to this Section 108, the party hereto that sets such record dates may designate any day as the “Expiration Date” and from time to time may change the Expiration Date to any earlier or later day; provided that no such change shall be effective unless notice of the proposed new Expiration Date is given to the Company or the Trustee, whichever such party is not setting a record date pursuant to this Section 108(d) in writing, and to each Holder of Notes in the manner set forth in Section 110, on or prior to the existing Expiration Date. If an Expiration Date is not designated with respect to any record date set pursuant to this Section 108, the party hereto that set such record date shall be deemed to have initially designated the 180th day after such record date as the Expiration Date with respect thereto, subject to its right to change the Expiration Date as provided in this paragraph. Notwithstanding the foregoing, no Expiration Date shall be later than the 180th day after the applicable record date.

(iv) Without limiting the foregoing, a Holder entitled hereunder to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents each of which may do so pursuant to such appointment with regard to all or any part of such principal amount.

(v) Without limiting the generality of the foregoing, a Holder, including the Depositary, that is the Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and the Depositary, as the Holder of a Global Note, may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such depositary’s standing instructions and customary practices.

(vi) The Company may fix a record date for the purpose of determining the persons who are beneficial owners of interests in any Global Note held by the Depositary entitled under the procedures of such depositary to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders. If such a record date is fixed, the Holders on such record date or their duly appointed proxy or proxies, and only such persons, shall be entitled to make, give or take such request, demand, authorization direction, notice consent, waiver or other action, whether or not such Holders remain Holders after such record date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be valid or effective if made, given or taken more than 90 days after such record date.

Section 109. Notices, Etc., to Trustee, Collateral Agent and Company. Any request, demand, authorization, direction, notice, consent, waiver or Act of Holders or other document provided or permitted by this Indenture to be made upon, given or furnished to, or filed with,

(1) the Trustee or the Collateral Agent by any Holder or by the Company or by any other obligor upon the Notes shall be sufficient for every purpose hereunder if made, given, furnished or filed in writing to or with the Trustee at the Corporate Trust Office or at any other address furnished in writing to the Company by the Trustee; provided that any notice or communication delivered to the Trustee or the Collateral Agent shall be deemed effective upon actual receipt thereof,

(2) the Company by the Trustee, the Collateral Agent or by any Holder shall be sufficient for every purpose hereunder if in writing and mailed, first class postage prepaid, to Xerox Corporation, Corporate Headquarters, 401 Merritt 7, Norwalk, CT 06851, Attention: Eric Risi, Senior Legal Counsel, Securities and Finance or to any other address furnished in writing to the Trustee by the Company,

(3) the Company, the Collateral Agent or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

Section 110. Notices to Holders; Waiver. Where this Indenture provides for notice to Holders of any event, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first class postage prepaid, or by overnight air courier guaranteeing next day delivery, to each Holder, at such Holder’s address as it appears in the Note Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.

Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

In case, by reason of the suspension of regular mail service, or by reason of any other cause, it shall be impossible to mail notice of any event as required by any provision of this Indenture, then such notification as shall be made with the approval of the Trustee (such approval not to be unreasonably withheld) shall constitute a sufficient notification for every purpose hereunder.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary for such Note (or its designee) pursuant to the customary procedures of such Depositary (including delivery by electronic mail).

Section 111. Effect of Headings and Table of Contents. The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

Section 112. Successors and Assigns. All covenants and agreements in this Indenture by the Company shall bind its respective successors and assigns, whether so expressed or not. All agreements of the Trustee and the Collateral Agent in this Indenture shall bind their respective successors.

Section 113. Separability Clause. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 114. Benefits of Indenture. Nothing in this Indenture or in the Notes, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder, any Paying Agent and the Holders, any benefit or any legal or equitable right, remedy or claim under this Indenture.

Section 115. Governing Law. THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. THE TRUSTEE, THE COLLATERAL AGENT, THE COMPANY, ANY OTHER OBLIGOR IN RESPECT OF THE NOTES, EACH GUARANTOR AND (BY THEIR ACCEPTANCE OF THE NOTES) THE HOLDERS AGREE TO SUBMIT TO THE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE OR THE NOTES.

Section 116. Waiver of Trial by Jury. Each of the parties hereto, and each Holder of the Notes by acceptance thereof, hereby waives to the fullest extent permitted by applicable law the right to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Indenture.

Section 117. Legal Holidays. In any case where any Interest Payment Date, Redemption Date or Stated Maturity of any Note shall not be a Business Day at any Place of Payment, then (notwithstanding any other provision of this Indenture or of the Notes) payment of interest or principal and premium (if any) need not be made at such Place of Payment on such date, but may be made on the next succeeding Business Day at such Place of Payment with the same force and effect as if made on the Interest Payment Date or Redemption Date, or at the Stated Maturity, and no interest shall accrue on such payment for the intervening period.

Section 118. No Personal Liability of Directors, Managers, Officers, Employees, Incorporators and Stockholders. No past, present or future director, manager, officer, employee, incorporator, member, partner or stockholder of the Parent Guarantor, the Company, any Subsidiary Guarantor or any Subsidiary of any thereof, in their respective capacities as such, shall have any liability for any obligation of the Parent Guarantor, the Company or any Subsidiary Guarantor under the Note Documents, or for any claim based on, in respect of, or by reason of, any such obligation or its creation. Each Noteholder, by accepting the Notes, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 119. Exhibits and Schedules. All exhibits and schedules attached hereto are by this reference made a part hereof with the same effect as if herein set forth in full.

Section 120. Counterparts. This Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart of this Indenture electronically in portable document format (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or in any other format will be effective as delivery of a manually executed counterpart. Notwithstanding anything in this Indenture to the contrary, all notices, approvals, consents, requests and any communications hereunder or with respect to the Notes must be in writing (provided that any communication sent to Trustee hereunder must be in the form of a document that is signed manually or by way of a digital signature provided by DocuSign (or such other digital signature provider as specified in writing to Trustee by the authorized representative), in English). The Company agrees to assume all risks arising out of the use of using electronic signatures and electronic methods to submit communications to the Trustee and the Collateral Agent, including without limitation the risk of Trustee or the Collateral Agent acting on unauthorized instructions, and the risk of interception and misuse by third parties.

Section 121. Force Majeure. To the extent permitted by the TIA, in no event shall the Trustee or the Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services (it being understood that the Trustee and the Collateral Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances).

Section 122. USA PATRIOT Act. The parties hereto acknowledge that in accordance with Section 326 of the USA PATRIOT Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee or the Collateral Agent. The parties to this Indenture agree that they will provide the Trustee (acting in any capacity hereunder) or the Collateral Agent with such information as it may reasonably request in order for the Trustee or the Collateral Agent to satisfy the requirements of the USA PATRIOT Act.

Section 123. Limited Condition Transaction and Incurrence-Based Amounts.

(a) In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of determining compliance with any provision of this Indenture which requires that no Default, Event of Default or specified Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Company, be deemed satisfied, so long as no Default, Event of Default or specified Event of Default, as applicable, exists on the date the definitive agreements for such Limited Condition Transaction are entered into or irrevocable notice (which may be conditional) of redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock is given. For the avoidance of doubt, if the Company has exercised its option under the first sentence of this Section 123, and any Default, Event of Default or specified Event of Default, as applicable, occurs following the date the definitive agreements for the applicable Limited Condition Transaction were entered into or irrevocable notice (which may be conditional) of redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock is given and prior to the consummation of such Limited Condition Transaction, any such Default, Event of Default or specified Event of Default, as applicable, shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted hereunder.

In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of:

(i) determining compliance with any provision of this Indenture which requires the calculation of the Consolidated Coverage Ratio, the Consolidated First Lien Leverage Ratio, the Consolidated Secured Leverage Ratio or the Consolidated Total Leverage Ratio; or

(ii) testing baskets set forth in this Indenture (including baskets measured as a percentage of LTM EBITDA);

in each case, at the option of the Company (the Company’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into or irrevocable notice (which may be conditional) of redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock is given, as applicable (the “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any Incurrence or discharge of Indebtedness and the use of proceeds of such Incurrence) as if they had occurred at the beginning of the most recent four consecutive fiscal quarters ending prior to the LCT Test Date for which consolidated financial statements of the Parent Guarantor are available, the

Company could have taken such action on the relevant LCT Test Date in compliance with such ratio, basket or amount, such ratio, basket or amount shall be deemed to have been complied with. For the avoidance of doubt, if the Company has made an LCT Election and any of the ratios, baskets or amounts for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio, basket or amount, including due to fluctuations in LTM EBITDA of the Parent Guarantor or the Person subject to such Limited Condition Transaction or any applicable currency exchange rate, at or prior to the consummation of the relevant transaction or action, such baskets, ratios or amounts will not be deemed to have been exceeded as a result of such fluctuations. If the Company has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio, basket or amount with respect to the Incurrence of Indebtedness or Liens, or the making of Restricted Payments, Asset Dispositions, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Parent Guarantor or the designation of an Unrestricted Subsidiary on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio, basket or amount shall be calculated on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any Incurrence or discharge of Indebtedness and the use of proceeds thereof) have been consummated.

(b) Notwithstanding anything to the contrary herein and whether or not in connection with a Limited Condition Transaction, unless the Company otherwise elects, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Indenture that does not require compliance with a financial ratio or financial test (including any Consolidated First Lien Leverage Ratio test, Consolidated Secured Leverage Ratio test, Consolidated Total Leverage Ratio test and/or any Consolidated Coverage Ratio test) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Indenture that requires compliance with a financial ratio or financial test (including any Consolidated First Lien Leverage Ratio test, Consolidated Secured Leverage Ratio test, Consolidated Total Leverage Ratio test and/or any Consolidated Coverage Ratio test) (any such amounts, the “Incurrence-Based Amounts”) it is understood and agreed that (A) the incurrence of the Incurrence-Based Amount shall be calculated first without giving effect to any Fixed Amount but giving full pro forma effect to the use of proceeds of such Fixed Amount and the related transactions and (B) the incurrence of the Fixed Amount shall be calculated thereafter. Unless the Company elects otherwise, the Company shall be deemed to have used amounts under an Incurrence-Based Amount then available to the Parent Guarantor and its Restricted Subsidiaries prior to utilization of any amount under a Fixed Amount then available to the Parent Guarantor and its Restricted Subsidiaries.

Section 124. Intercreditor Agreements.

(a) Each Holder, by accepting such Note, will be deemed to have (i) appointed and authorized the Collateral Agent and the Trustee, as applicable to give effect to the provisions in the Intercreditor Agreements, any additional intercreditor agreements and the Security Documents and perform the duties and exercise the rights, powers and discretions that are specifically given to it under the Intercreditor Agreements and the Security Documents securing such Indebtedness, together with any other incidental rights, power and discretions, (ii) agreed to be bound by the provisions of the Intercreditor Agreements, any additional intercreditor agreements and the Security Documents (including, for the avoidance of doubt, consenting to the subordination of Liens provided for in the ABL Intercreditor Agreement) and (iii) irrevocably appointed the Collateral Agent and the Trustee to act on its behalf to enter into and comply with the provisions of the Intercreditor Agreements, any additional intercreditor agreements and the Security Documents (including the execution of, and compliance with, any waiver, modification, amendment, renewal or replacement expressed to be executed by the Trustee or the Collateral Agent on its behalf).

(b) The parties acknowledge and agree that U.S. Bank Trust Company, National Association is entering into (i) the ABL Intercreditor Agreement in its capacity as a Fixed Asset Collateral Agent thereunder, (ii) the Pari Passu First Lien Intercreditor Agreement in its capacity as an Additional Agent thereunder, (iii) the First Lien/Second Lien Intercreditor Agreement in its capacity as a Senior Representative thereunder and (iv) the Securitization Intercreditor Agreement in its capacity as an Additional ABL Agent thereunder. In the event of any conflict between this Indenture, the Notes or any Security Document, on the one hand, and an Intercreditor Agreement on the other, the terms of such Intercreditor Agreement shall govern and control (except that with respect to any conflict between the Indenture, the Note or any Security Document, on the one hand, and an Intercreditor Agreement, on the other hand, relating to the protections, rights, indemnities, immunities, privileges, and benefits of the Trustee or the Collateral Agent, the terms of the Indenture, the Notes or such Security Document shall govern and control).

ARTICLE II

NOTE FORMS

Section 201. Forms Generally. The Initial Notes and the Trustee’s certificate of authentication relating thereto shall be in substantially the forms set forth, or referenced, in this Article II and Exhibit A attached hereto (as such forms may be modified in accordance with Section 301). Any Additional Notes and the Trustee’s certificate of authentication relating thereto shall be in substantially the forms set forth, or referenced, in this Article II and Exhibit A attached hereto (as such forms may be modified in accordance with Section 301). Exhibit A is hereby incorporated in and expressly made a part of this Indenture. The Notes may have such appropriate insertions, omissions, substitutions, notations, legends, endorsements, identifications and other variations as are required or permitted by law, stock exchange rule or depositary rule or usage, agreements to which the Company is subject, if any, or other customary usage, or as may consistently herewith be determined by the Officers of the Company executing such Notes, as evidenced by such execution (provided always that any such notation, legend, endorsement, identification or variation is in a form acceptable to the Company). Each Note shall be dated the date of its authentication. The terms of the Notes set forth in Exhibit A are part of the terms of this Indenture. Any portion of the text of any Note may be set forth on the reverse thereof, with an appropriate reference thereto on the face of the Note.

Notes offered and sold to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A shall, unless the Company otherwise notifies the Trustee in writing, be issued in the form of one or more permanent global Notes substantially in the form attached hereto as Exhibit A (as such form may be modified in accordance with Section 301), except as otherwise permitted herein. Such Global Notes shall be referred to collectively herein as the “Rule 144A Global Notes,” and shall be deposited with the Trustee, as custodian for the Depositary or its nominee, for credit to an account of an Agent Member, and shall be duly executed by the Company and authenticated by the Trustee as hereinafter provided. The aggregate principal amount of a Rule 144A Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for the Depositary or its nominee, as hereinafter provided.

Notes offered and sold in offshore transactions in reliance on Regulation S under the Securities Act shall, unless the Company otherwise notifies the Trustee in writing, be issued in the form of one or more global Notes substantially in the form attached hereto as Exhibit A (as such form may be modified in accordance with Section 301), except as otherwise permitted herein. Such Global Notes shall be referred to herein as the “Regulation S Global Notes,” and shall be deposited with the Trustee, as custodian for the Depositary or its nominee for the accounts of designated Agent Members holding on behalf of Euroclear or Clearstream and shall be duly executed by the Company and authenticated by the Trustee as hereinafter provided. The aggregate principal amount of a Regulation S Global Note may from time to time be increased or decreased by adjustments made in the records of the Trustee, as custodian for the Depositary or its nominee, as hereinafter provided.

Subject to the limitations on the issuance of certificated Notes set forth in Sections 312 and 313, Notes issued pursuant to Section 305 in exchange for or upon transfer of beneficial interests (x) in a Rule 144A Global Note shall be in the form of permanent certificated Notes substantially in the form attached hereto as Exhibit A (as such form may be modified in accordance with Section 301) (the “Rule 144A Physical Notes”) or (y) in a Regulation S Global Note (if any), on or after the Regulation S Note Exchange Date with respect to such Regulation S Global Note, shall be in the form of permanent certificated Notes substantially in the form attached hereto as Exhibit A (as such form may be modified in accordance with Section 301) (the “Regulation S Physical Notes”), respectively, as hereinafter provided.

The Rule 144A Physical Notes and Regulation S Physical Notes shall be construed to include any certificated Notes issued in respect thereof pursuant to Section 304, 305, 306 or 1008, and the Rule 144A Global Notes and Regulation S Global Notes shall be construed to include any global Notes issued in respect thereof pursuant to Section 304, 305, 306 or 1008. The Rule 144A Physical Notes and the Regulation S Physical Notes, together with any other certificated Notes issued and authenticated pursuant to this Indenture, are sometimes collectively herein referred to as the “Physical Notes.” The Rule 144A Global Notes and the Regulation S Global Notes, together with any other global Notes that are issued and authenticated pursuant to this Indenture, are sometimes collectively referred to as the “Global Notes.”

Section 202. Form of Trustee’s Certificate of Authentication. The Notes will have endorsed thereon a Trustee’s certificate of authentication in substantially the following form:

This is one of the Notes referred to in the within-mentioned Indenture.

as Trustee

By:
Authorized Officer

Dated:

If an appointment of an Authenticating Agent is made pursuant to Section 714, the Notes may have endorsed thereon, in lieu of the Trustee’s certificate of authentication, an alternative certificate of authentication in substantially the following form:

This is one of the Notes referred to in the within-mentioned Indenture.

[NAME]

as Trustee

By:
As Authenticating Agent

By:
Authorized Officer

Dated:

Section 203. Restrictive and Global Note Legends. Each Global Note and Physical Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the following legend set forth below (the “Private Placement Legend”) on the face thereof until the Private Placement Legend is removed or not required in accordance with Section 313(4):

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A SECURITIES: ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL SECURITIES AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY),] [IN THE CASE OF REGULATION S SECURITIES: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL SECURITIES AND THE DATE ON WHICH THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S) IN RELIANCE ON REGULATION S], ONLY (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), INSIDE THE UNITED STATES TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-

U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE) OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE. [IN THE CASE OF REGULATION S SECURITIES: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT].”

Each Global Note, whether or not an Initial Note, shall also bear the following legend on the face thereof:

“UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF CEDE & CO. OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN SECTIONS 312 AND 313 OF THE INDENTURE (AS DEFINED HEREIN).”

Each Regulation S Global Note shall also bear the following legend on the face thereof:

“BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANINGS GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.”

Each Note issued with original issue discount for United States federal income tax purposes will contain a legend substantially to the following effect:

“THIS NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR PURPOSES OF SECTION 1271 ET SEQ. OF THE INTERNAL REVENUE CODE. A HOLDER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY FOR THIS NOTE BY SUBMITTING A WRITTEN REQUEST FOR SUCH INFORMATION TO: XEROX CORPORATION, CORPORATE HEADQUARTERS, 401 MERRITT 7, NORWALK, CT 06851, ATTENTION: LEGAL DEPARTMENT.”

ARTICLE III

THE NOTES

Section 301. General Terms; Additional Notes. All Notes will vote (or consent) as a class with the other Notes and otherwise be treated as a single class of Notes for all purposes of this Indenture.

Each Note will bear interest at a rate of 10.250% per annum from the Issue Date or from the most recent date to which interest has been paid or provided for, payable semi-annually on April 15 and October 15 of each year (each such date, an “Interest Payment Date”), commencing [April 15], 20[27]1 to Holders of record as of the close of business on the Regular Record Date for such interest, which shall be April 1 or October 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Additional Notes ranking pari passu with the Initial Notes may be created and issued from time to time by the Company without notice to or consent of the Holders and shall be consolidated with and form a single class with the Initial Notes and shall have the same terms as to status, redemption or otherwise as the Initial Notes other than with respect to the date of issuance and, if applicable, original interest accrual date and original interest payment date; provided that the Company’s ability to issue Additional Notes shall be subject solely to the Company’s compliance with Section 407 hereof. Any Additional Notes may be issued with the benefit of an indenture supplemental to this Indenture; provided farther, however, that in the event any Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes, such non-fungible notes will be issued with a separate CUSIP number or ISIN so they are distinguishable from the Initial Notes.

The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

Section 302. Denominations. The Notes shall be issuable only in fully registered form, without coupons, and only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

[1]	[•], 20[•] for the Initial Notes.

Section 303. Execution, Authentication and Delivery and Dating. The Notes shall be executed on behalf of the Company by one Officer of the Company. The signature of any such Officer on the Notes may be manual or electronic.

Notes bearing the manual, electronic or facsimile signature of an individual who was at any time an Officer of the Company shall bind the Company, notwithstanding that such individual has ceased to hold such office prior to the authentication and delivery of such Notes or did not hold such office at the date of such Notes.

At any time and from time to time after the execution and delivery of this Indenture, the Company may deliver Notes executed by the Company to the Trustee for authentication; and upon receipt of an Authentication Order, the Trustee shall authenticate and deliver (i) Initial Notes for original issue in the aggregate principal amount not to exceed $[•] million and (ii) subject to Section 407, Additional Notes from time to time for original issue in aggregate principal amounts specified by the Company (which shall have identical terms as the Initial Notes, other than with respect to the date of issuance and, if applicable, original interest accrual date and original interest payment date), in each case specified in clauses (i) and (ii) above, upon a written order of the Company in the form of an Officer’s Certificate of the Company (an “Authentication Order”); provided that, for the avoidance of doubt, no Opinion of Counsel shall be required to be delivered with such Authentication Order for the issuance of the Initial Notes. Such Authentication Order shall specify the amount of Notes to be authenticated and the date on which the Notes are to be authenticated, the “CUSIP”, “ISIN”, “Common Code” or other similar identification numbers of such Notes, if any, whether the Notes are to be Initial Notes or Additional Notes, the issue price (in the case of Additional Notes) and whether the Notes are to be issued as one or more Global Notes or Physical Notes and such other information as the Company may include or the Trustee may reasonably request.

All Notes shall be dated the date of their authentication.

No Note shall be entitled to any benefit under this Indenture or be valid or obligatory for any purpose, unless there appears on such Note a certificate of authentication substantially in the form provided for herein executed by the Trustee by manual or electronic signature, and such certificate upon any Note shall be conclusive evidence, and the only evidence, that such Note has been duly authenticated and delivered hereunder.

Section 304. Temporary Notes. Until definitive Notes are ready for delivery, the Company may prepare and upon receipt of an Authentication Order the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of definitive Notes but may have variations that the Company considers appropriate for temporary Notes. If temporary Notes are issued, the Company will cause definitive Notes to be prepared without unreasonable delay. After the preparation of definitive Notes, the temporary Notes shall be exchangeable for definitive Notes upon surrender of the temporary Notes at the office or agency of the Company in a Place of Payment, without charge to the Holder. Upon surrender for cancellation of any one or more temporary Notes, the Company shall execute and upon receipt of an Authentication Order the Trustee shall authenticate and deliver in exchange therefor a like principal amount of definitive Notes of authorized denominations. Until so exchanged the temporary Notes shall in all respects be entitled to the same benefits under this Indenture as definitive Notes.

Section 305. Note Registrar and Paying Agent. The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and cause to be kept at the Corporate Trust Office of the Trustee a register (the register maintained in such office and in any other office or agency of the Company in a Place of Payment being herein sometimes collectively referred to as the “Note Register”) in which, subject to such reasonable regulations as it may prescribe, such Company shall provide for the registration of Notes and of transfers of Notes. The Company may have one or more co-registrars. The term “Note Registrar” includes any co-registrars.

The Company initially appoints the Trustee as “Note Registrar” and “Paying Agent” in connection with the Notes, until such time as it has resigned or a successor has been appointed. The Company may have one or more additional paying agents, and the term “Paying Agent” shall include any additional Paying Agent. The Company may change the Paying Agent or Note Registrar without prior notice to the Holders of Notes. The Company may enter into an appropriate agency agreement with any Note Registrar or Paying Agent not a party to this Indenture. Any such agency agreement shall implement the provisions of this Indenture that relate to such agent. The Company shall notify the Trustee in writing of the name and address of any such agent. If the Company fails to appoint or maintain a Note Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 707. The Company or any Restricted Subsidiary of the Company may act as Paying Agent (except for purposes of Section 1103 or Section 1205) or Note Registrar. In acting hereunder and in connection with the Notes, the Note Registrar and the Paying Agent shall act solely as agents of the Company, and will not thereby assume any obligations towards or relationship of agency or trust for or with any Holder of the Notes.

Upon surrender for transfer of any Note at the office or agency of the Company in a Place of Payment, in compliance with all applicable requirements of this Indenture and applicable law, the Company shall execute, and upon receipt of an Authentication Order, the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes, of any authorized denominations and of a like aggregate principal amount.

At the option of the Holder, Notes may be exchanged for other Notes of any authorized denominations and of a like aggregate principal amount, upon surrender of the Notes to be exchanged at such office or agency. Whenever any Notes are so surrendered for exchange, the Company shall execute, and upon receipt of an Authentication Order, the Trustee shall authenticate and deliver, the Notes that the Holder making the exchange is entitled to receive.

All Notes issued upon any transfer or exchange of Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Notes surrendered upon such transfer or exchange.

Every Note presented or surrendered for transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Company duly executed, by the Holder thereof or such Holder’s attorney duly authorized in writing.

No service charge shall be made for any registration, transfer or exchange of Notes, but the Company or the Trustee may require payment of a sum sufficient to cover any transfer tax or other governmental charge that may be imposed in connection therewith.

The Company shall not be required (i) to issue, transfer or exchange any Note during a period beginning at the opening of business 15 Business Days before the day of the mailing of a notice of redemption (or purchase) of Notes selected for redemption (or purchase) under Section 1004 and ending at the close of business on the day of such mailing or (ii) to transfer or exchange any Note so selected for redemption (or purchase) in whole or in part.

In case any of the Company or any Guarantor, pursuant to Article V shall be consolidated or merged with or into any other Person or shall convey, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to any Person, and the successor Person resulting from such consolidation, or surviving such merger, or into which the Company or any Guarantor shall have been merged, or the Person which shall have received a conveyance, transfer, lease or other disposition as aforesaid, shall have executed an indenture supplemental hereto with the Trustee pursuant to Article V, any of the Notes authenticated or delivered prior to such consolidation, merger, conveyance, transfer, lease or other disposition may (but shall not be required), from time to time, at the request of the successor Person, be exchanged for other Notes executed in the name of the successor Person with such changes in phraseology and form as may be appropriate to reflect such successor Person, but otherwise in substance of like tenor as the Notes surrendered for such exchange and of like principal amount; and the Trustee, upon the Company Order of the successor Person, shall authenticate and make available for delivery Notes as specified in such order for the purpose of such exchange. If Notes shall at any time be authenticated and delivered in any new name of a successor Person pursuant to this Section 305 in exchange or substitution for or upon registration of transfer of any Notes, such successor Person, at the option of the Holders but without expense to them, shall provide for the exchange of all Notes at the time outstanding for Notes authenticated and delivered in such new name.

Section 306. Mutilated, Destroyed, Lost and Stolen Notes. If a mutilated Note is surrendered to the Note Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Company shall issue and upon receipt of an Authentication Order, the Trustee shall authenticate a replacement Note if the requirements of Section 8-405 of the Uniform Commercial Code are met, such that the Holder (a) notifies the Company or the Trustee in writing within a reasonable time after such Holder has notice of such loss, destruction or wrongful taking and the Note Registrar does not register a transfer prior to receiving such notification, (b) makes such request to the Company or the Trustee prior to the Note being acquired by a protected purchaser as defined in Section 8-303 of the Uniform Commercial Code and (c) satisfies any other reasonable requirements of the Company. If required by the Trustee or the Company, such Holder shall furnish indemnity, security and/or an indemnity bond sufficient in the judgment of (i) the Trustee to protect the Trustee and (ii) the Company to protect the Company, the Trustee, a Paying Agent and the Note Registrar, from any loss that any of them may suffer if a Note is replaced.

In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Company in its discretion may, instead of issuing a new Note, pay such Note.

Upon the issuance of any new Note under this Section 306, the Company or the Trustee may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee) connected therewith.

Every new Note issued pursuant to this Section 306 in lieu of any destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Company, whether or not the destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all the benefits of this Indenture equally and ratably with any and all other Notes duly issued hereunder.

The provisions of this Section 306 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

Section 307. Payment of Interest Rights Preserved. Interest on any Note that is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name that Note (or one or more Predecessor Notes) is registered at the close of business on the Regular Record Date.

Any interest on any Note that is payable, but is not punctually paid or duly provided for, on any Interest Payment Date (herein called “Defaulted Interest”) shall forthwith cease to be payable to the registered Holder on the relevant Regular Record Date by virtue of having been such Holder; and such Defaulted Interest may be paid by the Company, at its election, as provided in clause (1) or clause (2) below:

(1) The Company may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes (or their respective Predecessor Notes) are registered at the close of business on a Special Record Date for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Company shall notify the Trustee and Paying Agent in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date of the proposed payment, and the Company shall deposit with the Trustee or Paying Agent an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements reasonably satisfactory to the Trustee or Paying Agent for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as provided in this clause (1). Thereupon the Trustee shall fix a Special Record Date for the payment of such Defaulted Interest which shall be not more than 15 nor less than 10 days prior to the date of the proposed payment and not less than 10 days after the receipt by the Trustee and the Paying Agent of the notice of the proposed payment. The Trustee shall promptly notify the Company of such Special Record Date and, in the name and at the expense of the Company, shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor to be mailed, first class postage prepaid, to each Holder at such Holder’s address as it appears in the Note Register, not less than 10 days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor having been so mailed, such Defaulted Interest shall be paid to the Persons in whose names the Notes (or their respective Predecessor Notes) are registered on such Special Record Date and shall no longer be payable pursuant to the following clause (2).

(2) The Company may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange.

Subject to the foregoing provisions of this Section 307, each Note delivered under this Indenture upon transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, that were carried by such other Note.

Section 308. Persons Deemed Owners. The Company, any Guarantor, the Trustee, the Paying Agent and any agent of any of them may treat the Person in whose name any Note is registered as the owner of such Note for the purpose of receiving payment of principal of (and premium, if any), and (subject to Section 307) interest on, such Note and for all other purposes whatsoever, whether or not such Note be overdue, and neither the Company, any Guarantor, the Trustee, the Paying Agent nor any agent of any of them shall be affected by notice to the contrary.

Section 309. Cancellation. All Notes surrendered for payment, redemption, transfer, exchange or conversion shall, if surrendered to any Person other than the Trustee, be delivered to the Trustee and, if not already cancelled, shall be promptly cancelled by it. The Company may at any time deliver to the Trustee for cancellation any Notes previously authenticated and delivered hereunder that the Company may have acquired in any manner whatsoever, and all Notes so delivered shall be promptly cancelled by the Trustee. No Notes shall be authenticated in lieu of or in exchange for any Notes cancelled as provided in this Section 309, except as expressly permitted by this Indenture. All cancelled Notes held by the Trustee shall be disposed of by the Trustee in accordance with its customary procedures (subject to the record retention requirements of the Exchange Act).

Section 310. Computation of Interest. Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.

Section 311. CUSIP Numbers, ISINs, Etc. The Company in issuing Notes may use “CUSIP” numbers, ISINs and “Common Code” numbers (if then generally in use), and if so, the Trustee may use the CUSIP numbers, ISINs and “Common Code” numbers in notices of redemption or exchange as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness or accuracy of such numbers printed in the notice or on the Notes; that reliance may be placed only on the other identification numbers printed on the Notes; and that any redemption shall not be affected by any defect in or omission of such numbers.

Section 312. Book-Entry Provisions for Global Notes.

(a) Each Global Note initially shall (i) be registered in the name of the Depositary for such Global Note or the nominee of such Depositary, in each case for credit to the account of an Agent Member, and (ii) be delivered to the Trustee as custodian for such Depositary. None of the Company, any agent of the Company or the Trustee shall have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Global Note, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

(b) Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary, or its custodian, or under such Global Notes. The Depositary may be treated by the Company, any other obligor upon the Notes, the Trustee and any agent of any of them as the absolute owner of the Global Notes for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, any other obligor upon the Notes, the Trustee or any agent of any of them from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices governing the exercise of the rights of a beneficial owner of any Note. The Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action that a Holder is entitled to take under this Indenture or the Notes.

(c) Transfers of a Global Note shall be limited to transfers of such Global Note in whole, but, subject to the immediately succeeding sentence, not in part, to the Depositary, its successors or their respective nominees. Interests of beneficial owners in a Global Note may not be transferred or exchanged for Physical Notes unless (i) the Company has consented thereto in writing, or such transfer or exchange is made pursuant to the next sentence, and (ii) such transfer or exchange is in accordance with the applicable rules and procedures of the Depositary and the provisions of Section 305 and Section 313. Subject to the limitation on issuance of Physical Notes set forth in Section 313(3), Physical Notes shall be transferred to all beneficial owners in exchange for their beneficial interests in the relevant Global Note, if (i) the Depositary notifies the Company at any time that it is unwilling or unable to continue as Depositary for the Global Notes and a successor depositary is not appointed within 120 days; (ii) the Depositary ceases to be registered as a “Clearing Agency” under the Exchange Act and a successor depositary is not appointed within 120 days; (iii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Physical Notes; or (iv) an Event of Default shall have occurred and be continuing with respect to the Notes and the Trustee has received a written request from the Depositary to issue Physical Notes.

(d) In connection with any transfer or exchange of a portion of the beneficial interest in any Global Note to beneficial owners for Physical Notes pursuant to Section 312(b), the Note Registrar shall record on its books and records the date and a decrease in the principal amount of such Global Note in an amount equal to the beneficial interest in the Global Note being transferred, and the Company shall execute, and upon receipt of an Authentication Order the Trustee shall authenticate and deliver, one or more Physical Notes of like principal amount of authorized denominations.

(e) In connection with a transfer of an entire Global Note to beneficial owners for Physical Notes pursuant to Section 312(b), the applicable Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Company shall execute, and upon receipt of an Authentication Order the Trustee shall authenticate and deliver, to each beneficial owner identified by the Depositary, in exchange for its beneficial interest in the applicable Global Note, an equal aggregate principal amount of Rule 144A Physical Notes (in the case of any Rule 144A Global Note) or Regulation S Physical Notes (in the case of any Regulation S Global Note), as the case may be, of authorized denominations.

(f) The transfer and exchange of a Global Note or beneficial interests therein shall be effected through the Depositary, in accordance with this Indenture (including applicable restrictions on transfer set forth in Section 313) and the procedures therefor of the Depositary. Any beneficial interest in one of the Global Notes that is transferred to a Person who takes delivery in the form of an interest in a different Global Note will, upon transfer, cease to be an interest in such Global Note and become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions, if any, and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest. A transferor of a beneficial interest in a Global Note shall deliver to the Note Registrar a written order given in accordance with the Depositary’s procedures containing information regarding the participant account of the Depositary to be credited with a beneficial interest in the relevant Global Note. Subject to Section 313, the Note Registrar shall, in accordance with such instructions, instruct the Depositary to credit to the account of the Person specified in such instructions a beneficial interest in such Global Note and to debit the account of the Person making the transfer the beneficial interest in the Global Note being transferred.

(g) Any Physical Note delivered in exchange for an interest in a Global Note pursuant to Section 312(b) shall, unless such exchange is made on or after the Resale Restriction Termination Date applicable to such Note and except as otherwise provided in Section 203 and Section 313, bear the Private Placement Legend.

(h) Notwithstanding the foregoing, through the Restricted Period, a beneficial interest in a Regulation S Global Note may be held only through designated Agent Members holding on behalf of Euroclear or Clearstream unless delivery is made in accordance with the applicable provisions of Section 313.

(i) The Trustee shall have no responsibility or obligation to any beneficial owner in a Global Note, a participant, an indirect participant in the Depositary or other Person with respect to the accuracy of the records of the applicable Depositary or their respective nominees or of any participant, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, indirect participant, beneficial owner or other Person (other than the Depositary) of any notice (including any notice of redemption) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes and this Indenture shall be given or made only to or upon the order of the registered holders (which shall be the Depositary or its nominee in the case of a Global Note). The rights of beneficial owners in a Global Note shall be exercised only through the Depositary, subject to the applicable procedures. The Trustee shall be entitled to rely and shall be fully protected in relying upon information furnished by the Depositary with respect to their members, participants and any beneficial owners. The Trustee shall be entitled to deal with the Depositary, and any nominee thereof, that is the registered holder of any Global Note for all purposes of this Indenture relating to such Global Note (including the payment of principal, premium, if any, and interest, and the giving of instructions or directions by or to the owner or holder of a beneficial ownership interest in such Global Note) as the sole holder of such Global Note and shall have no obligations to the beneficial owners thereof. The Trustee shall not have any responsibility or liability for the records of any such depositary, including records in respect of beneficial ownership interests in respect of any such Global Note, for any transactions between the Depositary and any participant or between or among the Depositary, any such participant and/or any holder or owner of a beneficial interest in such Global Note, or for any transfers of beneficial interests in any such Global Note.

(j) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Notes (including any transfers between or among Depositary participants or beneficial owners of interests in any Global Notes) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof. The Trustee shall not have any responsibility or liability for any actions taken or not taken by the Depositary.

(k) The protections afforded to the Trustee under this Section 312 shall apply to the Trustee acting in each of its capacities hereunder, including, without limitation, as Paying Agent, Registrar and transfer agent.

Section 313. Special Transfer Provisions.

(1) Transfers to Non-U.S. Persons. The following provisions shall apply with respect to the registration of any proposed transfer of a Note that is a Restricted Security to any Non-U.S. Person: The Note Registrar shall register such transfer if it complies with all other applicable requirements of this Indenture (including Section 305) and,

(a) if (x) such transfer is after the relevant Resale Restriction Termination Date with respect to such Note or (y) the proposed transferor has delivered to the Note Registrar and the Company and the Trustee a Regulation S Certificate and, unless otherwise agreed by the Company, an opinion of counsel, certifications and other information satisfactory to the Company, and

(b) if the proposed transferor is or is acting through an Agent Member holding a beneficial interest in a Global Note, upon receipt by the Note Registrar and the Company and the Trustee of (x) the certificate, opinion, certifications and other information, if any, required by clause (a) above and (y) written instructions given in accordance with the procedures of the Note Registrar and of the Depositary;

whereupon (i) the Note Registrar shall reflect on its books and records the date and (if the transfer does not involve a transfer of any Outstanding Physical Note) a decrease in the principal amount of the relevant Global Note in an amount equal to the principal amount of the beneficial interest in the relevant Global Note to be transferred, and (ii) either (A) if the proposed transferee is or is acting through an Agent Member holding a beneficial interest in a relevant Regulation S Global Note, the Note Registrar shall reflect on its books and records the date and an increase in the principal amount of such Regulation S Global Note in an amount equal to the principal amount of the beneficial interest being so transferred or (B) otherwise the Company shall execute and (upon receipt of an Authentication Order) the Trustee shall authenticate and deliver one or more Physical Notes of like amount.

(2) Transfers to QIBs. The following provisions shall apply with respect to the registration of any proposed transfer of a Note that is a Restricted Security to a QIB (excluding transfers to Non-U.S. Persons): The Note Registrar shall register such transfer if it complies with all other applicable requirements of this Indenture (including Section 305) and,

(a) if such transfer is being made by a proposed transferor who has checked the box provided for on the form of such Note stating, or has otherwise certified to the Note Registrar and the Company and the Trustee in writing, that the sale has been made in compliance with the provisions of Rule 144A to a transferee who has signed the certification provided for on the form of such Note stating, or has otherwise certified to Note Registrar and the Company and the Trustee in writing, that it is purchasing such Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a QIB within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as it has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A; and

(b) if the proposed transferee is an Agent Member, and the Note to be transferred consists of a Physical Note that after transfer is to be evidenced by an interest in a Global Note or consists of a beneficial interest in a Global Note that after the transfer is to be evidenced by an interest in a different Global Note, upon receipt by the Note Registrar of written instructions given in accordance with the Depositary’s and the Note Registrar’s procedures, whereupon the Note Registrar shall reflect on its books and records the date and an increase in the principal amount of the transferee Global Note in an amount equal to the principal amount of the Physical Note or such beneficial interest in such transferor Global Note to be transferred, and the Trustee shall cancel the Physical Note so transferred or reflect on its books and records the date and a decrease in the principal amount of such transferor Global Note, as the case may be.

(3) Limitation on Issuance of Physical Notes. No Physical Note shall be exchanged for a beneficial interest in any Global Note, except in accordance with Section 312 and this Section 313.

A beneficial owner of an interest in a Regulation S Global Note shall not be permitted to exchange such interest for a Physical Note until a date, which must be after the end of the Restricted Period, on which the Company receives a certificate of beneficial ownership substantially in the form attached hereto as Exhibit C from such beneficial owner (a “Certificate of Beneficial Ownership”). Such date, as it relates to a Regulation S Global Note, is herein referred to as the “Regulation S Note Exchange Date.”

(4) Private Placement Legend. Upon the transfer, exchange or replacement of Notes not bearing the Private Placement Legend, the Note Registrar shall deliver Notes that do not bear the Private Placement Legend. Upon the transfer, exchange or replacement of Notes bearing the Private Placement Legend, the Note Registrar shall deliver only Notes that bear the Private Placement Legend unless (i) the requested transfer is after the relevant Resale Restriction Termination Date with respect to such Notes, (ii) upon written request of the Company after there is delivered to the Note Registrar an opinion of counsel (which opinion and counsel are satisfactory to the Company) to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act, (iii) with respect to a Regulation S Global Note (on or after the Regulation S Note Exchange Date with respect to such Regulation S Global Note) or Regulation S Physical Note, in each case with the agreement of the Company, or (iv) such Notes are sold or exchanged pursuant to an effective registration statement under the Securities Act.

(5) Other Transfers. The Note Registrar shall effect and register, upon receipt of a written request from the Company to do so, a transfer not otherwise permitted by this Section 313, such registration to be done in accordance with the otherwise applicable provisions of this Section 313, upon the furnishing by the proposed transferor or transferee of a written opinion of counsel (which opinion and counsel are satisfactory to the Company) to the effect that, and such other certifications or information as the Company may require (including, in the case of a transfer to an Accredited Investor (as defined in Rule 501(a)(1), (2), (3) or (7) under Regulation D promulgated under the Securities Act), a certificate substantially in the form attached hereto as Exhibit F) to confirm that, the proposed transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

A Note that is a Restricted Security may not be transferred other than as provided in this Section 313. A beneficial interest in a Global Note that is a Restricted Security may not be exchanged for a beneficial interest in another Global Note other than through a transfer in compliance with this Section 313.

(6) General. By its acceptance of any Note bearing the Private Placement Legend, each Holder of such a Note acknowledges the restrictions on transfer of such Note set forth in this Indenture and in the Private Placement Legend and agrees that it will transfer such Note only as provided in this Indenture.

The Note Registrar shall retain copies of all letters, notices and other written communications received pursuant to Section 312 or this Section 313 (including all Notes received for transfer pursuant to this Section 313). The Company shall have the right to require the applicable Note Registrar to deliver to the Company, at the Company’s expense, copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable written notice to the Note Registrar.

In connection with any transfer of any Note, the Trustee, the Note Registrar and the Company shall be entitled to receive, shall be under no duty to inquire into, may conclusively presume the correctness of, and shall be fully protected in relying upon the certificates, opinions and other information referred to herein (or in the forms provided herein, attached hereto or to the Notes, or otherwise) received from any Holder and any transferee of any Note regarding the validity, legality and due authorization of any such transfer, the eligibility of the transferee to receive such Note and any other facts and circumstances related to such transfer.

ARTICLE IV

COVENANTS

Section 401. Payment of Principal, Premium and Interest. The Company shall duly and punctually pay the principal of (and premium, if any) and interest on the Notes in accordance with the terms of such Notes and this Indenture. Principal amount (and premium, if any) and interest on the Notes shall be considered paid on the date due if the Company shall have deposited with the Paying Agent (if other than the Company or another Wholly Owned Domestic Subsidiary of the Company) as of 11:00 a.m. New York City time on the due date money in immediately available funds and designated for and sufficient to pay all principal amount (and premium, if any) and interest then due; provided, that, funds deposited with the Paying Agent after 11:00 a.m., New York City time, on the relevant due date shall be deemed deposited with the Paying Agent on the next Business Day thereafter. At the option of the Company, payment of interest on such Note may be made through the Paying Agent by wire transfer of immediately available funds to the account designated to the Company by the Person entitled thereto or by wire transfer to the account of the Person entitled thereto as such account shall appear in the Note Register.

Section 402. Maintenance of Office or Agency.

(a) The Company shall maintain in the United States an office or agency where such Notes may be presented or surrendered for payment, where such Notes may be surrendered for transfer or exchange and where notices and demands to or upon the Company in respect of such Notes and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and of any change in the location, of such office or agency. If at any time the Company shall fail to maintain such office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served to the Trustee at the Corporate Trust Office or such other office or location designated by the Trustee by written notice; provided, further, that no service of legal process may be made against the Company at any office of the Trustee.

(b) The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all purposes and may from time to time rescind such designations.

The Company hereby designates the Corporate Trust Office of the Trustee, as one such office or agency of the Company in accordance with Section 305.

Section 403. Money for Payments to Be Held in Trust. If the Company shall at any time act as Paying Agent, it shall, on or before 12:00 p.m., New York City time, on each due date of the principal of (and premium, if any) or interest on, any of such Notes, segregate and hold in trust for the benefit of the Persons entitled thereto a sum sufficient to pay the principal (and premium, if any) or interest so becoming due until such sums shall be paid to such Persons or otherwise disposed of as herein provided, and shall promptly notify the Trustee in writing of its action or failure so to act.

If the Company is not acting as Paying Agent, it shall, on or prior to 11:00 a.m., New York City time, on each due date of the principal of (and premium, if any) or interest on, such Notes, deposit with a Paying Agent a sum sufficient to pay the principal (and premium, if any) or interest, so becoming due, such sum to be held in trust for the benefit of the Persons entitled to such principal, premium or interest, and (unless such Paying Agent is the Trustee) the Company shall promptly notify the Trustee in writing of its action or failure so to act; provided, that, funds deposited with the Paying Agent after 11:00 a.m., New York City time, on the relevant due date shall be deemed deposited with the Paying Agent on the next Business Day thereafter.

If the Company is not acting as Paying Agent, the Company shall cause any Paying Agent other than the Trustee to execute and deliver to the Trustee an instrument in which such Paying Agent shall agree with the Trustee, subject to the provisions of this Section 403, that such Paying Agent shall:

(1) hold all sums held by it for the payment of principal of (and premium, if any) or interest on the Notes in trust for the benefit of the Persons entitled thereto until such sums shall be paid to such Persons or otherwise disposed of as herein provided;

(2) give the Trustee notice of any default by the Company (or any other obligor upon the Notes) in the making of any such payment of principal (and premium, if any) or interest;

(3) at any time during the continuance of any such default, upon the written request of the Trustee, forthwith pay to the Trustee all sums so held in trust by such Paying Agent; and

(4) acknowledge, accept and agree to comply in all respects with the provisions of this Indenture relating to the duties, rights and liabilities of such Paying Agent.

The Company may at any time, for the purpose of obtaining the satisfaction and discharge of such Notes, this Indenture or for any other purpose, pay, or by Company Order direct any Paying Agent to pay, to the Trustee all sums held in trust by the Company or such Paying Agent, such sums to be held by the Trustee upon the same trusts as those upon which such sums were held by the Company or such Paying Agent; and, upon such payment by any Paying Agent to the Trustee, such Paying Agent shall be released from all further liability with respect to such money.

Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of principal of (and premium, if any) or interest on any Note and remaining unclaimed for two years after such principal (and premium, if any) or interest has become due and payable shall be paid to the Company on Company Request, or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Company for payment thereof unless an applicable abandoned property law designates another Person, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease.

Section 404. [Reserved].

Section 405. Reports. Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Company will file with the SEC (unless the SEC will not accept such filings) and furnish to the Noteholders all quarterly and annual financial information, and within 15 days of the dates such information is filed with the SEC, that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K (including pursuant to any extension authorized by the SEC, rule, regulation or executive order).

In addition, to the extent not satisfied by the foregoing, the Company will furnish to Holders of the Notes and prospective investors in the Notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4).

The Company will be deemed to have satisfied the requirements of the first paragraph of this Section 405 if any Parent Entity furnishes or makes available information regarding the Parent Entity of the type otherwise so required with respect to the Parent Guarantor and such Parent Entity is subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act and has filed reports required under Section 13(a) or 15(d) of the Exchange Act with the SEC via EDGAR (or successor) filing system and such reports are publicly available, in each case provided that the same is accompanied by information describing the non-equity differences between the financial information relating to such Parent Entity and its Subsidiaries, on the one hand, and the financial information relating to the Parent Guarantor and its Subsidiaries, on the other hand (as determined by the Company in good faith, which determination shall be conclusive) and for the avoidance of doubt need not be audited or compliant with Regulation S-X.

Delivery of any reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive or actual notice or knowledge of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on an Officer’s Certificate). The Trustee shall have no liability or responsibility for the filing, timeliness, or content of such reports. The Trustee is not obligated to monitor or confirm, on a continuing basis or otherwise, any reports or other documents filed with the SEC or posted to any website or to participate in any conference calls.

Section 406. Statement as to Default. The Company shall deliver to the Trustee, within 120 days after the end of each fiscal year of the Company commencing with the Company’s fiscal year ending December 31, 2026, an Officer’s Certificate to the effect that to the best knowledge of the signer thereof (on behalf of the Company) the Company is or is not in default as of the last day of such fiscal year in the performance and observance of any of the terms, provisions and conditions of this Indenture applicable to the Company (without regard to any period of grace or requirement of notice provided hereunder) and, if the Company shall be in default, specifying all such defaults and the nature and status thereof of which such signer may have knowledge.

Section 407. Limitation on Indebtedness.

(a) The Parent Guarantor will not, and will not permit any Restricted Subsidiary to, Incur any Indebtedness; provided, however, that the Parent Guarantor or any Restricted Subsidiary may Incur Indebtedness if on the date of the Incurrence of such Indebtedness, after giving effect to the Incurrence thereof, (i) the Consolidated Total Leverage Ratio would be less than or equal to 4.25:1.00 or (ii) the Consolidated Coverage Ratio would be equal to or greater than 2.00 to 1.00 (the Indebtedness permitted to incurred under this paragraph, “Ratio Debt”).

(b) Notwithstanding Section 407(a), the Parent Guarantor and its Restricted Subsidiaries may Incur the following Indebtedness:

(i) Indebtedness Incurred pursuant to any Debt Facility (including but not limited to in respect of letters of credit, bank guarantees or bankers’ acceptances) and (without limiting the foregoing), in each case, any Refinancing Indebtedness in respect thereof, in a maximum principal amount at any time outstanding not exceeding in the aggregate the sum of (I) the aggregate amount outstanding under the Secured Credit Facilities (including without limitation, any undrawn revolver commitments) at the Start Date, and (II) [reserved], (III) an amount up to $125.0 million, so long as such Indebtedness is incurred under the ABL Credit Agreement, and (IV) any additional Indebtedness if on the date of the Incurrence of such Indebtedness, after giving effect to the Incurrence thereof (and including, without limitation, for purposes of the calculations in this clause (IV) any Indebtedness incurred pursuant to clauses (I) and (III) hereof), (A) with respect to any such Indebtedness constituting Consolidated First Lien Indebtedness, the Consolidated First Lien Leverage Ratio shall not exceed 1.50:1.00, determined on a Pro Forma Basis, and (B) with respect to any such Indebtedness constituting Consolidated Secured Indebtedness, if the aggregate principal amount of such Consolidated Secured Indebtedness would not exceed $2.0 billion; provided that the restriction set forth in (B) of this clause (b)(i)(IV) shall not apply to Indebtedness in an amount up to $30.0 million Incurred under clause (b)(iv)(x)(B);

(ii) Indebtedness (A) of any Restricted Subsidiary to the Parent Guarantor, or (B) of the Parent Guarantor or any Restricted Subsidiary to any Restricted Subsidiary; provided that, in the case of this Section 407(b)(ii), any subsequent issuance or transfer of any Capital Stock of such Restricted Subsidiary to which such Indebtedness is owed, or other event, that results in such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of such Indebtedness (except to the Parent Guarantor or a Restricted Subsidiary) will be deemed, in each case, an Incurrence of such Indebtedness by the issuer thereof not permitted by this Section 407(b)(ii);

(iii) Indebtedness represented by (a) [reserved], (b) the Existing Xerox Holdings Notes, (c) the Existing Xerox Corp. Notes, (d) any other Indebtedness (other than the Indebtedness under any Debt Facility Incurred pursuant to Section 407(b)(i)) outstanding on the Start Date, and any Refinancing Indebtedness Incurred in respect of any Indebtedness (or unutilized commitments) described in this Section 407(b)(iii) or Section 407(a);

(iv) (x) Purchase Money Obligations and Finance Lease Obligations, and in each case any Refinancing Indebtedness with respect thereto, (A) outstanding on the Start Date and (B) in an additional aggregate principal amount at any time outstanding not exceeding an amount equal to the greater of (a) $185.0 million and (b) 15.0% of LTM EBITDA and (y) Indebtedness (A) in respect of the Lexmark SLB Obligations and any Indebtedness that refinances, replaces, refunds, or reimburses such Indebtedness and (B) incurred in respect of Sale and Leaseback Transactions and any Indebtedness that refinances, replaces, refunds or reimburses such Indebtedness in an aggregate principal amount not to exceed $100.0 million;

(v) Indebtedness (A) supported by a letter of credit issued pursuant to any Debt Facility in a principal amount not exceeding the face amount of such letter of credit or (B) consisting of accommodation guarantees for the benefit of trade creditors of the Parent Guarantor or any of its Restricted Subsidiaries;

(vi) (A) Guarantees by the Parent Guarantor or any Restricted Subsidiary of Indebtedness or any other obligation or liability of the Parent Guarantor or any Restricted Subsidiary (other than any Indebtedness Incurred by the Parent Guarantor or such Restricted Subsidiary, as the case may be, in violation of this Section 407), or (B) without limiting Section 413, Indebtedness of the Parent Guarantor or any Restricted Subsidiary arising by reason of any Lien granted by or applicable to such Person securing Indebtedness of the Parent Guarantor or any Restricted Subsidiary (other than any Indebtedness Incurred by the Parent Guarantor or such Restricted Subsidiary, as the case may be, in violation of this Section 407);

(vii) Indebtedness of the Parent Guarantor or any Restricted Subsidiary (A) arising from the honoring of a check, draft or similar instrument of such Person drawn against insufficient funds in the ordinary course of business, or (B) consisting of guarantees, indemnities, obligations in respect of earnouts or other purchase price adjustments, or similar obligations, Incurred in connection with the acquisition or disposition of any business, assets or Person;

(viii) Indebtedness of the Parent Guarantor or any Restricted Subsidiary in respect of (A) letters of credit, bank guarantees, bankers’ acceptances or other similar instruments or obligations issued, or relating to liabilities or obligations incurred, in the ordinary course of business (including those issued to governmental entities in connection with self-insurance under applicable workers’ compensation statutes), (B) completion guarantees, surety, judgment, appeal, stay, bid, customs or performance bonds, or other similar bonds, instruments or obligations, provided, or relating to liabilities or obligations incurred, in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business, (C) Hedging Obligations, (D) the financing of insurance premiums in the ordinary course of business, (E) take-or-pay obligations under supply arrangements incurred in the ordinary course of business, (F) netting, overdraft protection and other arrangements arising under standard business terms of any bank at which the Parent Guarantor or any Restricted Subsidiary maintains an overdraft, cash pooling or other similar facility or arrangement, (G) Bank Products Obligations or (H) customs, VAT and other tax guarantees, in each case, in the ordinary course of business;

(ix) Indebtedness of (A) the Parent Guarantor or any Restricted Subsidiary Incurred to finance or refinance, or otherwise Incurred in connection with, any acquisition of assets (including Capital Stock), business or Person, or any merger or consolidation of any Person with or into the Parent Guarantor or any Restricted Subsidiary or any Permitted Investment or capital expenditure, or (B) any Person that is acquired by or merged or consolidated with or into the Parent Guarantor or any Restricted Subsidiary (including Indebtedness thereof Incurred in connection with any such acquisition, merger or consolidation); provided that on the date of such acquisition, merger or consolidation or any Permitted Investment or capital expenditure, on a Pro Forma Basis:

(1) (A) with respect to any Indebtedness Incurred under this clause (b)(ix) that constitutes Consolidated Secured Indebtedness, either (x) the Consolidated Secured Leverage Ratio shall not exceed 2.00:1.00 or (y) the Consolidated Secured Leverage Ratio would be equal to or less than the Consolidated Secured Leverage Ratio immediately prior to giving effect to the Incurrence thereof, and (B) with respect to with respect to any other Indebtedness Incurred under this clause (b)(ix) (i) either (x) the Consolidated Total Leverage Ratio shall not exceed 4.25:1.00 or (y) the Consolidated Total Leverage Ratio would be equal to or less than the Consolidated Total Leverage Ratio immediately prior to giving effect to the Incurrence thereof, or (ii) either (x) the Consolidated Coverage Ratio would be equal or greater than 2.00:1.00 or (y) the Consolidated Coverage Ratio would be equal to or greater than the Consolidated Coverage Ratio immediately prior to giving effect to the Incurrence thereof; and;

(2) the aggregate principal amount of any such Indebtedness Incurred pursuant to this clause (ix) by Restricted Subsidiaries that are not Guarantors, together with any Refinancing Indebtedness incurred by Restricted Subsidiaries that are not Guarantors to refinance any Indebtedness originally incurred pursuant to this clause (ix) (and any successive Refinancing Indebtedness), may not exceed as of any date of incurrence, without duplication, the Shared Debt Cap;

(x) Indebtedness of the Parent Guarantor or any Restricted Subsidiary in an aggregate principal amount at any time outstanding not to exceed as of any date of Incurrence, the Shared Debt Cap, so long as, after giving effect to the incurrence thereof, the Consolidated First Lien Leverage Ratio shall not exceed 1.50:1.00, determined on a Pro Forma Basis;

(xi) Indebtedness of any Non-Guarantor Subsidiary in an aggregate principal amount at any time outstanding not to exceed as of any date of Incurrence, the Shared Debt Cap, so long as, after giving effect to the incurrence thereof, the Consolidated First Lien Leverage Ratio shall not exceed 1.50:1.00, determined on a Pro Forma Basis;

(xii) Indebtedness (A) of a Receivables Subsidiary secured by a Lien on all or part of the assets disposed of in, or otherwise Incurred in connection with, a Financing Disposition or (B) otherwise Incurred in connection with Third-Party Vendor Financing Programs or Qualified Receivables Transactions in an aggregate principal amount such that after giving effect to the incurrence thereof, the Consolidated First Lien Leverage Ratio shall not exceed 1.50:1.00, determined on a Pro Forma Basis; and any Refinancing Indebtedness with respect to any such Indebtedness; provided that (1) such Indebtedness is not recourse to the Parent Guarantor or any Restricted Subsidiary that is not a Receivables Subsidiary (other than with respect to Standard Receivables Undertakings); (2) in the event such Indebtedness shall become recourse to the Parent Guarantor or any Restricted Subsidiary that is not a Receivables Subsidiary (other than with respect to Standard Receivables Undertakings), such Indebtedness will be deemed to be, and must be classified by the Company as, Incurred at such time (or at the time initially Incurred) under one or more of the other provisions of this Section 407 for so long as such Indebtedness shall be so recourse; and (3) in the event that at any time thereafter such Indebtedness shall comply with the provisions of the preceding subclause (1), the Company may classify such Indebtedness in whole or in part as Incurred under this Section 407(b)(xii);

(xiii) Indebtedness incurred on behalf of, or representing Guarantees of Indebtedness of, joint ventures at any time outstanding, not to exceed as of any date of Incurrence, the Shared Debt Cap, so long as, after giving effect to the incurrence thereof, the Consolidated First Lien Leverage Ratio shall not exceed 1.50:1.00, determined on a Pro Forma Basis;

(xiv) Indebtedness in an aggregate outstanding principal amount not to exceed an amount equal to 100% of the net proceeds received by the Parent Guarantor from the issuance or sale of its Capital Stock or as a contribution to its capital after the Start Date, other than proceeds from the issuance or sale of Disqualified Stock (any such Indebtedness, “Contribution Indebtedness”), to the extent such contribution is designated by the Company as specified equity contributions for the incurrence of Contribution Indebtedness and so long as, after giving effect to the Incurrence thereof, the Consolidated First Lien Leverage Ratio shall not exceed 1.50:1.00, determined on a Pro Forma Basis;

(xv) Indebtedness issued to future, current or former officers, directors, managers, employees, consultants and independent contractors and other service providers of the Parent Guarantor or any Restricted Subsidiary or any Parent Entity, their respective estates, heirs, family members, spouses or former spouses, in each case to finance the purchase or redemption of Capital Stock of the Parent Guarantor to the extent permitted by Section 409;

(xvi) unsecured Indebtedness in respect of short-term obligations to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services so long as such obligations are incurred in the ordinary course of business and not in connection with the borrowing of money;

(xvii) Indebtedness representing deferred compensation or other similar arrangements incurred by the Parent Guarantor or any Restricted Subsidiary (A) in the ordinary course of business or (B) in connection with any Permitted Investment;

(xviii) customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business and guarantees of Indebtedness incurred by customers in connection with the purchase or other acquisition of equipment or supplies in the ordinary course of business;

(xix) Indebtedness incurred by the Parent Guarantor or any Restricted Subsidiary in connection with letters of credit, bank guarantees, bankers’ acceptances, discounted bills of exchange, warehouse receipts or similar facilities or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business;

(xx) Guarantees incurred in the ordinary course of business in respect of obligations to suppliers, customers, franchisees, lessors, licensees, sub-licensees and distribution partners;

(xxi) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that they are permitted to remain unfunded under applicable law;

(xxii) Guarantees of Indebtedness by the Parent Guarantor or any of its Restricted Subsidiaries secured by Liens permitted by clauses (l) and (m) of the definition of “Permitted Liens”; provided that such Guarantee of Indebtedness is non-recourse to the Parent Guarantor or such Restricted Subsidiary other than in respect of the assets secured by such Liens;

(xxiii) Indebtedness arising under a bank guarantee, surety (Burgschaft) or any other instrument issued by a bank or financial institution upon request of the Parent Guarantor or a Restricted Subsidiary in order to comply with the requirements of section 8a of the German Act on Partial Retirement (Altersteilzeitgesetz) or of section 7e of the German Social Security Code Part IV (Sozialgesetzbuch IV); and (xxiv) any guarantee given in order to comply with the requirements of section 8a of the German Act on Partial Retirement (Altersteilzeitgesetz) or of section 7e of the

German Social Security Code Part IV (Sozialgesetzbuch IV); provided that notwithstanding anything in this Indenture and the Security Documents to the contrary, the aggregate principal amount of any Indebtedness under clause (i) of the definition thereof Incurred by, or any guarantee in respect thereof otherwise provided by, any Non-Guarantor Subsidiary under any provision of clauses (a) and (b) above (except for clause (b)(ii)) at any time outstanding (other than Indebtedness of any Non-Guarantor Subsidiary existing on the Start Date and any Refinancing Indebtedness in respect thereof so long as any such Indebtedness that is not recourse to the Company or any Guarantor does not become recourse to the Company or any Guarantor as a result of such refinancing) shall not exceed $100.0 million; provided, further, that the Indebtedness Incurred by, or any guarantee in respect thereof otherwise provided by, any Non-Guarantor Subsidiary under clauses (a) and (b) above shall, without duplication, be subject to the Shared Debt Cap; provided, further, that (i) any such Indebtedness under clause (i) of the definition thereof shall only be Incurred pursuant to a revolver or an asset-based revolving credit agreement for working capital purposes and (ii) Indebtedness under clause (i) of the definition thereof arising as a result of or in connection with sales of finance receivables of a Non-Guarantor Subsidiary shall be excluded as Indebtedness for purposes of this paragraph so long as the Net Cash Proceeds of such Indebtedness are, within 60 days of receipt, used to reduce, prepay, repay, redeem or purchase Parity Lien Obligations (including the Notes).

Notwithstanding anything to the contrary herein or in any Note Document, any Indebtedness (including all intercompany loans and Guarantees of Indebtedness) incurred after the Start Date owed by the Company or a Guarantor to any Non-Guarantor Subsidiary or Unrestricted Subsidiary shall be subordinated in right of payment to the Obligations under the Indenture and the Notes pursuant to a global intercompany subordination agreement in substantially the form attached to this Indenture as Exhibit G, which such global intercompany subordination agreement shall permit repayments and prepayments so long as no Event of Default has occurred and is continuing (this clause, the “Double-Dip Provision”).

Notwithstanding anything to the contrary in this Section 407, the Incurrence of the Notes (other than Additional Notes) shall be permitted under this Indenture.

(c) For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 407, (i) any other obligation of the obligor on such Indebtedness (or of any other Person who could have Incurred such Indebtedness under this Section 407) arising under any Guarantee, Lien or letter of credit, bank guarantee, bankers’ acceptance or other similar instrument or obligation supporting such Indebtedness shall be disregarded to the extent that such Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation secures the principal amount of such Indebtedness; (ii) in the event that Indebtedness Incurred meets the criteria of more than one of the types of Indebtedness described in Section 407(a) or Section 407(b), the Company, in its sole discretion, may classify such item of Indebtedness on the date of Incurrence and may later reclassify such item of Indebtedness in any manner that complies with Section 407(a) or Section 407(b) and will be entitled to divide the amount and type of such Indebtedness among more than one of such clauses under Section 407(a) or Section 407(b); provided (I) that all Indebtedness outstanding on the Start Date under the Secured Credit Facilities (including without limitation, any undrawn revolver commitments) shall be deemed Incurred under Section 407(b)(i) and may not later be reclassified, (II) all Indebtedness outstanding on the Start Date under Section 407(b)(iii) shall be deemed Incurred under Section 407(b)(iii) and may not later be reclassified and (III) any Indebtedness Incurred (or deemed Incurred) under Section 407(b)(i) shall be allocated first to the fixed dollar basket in Section 407(b)(i)(I) before any Indebtedness may be allocated to the other sub clauses of Section 407(b)(i); (iii) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with GAAP; (iv) the principal amount of Indebtedness outstanding under any clause of Section 101(b) shall be determined after giving effect to the application of proceeds of any such Indebtedness to refinance any such other Indebtedness; (v) if any Indebtedness is Incurred to refinance Indebtedness initially Incurred (or, Indebtedness Incurred to refinance Indebtedness initially Incurred) in reliance on any provision of Section 101(b) measured by reference to a percentage of LTM EBITDA at the time of Incurrence, and such refinancing would cause such percentage of LTM EBITDA to be exceeded if calculated based on the LTM EBITDA on the date of such refinancing, such percentage of LTM EBITDA shall not be deemed to be exceeded (and such Refinancing Indebtedness shall be deemed permitted) so long as the principal amount of such Refinancing Indebtedness does not exceed an amount equal to the principal amount of such Indebtedness being refinanced, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) Incurred or payable in connection with such refinancing; and (vi) if any Indebtedness is Incurred to refinance Indebtedness initially Incurred (or, Indebtedness Incurred to refinance Indebtedness initially Incurred) in reliance on any provision of Section 101(b) measured by a dollar amount, such dollar amount shall not be deemed to be exceeded (and such Refinancing Indebtedness shall be deemed permitted) to the extent the principal amount of such newly Incurred Indebtedness does not exceed the principal amount of such Indebtedness being refinanced, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) Incurred or payable in connection with such refinancing.

(d) For purposes of determining compliance with any provision of Section 407(b) (or any category of Permitted Liens described in the definition thereof) measured by a dollar amount or by reference to a percentage of LTM EBITDA, in each case, for the Incurrence of Indebtedness or Liens securing Indebtedness denominated in a foreign currency, the dollar equivalent principal amount of such Indebtedness Incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving or deferred draw Indebtedness; provided that (x) (A) the dollar equivalent principal amount of any such Indebtedness outstanding on the Issue Date shall be calculated based on the relevant currency exchange rate in effect on the Issue Date or, if outstanding on the Start Date, on the Start Date, at the Company’s option, (y) if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency (or in a different currency from such Indebtedness so being Incurred), and such refinancing would cause the applicable provision of Section 407(b) (or category of Permitted Liens) measured by a dollar amount or by reference to a percentage of LTM EBITDA, as applicable, to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such provision of Section 407(b) (or category of Permitted Liens) measured by a dollar amount or by reference to a percentage of LTM EBITDA, as applicable, shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount (whichever is higher) of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) Incurred or payable in connection with such refinancing and (z) the dollar equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on, at the Company’s option, (A) the Start Date, (B) the Issue Date, (C) any date on which any of the respective commitments under the Secured Credit Facilities shall be reallocated between or among facilities or subfacilities thereunder, or on which such rate is otherwise calculated for any purpose thereunder, or (D) the date of such Incurrence. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

(e) Notwithstanding anything in this Section 407 or the Indenture to the contrary, the aggregate amount of Indebtedness constituting Consolidated Secured Indebtedness Incurred by the Parent Guarantor and its Restricted Subsidiaries pursuant to clauses (a) and (b)(i) (provided that the restriction set forth in this clause (e) shall not apply to Indebtedness in an amount up to $30.0 million Incurred under clause (b)(iv)(x)(B) of this Section 407), (b)(iii), (b)(ix), (b)(x), (b)(xi) and (b)(xiii) of this Section 407 shall not exceed $2.0 billion at any one time outstanding.

Section 408. Limitation on IPCo Holdings and IPCo. Notwithstanding anything in this Indenture to the contrary, the Parent Guarantor and the Company and each of their Subsidiaries shall not (with respect to clause (c) below) and shall not permit IPCo Holdings or IPCo (or any other Person that is intended to be a substitution or replacement of IPCo Holdings or IPCo) to, directly or indirectly:

(a) Incur any Indebtedness, or enter into any similar financing arrangement, other than (i) the Existing IPCo Indebtedness, (ii) on or prior to February 17, 2029, Existing IPCo Refinancing Indebtedness, so long as the All-In Yield on such Existing IPCo Refinancing Indebtedness is equal to or less than the All-In Yield of the Existing IPCo Indebtedness and (iii) after February 17, 2029, Existing IPCo Refinancing Indebtedness; provided, in the case of clauses (ii) and (iii), that the Specified Holders shall have been offered, on a pro rata basis (taking into account any pro rata offer that is required to be made under the TLB Credit Agreement or the Existing First Lien Notes Indenture pursuant to the terms thereof) on the same terms and conditions (other than bona fide backstop and similar fees and reimbursement of fees and expenses) a bona fide opportunity to provide such Existing IPCo Refinancing Indebtedness; provided, further, that each such Specified Holder shall be deemed to have rejected such offer if such Specified Holder has not accepted such offer within five (5) Business Days following delivery of such offer;

(b) issue any Equity Interests, or enter into any similar financing arrangement, other than (i) the Existing IPCo Holdings Equity Interests and the Existing IPCo Equity Interests, (ii) solely in the case of IPCo, issuances of any Equity Interests to IPCo Holdings and (iii) Existing IPCo Refinancing Equity; provided that the Specified Holders shall have been offered, on a pro rata basis (taking into account any pro rata offer that is required to be made under the TLB Credit Agreement or the Existing First Lien Notes Indenture pursuant to the terms thereof) on the same terms and conditions (other than bona fide backstop and similar fees and reimbursement of fees and expenses) a bona fide opportunity to provide such Existing IPCo Refinancing Equity; provided, further, that each such Specified Holder shall be deemed to have rejected such offer if such Specified Holder has not accepted such offer within five (5) Business Days following delivery of such offer; or

(c) enter into, amend, modify or supplement, or guarantee or provide credit support in favor of obligations with respect to, any license with respect to any assets or properties of IPCo Holdings or IPCo, other than that certain Shared Services and License Agreement, dated as of February 17, 2026, by and among IPCo Holdings, IPCo, the Parent Guarantor and the Company, as in effect on the Issue Date (or as amended, modified or supplemented in a manner not less favorable in any material respect, taken as a whole, to the Noteholders in their capacities as such).

In addition to the foregoing, the Parent Guarantor and the Company and each of their Subsidiaries shall not enter into any transaction or series of related transactions where the substantial purpose or effect of such transaction is to evade or circumvent the restrictions in this Section 408.

For purposes of this Section 408, “All-In Yield” shall mean, with respect to any Indebtedness, the effective yield on such Indebtedness, whether in the form of interest rate, margin, original issue discount, upfront fees, interest rate floors or otherwise, in each case, payable generally to all lenders or holders of such Indebtedness, with original issue discount and upfront or similar fees being equated to interest rate based on an assumed four year average life to maturity or lesser remaining average life to maturity, provided that All-In Yield shall not include bona fide backstop and similar fees that are not paid generally to all lenders or holders of such Indebtedness.

Section 409. Limitation on Restricted Payments. (a) The Parent Guarantor shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any such payment in connection with any merger or consolidation to which the Parent Guarantor is a party) except (x) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and (y) dividends or distributions payable to the Parent Guarantor or any Restricted Subsidiary; provided that, the Parent Guarantor or such Restricted Subsidiary, as applicable, receives at least its pro rata share of such dividend or distribution measured by the number of shares owned of the applicable class, (ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Parent Guarantor held by Persons other than the Parent Guarantor or a Restricted Subsidiary (other than any acquisition of Capital Stock deemed to occur upon the exercise of options if such Capital Stock represents a portion of the exercise price thereof), (iii) voluntarily purchase, repurchase, redeem, defease or otherwise voluntarily acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations (other than a purchase, repurchase, redemption, defeasance or other acquisition or retirement for value in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement) or (iv) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, purchase, repurchase, redemption, defeasance, other acquisition or retirement or Investment being herein referred to as a “Restricted Payment”), if at the time the Parent Guarantor or such Restricted Subsidiary makes such Restricted Payment after giving effect thereto:

(1) an Event of Default shall have occurred and be continuing (or would result therefrom);

(2) except with respect to any Restricted Payment made in reliance on Section 409(a)(3)(C), the Parent Guarantor could not Incur at least an additional $1.00 of Indebtedness pursuant to Section 407(a); or

(3) the aggregate amount of such Restricted Payment and all other Restricted Payments under this clause (a)(3) (the amount so expended, if other than in cash, to be as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a resolution of the Board of Directors) declared or made subsequent to the Issue Date and then outstanding would exceed, without duplication, the sum of:

(A) the greater of (i) $310.0 million and (ii) 25.0% of LTM EBITDA;

(B) 50.0% of the Consolidated Net Income accrued during the period (treated as one accounting period) from January 1, 2025 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which consolidated financial statements of the Parent Guarantor are available (or, in case such Consolidated Net Income is a deficit, minus 100.0% of such deficit);

(C) the aggregate Net Cash Proceeds and the fair value (as determined in good faith by the Parent Guarantor) of property or assets received (x) by the Parent Guarantor as capital contributions to the Parent Guarantor after the Start Date or from the issuance or sale (other than to a Restricted Subsidiary) of its Capital Stock (other than Disqualified Stock) after the Start Date (less the amount of any such Net Cash Proceeds that were used prior to the date of determination to incur Contribution Indebtedness) or (y) by the Parent Guarantor or any Restricted Subsidiary from the Incurrence by the Parent Guarantor or any Restricted Subsidiary after the Start Date of Indebtedness that shall have been converted into or exchanged for Capital Stock of the Parent Guarantor (other than Disqualified Stock) or Capital Stock of any Parent Entity, plus the amount of any cash and the fair value (as determined in good faith by the Company) of any property or assets, received by the Parent Guarantor or any Restricted Subsidiary upon such conversion or exchange; provided that this clause (C) shall not apply to the Exchange Agreement Transactions;

(D) (i) the aggregate amount of cash and the fair value (as determined in good faith by the Company) of any property or assets received from dividends, distributions, interest payments, return of capital, repayments of Investments or other transfers of assets to the Parent Guarantor or any Restricted Subsidiary from any Unrestricted Subsidiary (including by merger or consolidation with or into the Parent Guarantor or a Restricted Subsidiary) after the Start Date, including dividends or other distributions related to dividends or other distributions made pursuant to Section 409(b)(viii), plus (ii) the aggregate amount resulting from the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary after the Start Date (valued in each case as provided in the definition of “Investment”); plus (iii) the aggregate amount of cash and the fair value (as determined in good faith by the Company) of any property or assets received from the sale or disposition of Capital Stock of an Unrestricted Subsidiary after the Start Date; and

(E) in the case of any disposition, repayment, returns, profits, distributions or any similar amounts of or from any Investment constituting a Restricted Payment (without duplication of any amount deducted in calculating the amount of Investments at any time outstanding included in the amount of Restricted Payments), the aggregate amount of cash and the fair value (as determined in good faith by the Company) of any property or assets received by the Parent Guarantor or a Restricted Subsidiary after the Start Date with respect to all such dispositions, repayments, returns, profits, distributions or similar amounts.

(b) The provisions of Section 409(a) do not prohibit any of the following (each, a “Permitted Payment”):

(i) (x) any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Capital Stock of the Parent Guarantor (“Treasury Capital Stock”) or Subordinated Obligations made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the issuance or sale of, Capital Stock of the Parent Guarantor (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary) (“Refunding Capital Stock”) or a capital contribution to the Parent Guarantor; provided that the Net Cash Proceeds from such issuance, sale or capital contribution shall be excluded in subsequent calculations under Section 409(a)(3)(C) and (y) if immediately prior to such acquisition or retirement of such Treasury Capital Stock, dividends thereon were permitted pursuant to Section 409(b)(ix), dividends on such Refunding Capital Stock in an aggregate amount per annum not exceeding the aggregate amount per annum of dividends so permitted on such Treasury Capital Stock; provided, further, the amount of the Net Cash Proceeds from any such issuance, sale or capital contribution shall not be available to make a Permitted Payment under this clause (b)(i) if on or prior to the date of determination such amount of Net Cash Proceeds was already used to incur Contribution Indebtedness;

(ii) any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Obligations (w) made by exchange for, or out of the proceeds of the Incurrence of, Indebtedness of the Parent Guarantor or any of its Restricted Subsidiaries or Refinancing Indebtedness Incurred in compliance with Section 407, (x) from Net Available Cash or an equivalent amount to the extent permitted by Section 411, (y) following the occurrence of a Change of Control (or other similar event described therein as a “change of control”), but only if the Parent Guarantor shall have complied with Section 415 and, if required, purchased all Notes tendered pursuant to the offer to repurchase all the Notes required thereby, prior to purchasing or repaying such Subordinated Obligations or (z) constituting Acquired Indebtedness;

(iii) any dividend paid or redemption made within 120 days after the date of declaration thereof or of the giving of notice thereof, as applicable, if at such date of declaration or the giving of such notice, such dividend or redemption would have complied with this Section 409;

(iv) loans, advances, dividends or distributions by the Parent Guarantor to any Parent Entity to permit any Parent Entity to repurchase or otherwise acquire its Capital Stock (including any options, warrants or other rights in respect thereof) or payments by the Parent Guarantor to repurchase or otherwise acquire Capital Stock of the Parent Guarantor (including any options, warrants or other rights in respect thereof), in each case from current or former Management Investors or repurchases of equity from others to offset dilution from issuances of equity to such persons (including any repurchase or acquisition by reason of the Parent Guarantor retaining any Capital Stock, option, warrant or other right in respect of tax withholding obligations, and any related payment in respect of any such obligation), such payments, loans, advances, dividends or distributions not to exceed an amount (net of repayments of any such loans or advances) in an aggregate amount outstanding at any time not to exceed an amount (net of repayments of any such loans or advances) equal to the greater of (x) $125.0 million and (y) 10.0% of LTM EBITDA; provided that any cancellation of Indebtedness owing to the Parent Guarantor or any Restricted Subsidiary by any current or former Management Investor in connection with any repurchase or other acquisition of Capital Stock (including any options, warrants or other rights in respect thereof) from any Management Investor shall not constitute a Restricted Payment for purposes of this Section 409 or any other provision of this Indenture;

(v) Restricted Payments (including loans or advances) in an aggregate amount outstanding at any time not to exceed an amount (net of repayments of any such loans or advances) equal to the greater of (x) $125.0 million and (y) 10.0% of LTM EBITDA;

(vi) loans, advances, dividends or distributions to any Parent Entity or other payments by the Parent Guarantor or any Restricted Subsidiary (A) to satisfy or permit the Parent Guarantor or any Parent Entity to satisfy obligations under any management agreements or (B) pursuant to any tax sharing agreement; provided that such payments shall be permitted only to the extent permitted pursuant to Section 409(b)(xvii);

(vii) payments by the Parent Guarantor, or loans, advances, dividends or distributions by the Parent Guarantor to any Parent Entity to make payments, to holders of Capital Stock of the Parent Guarantor in lieu of issuance of fractional shares of such Capital Stock;

(viii) repayments of Subordinated Obligations subject to, and not prohibited by, a global intercompany subordination agreement entered into in accordance with the second paragraph under Section 407(b);

(ix) [reserved];

(x) [reserved];

(xi) the declaration and payment by the Parent Guarantor of (i) dividend payments in respect of common stock of the Parent Guarantor and (ii) dividend payments to holders of any class or series of Preferred Stock of the Parent Guarantor outstanding as of the Issue Date, in an aggregate amount not to exceed $90.0 million on an annual basis with respect to all such dividends described in (i) and (ii) above;

(xii) any Restricted Payment; provided that on a Pro Forma Basis after giving effect to such Restricted Payment the Consolidated Total Leverage Ratio would be equal to or less than 2.75:1.00;

(xiii) [reserved];

(xiv) payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, amalgamation, merger or transfer of all or substantially all of the assets of the Parent Guarantor and the Restricted Subsidiaries, taken as a whole, that complies with Section 501; provided that as a result of such consolidation, amalgamation, merger or transfer of assets, the Company shall have made a Change of Control Offer (if required by this Indenture) and that all Notes tendered by Holders in connection with such Change of Control Offer have been repurchased, redeemed or acquired for value;

(xv) distributions or payments of Special Purpose Financing Fees;

(xvi) (x) the purchase of any Permitted Bond Hedge Transaction; (y) the making of cash payments in satisfaction of the conversion obligation upon conversion of convertible Indebtedness permitted to be incurred pursuant to Section 407 in an aggregate amount since the Issue Date not to exceed the sum of (a) the principal amount of such convertible Indebtedness plus (b) any payment received by the Parent Guarantor or a Restricted Subsidiaries pursuant to the exercise, settlement or termination of any related Permitted Bond Hedge Transaction or Permitted Warrant Transaction; or (z) payments in connection with a Permitted Bond Hedge Transaction or Permitted Warrant Transaction (i) by delivery of shares of the Parent Guarantor’s Common Stock upon early termination or settlement thereof or (ii) by set-off against the related Permitted Bond Hedge Transaction or Permitted Warrant Transaction, as applicable;

(xvii) for any taxable period for which the Parent Guarantor (and/or any of its Subsidiaries) is a member of a consolidated, combined or similar income tax group of which a parent entity is the common parent (“Tax Group”), Restricted Payments in the form of cash distributions to any parent entity (including the Parent Guarantor) to pay federal, state, provincial, local and foreign income tax liabilities (including franchise and similar taxes imposed in lieu of income taxes) of such Tax Group that are attributable to the taxable income of the Parent Guarantor and/or its applicable Subsidiaries; provided that, the aggregate amount of such payments for such taxable period shall not exceed the tax liabilities that would be due if the Parent Guarantor and such Subsidiaries were filing such income tax returns on a consolidated, combined or similar basis with the Parent Guarantor as the common parent of such group; provided, however, that any distributions pursuant to this clause (xvii) in respect of any Unrestricted Subsidiary shall be permitted only to the extent that cash distributions were made by such Unrestricted Subsidiary to the Parent Guarantor or any of its Restricted Subsidiaries for such purpose;

(xviii) non-cash repurchases of Capital Stock deemed to occur upon exercise of stock options or warrants if such Capital Stock represent a portion of the exercise price of such options or warrants;

(xix) purchases of minority interests in non-Wholly Owned Subsidiaries owned by non-Affiliates; and

(xx) Restricted Payments for

(a) repurchases of Capital Stock deemed to occur upon exercise of stock options or warrants if such Capital Stock represent a portion of the exercise price of such options or warrants;

(b) payments made or expected to be made by the Parent Guarantor or any Restricted Subsidiary in respect of withholding or similar taxes payable or expected to be payable by or in respect of any future, present or former director, officer, employee, manager, consultant, independent contractor or other service provider of the Parent Guarantor or any Subsidiary (or their respective Affiliates, estates or immediate family members or permitted transferees) in connection with the exercise of stock options or the grant, vesting or delivery of Capital Stock;

(c) loans or advances to (or on behalf of) officers, directors, employees, managers, consultants, independent contractors and other service providers of the Parent Guarantor or any Restricted Subsidiary in connection with such Person’s purchase of Capital Stock of the Parent Guarantor; provided that no cash is actually advanced pursuant to this subclause (c) other than (x) to pay withholding or similar taxes due in connection with such purchase, unless immediately repaid or (y) to the extent such loans or advances are made in cash, the amount of such loans is contributed substantially simultaneously to the Parent Guarantor or any Restricted Subsidiary in cash; and

(d) transfers of the proceeds of any repayment of any loan or advance made pursuant to clause (c) above to the Parent Guarantor whose Capital Stock was purchased with the proceeds of such loan or advance;

provided that (A) in the case of clause (iii) of this Section 409(b), the net amount of any such Permitted Payment shall be included in subsequent calculations of the amount of Restricted Payments, (B) in all cases other than pursuant to clause (A) immediately above, the net amount of any such Permitted Payment shall be excluded in subsequent calculations of the amount of Restricted Payments, and (C) solely with respect to clauses (v) and (xii) of this Section 409(b), no Default or Event of Default shall have occurred and be continuing at the time of any such Permitted Payment after giving effect thereto. The Company, in its sole discretion, may classify, and later reclassify (based on circumstances existing at the time of such reclassification), any Investment or other Restricted Payment (in each case, or any portion thereof) as being made in part under one of the clauses or subclauses of this Section 409, (or, in the case of any Investment, the clauses or subclauses of Permitted Investments) and in part under one or more other such clauses or subclauses (or, as applicable, clauses or subclauses); and

provided, further that any amounts available under Section 409(a)(3)(A), Section 409(a)(3)(B) and Section 409(b)(v) are permitted exclusively to be used for transactions described in clauses (iii) or (iv) under Section 409(a).

Notwithstanding any other provision of this Indenture, this Indenture shall not restrict any redemption or other payment by the Parent Guarantor or any Restricted Subsidiary made as a mandatory principal redemption or other payment in respect of Subordinated Obligations pursuant to an “AHYDO saver” provision of any agreement or instrument in respect of Subordinated Obligations, and the Company’s determination in good faith of the amount of any such “AHYDO saver” mandatory principal redemption or other payment shall be conclusive and binding for all purposes under this Indenture.

Section 410. Limitation on Restrictions on Distributions from Restricted Subsidiaries. The Parent Guarantor shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause to exist or become effective any consensual encumbrance or restriction on the ability of such Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock to the Parent Guarantor or pay any Indebtedness or other obligations owed to the Parent Guarantor, (ii) make any loans or advances to the Parent Guarantor or (iii) transfer any of its property or assets to the Parent Guarantor (provided that dividend or liquidation priority between classes of Capital Stock, or subordination of any obligation (including the application of any remedy bars thereto) to any other obligation, will not be deemed to constitute such an encumbrance or restriction), except any encumbrance or restriction:

(1) pursuant to an agreement or instrument in effect at or entered into on the Issue Date or pursuant to any Debt Facility, this Indenture, the Notes, the Existing Second Lien Indenture, or the Existing Second Lien Notes, or any debt issued in lieu thereof;

(2) pursuant to any agreement or instrument of a Person, or relating to Indebtedness or Capital Stock of a Person, which Person is acquired by or merged or consolidated with or into the Parent Guarantor or any Restricted Subsidiary, or which agreement or instrument is assumed by the Parent Guarantor or any Restricted Subsidiary in connection with an acquisition of assets from such Person, or any other transaction entered into in connection with any such acquisition, merger or consolidation, as in effect at the time of such acquisition, merger, consolidation or transaction (except to the extent that such Indebtedness was incurred to finance, or otherwise in connection with, such acquisition, merger, consolidation or transaction); provided that for purposes of this clause (2), if a Person other than the Parent Guarantor is the Successor Company with respect thereto, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed, as the case may be, by the Parent Guarantor or a Restricted Subsidiary, as the case may be, when such Person becomes such Successor Company;

(3) pursuant to an agreement or instrument (a “Refinancing Agreement”) effecting a refinancing of Indebtedness Incurred or outstanding pursuant or relating to, or that otherwise extends, renews, refunds, refinances or replaces, any agreement or instrument referred to in clause (1) or (2) of this Section 410 or this clause (3) (an “Initial Agreement”) or that is, or is contained in, any amendment, supplement or other modification to an Initial Agreement or Refinancing Agreement (an “Amendment”); provided, however, that the encumbrances and restrictions contained in any such Refinancing Agreement or Amendment taken as a whole are not materially less favorable to the Holders of the Notes than encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such Refinancing Agreement or Amendment relates (as determined in good faith by the Company);

(4) pursuant to customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(5) (A) pursuant to any agreement or instrument that restricts in a customary manner the assignment or transfer thereof, or the subletting, assignment or transfer of any property or asset subject thereto, (B) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Parent Guarantor or any Restricted Subsidiary not otherwise prohibited by this Indenture, (C) contained in mortgages, pledges or other security agreements securing Indebtedness or other obligations of the Parent Guarantor or a Restricted Subsidiary to the extent restricting the transfer of the property or assets subject thereto, (D) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Parent Guarantor or any Restricted Subsidiary, (E) pursuant to Purchase Money Obligations that impose encumbrances or restrictions on the property or assets so acquired, (F) on cash or other deposits, net worth or inventory imposed by customers, lessors or suppliers under agreements entered into in the ordinary course of business, (G) pursuant to customary provisions contained in agreements and instruments entered into in the ordinary course of business (including but not limited to leases and licenses) or in joint venture and other similar agreements or in shareholder, partnership, limited liability company and other similar agreements in respect of non-Wholly Owned Restricted Subsidiaries, (H) that arises or is agreed to in the ordinary course of business and does not detract from the value of property or assets of the Parent Guarantor or any Restricted Subsidiary in any manner material to the Parent Guarantor or such Restricted Subsidiary, or (I) pursuant to Hedging Obligations, Bank Products Obligations, Third-Party Vendor Financing Programs or Qualified Receivables Transactions;

(6) with respect to any agreement for the direct or indirect disposition of Capital Stock, property or assets of any Person, property or assets, imposing restrictions with respect to such Person, Capital Stock, property or assets pending the closing of such sale or disposition;

(7) by reason of any applicable law, rule, regulation or order, or required by any regulatory authority having jurisdiction over the Parent Guarantor or any Restricted Subsidiary or any of their businesses; or

(8) pursuant to an agreement or instrument (A) relating to any Indebtedness permitted to be Incurred subsequent to the Issue Date pursuant to Section 407 (i) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Holders of the Notes than the encumbrances and restrictions contained in the Initial Agreements (as determined in good faith by the Company) or (ii) if such encumbrance or restriction is not materially more disadvantageous to the Holders of the Notes than is customary in comparable financings (as determined in good faith by the Company) and either (x) the Company determines in good faith that such encumbrance or restriction will not materially affect the Company’s ability to make principal or interest payments on the Notes or (y) such encumbrance or restriction applies only if a default occurs in respect of a payment or financial covenant relating to such Indebtedness, (B) relating to any sale of receivables by or Indebtedness of a Foreign Subsidiary or (C) relating to Indebtedness of or a Financing Disposition by or to or in favor of any Receivables Subsidiary.

Section 411. Limitation on Sales of Assets and Subsidiary Stock. (a) The Parent Guarantor will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless:

(i) the Parent Guarantor or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the Fair Market Value of the shares and assets subject to such Asset Disposition, as such Fair Market Value (on the date a legally binding commitment for such Asset Disposition was entered into) may be determined in good faith by the Company, whose determination shall be conclusive (including as to the value of all noncash consideration);

(ii) in the case of any Asset Disposition (or series of related Asset Dispositions), at least 75.0% of the consideration therefor (excluding, in the case of an Asset Disposition (or series of related Asset Dispositions), any consideration by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, that are not Indebtedness) received by the Parent Guarantor or such Restricted Subsidiary is in the form of cash; and

(iii) an amount equal to 100.0% (as may be adjusted pursuant to the last proviso to this Section 411(a)(iii)) of the Net Available Cash from such Asset Disposition is applied by the Parent Guarantor (or any Restricted Subsidiary, as the case may be) as follows:

(A) first, either (I) to reduce, prepay, repay, redeem or purchase (x) Priority Lien Obligations of the Company or any Guarantor (including Indebtedness under the ABL Credit Agreement), (y) Parity Lien Obligations (including the Notes) or (z) if the assets or property disposed of in the Asset Disposition were not Collateral, unsecured Indebtedness, any Indebtedness of a Non-Guarantor Subsidiary or any Indebtedness of the Parent Guarantor or any Restricted Subsidiary that is secured by a Lien on assets that do not constitute Collateral, in each case, within 365 days from the later of the date of such Asset Disposition and the date of receipt of such Net Available Cash, or (II) [reserved];

(B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A) above (such balance, the “Excess Proceeds”), to make an offer to purchase Notes and (to the extent the Parent Guarantor or such Restricted Subsidiary elects, or is required by the terms thereof) to purchase, redeem, prepay or repay any other Priority Lien Obligations or Parity Lien Obligations of the Parent Guarantor or a Restricted Subsidiary, pursuant and subject to Section 411(b) and Section 411(c) and the agreements governing such other Indebtedness; and

(C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B) above, to fund (to the extent consistent with any other applicable provision of this Indenture) any general corporate purpose (including but not limited to the repurchase, repayment or other acquisition or retirement of any Subordinated Obligations or the making of other Restricted Payments);

provided, however, that (1) in connection with any prepayment, repayment, redemption or purchase of Indebtedness pursuant to clause (A)(I) or (B) above, the Parent Guarantor or such Restricted Subsidiary will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased and (2) [reserved];

provided, further, notwithstanding anything to the contrary herein, if the Parent Guarantor or any Restricted Subsidiary consummates any sale, disposition or transfer of property or assets made in connection with or relating to any (in each case of the following (a) and (b), whether or not constituting an Asset Disposition) (a) Fixed Asset Receivables, or (b) any finance receivable that is not part of a forward flow arrangement entered into in the ordinary course of business or consistent with past practice (or with respect to Foreign Subsidiaries any such changes as required by or customary under local law or business practice), the Parent Guarantor (or any Restricted Subsidiary, as the case may be) shall first apply an amount equal to 100.0% of the Net Cash Proceeds from such sale, disposition or transfer to reduce, prepay, repay, redeem or purchase Parity Lien Obligations (including the Notes) pursuant to clause (A) above (and for the avoidance of doubt any other permitted or required uses of proceeds referenced in clause (A) shall not be permitted with respect to any such transaction).

Notwithstanding the foregoing provision in Section 411(a)(iii), to the extent that repatriating any or all of the Net Available Cash from any Asset Disposition by a Foreign Subsidiary (x) would result in material adverse tax consequences to the Parent Guarantor or any of its Subsidiaries or (y) is prohibited or delayed by applicable local law, rule or regulation or by applicable organizational documents or any agreement from being repatriated to the United States (in the case of the foregoing clauses (x) and (y), as reasonably determined by the Company in good faith which determination shall be conclusive), the portion of such Net Available Cash so affected will not be required to be applied in compliance with

Section 411(a)(iii), and such amounts may be retained by the applicable Foreign Subsidiary and may be used by such Foreign Subsidiary for any purpose not in violation of this Indenture; provided that, in the case of this clause (y), the Company shall use commercially reasonable efforts to cause the applicable Foreign Subsidiary to take all actions reasonably required by the applicable local law, rule or regulation or applicable organizational impediments or other impediment to permit such repatriation, and if such repatriation of any of such affected Net Available Cash can be achieved such repatriation will be promptly effected and such repatriated Net Available Cash will be applied (whether or not repatriation actually occurs) in compliance with Section 411(a)(iii). The time periods set forth in this Section 411 shall not start until such time as the Net Available Cash may be repatriated whether or not such repatriation actually occurs. Notwithstanding the foregoing provision in Section 411(a)(iii), to the extent the Net Available Cash from any Asset Disposition are attributable to an Asset Disposition made by a non-Wholly Owned Subsidiary, the amount of such Net Available Cash required to be applied shall not exceed the lesser of (x) an amount corresponding to the proportionate ownership interests in such non-Wholly Owned Subsidiary held by the Parent Guarantor or any Wholly Owned Restricted Subsidiary and (y) the amount corresponding to the amount of distributions permitted to be made from such non-Wholly Owned Subsidiary to the Parent Guarantor or its direct or indirect parent entity that is a Wholly Owned Restricted Subsidiary, as applicable, for such purposes at the time such prepayment is required to be made.

Notwithstanding the foregoing provisions of this Section 411, the Parent Guarantor and the Restricted Subsidiaries shall not be required to apply any Net Available Cash or equivalent amount in accordance with this Section 411 except to the extent that the aggregate Net Available Cash from all Asset Dispositions or equivalent amount that is not applied in accordance with this Section 411 exceeds the greater of (x) $30.0 million and (y) 2.50% of LTM EBITDA. If the aggregate principal amount of Notes and/or other Indebtedness of the Parent Guarantor or a Restricted Subsidiary validly tendered and not withdrawn (or otherwise subject to purchase, redemption or repayment) in connection with an offer pursuant to clause (iii)(B) above exceeds the Excess Proceeds, the Excess Proceeds will be apportioned between such Notes and such other Indebtedness of the Parent Guarantor or a Restricted Subsidiary, with the portion of the Excess Proceeds payable in respect of such Notes to equal the lesser of (x) the Excess Proceeds amount multiplied by a fraction, the numerator of which is the outstanding principal amount of such Notes and the denominator of which is the sum of the outstanding principal amount of the Notes and the outstanding principal amount of the relevant other Indebtedness of the Parent Guarantor or a Restricted Subsidiary, and (y) the aggregate principal amount of Notes validly tendered and not withdrawn.

For the purposes of Section 411(a)(ii), the following are deemed to be cash: (1) Temporary Cash Investments and Cash Equivalents; (2) the assumption of Indebtedness or other liability (contingent or otherwise) of the Parent Guarantor (other than Disqualified Stock of the Parent Guarantor ) or any Restricted Subsidiary and the release of the Parent Guarantor or such Restricted Subsidiary from all liability on payment of the principal amount of such Indebtedness or other liability in connection with such Asset Disposition; (3) Indebtedness or other liability (contingent or otherwise) of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Parent Guarantor and each other Restricted Subsidiary are released from any Guarantee of payment of the principal amount of such Indebtedness or other liability in connection with such Asset Disposition; (4) securities received by the Parent Guarantor or any Restricted Subsidiary from the transferee that are convertible by the Parent Guarantor or such Restricted Subsidiary into cash within 180 days; (5) consideration consisting of Indebtedness of the Parent Guarantor or any Restricted Subsidiary; (6) Additional Assets; and (7) any Designated Noncash Consideration received by the Parent Guarantor or any of its Restricted Subsidiaries in an Asset Disposition having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause, not to exceed an aggregate amount at any time outstanding equal to the greater of (a) $310.0 million and (b) 25.0% of LTM EBITDA (with the Fair Market Value of each item of Designated Noncash Consideration being measured on the date a legally binding commitment for such disposition (or, if later, for the payment of such item) was entered into and without giving effect to subsequent changes in value).

Pending the final application of any such amount of Net Available Cash, the Parent Guarantor or any Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest or utilize such Net Available Cash in any manner not prohibited by this Indenture.

(b) In the event of an Asset Disposition that requires the purchase of Notes pursuant to Section 411(a)(iii)(B), the Company will be required to purchase Notes validly tendered and not withdrawn pursuant to an offer by the Company for the Notes (the “Asset Disposition Offer”) at a purchase price of 100.0% of their principal amount plus accrued and unpaid interest to the date of purchase in accordance with the procedures (including prorating among the Notes and other applicable Indebtedness) set forth in Section 411(c). If the aggregate purchase price of the Notes validly tendered and not withdrawn pursuant to the Asset Disposition Offer is less than the Net Available Cash allotted to the purchase of Notes, the remaining Net Available Cash will be available to the Company and the Restricted Subsidiaries for use in accordance with Section 411(a)(iii)(A) (to repay other Priority Lien Obligations or Parity Lien Obligations of the Company or a Restricted Subsidiary) or Section 411(a)(iii)(C) and the amount of Excess Proceeds will be reset at zero. The Company shall not be required to make an Asset Disposition Offer for Notes pursuant to this Section 411 if the Net Available Cash available therefor (after application of the proceeds as provided in Section 411(a)(iii)(A)) is less than the greater of (x) $30.0 million and (y) 2.50% of LTM EBITDA for any particular Asset Disposition (which lesser amounts shall be carried forward for purposes of determining whether an Asset Disposition Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). No Note will be repurchased in part if less than $2,000 in original principal amount of such Note would be left outstanding.

(c) The Company shall, not later than 45 days after the Company becomes obligated to make an Asset Disposition Offer pursuant to this Section 411, mail or otherwise deliver in accordance with the applicable procedures of DTC a notice to each Holder with a copy to the Trustee stating: (1) that an Asset Disposition that requires the purchase of a portion of the Notes has occurred and that such Holder has the right (subject to the prorating described below) to require the Company to purchase a portion of such Holder’s Notes at a purchase price in cash equal to 100.0% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on a record date to receive interest on the relevant Interest Payment Date falling prior to or on the purchase date); (2) the repurchase date (which shall be no earlier than 10 days nor later than 60 days from the date such notice is mailed or delivered, except that such notice may be delivered more than 60 days prior to the purchase date if the purchase is delayed as provided in clause (5) of this Section 411(c)); (3) the instructions determined by the Company, consistent with this Section 411, that a Holder must follow in order to have its Notes purchased; (4) the amount of the Asset Disposition Offer which amount may be contingent upon the Net Available Cash remaining following the application of Net Available Cash pursuant to Section 411(a)(iii)(A) and (5) if such notice is mailed or delivered prior to the date the Net Available Cash attributable to such Asset Disposition is received, that such offer is conditioned upon receipt of such Net Available Cash and that the purchase date may, in the Company’s discretion, be delayed until such time as the Net Available Cash is received. If, upon the expiration of the period for which the Asset Disposition Offer remains open, the aggregate principal amount of Notes surrendered by Holders exceeds the amount of the Asset Disposition Offer, the Company shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $2,000 or integral multiples of $1,000 in excess thereof shall be purchased).

(d) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section 411. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 411, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 411 by virtue thereof.

Section 412. Limitation on Transactions with Affiliates.

(a) The Parent Guarantor will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Parent Guarantor (an “Affiliate Transaction”) involving aggregate consideration in excess of the greater of (x) $125.0 million and (y) 10.0% of LTM EBITDA unless (i) the terms of such Affiliate Transaction are not materially less favorable to the Parent Guarantor or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time in a transaction with a Person who is not such an Affiliate and (ii) if such Affiliate Transaction involves aggregate consideration in excess of the greater of (x) $185.0 million and (y) 15.0% of LTM EBITDA, the terms of such Affiliate Transaction have been approved by a majority of the Board of Directors. For purposes of this Section 412(a), any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in this Section 412(a) if (x) such Affiliate Transaction is approved by a majority of the Disinterested Directors or (y) a fairness opinion is provided by a nationally recognized appraisal or investment banking firm with respect to such Affiliate Transaction.

(b) The provisions of Section 412(a) will not apply to:

(i) any Restricted Payment Transaction;

(ii) (1) the entering into, maintaining or performance of any employment or consulting contract, collective bargaining agreement, benefit plan, program or arrangement, related trust agreement or any other similar arrangement for or with any current or former management member, employee, officer, director, independent contractor or consultant of or to the Parent Guarantor or any Restricted Subsidiary heretofore or hereafter entered into in the ordinary course of business, including vacation, health, insurance, deferred compensation, severance, retirement, savings or other similar plans, programs or arrangements, (2) payments, compensation, performance of indemnification or contribution obligations, the making or cancellation of loans, advances and guarantees in the ordinary course of business to any such management members, employees, officers, directors, independent contractor or consultants, (3) any issuance, grant or award of stock, options, other equity related interests or other securities, to any such management members, employees, officers, directors or consultants, (4) the payment of reasonable fees, reasonable out- of-pocket costs and indemnities to present or former directors of the Parent Guarantor or any of its Subsidiaries (as determined in good faith by the Parent Guarantor or such Subsidiary) or (5) any transaction with an officer or director of the Parent Guarantor or any of its Subsidiaries in the ordinary course of business;

(iii) any transaction between or among any of the Parent Guarantor or one or more Restricted Subsidiaries, or one or more Receivables Subsidiaries;

(iv) any transaction arising out of agreements or instruments in existence on the Start Date (or any amendment, restatement, supplement, modification or replacement thereof, so long as such amendment, restatement, supplement, modification or replacement is not adverse to the Holders of the Notes in any material respect as determined in good faith by the Company), and any payments made pursuant thereto;

(v) any transaction in the ordinary course of business on terms that are fair to the Parent Guarantor and its Restricted Subsidiaries in the reasonable determination of the Board of Directors or senior management of the Parent Guarantor, or are not materially less favorable to the Parent Guarantor or the relevant Restricted Subsidiary than those that could be obtained at the time in a transaction with a Person who is not an Affiliate of the Parent Guarantor;

(vi) any transaction in the ordinary course of business, or approved by a majority of the Board of Directors, between the Parent Guarantor or any Restricted Subsidiary and any Affiliate of the Parent Guarantor controlled by the Parent Guarantor that is a joint venture or similar entity;

(vii) the Transactions, all transactions in connection therewith (including but not limited to the financing thereof), and all fees and expenses paid or payable in connection with the Transactions;

(viii) any issuance or sale of Capital Stock (other than Disqualified Stock) of the Parent Guarantor or any capital contribution to the Parent Guarantor;

(ix) any investment by any Affiliate of the Parent Guarantor in securities or term loans of the Parent Guarantor or any of its Restricted Subsidiaries (and payment of out-of-pocket expenses incurred by any such Affiliate in connection therewith) so long as such securities or term loans are being offered generally to investors (other than Affiliates of the Parent Guarantor) on the same or more favorable terms;

(x) any transaction with any Person that is an Affiliate of the Parent Guarantor or any Restricted Subsidiary that would constitute an Affiliate Transaction solely because the Parent Guarantor or any Restricted Subsidiary owns (directly or indirectly) an equity interest in, or controls (including pursuant to any management agreement or otherwise), such Person;

(xi) transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business;

(xii) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case, in the ordinary course of business and otherwise in compliance with the terms of this Indenture, that are fair to the Parent Guarantor and its Restricted Subsidiaries as determined in good faith by the Parent Guarantor;

(xiii) transactions between or among the Parent Guarantor and its Restricted Subsidiaries and any Person, a director of which is also a director of the Parent Guarantor, so long as (1) such director abstains from voting as a director of the Parent Guarantor, as the case may be, on any matter involving such other Person and (2) such Person is not an Affiliate of the Parent Guarantor for any reason other than such director’s acting in such capacity;

(xiv) intercompany transactions undertaken in good faith for the purpose of improving the consolidated tax efficiency of the Parent Guarantor and its Restricted Subsidiaries and/or any other Subsidiaries of the Parent Guarantor, and not for the purpose of circumventing any covenant set forth herein;

(xv) any transaction effected as part of a Qualified Receivables Transaction;

(xvi) pledges of the Capital Stock of Unrestricted Subsidiaries (together with assets related thereto and the proceeds or products of any of the foregoing) to secure Indebtedness or other obligations of such Unrestricted Subsidiary or Guarantees thereof; and

(xvii) transactions with any Receivables Subsidiary or any Restricted Subsidiary, joint venture or other arrangement created in connection with any Third-Party Vendor Financing Program or any other receivables financing, and the provision of billing, collection and other services in connection with the foregoing.

Section 413. Limitation on Liens. The Parent Guarantor shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist any Lien (the “Initial Lien”) (other than Permitted Liens) on any of its property or assets (including Capital Stock of any other Person), whether owned on the Issue Date or thereafter acquired, securing any Indebtedness, provided that, the Parent Guarantor or any Restricted Subsidiary may create any Initial Lien (i) upon any property or assets that are not at such time Collateral in order to secure any Priority Lien Obligations or Parity Lien Obligations, so long as it concurrently grants a first-priority Lien upon such property or assets that would constitute Fixed Asset Collateral or a second-priority Lien upon such property or assets that would constitute Current Asset Collateral, in each case as security for the Notes and the Note Guarantees, such that the property or assets subject to such Initial Lien will constitute Collateral under this Indenture and the Security Documents (other than customary liens on cash collateral in connection with the ABL Credit Agreement and other revolving credit facilities), and (ii) upon any property or assets that constitute Collateral, so long as such Initial Lien has junior priority on such Collateral relative to the Notes and the Note Guarantees, subject in each case, to local law limitations and Permitted Liens. Notwithstanding anything to the contrary in this Section 413, the Lien created in favor of the Notes (other than Additional Notes) shall be permitted under this Indenture.

Any such Lien thereby created in favor of the Notes or any such Note Guarantee will be automatically and unconditionally released and discharged upon (i) the release and discharge of the Initial Lien to which it relates, (ii) in the case of any such Lien in favor of any such Note Guarantee, upon the termination and discharge of such Note Guarantee in accordance with the terms of Section 1303 or (iii) any sale, exchange or transfer (other than a transfer constituting a transfer of all or substantially all of the assets of the Company or Parent Guarantor that is governed by Section 501) to any Person not an Affiliate of the Parent Guarantor of the property or assets secured by such Initial Lien, or of all of the Capital Stock held by the Parent Guarantor or any Restricted Subsidiary in, or all or substantially all the assets of, any Restricted Subsidiary creating such Initial Lien.

Section 414. Future Guarantors.

(a) If, at any time after the Issue Date, any existing or future (a) Wholly Owned Domestic Restricted Subsidiary of the Parent Guarantor (other than any Excluded Subsidiary) guarantees any Indebtedness for borrowed money with an aggregate principal amount in excess of $250.0 million (any such Indebtedness, “Material Indebtedness”) measured individually or (b) any Foreign Subsidiary guarantees Indebtedness of the Company or any Guarantor under the TLB Credit Agreement (including any newly-acquired Restricted Subsidiary of the Parent Guarantor that has Incurred such Indebtedness for borrowed money or entered into such documentation at the time of acquisition) other than (1) Indebtedness in connection with Qualified Receivables Transactions or Third-Party Vendor Financing Programs or (2) intercompany Indebtedness, then such Restricted Subsidiary shall, within 30 days from Incurring such Indebtedness, from entering into such documentation or after such acquisition, as applicable, become a Guarantor of the Notes, execute a Guarantor Supplemental Indenture and deliver an Officer’s Certificate and Opinion of Counsel. The Company may otherwise elect at any time to have any Restricted Subsidiary become a Guarantor, in which case, the Company shall cause such Restricted Subsidiary to execute and deliver to the Trustee a Guarantor Supplemental Indenture pursuant to which such Restricted Subsidiary shall become a Guarantor under this Indenture providing for a Note Guarantee by such Restricted Subsidiary on the same terms and conditions as those set forth in this Indenture and applicable to the other Guarantors.

(b) Each Person that becomes a Guarantor shall also become a party to the applicable Security Documents and shall as promptly as practicable execute and deliver such security instruments, financing statements, mortgages, deeds of trust and other related real estate deliverables (in substantially the same form as those executed and delivered with respect to the Collateral on the Issue Date) or on the date first delivered in the case of Collateral delivered after the Issue Date (to the extent, and substantially in the form, delivered on the Issue Date or the date first delivered, as applicable (but no greater scope)) as may be necessary to vest in the Collateral Agent a perfected first-priority security interest (subject to Permitted Liens) in properties and assets that constitute Fixed Asset Collateral and a perfected second- priority security interest (subject to Permitted Liens) in properties and assets that constitute Current Asset Collateral, in either case, as security for such Guarantor’s Note Guarantee and as may be necessary to have such property or assets added to the Collateral as required under the Security Documents and this Indenture, and thereupon all provisions of this Indenture relating to the Collateral shall be deemed to relate to such properties and assets to the same extent and with the same force and effect.

Section 415. Purchase of Notes Upon a Change of Control.

(a) If a Change of Control Triggering Event occurs, unless the Company has exercised its right to redeem the Notes pursuant to Article X, Noteholders will have the right to require the Company to repurchase all or any part in an integral multiple of $1,000 of such Noteholder’s Notes (provided that no Note will be purchased in part if the remaining principal amount of such Note would be less than $2,000) pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in this Indenture. In the Change of Control Offer, the Company will be required to offer payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased, to but excluding the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, or, at the Company’s option, prior to any Change of Control, but after the public announcement of the transaction or transactions that constitutes or may constitute a Change of Control Triggering Event, the Company will be required to send a notice to Noteholders describing the transaction or transactions that constitute or may constitute the Change of Control Triggering Event and offering to repurchase the Notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is delivered (the “Change of Control Payment Date”), pursuant to the procedures required by this Indenture and described in such notice. The notice shall, if sent prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the payment date specified in the notice. The Company must comply with the requirements of Rule 14e-1 of the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with this Section 415, the Company will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 415 by virtue of such conflicts.

(b) On the Change of Control Payment Date, the Company will be required, to the extent lawful, to (i) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer; (ii) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and (iii) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased.

(c) The Company will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

(d) A Change of Control Offer may be made in advance of a Change of Control Triggering Event, conditional upon such Change of Control Triggering Event, if a definitive agreement that if fully performed would result in a Change of Control Triggering Event is in effect at the time of making of the Change of Control Offer.

(e) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section 415. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 415, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 415 by virtue thereof.

(f) If Holders of not less than 90% of the aggregate principal amount of the Outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Company, or any other Person making such Change of Control Offer, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Company will have the right, upon notice given not more than 30 days following such purchase pursuant to such Change of Control Offer, to redeem all of the Notes that remain outstanding following such purchase at a price in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, to but excluding the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date falling prior to or on the Redemption Date).

Section 416. Suspension of Covenants on Achievement of Investment Grade Rating.

(a) If on any day following the Issue Date (a) the Notes have Investment Grade Ratings from at least two Rating Agencies, and (b) no Default or Event of Default has occurred and is continuing under this Indenture (the occurrence of the events described in the foregoing clauses (a) and (b) being collectively referred to as a “Covenant Suspension Event”), then, beginning on that day (the “Suspension Date”) subject to the provisions of Section 416(b), (i) the Note Guarantees of the Subsidiary Guarantors will be automatically and unconditionally released and discharged and (ii) the covenants listed under Section 407, Section 409, Section 410, Section 411, Section 412, Section 414, Section 501(a)(iii), Section 501(a)(iv), and Article XIV (collectively, the “Suspended Covenants”) will be suspended. During any period that the foregoing covenants have been suspended, the Board of Directors may not designate any of its Subsidiaries as Unrestricted Subsidiaries unless such designation would have complied with Section 409 as if Section 409 would have been in effect during such period.

(b) If on any subsequent date any of the relevant Rating Agencies downgrade the ratings assigned to the Notes below an Investment Grade Rating, the foregoing covenants will be reinstated as of and from the time at which the Company obtains actual knowledge of such rating decline (any such time, a “Reversion Time”). The period of time between the Suspension Date and the Reversion Time is referred to as the “Suspension Period.” Upon such reinstatement, all Indebtedness Incurred during the Suspension Period (or deemed Incurred in connection with a Limited Condition Transaction entered into during the Suspension Period) will be deemed to have been Incurred under the exception provided by Section 407(b)(iii). With respect to Restricted Payments made after any such reinstatement, the amount of Restricted Payments will be calculated as if Section 409 had been in effect prior to, but not during, the

Suspension Period. For purposes of Section 411, upon the occurrence of the Reversion Time the amount of Net Available Cash not applied in accordance with such covenant will be deemed to be reset to zero. In addition, for purposes of Section 412, all agreements and arrangements entered into by the Parent Guarantor and any Restricted Subsidiary with an Affiliate of the Parent Guarantor during the Suspension Period prior to such Reversion Time will be deemed to have been entered into on or prior to the Issue Date, and for purposes of Section 410, all contracts entered into during the Suspension Period prior to such Reversion Time that contain any of the encumbrances or restrictions subject to such covenant will be deemed to have been existing on the Issue Date. The Company shall deliver an Officer’s Certificate to the Trustee notifying it of the commencement of any Suspension Period or the end of any Reversion Time; provided that the failure to notify the Trustee shall not be a Default or Event of Default under this Indenture. The Trustee shall not have any duty to (i) monitor the ratings of the Notes, (ii) determine or verify whether a Suspension Period has occurred or ended or monitor for any Covenant Suspension Event, or any Suspension Period or Reversion Time or determine the consequences thereof, or (iii) notify Holders of any of the foregoing.

(c) During the Suspension Period, any reference in the definitions of “Permitted Liens” and “Unrestricted Subsidiary” to Section 407 or any provision thereof shall be construed as if such covenant were in effect during the Suspension Period.

Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of any actions taken by the Parent Guarantor or any Subsidiary (including for the avoidance of doubt any failure to comply with the Suspended Covenants) or other events that occurred during any Suspension Period (or upon termination of the Suspension Period or after that time arising out of events that occurred or actions taken during the Suspension Period) and the Parent Guarantor and any Subsidiary will be permitted, without causing a Default or Event of Default or breach of any kind under this Indenture, to honor, comply with or otherwise perform any contractual commitments or obligations entered into during a Suspension Period following a Reversion Time and to consummate the transactions contemplated thereby.

(d) The Company shall deliver promptly to the Trustee an Officer’s Certificate notifying it of the commencement of any Suspension Date or the end of any Reversion Time; provided that the failure to so notify the Trustee shall not invalidate the occurrence of any Suspension Date or Reversion Time and shall not constitute a Default or Event of Default by the Company. The Trustee shall have no independent obligation to determine if a Suspension Period or Reversion Time has commenced or terminated or to notify Holders regarding the same.

Section 417. Limitation on Investments in Unrestricted Subsidiaries.

(a) Notwithstanding anything in this Indenture and the Security Documents to the contrary, the only transfer (whether pursuant to a disposition, Investment, Permitted Investment, Restricted Payment or otherwise) by the Parent Guarantor and the Restricted Subsidiaries permitted to be made in or to (or designation of) Unrestricted Subsidiaries shall be such transfers made in reliance on clause (xix)(A) in the definition of “Permitted Investment.”

(b) No Subsidiary of the Parent Guarantor may be designated as an Unrestricted Subsidiary if it owns or exclusively licenses any Material Intellectual Property at the time of designation. None of the Parent Guarantor or any Restricted Subsidiary may transfer, assign or exclusively license any Material Intellectual Property (whether pursuant to a disposition, Investment, Permitted Investment, Restricted Payment or otherwise) to any Unrestricted Subsidiary. No Unrestricted Subsidiary shall at any time own (or hold exclusive license to) any Material Intellectual Property.

Section 418. Limitation on Investments in Non-Guarantor Subsidiaries. Notwithstanding anything in this Indenture and the Security Documents to the contrary, the aggregate principal amount of any transfer or series of transfers (whether pursuant to a disposition, Investment, Permitted Investment, Restricted Payment or otherwise) by the Parent Guarantor and the Restricted Subsidiaries permitted to be made in or to (or designation of) Non-Guarantor Subsidiaries shall not exceed, in the aggregate, $370.0 million; provided, for avoidance of doubt, this Section 418 shall not apply to any investment in Lexmark or in any Subsidiary of Lexmark made on or that is existing on the Lexmark Acquisition Completion Date.

ARTICLE V

SUCCESSORS

Section 501. When the Company and the Parent Guarantor May Merge, Etc. (a) The Company and the Parent Guarantor will not consolidate with or merge with or into, or convey, lease or otherwise transfer all or substantially all its assets to, any Person, unless:

(i) either the Company or the Parent Guarantor, as the case may be, is the surviving entity or the resulting, surviving or transferee Person (the “Successor Company”) will be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company or the Parent Guarantor, as the case may be) will expressly assume all the obligations of the Company or the Parent Guarantor, as the case may be (a)under the Notes or the Note Guarantees, as applicable, and this Indenture by executing and delivering to the Trustee an Officer’s Certificate and a supplemental indenture or one or more other documents or instruments in form reasonably satisfactory to the Trustee and (b) under the Intercreditor Agreements and the Security Documents, as applicable;

(ii) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default will have occurred and be continuing;

(iii) immediately after giving effect to such transaction, either (A) the Parent Guarantor (or, if applicable, the Successor Company with respect thereto) could Incur at least $1.00 of additional Indebtedness pursuant to Section 407(a) or (B) the Consolidated Coverage Ratio of the Parent Guarantor (or, if applicable, the Successor Company with respect thereto) would equal or exceed the Consolidated Coverage Ratio of the Parent Guarantor immediately prior to giving effect to such transaction;

(iv) each Guarantor (other than (x) any Guarantor that will be released from its obligations under its Note Guarantee in connection with such transaction and (y) any party to any such consolidation or merger) shall have delivered a supplemental indenture or other document or instrument confirming its Note Guarantee (other than any Note Guarantee that will be discharged or terminated in connection with such transaction);

(v) to the extent any property or assets of the Successor Company are property or assets of the type that would constitute Collateral under the Security Documents, the Successor Company will take such action as may be reasonably necessary or required to cause such property and assets to be made subject to a Lien securing the Notes pursuant to this Indenture and the Security Documents in the manner and to the extent required by this Indenture or any of the Security Documents and shall take all reasonably necessary action so that such Lien is perfected, preserved and protected to the extent required by this Indenture and the Security Documents;

(vi) the Collateral owned by or sold, assigned, conveyed, leased, transferred or otherwise disposed of to the Successor Company shall (a) continue to constitute Collateral under this Indenture and the Security Documents, (b) be subject to the Lien in favor of the Collateral Agent for the benefit of itself, the Trustee and the holders of the Notes and (c) not be subject to any Lien other than Permitted Liens or other Liens as permitted under Section 413; and

(vii) the Company will have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger or transfer complies with the provisions described in this Section 501(a); provided that (x) in giving such opinion such counsel may rely on an Officer’s Certificate as to compliance with the foregoing clauses (ii) and (iii) and as to any matters of fact, and (y) no Opinion of Counsel will be required for a consolidation, merger or transfer described in Section 501(b).

Any Indebtedness that becomes an obligation of the Parent Guarantor (or, if applicable, the Successor Company with respect thereto) or any Restricted Subsidiary (or that is deemed to be Incurred by any Restricted Subsidiary that becomes a Restricted Subsidiary) as a result of any such transaction undertaken in compliance with this Section 501, and any Refinancing Indebtedness with respect thereto, shall be deemed to have been Incurred in compliance with Section 407.

(b) Clauses (ii) and (iii) of Section 501(a) will not apply to any transaction in which the Company or the Parent Guarantor consolidates or merges with or into or transfers all or substantially all its properties and assets to (x) an Affiliate incorporated or organized for the purpose of reincorporating or reorganizing the Company or the Parent Guarantor in another jurisdiction or changing its legal structure to a corporation, limited liability company or other entity or (y) a Restricted Subsidiary of the Parent Guarantor so long as all assets of the Parent Guarantor and the Restricted Subsidiaries immediately prior to such transaction (other than Capital Stock of such Restricted Subsidiary) are owned by such Restricted Subsidiary and its Restricted Subsidiaries immediately after the consummation thereof. Section 501(a) will not apply to any transaction in which any Restricted Subsidiary consolidates with, merges into or transfers all or part of its assets to the Company or the Parent Guarantor.

Section 502. Successor Company Substituted. Upon any transaction involving the Company or the Parent Guarantor, as the case may be, in accordance with Section 501 in which the Company or the Parent Guarantor, as the case may be, is not the Successor Company, the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company or the Parent Guarantor, as the case may be, under the Note Documents, and thereafter the predecessor Company shall be relieved of all obligations and covenants under the Note Documents, except that the predecessor Company or the Parent Guarantor, as the case may be, in the case of a lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the Notes.

ARTICLE VI

REMEDIES

Section 601. Events of Default. An “Event of Default” means the occurrence of the following:

(i) a default in any payment of interest on any Note when due, continued for 30 consecutive days;

(ii) a default in the payment of principal of any Note when due, whether at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration of acceleration or otherwise;

(iii) the failure by the Company or the Parent Guarantor to comply with their obligations under Section 501(a) or Section 408 or Section 1413;

(iv) the failure by the Company to comply for 30 consecutive days after the notice specified in the penultimate paragraph of this Section 601 with any of its obligations under Section 415 (other than a failure to purchase the Notes);

(v) the failure by the Parent Guarantor to comply for (x) 120 consecutive days after the notice specified in the penultimate paragraph of this Section 601 with any of its obligations under Section 405 or (y) 60 consecutive days after the notice specified in the penultimate paragraph of this Section 601 with its other agreements contained in a Note Document;

(vi) the failure by any Guarantor to comply for 60 consecutive days after the notice specified in the penultimate paragraph of this Section 601 with its obligations under its Note Guarantee;

(vii) the failure by the Parent Guarantor or any Restricted Subsidiary that is a Significant Subsidiary to pay any Indebtedness for borrowed money (other than Indebtedness owed to the Parent Guarantor or any Restricted Subsidiary) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, if the total amount of such Indebtedness so unpaid or accelerated exceeds the greater of (x) $185.0 million and (y) 15.0% of LTM EBITDA, or, in each case, its foreign currency equivalent; provided that no Default or Event of Default will be deemed to occur with respect to any such Indebtedness that (a) is paid or otherwise acquired or retired (or for which such failure to pay or acceleration is waived or rescinded) within 20 Business Days after such failure to pay or such acceleration or (b) that is accelerated as a result of the IPCo Transactions or as a result of any event or circumstance associated with or related thereto (the “cross acceleration provision”);

(viii) the taking of any of the following actions by the Company or a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(A) the commencement of a voluntary case;

(B) the consent to the entry of an order for relief against it in an involuntary case;

(C) the consent to the appointment of a Custodian of it or for any substantial part of its property; or

(D) the making of a general assignment for the benefit of its creditors;

(ix) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Company or any Significant Subsidiary in an involuntary case;

(B) appoints a Custodian of the Company or any Significant Subsidiary or for any substantial part of its property; or

(C) orders the winding up or liquidation of the Company or any Significant Subsidiary; and the order or decree remains unstayed and in effect for 60 days;

(x) the rendering of any final non-appealable judgment or decree for the payment of money in an amount (net of any insurance or indemnity payments in respect thereof) in excess of the greater of (x) $185.0 million and (y) 15.0% of LTM EBITDA, or, in each case, its foreign currency equivalent against the Parent Guarantor, the Company or a Significant Subsidiary that is not discharged, or bonded or insured by a third Person, if such judgment or decree remains outstanding for a period of 90 days following such judgment or decree and is not discharged, waived or stayed (the “judgment default provision”);

(xi) the failure of any Note Guarantee by a Guarantor that is a Significant Subsidiary, or any group of Guarantors that, taken together (as of the date of the latest audited consolidated financial statements of the Parent Guarantor and its Restricted Subsidiaries), would constitute a Significant Subsidiary, to be in full force and effect (except as contemplated by the terms thereof or of this Indenture) or the denial or disaffirmation in writing by any Guarantor that is a Significant Subsidiary or any group of Guarantors that, taken together (as of the date of the latest audited consolidated financial statements of the Parent Guarantor and its Restricted Subsidiaries), would constitute a Significant Subsidiary of its or their obligations under this Indenture or any Note Guarantee (other than by reason of the termination of this Indenture or such Note Guarantee or the release of such Note Guarantee in accordance with such Note Guarantee or this Indenture), if such Default continues for 10 consecutive days;

(xii) any material provision of any Security Document or Intercreditor Agreements with respect to the Notes, at any time, (a) ceases to be in full force and effect for any reason other than in accordance with the terms of this Indenture, the Security Documents and the Intercreditor Agreements or (b) is declared invalid or unenforceable by a court of competent jurisdiction, (y) the Company or any Guarantor contests in writing the validity or enforceability of any material provision of any Security Document or Intercreditor Agreements or (z) the Company or any Guarantor denies in writing that it has any further liability under this Indenture or any Security Document or Intercreditor Agreements or gives written notice to revoke or rescind any Security Document or the perfected first-priority or second-priority Liens, as applicable, created thereby with respect to the Notes, other than in accordance with the terms of this Indenture, the Security Documents and the Intercreditor Agreements; or

(xiii) any Security Document covering a material portion of the Collateral for any reason (other than pursuant to the terms thereof) ceases to create a valid and perfected first-priority or second-priority Lien, as applicable, on, and security interest in, any material Collateral covered thereby with respect to the Notes, subject to Permitted Liens, except to the extent that any such perfection or priority is not required pursuant to this Indenture and the Security Documents or results from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Security Documents.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

The term “Bankruptcy Law” means Title 11, United States Code, or any similar Federal, state or foreign law for the relief of debtors, including Canadian Insolvency Laws. The term “Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

However, a Default under Section 601(iv), Section 601(v) or Section 601(vi) will not constitute an Event of Default until the Trustee or the Holders of at least 30.0% in principal amount of the Outstanding Notes notify the Company in writing of the Default and the Company does not cure such Default within 30 consecutive days after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default.” When a Default or an Event of Default is cured, it ceases. Notwithstanding anything to the contrary set forth above, a notice of Default may not be given with respect to any action taken, and reported publicly or to Holders, more than two years prior to such Notice of Default.

The Company shall deliver to the Trustee, within 30 days after knowledge by an officer of the Company, written notice in the form of an Officer’s Certificate of any Event of Default under Section 601(vii) or Section 601(x), its status and what action the Company is taking or proposes to take with respect thereto.

Section 602. Acceleration of Maturity; Rescission and Annulment. If an Event of Default (other than an Event of Default specified in Section 601(viii) or Section 601(ix) with respect to the Company or Parent Guarantor) occurs and is continuing, the Trustee by written notice to the Company, or the Holders of at least 30.0% in principal amount of the Outstanding Notes by written notice to the Company and the Trustee, in either case specifying in such notice the respective Event of Default and that such notice is a “notice of acceleration,” may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon the effectiveness of such a declaration, such principal and interest will be due and payable immediately.

Notwithstanding the foregoing, if an Event of Default specified in Section 601(viii) or Section 601(ix) with respect to the Company occurs and is continuing, the principal of and accrued but unpaid interest on all the Outstanding Notes will ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

The Holders of a majority in principal amount of the Outstanding Notes by notice to the Company and the Trustee may rescind an acceleration and its consequences if (i) the rescission would not conflict with any judgment or decree, (ii) if all existing Events of Default have been cured or waived except non-payment of principal or interest that has become due solely because of such acceleration, and (iii) the Trustee has been paid all amounts due to it under this Indenture. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

Section 603. Other Remedies; Collection Suit by Trustee. If an Event of Default occurs and is continuing, the Trustee may, but is not obligated under this Section 603 to, pursue any available remedy to collect the payment of principal of or interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture. If an Event of Default specified in Section 601(i) or 601(ii) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful) and the amounts provided for in Section 707.

Section 604. Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the Holders allowed in any judicial proceedings relative to the Company or any other obligor upon the Notes, its creditors or its property and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the compensation and reasonable expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 707.

No provision of this Indenture shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 605. Trustee May Enforce Claims Without Possession of Notes. All rights of action and claims under this Indenture or the Notes may be prosecuted and enforced by the Trustee without the possession of any of the Notes or the production thereof in any proceeding relating thereto, and any such proceeding instituted by the Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment shall, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, be for the ratable benefit of the Holders of the Notes in respect of which such judgment has been recovered.

Section 606. Application of Money Collected. Any money or property collected by the Trustee and/or the Collateral Agent pursuant to this Article VI shall be applied in the following order, at the date or dates fixed by the Trustee and, in case of the distribution of such money or property on account of principal (or premium, if any) or interest, upon presentation of the Notes and the notation thereon of the payment if only partially paid and upon surrender thereof if fully paid:

First: on a pro rata basis, to the payment of all amounts due the Trustee, the Collateral Agent, the Paying Agent, and the Note Registrar and any other agent appointed hereunder and any predecessor trustee, collateral agent, paying agent, notes registrar or agent under this Indenture, including, without limitation, under Section 707 hereof, and the reasonably incurred expenses and disbursements of their agents and counsel;

Second: to the payment in full of the Obligations in respect of the Notes (including the Note Guarantees) (the amounts so applied to be distributed among the holders of such Obligations pro rata in accordance with the amounts of the obligations owed to them on the date of such distribution); and

Third: to the Company or such other Guarantor, as applicable, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

Section 607. Limitation on Suits. No Holder may pursue any remedy with respect to this Indenture or the Notes unless:

(i) such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(ii) Holders of at least 30.0% in principal amount of the Outstanding Notes have requested the Trustee in writing to pursue the remedy;

(iii) such Holder or Holders have offered to the Trustee security and/or indemnity satisfactory to the Trustee against any loss, liability or expense;

(iv) the Trustee has not complied with the request within 60 consecutive days after receipt of the request and the offer of security and/or indemnity; and

(v) Holders of a majority in principal amount of the Outstanding Notes have not given the Trustee a written direction inconsistent with such request within such consecutive 60-day period.

A Holder may not use this Indenture to affect, disturb or prejudice the rights of another Holder, to obtain a preference or priority over another Holder or to enforce any right under this Indenture except in the manner herein provided and for the equal and ratable benefit of all Holders.

Section 608. Restoration of Rights and Remedies. If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture or any Note and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case the Company, any other obligor upon the Notes, the Trustee and the Holders shall, subject to any determination in such proceeding, be restored severally and respectively to their former positions hereunder, and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding had been instituted.

Section 609. Rights and Remedies Cumulative. No right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 610. Delay or Omission Not Waiver. No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article VI or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

Section 611. Control by Holders. The Holders of not less than a majority in aggregate principal amount of the Outstanding Notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee; provided that

(1) such direction shall not be in conflict with any rule of law or with this Indenture, and

(2) the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.

However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or, subject to Section 701, that the Trustee determines is unduly prejudicial to the rights of any other Holder (it being understood that the Trustee does not have an affirmative duty to determine whether any direction is prejudicial to any Holder) or that would subject the Trustee to personal liability; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. Prior to taking any action under this Indenture, the Trustee and/or the Collateral Agent shall be entitled to indemnification and/or security satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

Section 612. Waiver of Past Defaults. The Holders of not less than a majority in aggregate principal amount of the Outstanding Notes may on behalf of the Holders of all the Notes waive any past Default hereunder and its consequences, except a Default

(1) in the payment of principal of or interest on any Note (which may only be waived with the consent of each Holder of Notes), or

(2) in respect of a covenant or provision hereof that pursuant to the second paragraph of Section 902 cannot be modified or amended without the consent of the Holder of each Outstanding Note.

Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. In case of any such waiver, the Company, any other obligor upon the Notes, the Trustee and the Holders shall be restored to their former positions and rights hereunder and under the Notes, respectively.

Section 613. Undertaking for Costs. All parties to this Indenture agree, and each Holder of any Note by such Holder’s acceptance thereof shall be deemed to have agreed, that any court may in its discretion require, in any suit for the enforcement of any right or remedy under this Indenture or the Notes, or in any suit against the Trustee for any action taken, suffered or omitted by it as Trustee the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant. This Section 613 shall not apply to any suit instituted by the Trustee, to any suit instituted by any Holder, or group of Holders, holding in the aggregate more than 10.0% in principal amount of the Outstanding Notes, or to any suit instituted by any Holder for the enforcement of the payment of principal of (or premium, if any) or interest on any Note on or after the respective Stated Maturity or Interest Payment Dates expressed in such Note.

Section 614. Waiver of Stay, Extension or Usury Laws. The Company agrees (to the extent that it may lawfully do so) that it shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury or other similar law wherever enacted, now or at any time hereafter in force, that would prohibit or forgive the Company from paying all or any portion of the principal of (or premium, if any) or interest on the Notes contemplated herein or in the Notes or that may affect the covenants or the performance of this Indenture; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

Section 615. Debtor Relief Laws; Liquidated Damages Charges.

(a) If (x) the Parent Guarantor, the Company or any Significant Subsidiary (including, in each case, the Board of Directors or other governing body thereof) takes approval of any corporate resolution (in the case of a corporation) or entry into a written consent (in the case of any entity that is not a corporation), in each case, approving the filing of a voluntary petition under any Debtor Relief Laws, voluntarily consents to the institution of bankruptcy or insolvency proceedings against it or voluntarily authorizes or consents to the filing by it of a petition (including, as applicable, application, assignment for the general benefit of creditors, or notice of intention to make a proposal) or answer or consent seeking reorganization or relief under applicable Debtor Relief Laws prior to October 15, 2029 (this clause (x), an “Approval Trigger Event”) or (y) unless clause (x) above has already occurred and triggered the Liquidated Damages Charge (as defined below) with respect to the Notes, any then Outstanding Notes become due and payable as a result of an acceleration thereof pursuant to Section 601(viii) that occurs prior to October 15, 2029, (this clause (y), an “Acceleration Trigger Event” and, together with any Approval Trigger Event, an “LDC Trigger Event”), in each case of clauses (x) and (y), the Company shall pay a liquidated damages charge (the “Liquidated Damages Charge”) (which shall be due and payable in full at the time the applicable LDC Trigger Event occurs) equal to (i) if such LDC Trigger Event occurs at any time after the Issue Date and prior to October 15, 2027, the Applicable Premium calculated as of the time such LDC Trigger Event, (ii) on or after October 15, 2027 and prior to October 15, 2028, 105.125% of the principal amount of the Notes that are Outstanding and subject to such LDC Trigger Event, and (iii) on or after October 15, 2028 and prior to October 15, 2029, 102.563% of the principal amount of the Notes that are outstanding and subject to such LDC Trigger Event.

(b) Without limiting the generality of the foregoing paragraph, it is understood and agreed that if an LDC Trigger Event occurs, the Liquidated Damages Charge will be due and payable in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of damages of each applicable Holder as a result thereof. The Liquidated Damages Charge shall be presumed to be the liquidated damages sustained by each applicable Holder as the result of the applicable LDC Trigger Event and the Company, the Parent Guarantor and each other Guarantor agree that it is reasonable under the circumstances currently existing.

(c) THE COMPANY, THE PARENT GUARANTOR AND EACH OTHER GUARANTOR EXPRESSLY WAIVE (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE LIQUIDATED DAMAGES CHARGE IN CONNECTION WITH ANY SUCH LDC TRIGGER EVENT. The Company, Parent Guarantor and each other Guarantor expressly agree (to the fullest extent it may lawfully do so) that: (A) the Liquidated Damages Charge is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Liquidated Damages Charge shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between any Holder and the Company, Parent Guarantor and each other Guarantor giving specific consideration in this transaction for such agreement to pay the Liquidated Damages Charge; and (D) the Company, Parent Guarantor and each other Guarantor shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Company, Parent Guarantor and each other Guarantor expressly acknowledge that the agreement to pay the Liquidated Damages Charge to any Holders as herein described is a material inducement to the Holders to acquire the Notes.

(d) From and after the earliest date of any LDC Trigger Event, the Liquidated Damages Charge, or such other premium, as applicable, shall be deemed to be principal of the Notes and shall accrue interest thereon. The Liquidated Damages Charge, if any, shall also be payable (i) in the event the Obligations under the Indenture and the Notes (and/or the Indenture or any other Note Document) are satisfied, deemed satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure and/or (ii) upon the satisfaction, deemed satisfaction, release, payment, restructuring, reorganization, replacement, reinstatement (including, without limitation, under a plan of reorganization or similar manner in any proceeding under Debtor Relief Laws), the rescission or deceleration of any acceleration of the Obligations under the Indenture and the Notes by the Company, defeasance or compromise of any of the Obligations under the Indenture and the Notes (and/or the Indenture or any other Note Document) in any proceeding under Debtor Relief Laws, foreclosure (whether by power of judicial proceeding or otherwise), deed in lieu of foreclosure, or the making of a distribution of any kind in any proceeding under Debtor Relief Laws to the Collateral Agent, for the account of the holders of the Notes, in full or partial satisfaction of the Obligations under the Indenture and the Notes.

(e) Notwithstanding the foregoing, in the case of an Event of Default arising under Section 601 (viii) with respect to the Company, all Outstanding Notes shall be due and payable immediately without further action or notice other than as provided under this Section 615.

ARTICLE VII

THE TRUSTEE

Section 701. Certain Duties and Responsibilities. (a) Except during the continuance of an Event of Default,

(1) the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) in the absence of gross negligence or willful misconduct on its part (as determined in a final non-appealable decision by a court of competent jurisdiction), as determined in a final non-appealable decision by a court of competent jurisdiction, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture; but in the case of any such certificates or opinions that by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Indenture, but need not verify the contents thereof or confirm or investigate the accuracy of mathematical calculations or other facts, statements, opinions or conclusions stated therein.

(b) In case an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(c) No provision of this Indenture shall be construed to relieve the Trustee or the Collateral Agent from liability for its own grossly negligent action, its own grossly negligent failure to act, or its own willful misconduct, as determined in a final non-appealable decision by a court of competent jurisdiction, except that (i) this Section 701(c) does not limit the effect of Section 701(a); (ii) the Trustee and the Collateral Agent shall not be liable for any error of judgment made in good faith by a Trust Officer, unless it is proved that the Trustee was grossly negligent in ascertaining the pertinent facts (as determined in a final non-appealable decision by a court of competent jurisdiction); and (iii) the Trustee and the Collateral Agent shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 611.

(d) No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers.

(e) The Trustee will have no obligation to calculate or verify the calculation of the accrued and unpaid interest or any premium payable on the Notes or the amount of any redemption price payable on the Notes.

(f) Whether or not therein expressly so provided, every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 701 and Section 703.

(g) The Trustee shall not be liable in respect of any payment (as to the correctness of amount, entitlement to receive or any other matters relating to payment) or notice effected by the Company or any Paying Agent or any records maintained by any Note Registrar with respect to the Notes.

(h) If any party fails to deliver a notice relating to an event the fact of which, pursuant this Indenture, requires notice to be sent to the Trustee, the Trustee may conclusively rely on its failure to receive such notice as reason to act as if no such event occurred.

(i) Under no circumstances shall the Trustee be liable in its individual capacity for the obligations evidenced by the Notes.

Section 702. Notice of Defaults. If a Default occurs and is continuing for which a Trust Officer responsible for the administration of this Indenture has received written notice, the Trustee must mail within 90 days after it occurs, to all Holders as their names and addresses appear in the Note Register, notice of such Default hereunder known to the Trustee unless such Default shall have been cured or waived; provided, however, that, except in the case of a Default in the payment of principal of, or premium, if any, or interest on, any Note, the Trustee may withhold notice if it in good faith determines that the withholding of such notice is in the interests of the Holders. The Trustee will not be deemed to have knowledge of any Defaults or Events of Default unless written notice of a Default or Event of Default has been delivered to and actually received by a Trust Officer at its corporate trust office specified in this Indenture and such notice references the Notes, the Company and this Indenture and states that it is a “Notice of Default.”

Section 703. Certain Rights of Trustee. Subject to the provisions of Section 701:

(1) the Trustee may conclusively rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, judgement, order, bond, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(2) any request or direction of the Company mentioned herein shall be sufficiently evidenced by a Company Request or Company Order thereof, and any resolution of any Person’s board of directors shall be sufficiently evidenced if certified by an Officer of such Person as having been duly adopted and being in full force and effect on the date of such certificate;

(3) whenever in the administration of this Indenture the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may request and, in the absence of bad faith on its part, rely upon an Officer’s Certificate of the Company;

(4) the Trustee shall be entitled to request and receive written instructions from the Company and shall have no responsibility or liability for any losses or damages of any nature that may arise from any action taken or not taken by the Trustee in accordance with the written direction of the Company;

(5) the Trustee may consult with counsel and other professional advisors of its own choosing and require an Opinion of Counsel (at the expense of the Company) and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon, and the Trustee shall not be responsible for the content of any such Opinion of Counsel in connection with this Indenture, whether delivered to it or on its behalf;

(6) the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders pursuant to this Indenture, unless such Holders shall have offered to the Trustee security and/or indemnity satisfactory to it against the losses, costs, expenses and liabilities which might be incurred by it in compliance with such request or direction;

(7) the Trustee shall not be responsible for nor have any duty to monitor the performance or any action of the Company or any other party to this Indenture, and/or any of their directors, members, officers, agents, affiliates or employee, nor shall it have any liability in connection with the malfeasance or nonfeasance by such party;

(8) the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney at the sole cost and expense of the Company and shall incur no liability of any kind by reason of such inquiry or investigation;

(9) the Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys and the Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder;

(10) to the extent permitted by applicable law, the Trustee shall not be liable to any Person for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action;

(11) the permissive rights of the Trustee to do things enumerated in this Indenture shall not be construed as a duty unless so specified herein;

(12) the Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture;

(13) the Trustee shall not be bound to make any investigation as to the performance or observance of any of the covenants, agreements or other terms or conditions set forth in this Indenture;

(14) the Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder;

(15) the Holders shall not have the right to compel disclosure of information made available to the Trustee in connection with this Indenture, unless otherwise required by applicable law or the express terms of this Indenture;

(16) the Trustee shall have the right to participate in defense of any claim against it;

(17) the Trustee shall have no duty to make any documents available to the Holders, provided that the Trustee shall provide a copy of this Indenture to a Holder upon proof that such Person is a Holder;

(18) the Trustee may request that the Company deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which certificate may be signed by any person authorized to sign an Officer’s Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded;

(19) with respect to payments due with respect to the Notes, the Trustee (in its capacity as Trustee or as Paying Agent) shall only be obligated to pay amounts which it has actually received;

(20) the Trustee shall be entitled to take any action or to refuse to take any action which the Trustee regards as necessary for the Trustee to comply with any applicable law;

(21) before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel prepared and delivered at the cost of the Company conforming to Section 106 and the Trustee may rely conclusively on such certificate or opinion and will not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel;

(22) the Trustee may request that the Company deliver Officer’s Certificates setting forth the names of individuals and their titles and specimen signatures of officers authorized at such time to take specified actions pursuant to this Indenture, which Officer’s Certificates may be signed by any Person authorized to sign an Officer’s Certificate, as the case may be, including any Person specified as so authorized in any such certificate previously delivered and not superseded;

(23) the rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be compensated, reimbursed and indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder; and

(24) upon request from the Trustee the Company shall provide information available to it that is reasonably necessary in order to enable the Trustee to determine whether any withholding obligations under Section 1471-1474 of the Code (“FATCA”) or applicable law apply. The Trustee shall be entitled to make any withholding or deductions from payments to the extent necessary to comply with FATCA or applicable law and neither the Trustee nor the Company shall have any liability in connection with its compliance therewith.

Section 704. Not Responsible for Recitals or Issuance of Notes. The recitals contained herein and in the Notes, except the Trustee’s certificates of authentication, shall be taken as the statements of the Company, and neither the Trustee nor any Authenticating Agent assumes any responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Indenture or of the Notes, except that the Trustee represents that it is duly authorized to execute and deliver this Indenture, authenticate the Notes and perform its obligations hereunder. Neither the Trustee nor any Authenticating Agent shall be accountable for the use or application by the Company of Notes or the proceeds thereof.

Section 705. May Hold Notes. The Trustee, any Authenticating Agent, any Paying Agent, any Note Registrar or any other agent of the Company, in its individual or any other capacity, may become the owner or pledgee of Notes and, subject to Section 708 and Section 713, may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee, Authenticating Agent, Paying Agent, Note Registrar or such other agent.

Section 706. Money Held in Trust. Money held by the Trustee in trust hereunder need not be segregated from other funds except to the extent required by law. The Trustee shall be under no liability for interest on any money received by it hereunder except as otherwise agreed in writing with the Company.

Section 707. Compensation and Reimbursement. The Company and Guarantors, jointly and severally, agree,

(1) to pay to the Trustee from time to time the compensation agreed to by the Company in writing for all services rendered by the Trustee hereunder (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust);

(2) except as otherwise expressly provided herein, to reimburse the Trustee upon its request for all reasonable out-of-pocket expenses incurred by the Trustee in accordance with any provision of this Indenture (including the reasonable compensation and the expenses and disbursements of its agents and counsel), except any such expense, disbursement or advance as may be attributable to its gross negligence or willful misconduct, as determined in a final non- appealable decision by a court of competent jurisdiction; and

(3) to indemnify the Trustee for, and to hold it harmless against, any loss, liability or expense incurred without gross negligence or willful misconduct on the Trustee’s part, as determined in a final non-appealable decision by a court of competent jurisdiction, arising out of or in connection with the administration of the trust or trusts hereunder, including, without limitation, reasonable attorneys’ fees and expenses, the costs of enforcement of this Indenture or any provision thereof and the costs and expenses of defending itself against any claim (whether asserted by the Company, or any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, or in connection with enforcing the provisions of this Section 707.

The Company need not pay for any settlement made without its consent (which consent shall not be unreasonably withheld, conditioned or delayed). The provisions of this Section 707 shall survive the termination of this Indenture or the resignation and removal of the Trustee.

The Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, other than money or property held in trust to pay the principal of and interest on any Notes, to secure payment of all amounts due the Trustee under this Section 707.

Without prejudice to any other rights available to the Trustee under applicable law, when the Trustee and its agents and any authenticating agent incur expenses or render services after an Event of Default occurs, the expenses (including the reasonable charges and expenses of its counsel) and the compensation for the services are intended to constitute expenses of administration under any applicable federal or state bankruptcy, insolvency or other similar laws.

The indemnification provided in this Section 707 shall extend to the officers, directors, agents, employees, successors and assigns of the Trustee. The indemnity under this Section 707 is payable upon demand by the Trustee. Subject to Section 701 hereof, any negligence or misconduct of any agent, delegate, attorney or representative, in each case, of the Trustee shall not affect the indemnification of the Trustee hereunder.

Section 708. Conflicting Interests. The Trustee shall not be deemed to have a conflicting interest by virtue of being a trustee under this Indenture with respect to Initial Notes and Additional Notes, or a trustee under any other indenture between the Company and the Trustee.

Section 709. Corporate Trustee Required; Eligibility. There shall at all times be one (and only one) Trustee hereunder. The Trustee shall be a Person that is eligible pursuant to the TIA to act as such and has a combined capital and surplus of at least $50.0 million. If any such Person publishes reports of condition at least annually, pursuant to law or to the requirements of its supervising or examining authority, then for the purposes of this Section 709 and to the extent permitted by the TIA, the combined capital and surplus of such Person shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. If at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section 709, it shall resign immediately in the manner and with the effect hereinafter specified in this Article VII.

Section 710. Resignation and Removal; Appointment of Successor. No resignation or removal of the Trustee and no appointment of a successor Trustee pursuant to this Article VII shall become effective until the acceptance of appointment by the successor Trustee in accordance with the applicable requirements of Section 711.

The Trustee may resign at any time by giving written notice thereof to the Company. If the instrument of acceptance by a successor Trustee required by Section 711 shall not have been delivered to the Trustee within 30 days after the giving of such notice of resignation, the resigning Trustee may, at the expense of the Company, petition any court of competent jurisdiction for the appointment of a successor Trustee.

The Trustee may be removed at any time, upon 30 days prior written notice, by Act of the Holders of a majority in principal amount of the Outstanding Notes delivered to the Trustee and to the Company.

If at any time:

(1) the Trustee shall fail to comply with Section 708 after written request therefor by the Company or by any Holder who has been a bona fide Holder of a Note for at least six months, or

(2) the Trustee shall cease to be eligible under Section 709 and shall fail to resign after written request therefor by the Company or by any such Holder, or

(3) the Trustee shall become incapable of acting or shall be adjudged bankrupt or insolvent or a receiver of the Trustee or of its property shall be appointed or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then, in any such case, (A) the Company, upon 30 days prior written notice, may remove the Trustee, or (B) subject to Section 613, any Holder who has been a bona fide Holder of a Note for at least six months may, on behalf of itself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

If the Trustee shall resign, be removed or become incapable of acting, or if a vacancy shall occur in the office of Trustee for any cause, the Company shall promptly appoint a successor Trustee and shall comply with the applicable requirements of Section 711. If, within one year after such resignation, removal or incapability, or the occurrence of such vacancy, a successor Trustee shall be appointed by Act of the Holders of a majority in principal amount of the Outstanding Notes delivered to the Company and the retiring Trustee, the successor Trustee so appointed shall, forthwith upon its acceptance of such appointment in accordance with the applicable requirements of Section 711, become the successor Trustee and to that extent supersede the successor Trustee appointed by the Company. If no successor Trustee shall have been so appointed by the Company or the Holders and accepted appointment in the manner required by Section 711, then, subject to Section 613, any Holder who has been a bona fide Holder of a Note for at least six months may, on behalf of itself and all others similarly situated and at the expense of the Company, petition any court of competent jurisdiction for the appointment of a successor Trustee.

The Company shall give notice of each resignation and each removal of the Trustee and each appointment of a successor Trustee to all Holders in the manner provided in Section 110. Each notice shall include the name of the successor Trustee and the address of its Corporate Trust Office.

Notwithstanding the replacement of the Trustee pursuant to this Section 710, the Company’s obligations under Section 707 shall continue for the benefit of the retiring Trustee.

Section 711. Acceptance of Appointment by Successor. In case of the appointment hereunder of a successor Trustee, every such successor Trustee so appointed shall execute, acknowledge and deliver to the Company and to the retiring Trustee an instrument accepting such appointment, and thereupon the resignation or removal of the retiring Trustee shall become effective and such successor Trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Trustee; but, on the request of the Company or the successor Trustee, such retiring Trustee shall, upon payment of its charges, execute and deliver an instrument transferring to such successor Trustee all the rights, powers and trusts of the retiring Trustee and shall duly assign, transfer and deliver to such successor Trustee all property and money held by such retiring Trustee hereunder.

Upon request of any such successor Trustee, the Company shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Trustee all such rights, powers and trusts referred to above.

No successor Trustee shall accept its appointment unless at the time of such acceptance such successor Trustee shall be qualified and eligible under this Article VII.

Section 712. Merger, Conversion, Consolidation or Succession to Business. Any corporation into which the Trustee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any corporation succeeding to all or substantially all the corporate trust business of the Trustee, shall be the successor of the Trustee hereunder; provided such corporation shall be otherwise qualified and eligible under this Article VII, without the execution or filing of any paper or any further act on the part of any of the parties hereto. In case any Notes shall have been authenticated, but not delivered, by the Trustee then in office, any successor by merger, conversion or consolidation to such authenticating Trustee may adopt such authentication and deliver the Notes so authenticated with the same effect as if such successor Trustee had itself authenticated such Notes.

Section 713. Preferential Collection of Claims Against the Company. If and when the Trustee shall be or become a creditor of the Company (or any other obligor upon the Notes), the Trustee shall be subject to the provisions of the TIA regarding the collection of claims against the Company (or any such other obligor) or realizing on certain property received by it in respect of such claims.

Section 714. Appointment of Authenticating Agent. The Trustee may appoint an Authenticating Agent acceptable to the Company to authenticate such Notes. Any such appointment shall be evidenced by an instrument in writing signed by a Trust Officer, a copy of which instrument shall be promptly furnished to the Company. Unless limited by the terms of such appointment, an Authenticating Agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication (or execution of a certificate of authentication) by the Trustee includes authentication (or execution of a certificate of authentication) by such Authenticating Agent. An Authenticating Agent has the same rights as any Note Registrar, Paying Agent or agent for service of notices and demands.

ARTICLE VIII

HOLDERS’ LISTS AND REPORTS BY

TRUSTEE AND THE COMPANY

Section 801. The Company to Furnish Trustee Names and Addresses of Holders. The Company will furnish or cause to be furnished to the Trustee:

(1) semi-annually, not more than 10 days after each Regular Record Date, a list, in such form as the Trustee may reasonably require, of the names and addresses of the Holders as of such Regular Record Date, and

(2) at such other times as the Trustee may request in writing, within 30 days after the receipt by the Company of any such request, a list of similar form and content as of a date not more than 15 days prior to the time such list is furnished;

provided, however, that if and to the extent and so long as the Trustee shall be the Note Registrar, no such list need be furnished pursuant to this Section 801.

Section 802. Preservation of Information; Communications to Holders. The Trustee shall preserve, in as current a form as is reasonably practicable, the names and addresses of Holders contained in the most recent list, if any, furnished to the Trustee as provided in Section 801 and the names and addresses of Holders received by the Trustee in its capacity as Note Registrar; provided, however, that if and so long as the Trustee shall be the Note Registrar, the Note Register shall satisfy the requirements relating to such list. None of the Company, any Guarantor or the Trustee or any other Person shall be under any responsibility with regard to the accuracy of such list. The Trustee may dispose of any list furnished to it as provided in Section 801 upon receipt of a new list so furnished.

The rights of Holders to communicate with other Holders with respect to their rights under this Indenture or under the Notes, and the corresponding rights and privileges of the Trustee, shall be as provided by the TIA.

Every Holder of Notes, by receiving and holding the same, agrees with the Company and the Trustee that neither the Company, nor the Trustee, nor any agent of any of them, shall be held accountable by reason of any disclosure of information as to names and addresses of Holders made pursuant to the TIA.

Section 803. Reports by Trustee. Within 60 days after each June 1, beginning with June 1, 2021, the Trustee shall transmit to Holders such reports concerning the Trustee and its actions under this Indenture as may be required pursuant to the TIA at the times and in the manner provided pursuant thereto for so long as any Notes remain outstanding. A copy of each such report shall, at the time of such transmission to Holders, be filed by the Trustee or any applicable listing agent with each stock exchange upon which any Notes are listed, with the SEC and with the Company. The Company shall notify the Trustee in writing when any Notes are listed on any stock exchange, but any failure to so notify the Trustee shall not constitute a Default or Event of Default by Company.

ARTICLE IX

AMENDMENT, SUPPLEMENT OR WAIVER

Section 901. Without Consent of Holders. Without the consent of any Holder, the Company, the Trustee, the Collateral Agent and, as applicable, any Guarantor may amend or supplement the Note Documents for any of the following purposes:

(1) to cure any ambiguity, mistake, omission, defect or inconsistency;

(2) to provide for the assumption by a successor of the obligations of the Company or a Guarantor under any Note Document (and to make appropriate conforming changes to the Note Documents in connection therewith);

(3) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(4) to add Note Guarantees or collateral security with respect to the Notes (including allowing any Guarantor to execute a Guarantor Supplemental Indenture or Note Guarantee) and to otherwise make, complete or confirm any grant of Collateral permitted or required by this Indenture or any of the Security Documents or Intercreditor Agreements, or any release of Collateral pursuant to the terms of this Indenture or any of the Security Documents or Intercreditor Agreements;

(5) to secure additional extensions of credit and add additional secured creditors holding other Parity Lien Obligations so long as such Parity Lien Obligations is not prohibited by the provisions of this Indenture or any other then-existing Parity Lien Obligations;

(6) to evidence a successor Trustee or Collateral Agent;

(7) to confirm and evidence the release, termination or discharge of any Note Guarantee when such release, termination or discharge is provided for under this Indenture or the Notes;

(8) to add to the covenants for the benefit of the Holders or to surrender any right or power conferred upon the Company or any Guarantor;

(9) to provide for or confirm the issuance of Additional Notes in compliance with this Indenture;

(10) [reserved];

(11) to make any change that does not materially adversely affect the rights of any Holder; or

(12) to comply with any requirement of the SEC in connection with any qualification of this Indenture under the TIA or otherwise.

In addition, the Holders will be deemed to have consented for purposes of the Security Documents and the Intercreditor Agreements to any of the following amendments and other modifications to the Security Documents or Intercreditor Agreements: (1) (a) to add (i) other parties (or any authorized agent thereof or trustee therefor) holding Parity Lien Obligations that are incurred in compliance with the ABL Credit Agreement, the TLB Credit Agreement, this Indenture, the Security Documents and the Intercreditor Agreements or (ii) any Restricted Subsidiary of the Parent Guarantor as required under the terms of any Intercreditor Agreement and (b) to establish that the Liens on any Collateral securing such Parity Lien Obligations shall be pari passu under the Pari Passu First Lien Intercreditor Agreement with the Liens on such Collateral securing the Obligations under this Indenture, the Notes and the Note Guarantees, all on the terms provided for in the Pari Passu First Lien Intercreditor Agreement in effect immediately prior to such amendment or other modification; (2) to establish that the Liens on any Collateral securing any Indebtedness replacing the TLB Credit Agreement permitted to be incurred under this Indenture shall be pari passu to the Liens on such Collateral securing any Obligations under this Indenture, the Notes and the Note Guarantees, all on the terms provided for in the Pari Passu First Lien Intercreditor Agreement in effect immediately prior to such amendment or other modification; (3) to establish that the Liens on any Current Asset Collateral securing any Indebtedness replacing the ABL Credit Agreement permitted to be incurred under this Indenture shall be senior to the Liens on such Current Asset Collateral securing any Obligations under this Indenture, the Notes and the Note Guarantees, and that the Liens on any Fixed Asset Collateral securing any such Indebtedness shall be junior to the Liens on such Fixed Asset Collateral securing any Obligations under this Indenture, the Notes and the Note Guarantees, all on the terms provided for in the ABL Intercreditor Agreement in effect immediately prior to such amendment or other modification; and (4) upon any cancellation or termination of the ABL Credit Agreement without a replacement thereof, to establish that the Current Asset Collateral (in addition to the Fixed Asset Collateral) shall secure the Obligations under this Indenture, the Notes and the Note Guarantees on a first-priority basis, subject to the terms of the Pari Passu First Lien Intercreditor Agreement in effect immediately prior to such amendment or other modification.

Section 902. With Consent of Holders. Except as otherwise expressly provided below in this Section 902, the Company, the Trustee, the Collateral Agent and (as applicable) any Guarantor may amend or supplement the Note Documents with the written consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes) and the Holders of not less than a majority in aggregate principal amount of the Outstanding Notes by written notice to the Trustee (including consents obtained in connection with a tender offer or exchange offer for, or purchase of Notes) may waive any existing Default or Event of Default or compliance by the Company or any Guarantor with any provision of this Indenture, the Notes or any Note Guarantee.

Notwithstanding the provisions of this Section 902 to the contrary, without the consent of each Holder of Outstanding Notes affected (including consents obtained in connection with a tender offer or exchange offer for, or purchase of Notes), an amendment, supplement or waiver, including a waiver pursuant to Section 612, may not (with respect to any Note held by any non-consenting Holder):

(i) reduce the principal amount of any Notes whose Holders must consent to an amendment, supplement or waiver;

(ii) reduce the rate of or extend the time for payment of interest (including extending any applicable grace period) on any Note (it being understood that changing a cash payment to a payment in kind shall be deemed to be a reduction and an extension of the time for payment of interest);

(iii) reduce the principal of or extend the Stated Maturity of any Note;

(iv) reduce the premium payable upon the redemption of any Note or change the date on which any Note may be redeemed as described in Section 1009;

(v) make any Note payable in money other than that stated in such Note;

(vi) amend or waive the legal right of any Holder to receive payment of principal of and interest on such Holder’s Note on or after the Stated Maturity for the principal or Interest Payment Date for the interest expressed in such Note, or to institute suit for the enforcement of any such payment on or after the Stated Maturity or Interest Payment Date;

(vii) make any change in the amendment or waiver provisions described in this paragraph;

(viii) amend the second proviso appearing at the end of Section 409 above,

(ix) amend (A) the second proviso in Section 411(a), (B) the third paragraph under Section 411(a), (C) the definition of “Fixed Asset Receivable” or (D) Schedule 2 to the ABL Intercreditor Agreement; or

(x) make any change or modification to the ranking of any Note that would adversely affect the rights of a Holder in any material respect (or have the effect of so making any change or modification).

In addition, (i) no amendment, supplement or waiver may have the effect of releasing all or substantially all of the Collateral from the Liens created pursuant to the Security Documents (except as permitted by the terms of this Indenture, the Security Documents or the Intercreditor Agreements) or changing or altering the priority of the security interests of the Holders of the Notes in the Collateral under the ABL Intercreditor Agreement or the Pari Passu First Lien Intercreditor Agreement in any way materially adverse, taken as a whole, to the Holders, without the consent of each affected Holder (including, for the avoidance of doubt, any Notes held by Affiliates), and (ii) without the consent of the Holders of at least 100% in aggregate principal amount of the Notes then Outstanding (including in each case, consents obtained in connection with a tender offer or exchange offer), (A) no amendment, supplement or waiver may (1) make any change in the Security Documents, the Intercreditor Agreements or the provisions in this Indenture dealing with the application of proceeds of the Collateral that would adversely affect the holders of the Notes, (2) modify the Security Documents or the provisions of this Indenture dealing with Collateral in any manner adverse to the Holders of the Notes in any material respect other than in accordance with the terms of this Indenture, the Security Documents or the Intercreditor Agreements, or (3) make any change or modification in any Security Document or the provisions in this Indenture that would authorize the Incurrence of additional Indebtedness that would be issued under the Note Documents for the sole purpose of influencing voting thresholds (except as permitted by the terms of this Indenture, the Security Documents or the Intercreditor Agreements) and (B) no amendment, supplement or waiver may (1) amend, modify or waive the definition of “Unrestricted Subsidiary” or “Material Intellectual Property”, (2) amend, modify or waive any provisions of this Indenture that would, except as set forth in the definition of “Unrestricted Subsidiary,” permit the creation or existence of Unrestricted Subsidiaries, or any Subsidiary that would be “unrestricted” or otherwise generally excluded from the requirements, taken as a whole, applicable to Subsidiaries pursuant to the Note Documents, (3) amend or modify any provision of this Indenture to permit additional Investments (including Guarantees of Indebtedness of) in, Restricted Payments to or dispositions to any Unrestricted Subsidiary not permitted by the terms of this Indenture without giving effect thereto, (4) amend any provision under Section 417, or (5) amend, modify or waive the Double-Dip Provision, or, in each case with respect to clauses (B)(1) through (5), take any action that would have the effect of amending, modifying or waiving any of the foregoing.

It shall not be necessary for the consent of the Holders under this Section 902 to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.

Section 903. Execution of Amendments, Supplements or Waivers. After an amendment, supplement or waiver under this Section 903 becomes effective, the Company shall deliver to the Holders, with a copy to the Trustee and the Collateral Agent, a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any supplemental indenture or the effectiveness of any such amendment, supplement or waiver. The Trustee and the Collateral Agent shall sign any amendment, supplement or waiver authorized pursuant to this Article IX if the amendment, supplement or waiver does not adversely affect the rights, duties, liabilities, indemnities or immunities of the Trustee or the Collateral Agent, as applicable. If it does, the Trustee or the Collateral Agent may, but need not, sign it. In signing or refusing to sign such amendment, supplement or waiver, the Trustee and the Collateral Agent shall each be entitled to receive, and shall be fully protected in relying upon, an Officer’s Certificate and an Opinion of Counsel to the effect that the execution of such amendment, supplement or waiver is authorized or permitted or complies with this Indenture, that all conditions precedent to such amendment, supplement or waiver required by this Indenture have been complied with and that such amendment, supplement or waiver is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

Section 904. Revocation and Effect of Consents. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of that Note or any Note that evidences all or any part of the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. Subject to the following paragraph of this Section 904, any such Holder or subsequent Holder may revoke the consent as to such Holder’s Note by written notice to the Trustee or the Company, received by the Trustee or the Company, as the case may be, before the date on which the Trustee receives an Officer’s Certificate from the Company certifying that the Holders of the requisite principal amount of Notes have consented (and not theretofore revoked such consent) to the amendment, supplement or waiver. The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver as set forth in Section 108.

After an amendment, supplement or waiver becomes effective, it shall bind every Holder of Notes.

Section 905. [Reserved].

Section 906. Notation on or Exchange of Notes. If an amendment, supplement or waiver changes the terms of a Note, the Trustee shall (if required by the Company and in accordance with the specific direction of the Company) request the Holder of the Note to deliver it to the Trustee. The Trustee shall (if required by the Company and in accordance with the specific written direction of the Company) place an appropriate notation on the Note about the changed terms and return it to the Holder. Alternatively, if the Company or the Trustee so determines, the Company in exchange for the Note shall issue and upon receipt of an Authentication Order, the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

ARTICLE X

REDEMPTION OF NOTES

Section 1001. Applicability of Article. The Notes are redeemable at the option of the Company, in whole or in part, before their Stated Maturity in accordance with this Article X.

Section 1002. [Reserved].

Section 1003. Election to Redeem; Notice to Trustee. In case of any redemption of less than all of the Notes, the Company shall, at least two Business Days (but not more than 60 days (except that such notice may be delivered more than 60 days prior to the Redemption Date if the Redemption Date is delayed as provided in Section 1009)), prior to the date on which notice is required to be delivered to Holders pursuant to Section 1005, notify the Trustee in writing of such Redemption Date and of the principal amount of Notes to be redeemed, but failure to so notify the Trustee shall not invalidate any notice given in accordance with Section 1005 and shall not constitute a Default or Event of Default by the Company.

Section 1004. Selection by Trustee of Notes to Be Redeemed. In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee shall deem to be appropriate, and in the case of global notes, in accordance with the procedures of DTC, in integral multiples of $1,000, although no Note of $2,000 in original principal amount or less will be redeemed in part.

The Trustee shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. On and after the Redemption Date, interest will cease to accrue on Notes or portions thereof called for redemption.

For all purposes of this Indenture, unless the context otherwise requires, all provisions relating to the redemption of Notes shall relate, in the case of the Notes redeemed or to be redeemed only in part, to the portion of the principal amount of the Notes that has been or is to be redeemed.

Section 1005. Notice of Redemption. Subject to the third paragraph of Section 110, notice of redemption or purchase as provided in Section 1001 shall be given electronically or, at the Company’s option, by first-class mail, postage prepaid, mailed not less than 10 nor more than 60 days prior to the Redemption Date (except that such notice may be delivered more than 60 days prior to the Redemption Date if such notice is issued in connection with the legal or covenant defeasance of Notes pursuant to Section 1201 or a satisfaction and discharge of this Indenture and the Notes pursuant to Section 1101, or if the Redemption Date is delayed as provided in Section 1009), to each Holder of Notes to be redeemed, at such Holder’s address appearing in the Note Register.

Any such notice shall state:

(1) the expected Redemption Date,

(2) the redemption price (or the formula by which the redemption price will be determined),

(3) if less than all Outstanding Notes are to be redeemed, the identification (and, in the case of partial redemption, the portion of the respective principal amounts) of the Notes to be redeemed,

(4) that, on the Redemption Date, the redemption price will become due and payable upon each such Note, and that, unless the Company defaults in making such redemption payment or the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture, interest thereon shall cease to accrue from and after said date, and

(5) the place where such Notes are to be surrendered for payment of the redemption price.

In addition, if such redemption, purchase or notice is subject to satisfaction (or, waiver by the Company in its sole discretion) of one or more conditions precedent, as permitted by Section 1009, such notice shall describe each such condition, and if applicable, shall state that, in the Company’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Company in its sole discretion), or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been (or, in the Company’s sole determination, may not be) satisfied (or waived by the Company in its sole discretion) by the Redemption Date, or by the Redemption Date as so delayed.

The Company may provide in such notice that payment of the redemption price and the performance of the Company’s obligations with respect to such redemption may be performed by another Person.

Notice of any redemption or purchase of Notes hereunder (or the selection of Notes in connection with a partial redemption) to be so redeemed or purchased at the election of the Company shall be given by the Company or, at the Company’s request (made to the Trustee at least 15 days (or such shorter period as shall be reasonably satisfactory to the Trustee) prior to the Redemption Date), by the Trustee in the name and at the expense of the Company. Any such request will set forth the information to be stated in such notice, as provided by this Section 1005.

The notice if delivered in the manner herein provided shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice by mail or any defect in the notice to the Holder of any Note designated for redemption as a whole or in part shall not affect the validity of the proceedings for the redemption of any other Note.

Section 1006. Deposit of Redemption Price. On or prior to 11:00 a.m., New York City time, on the Redemption Date, the Company shall deposit with the Trustee or with a Paying Agent (or, if the Company is acting as its own Paying Agent, the Company shall segregate and hold in trust as provided in Section 403) an amount of money sufficient to pay the redemption price of, and any accrued and unpaid interest on, all the Notes or portions thereof which are to be redeemed on that date; provided, that, funds deposited with the Trustee or such Paying Agent after 11:00 a.m., New York City time, on such due date shall be deemed deposited with the Trustee or such Paying Agent on the next Business Day thereafter.

Section 1007. Notes Payable on Redemption Date. Notice of redemption having been given as provided in this Article X, the Notes so to be redeemed shall (subject to the satisfaction or waiver by the Company of any applicable conditions precedent), on the Redemption Date, become due and payable at the redemption price herein specified and from and after such date (unless the Company shall default in the payment of the redemption price or the Paying Agent is prohibited from paying the redemption price pursuant to the terms of this Indenture) such Notes shall cease to bear interest. Upon surrender of such Notes for redemption in accordance with such notice, such Notes shall be paid by the Company at the redemption price. Installments of interest whose Interest Payment Date is on or prior to the Redemption Date shall be payable to the Holders of such Notes registered as such on the relevant Regular Record Dates according to their terms and the provisions of Section 307.

On and after any Redemption Date, if money sufficient to pay the redemption price of and any accrued and unpaid interest on Notes called for redemption shall have been made available in accordance with Section 1006, the Notes (or the portions thereof) called for redemption will cease to accrue interest and the only right of the Holders of such Notes (or portions thereof) will be to receive payment of the redemption price of and, subject to the last sentence of the preceding paragraph, any accrued and unpaid interest on such Notes (or portions thereof) to the Redemption Date. If any Note (or portion thereof) called for redemption shall not be so paid upon surrender thereof for redemption, the principal (and premium, if any) shall, until paid, bear interest from the Redemption Date at the rate borne by the Note (or portion thereof).

Section 1008. Notes Redeemed in Part. Any Note that is to be redeemed only in part shall be surrendered at the Place of Payment (with due endorsement by, or a written instrument of transfer in form satisfactory to the Company duly executed by, the Holder thereof or its attorney duly authorized in writing) and the Company shall execute and (upon receipt of an Authentication Order) the Trustee shall authenticate and deliver to the Holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder in aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the Note so surrendered (or if the Note is a global note, an adjustment shall be made to the schedule attached thereto).

Section 1009. Optional Redemption.

At any time prior to October 15, 2027, the Company may, at its option and on one or more occasions, redeem the Notes, in whole or in part, upon notice as described in Section 1005, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus the Applicable Premium as of, and accrued and unpaid interest thereon, if any, to, but excluding, the Redemption Date, subject to the rights of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date falling on or prior to the Redemption Date.

At any time prior to October 15, 2027, the Company may at its option from time to time redeem during each twelve-month period commencing with the Issue Date up to 10% of the then- outstanding aggregate principal amount of the Notes at a redemption price equal to 103% of the principal amount of the Notes redeemed, plus accrued and unpaid interest thereon, if any, to the date of redemption, subject to the rights of Holders of record on the relevant record date to receive interest due on the relevant interest payment date.

On and after October 15, 2027, the Company may, at its option and on one or more occasions, redeem the Notes, in whole or in part, upon notice as described in Section 1005 at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest thereon, if any, to, but excluding, the applicable Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date falling on or prior to the Redemption Date, if redeemed during the 12-month period beginning on October 15 of each of the years indicated below:

Year	Redemption price
2027	105.125%
2028	102.563%
2029 and thereafter	100.000%

In addition, until October 15, 2027, the Company may, at its option on one or more occasions, upon notice as described in Section 1005, redeem up to 40% of the aggregate principal amount of Notes (including Additional Notes) issued under this Indenture at a redemption price (as calculated by the Company) equal to (i) 110.250% of the aggregate principal amount thereof, in an aggregate amount not exceeding the aggregate amount of one or more Equity Offerings to the extent the proceeds thereof are received by or contributed to the Company plus (ii) accrued and unpaid interest thereon, if any, to, but excluding, the applicable Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date falling on or prior to the Redemption Date; provided that (a) at least 50% of the sum of the aggregate principal amount of Notes originally issued under this Indenture on the Issue Date and any Additional Notes issued under this Indenture after the Issue Date remains Outstanding immediately after the occurrence of each such redemption and (b) each such redemption occurs within 180 days of the date of closing of each such Equity Offering.

Notwithstanding the foregoing, in connection with any tender offer or exchange offer for, or other offer to purchase any Notes, if Holders of not less than 90% in the aggregate principal amount of the outstanding Notes validly tender or exchange and do not withdraw such Notes in such tender or exchange offer (or other offer to purchase) and the Company, or any other Person making such tender or exchange offer (or other offer to purchase), purchases all of the Notes validly tendered or exchanged and not withdrawn by such Holders, all of the Holders will be deemed to have consented to such tender offer, exchange offer or other offer to purchase and, accordingly the Company will have the right, upon notice given not more than 30 days following such purchase pursuant to such tender or exchange offer (or other offer to purchase or exchange), to redeem all of the Notes that remain outstanding following such tender or exchange (or other offering to purchase or exchange) for consideration (which may consist of cash, indebtedness, debt or equity securities, or other assets) equal to the consideration delivered to each other Holder (excluding any early tender or exchange incentive or similar fee) in such tender or exchange offer (or other offer to purchase or exchange), plus, to the extent not included in the tender or exchange offer payment, accrued and unpaid interest to but excluding the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date falling prior to or on the Redemption Date).

Any redemption of Notes may be made upon notice sent electronically or, at the Company’s option, mailed by first-class mail to each Holder’s registered address in accordance with Section 1005, and, if applicable, the Company should notify the Trustee in writing of such Redemption Date, and the principal amount of Notes to be redeemed in accordance with Section 1003, except that a redemption notice (other than pursuant to the preceding paragraph) may be delivered more than 60 days prior to the Redemption Date if such notice is issued in connection with Section 1101 below. The Company may provide in any redemption notice that payment of the redemption price and the performance of the Company’s obligations with respect to such redemption may be performed by another Person.

Any redemption of Notes (including in connection with an Equity Offering) or notice thereof may, at the Company’s discretion, be subject to the satisfaction (or, waiver by the Company in its sole discretion) of one or more conditions precedent, which may include consummation of any related Equity Offering or the occurrence of a Change of Control. If such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice may state that, in the Company’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Company in its sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been (or, in the Company’s sole determination, may not be) satisfied (or waived by the Company in its sole discretion) by the Redemption Date, or by the Redemption Date so delayed.

ARTICLE XI

SATISFACTION AND DISCHARGE

Section 1101. Satisfaction and Discharge of Indenture. The Outstanding Notes and this Indenture shall be discharged and shall cease to be of further effect and the Note Guarantees and any Collateral then securing the Notes will be automatically released (except as to any surviving rights of registration of transfer or exchange of Notes expressly provided for herein), and the Trustee on demand of and at the expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of the Outstanding Notes and this Indenture, when

(i) either

(a) all Notes theretofore authenticated and delivered (other than (i) Notes that have been destroyed, lost or stolen and that have been replaced or paid as provided in Section 306, and (ii) Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust, as provided in Section 403) have been cancelled or delivered to the Trustee for cancellation; or

(b) all such Notes not theretofore cancelled or delivered to the Trustee for cancellation

(1) have become due and payable,

(2) will become due and payable at their Stated Maturity within one year, or

(3) have been called for redemption, or are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company;

(ii) the Company has irrevocably deposited or caused to be deposited with the Trustee money, U.S. Government Obligations or a combination thereof, sufficient (without reinvestment) to pay and discharge the entire Indebtedness on the Notes not previously cancelled or delivered to the Trustee for cancellation, for principal (and premium, if any) and interest to the date of such deposit (in the case of Notes that have become due and payable), or to the Stated Maturity or Redemption Date, as the case may be (provided that if such redemption shall be pursuant to the third paragraph of Section 1009, (x) the amount of money or U.S. Government Obligations, or a combination thereof, that the Company must irrevocably deposit or cause to be deposited shall be determined using an assumed Applicable Premium calculated as of the date of such deposit, as calculated by the Company in good faith, and (y) the Company must irrevocably deposit or cause to be deposited additional money in trust on the Redemption Date, as required by Section 1006, as necessary to pay the Applicable Premium as determined on such date);

(iii) the Company has paid or caused to be paid all other sums then payable hereunder by the Company; and

(iv) the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel each to the effect that all conditions precedent provided for in this Section 1101 relating to the satisfaction and discharge of this Indenture have been complied with; provided that any such counsel may rely on any Officer’s Certificate as to matters of fact (including as to compliance with the foregoing clauses (i), (ii) and (iii)).

Notwithstanding the satisfaction and discharge of this Indenture and the Outstanding Notes, (a) the obligations of the Company to the Trustee under Section 707 and to the Collateral Agent under Section 1407(z) and, if money shall have been deposited with the Trustee pursuant to Section 1101(ii), the obligations of the Trustee under Section 1103 shall survive such satisfaction and discharge, and (b) if such satisfaction and discharge is effected through redemption in accordance with Section 1101(i)(b)(3), the provisions of Section 1007 shall survive such satisfaction and discharge, and the other provisions of Article X shall survive such satisfaction and discharge until the Redemption Date shall have occurred.

Section 1102. [Reserved]

Section 1103. Application of Trust Money. Subject to the provisions of the last paragraph of Section 403, all money and/or U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee pursuant to Section 1101 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest on the Notes; but such money need not be segregated from other funds except to the extent required by law.

ARTICLE XII

DEFEASANCE OR COVENANT DEFEASANCE

Section 1201. The Company’s Option to Effect Defeasance or Covenant Defeasance. The Company may, at its option, at any time, elect to have terminated the obligations of the Company with respect to Outstanding Notes and the other Note Documents and to have terminated all of the obligations of the Guarantors with respect to the Note Guarantees, in each case, as set forth in this Article XII, and elect to have either Section 1202 or 1203 be applied to all of the Outstanding Notes (the “Defeased Notes”), upon compliance with the conditions set forth below in Section 1204. Either Section 1202 or Section 1203 may be applied to the Defeased Notes to any Redemption Date or the Stated Maturity of the Notes.

Section 1202. Defeasance and Discharge. Upon the Company’s exercise under Section 1201 of the option applicable to this Section 1202, the Company shall be deemed to have been released and discharged from its obligations with respect to the Defeased Notes and the Guarantors shall be deemed to have been released and discharged from their obligations with respect to the Note Guarantees on the date the relevant conditions set forth in Section 1204 are satisfied (hereinafter, “Defeasance”). For this purpose, such Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the Defeased Notes, which shall thereafter be deemed to be “Outstanding” only for the purposes of Section 1205 and the other Sections of this Indenture referred to in clauses (a) and (b) below, and the Company, and each of the Guarantors shall be deemed to have satisfied all other obligations under such Notes, Note Guarantees and this Indenture insofar as such Notes are concerned (and the Trustee, at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following, which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of Defeased Notes to receive, solely from the trust fund described in Section 1204 and as more fully set forth in such Section, payments in respect of principal of and premium, if any, and interest on such Notes when such payments are due, (b) the Company’s obligations with respect to such Defeased Notes under Sections 304, 305, 306, 402, and 403, (c) the rights, powers, trusts, duties and immunities of the Trustee and the Collateral Agent hereunder, including the Trustee’s and the Collateral Agent’s rights (and the Company’s obligations) under Section 707 and Section 1407(z), as applicable, and (d) this Article XII. If the Company exercises its option under this Section 1202, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. Subject to compliance with this Article XII, the Company may, at its option and at any time, exercise its option under this Section 1202 notwithstanding the prior exercise of its option under Section 1203 with respect to the Notes.

Section 1203. Covenant Defeasance. Upon the Company’s exercise under Section 1201 of the option applicable to this Section 1203, (a) the Company shall be released from its obligations under any covenant or provision contained in Section 405, Section 407, Section 409 through 415 and the provisions of clauses (iii), (iv) and (v) of Section 501(a) shall not apply, and (b) the occurrence of any event specified in clauses (iv), (v) (with respect to Section 405, Section 407 and Sections 409 through 415, inclusive), (vi), (vii), (viii) (with respect to Significant Subsidiaries), (ix) (with respect to Significant Subsidiaries), (x), (xi) or (xii) of Section 601 shall be deemed not to be or result in an Event of Default, in each case with respect to the Defeased Notes on and after the date the conditions set forth below are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not to be “Outstanding” for the purposes of any direction, waiver, consent or declaration or Act of Holders (and the consequences of any thereof) in connection with such covenants or provisions, but shall continue to be deemed “Outstanding” for all other purposes hereunder. For this purpose, such Covenant Defeasance means that, with respect to the Outstanding Notes, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant or provision, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or provision or by reason of any reference in any such covenant or provision to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 601, but, except as specified above, the remainder of this Indenture and such Outstanding Notes shall be unaffected thereby.

Section 1204. Conditions to Defeasance or Covenant Defeasance. The following shall be the conditions to application of either Section 1202 or Section 1203 to the Outstanding Notes:

(1) The Company shall have irrevocably deposited or caused to be deposited with the Trustee, in trust, money or U.S. Government Obligations, or a combination thereof, in amounts as will be sufficient (without reinvestment), to pay and discharge the principal of, and premium, if any, and interest on the Defeased Notes issued by the Company to the Stated Maturity or relevant Redemption Date in accordance with the terms of this Indenture and the Notes (provided that if such redemption shall be pursuant to the third paragraph of Section 1009, (x) the amount of money or U.S. Government Obligations or a combination thereof that the Company must irrevocably deposit or cause to be deposited shall be determined using an assumed Applicable Premium calculated as of the date of such deposit, as calculated by the Company in good faith and (y) the Company must irrevocably deposit or cause to be deposited additional money in trust on the Redemption Date, as required by Section 1006, as necessary to pay the Applicable Premium as determined on such date);

(2) No Default or Event of Default shall have occurred and be continuing on the date of such deposit;

(3) Such deposit shall not result in a breach or violation of, or constitute a Default or Event of Default under, this Indenture or any other material agreement or instrument to which the Company is a party or by which it is bound;

(4) In the case of an election under Section 1202, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that (x) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (y) since the Issue Date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the beneficial owners of the Outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Defeasance had not occurred;

(5) In the case of an election under Section 1203, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the beneficial owners of the Outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; and

(6) The Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each to the effect that all conditions precedent provided for in this Section 1204 relating to either the Defeasance under Section 1202 or the Covenant Defeasance under Section 1203, as the case may be, have been complied with. In rendering such Opinion of Counsel, counsel may rely on an Officer’s Certificate as to compliance with the foregoing clauses (1), (2) and (3) of this Section 1204 or as to any matters of fact.

Section 1205. Deposited Money and U.S. Government Obligations to Be Held in Trust; Other Miscellaneous Provisions. Subject to the provisions of the last paragraph of Section 403, all money and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or such other Person that would qualify to act as successor trustee under Article VII, collectively and solely for purposes of this Section 1205, the “Trustee”) pursuant to Section 1204 in respect of the Defeased Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Company and the Guarantors, jointly and severally, shall pay and indemnify the Trustee and its agents and hold them harmless against any tax, fee or other charge imposed on or assessed against the U.S. Government Obligations deposited by the Company pursuant to Section 1204, or the principal, premium, if any, and interest received in respect thereof, other than any such tax, fee or other charge that by law is for the account of the Holders of the Defeased Notes.

Anything in this Article XII to the contrary notwithstanding, the Trustee shall deliver to the Company from time to time, upon Company Request, any money or U.S. Government Obligations held by it as provided in Section 1204 that, in the opinion of a nationally recognized accounting or investment banking firm expressed in a written certification thereof to the Trustee, are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Defeasance or Covenant Defeasance. Subject to Article VII, the Trustee shall not incur any liability to any Person by relying on such opinion.

Section 1206. Reinstatement. If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with Section 1202 or 1203, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the obligations of the Company and the Guarantors under this Indenture, the Notes and the Note Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to Section 1202 or 1203, as the case may be, until such time as the Trustee or Paying Agent is permitted to apply all such money and U.S. Government Obligations in accordance with Section 1202 or 1203, as the case may be; provided, however, that if the Company or any Guarantor makes any payment of principal, premium, if any, or interest on any Note following the reinstatement of its obligations, the Company or Guarantor, as the case may be, shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money and U.S. Government Obligations held by the Trustee or Paying Agent.

Section 1207. Repayments to the Company. The Trustee shall pay to the Company upon Company Request any money held by it for the payment of principal or interest that remains unclaimed for two years after the Stated Maturity or the Redemption Date, as the case may be. After payment to the Company, Holders entitled to money must look to the Company for payment as general creditors unless an applicable abandoned property law designates another Person and all liability of the Trustee or Paying Agent with respect to such money shall thereupon cease.

ARTICLE XIII

NOTE GUARANTEES

Section 1301. Guarantees Generally.

(a) Guarantee of Each Guarantor. Each Guarantor, as primary obligor and not merely as surety, hereby jointly and severally, irrevocably and fully and unconditionally Guarantee, on a senior secured basis, the punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all monetary obligations of the Company under this Indenture and the Notes, whether for principal of or interest on the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Guarantors being herein called the “Guaranteed Obligations”).

The obligations of each Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor, result in the obligations of such Guarantor under the Note Guarantee not constituting a fraudulent conveyance, preference, transfer at under value or unlawful financial assistance under applicable law (including, in the case of a Guarantor incorporated in England and Wales, the guarantee does not apply to any liability, and no security granted by such Guarantor under any Security Document shall secure any liability, to the extent that it would result in such guarantee or security constituting unlawful financial assistance within the meaning of sections 678 or section 679 of the Companies Act 2006), or being void or unenforceable under any law relating to insolvency of debtors or otherwise to reflect corporate benefit rules, thin capitalization rules, retention of title claims, laws on the preservation of share capital, limitations of corporate law, regulations or defenses affecting the rights of creditors generally or other limitations under applicable law which, among other things, might limit the amount that can be guaranteed by reference to the net assets and legal capital of the relevant Guarantor. The Note Guarantees will be further limited as required under the Agreed Security Principles.

(b) Further Agreements of Each Guarantor. (i) Each Guarantor hereby agrees that (to the fullest extent permitted by law) its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of this Indenture, the Notes or the obligations of the Company or any other Guarantor to the Holders, the Collateral Agent and the Trustee hereunder or thereunder, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, any release of any other Guarantor, the recovery of any judgment against the Company, any action to enforce the same, whether or not a notation concerning its Note Guarantee is made on any particular Note, or any other circumstance that might otherwise constitute a legal or equitable discharge or defense of a Guarantor.

(ii) Each Guarantor hereby waives (to the fullest extent permitted by law) the benefit of diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that (except as otherwise provided in Section 1303) its Note Guarantee will not be discharged except by complete performance of the obligations contained in the Notes, this Indenture and this Note Guarantee. Such Note Guarantee is a guarantee of payment and not of collection. Each Guarantor further agrees (to the fullest extent permitted by law) that, as between it, on the one hand, and the Holders of Notes and the Trustee and the Collateral Agent, on the other hand, subject to this Article XIII, (1) the maturity of the obligations guaranteed by its Note Guarantee may be accelerated as and to the extent provided in Article VI for the purposes of such Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed by such Note Guarantee, and (2) in the event of any acceleration of such obligations as provided in Article VI, such obligations (whether or not due and payable) shall forthwith become due and payable by such Guarantor in accordance with the terms of this Section 1301 for the purpose of such Note Guarantee. Neither the Trustee, the Collateral Agent nor any other Person shall have any obligation to enforce or exhaust any rights or remedies or to take any other steps under any security for the Guaranteed Obligations or against the Company or any other Person or any property of the Company or any other Person before the Trustee or the Collateral Agent is entitled to demand payment and performance by any or all Guarantors of their obligations under their respective Note Guarantees or under this Indenture.

(iii) Until terminated in accordance with Section 1303, each Note Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Company for liquidation or reorganization, should the Company become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Company’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on such Notes, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

(c) Each Guarantor that makes a payment or distribution under its Note Guarantee shall have the right to seek contribution from the Company or any non-paying Guarantor that has also Guaranteed the relevant Guaranteed Obligations in respect of which such payment or distribution is made, so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantees.

(d) Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that its Note Guarantee, and the waiver set forth in Section 1305, are knowingly made in contemplation of such benefits.

(e) Each Guarantor, pursuant to its Note Guarantee, also hereby agrees to pay, jointly and severally, any and all out-of-pocket expenses (including reasonable counsel fees and expenses) incurred by the Trustee, the Collateral Agent or the Holders in enforcing any rights under its Note Guarantee.

Section 1302. Continuing Guarantees.

(a) Each Note Guarantee shall be a continuing Guarantee and shall (i) subject to Section 1303, remain in full force and effect until payment in full of the principal amount of all Outstanding Notes (whether by payment at maturity, purchase, redemption, defeasance, retirement or other acquisition) and all other Guaranteed Obligations then due and owing, unless earlier released or terminated, (ii) be binding upon such Guarantor, and (iii) inure to the benefit of and be enforceable by the Trustee, the Holders and their permitted successors, transferees and assigns.

(b) The obligations of each Guarantor hereunder shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment which would otherwise have reduced or terminated the obligations of any Guarantor hereunder and under its Note Guarantee (whether such payment shall have been made by or on behalf of the Company, or by or on behalf of a Guarantor) is rescinded or reclaimed from any of the Holders upon the insolvency, bankruptcy, liquidation or reorganization of the Company, or any Guarantor or otherwise, all as though such payment had not been made.

Section 1303. Release of Note Guarantees. Notwithstanding the provisions of Section 1302, Note Guarantees will be subject to termination and discharge under the circumstances described in this Section 1303. Any Guarantor will automatically and unconditionally be released from all obligations under its Note Guarantee, and such Note Guarantee shall thereupon terminate and be discharged and of no further force or effect: (i) concurrently with any direct or indirect sale or disposition (by merger or otherwise) of any Subsidiary Guarantor or any interest therein, or any other transaction, in accordance with the terms of this Indenture following which such Subsidiary Guarantor is no longer a Restricted Subsidiary of the Parent Guarantor; (ii) concurrently with the sale of all or substantially all of the assets of such Subsidiary Guarantor, in accordance with the terms of this Indenture; (iii) in the case of any Wholly Owned Domestic Restricted Subsidiary that after the Issue Date is required to guarantee the Notes pursuant to Section 414, at any time such Guarantor is (or, substantially concurrently with the release of the Note Guarantee of such Subsidiary Guarantor, will be) released from all of its obligations under its Guarantee of payment (or, if applicable, release from all of its obligations as a borrower) in respect of the Material Indebtedness that resulted in the obligation to guarantee the Notes (it being understood that a release subject to contingent reinstatement is still a release), and that if any such Guarantee is so reinstated, such Subsidiary Guarantor shall also be reinstated to the extent that such Guarantor would then be required to provide a Note Guarantee pursuant to Section 414; (iv) in the case of any Non-U.S. Guarantor, at any time such Subsidiary Guarantor is (or, substantially concurrently with the release of the Note Guarantee of such Subsidiary Guarantor, will be) released from all of its obligations under its Guarantee of payment (or, if applicable, release from all of its obligations as a borrower) in respect of the TLB Facility (it being understood that a release subject to contingent reinstatement is still a release, and that if any such Guarantee is so reinstated, such Subsidiary Guarantor shall also be reinstated to the extent that such Guarantor would then be required to provide a Note Guarantee pursuant to Section 414); (v) upon the merger or consolidation of any Subsidiary Guarantor with and into the Company or another Guarantor that is the surviving Person in such merger or consolidation, or upon the liquidation of such Guarantor following the transfer of all of its assets to one of the Company or another Guarantor; (vi) such Guarantor is or becomes an Excluded Subsidiary; (vii) concurrently with any Guarantor becoming an Unrestricted Subsidiary; (viii) upon the occurrence of a Covenant Suspension Event; provided that after the Reversion Time, such Note Guarantee shall be reinstated to the extent required and within the time period provided under Section 414; (ix) in accordance with an enforcement action pursuant to the Intercreditor Agreements; (x) as described in Article IX; (xi) upon Defeasance or Covenant Defeasance of the Company’s obligations under, or satisfaction and discharge of this Indenture pursuant to Section 1101; or (xii) subject to Section 1302(b), upon payment in full of the aggregate principal amount of all Notes then Outstanding and all other Guaranteed Obligations then due and owing. The Note Guarantee of the Parent Guarantor will be released in the circumstances described in clauses (viii), (ix), (x), (xi) or (xii) above. In addition, the Company will have the right, upon 10 days’ notice to the Trustee (or such shorter period as agreed to by the Trustee), to cause any Subsidiary Guarantor that is not a primary obligor or guarantor under any outstanding Material Indebtedness to be unconditionally released from all obligations under its Note Guarantee, and such Note Guarantee shall thereupon terminate and be discharged and of no further force or effect.

Upon any such occurrence specified in this Section 1303, the Trustee shall execute any documents (subject to the review and approval of counsel to the Trustee) reasonably requested by the Company in order to evidence such release, discharge and termination in respect of such Note Guarantee and the Trustee will be entitled to receive and conclusively rely on an Officer’s Certificate that the execution of any such document, release, discharge and termination is authorized.

Section 1304. Guarantors May Consolidate, etc., on Certain Terms. Except as otherwise provided in this Section 1304, no Guarantor may sell or otherwise dispose of all or substantially all of its assets to, or consolidate, amalgamate or merge with or into another Person, other than the Company or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) in the case of a consolidation, amalgamation or merger, such Guarantor shall be the surviving or continuing entity;

(b) the Person (if other than the Parent Guarantor, the Company or another Guarantor) acquiring the property in any such sale or disposition or the Person (if other than the Company or a Guarantor) formed by or surviving or continuing from any such consolidation, amalgamation or merger assumes all the obligations of that Guarantor under the applicable Indenture and its Note Guarantee pursuant to a supplemental indenture reasonably satisfactory to the Trustee; or

(c) such transaction is (i) a sale or other disposition of all or substantially all of the assets of such Guarantor (including by way of merger, amalgamation or consolidation) to a Person or Persons that are not (either before or after giving effect to such transaction) a Restricted Subsidiary; or (ii) a sale or other disposition of all of the Capital Stock of that Guarantor to a Person or Persons that are not (either before or after giving effect to such transaction) a Restricted Subsidiary.

In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and reasonably satisfactory in form to the Trustee, of the Note Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such successor Person shall succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. Such successor Person thereupon may cause to be signed any or all of the Note Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee. All the Note Guarantees so issued shall in all respects have the same legal rank and benefit under this Indenture as the Note Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Note Guarantees had been issued at the date of the execution hereof.

Except as set forth in Articles IV and V, and notwithstanding subclauses (b) and (c) of the second preceding paragraph, nothing in this Indenture or in any of the Notes shall prevent any consolidation or merger of a Guarantor with or into the Company or another Guarantor, or shall prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Company or another Guarantor.

Section 1305. Waiver of Subrogation. Each Guarantor hereby irrevocably waives any claim or other rights that it may now or hereafter acquire against the Company that arise from the existence, payment, performance or enforcement of the Company’s obligations under the Notes and this Indenture or such Guarantor’s obligations under its Note Guarantee and this Indenture, including any right of subrogation, reimbursement, exoneration, indemnification, and any right to participate in any claim or remedy of any Holder of Notes against the Company, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, until this Indenture is discharged and all of the Notes are discharged and paid in full. If any amount shall be paid to any Guarantor in violation of the preceding sentence and the Notes shall not have been paid in full, such amount shall be deemed to have been paid to such Guarantor for the benefit of, and held in trust for the benefit of, the Holders of the Notes, and shall forthwith be paid to the Trustee for the benefit of such Holders to be credited and applied upon the Notes, whether matured or unmatured, in accordance with the terms of this Indenture.

Section 1306. Notation Not Required. Neither the Company nor any Guarantor shall be required to make a notation on the Notes to reflect any such Note Guarantee or any release, termination or discharge thereof.

Section 1307. Successors and Assigns of Guarantors. All covenants and agreements in this Indenture by each Guarantor shall bind its respective successors and assigns, whether so expressed or not.

Section 1308. Execution and Delivery of Note Guarantees. The Company shall cause each Restricted Subsidiary that is required to become a Guarantor pursuant to Section 414, and each Subsidiary of the Company that the Company causes to become a Guarantor pursuant to Section 414, to promptly execute and deliver to the Trustee a Guarantor Supplemental Indenture, or a supplemental indenture otherwise in form reasonably satisfactory to the Trustee evidencing its Note Guarantee on substantially the terms set forth in this Article XIII. Concurrently therewith, the Company shall deliver to the Trustee an Opinion of Counsel to the effect that such Guarantor Supplemental Indenture has been duly authorized or permitted or complies with this Indenture, that all conditions precedent to such Guarantor Supplemental Indenture required by this Indenture have been complied with and that such Guarantor Supplemental Indenture is a valid and binding agreement of the applicable Guarantor, enforceable against such Guarantor in accordance with its terms.

Section 1309. Notices. Notice to any Subsidiary shall be sufficient if addressed to such Guarantor care of the Company at the address, place and manner provided in Section 109.

Section 1310. Limitation of Guarantee - Belgium.

(a) Notwithstanding anything to the contrary in this Indenture, the guarantee, indemnity and other obligations of any Belgian Guarantor under the Note Documents shall be limited to a maximum amount equal to the greater of: (i) an amount equal to 85% of that Belgian Guarantor’s net assets, as calculated on the basis of its latest audited financial statements on the date on which such Belgian Guarantor becomes party to this Indenture; (ii) an amount equal to 85% of that Belgian Guarantor’s net assets, as calculated on the basis of its latest audited annual financial statements at the time the relevant demand is made; and (iii) the outstanding amount of any intra-group loans, advances or facilities made to that Belgian Guarantor by any other member of the group directly and/or indirectly using all or part of the proceeds of the Notes (whether or not such intra-group loan is retained by the relevant Belgian Guarantor for its own purposes or on-lent) at the time the relevant demand is made, and in any case the total liability of any Belgian Guarantor shall at all times be limited to the extent it would constitute unlawful financial assistance in accordance with article 5:152, article 6:118 or article 7:227 of the Belgian Code of Companies and Associations.

(b) Any payment made by the Belgian Guarantor under this Section and any proceeds received by the Trustee and/or the Collateral Agent in connection with any security granted by such Belgian Guarantor under the Security Documents to which it is a party shall reduce the guaranteed amount determined in accordance with the formula in paragraph (a) above.

For the purposes of this Section, the net assets of a Belgian Guarantor means its “netto actief”/ “actif net” as defined in Articles 5:142 or 7:212 (as applicable) of the Belgian Code of Companies and Associations, as amended or superseded.

Section 1311. Limitation of Guarantee - Germany.

(a) Without limiting any specific exemptions set out in this Article XIII and notwithstanding any other provision of this Indenture to the contrary:

(1) no Guarantor’s obligations and liabilities under this Article XIII will extend to include any obligation or liability (the “Guarantee Obligations”); and

(2) no transaction security granted by a Guarantor will secure any Guarantee Obligation,

in each case, if, to the extent doing so would be unlawful financial assistance (notwithstanding any applicable exemptions and/or undertaking of any applicable prescribed whitewash or similar financial assistance procedures) in respect of the acquisition of shares in itself or its holding company or a member of its group under the laws of its jurisdiction of incorporation.

(b) Guarantee Limitation (Germany):

(i) In this Section 1311,

“Auditor” means any reputable firm of recognized international auditors.

“GmbH Guarantor” means a Guarantor incorporated as a limited liability company (Gesellschaft mit beschrankter Haftung) under German law.

“GmbH & Co. KG Guarantor” means a Guarantor established as a limited partnership (Kommanditgesellschaft) under German law with a limited liability company (Gesellschaft mit beschrankter Haftung) as its general partner (Komplementar) (GmbH & Co. KG).

“GmbHG” means the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschrankter Haftung).

“Guarantee Liabilities” means the guarantee given pursuant to this Article XIII.

“Up-stream and/or Cross-stream Guarantee” means any Guarantee Liability if and to the extent such Guarantee Liability secures the obligations of a direct or indirect shareholder of the GmbH Guarantor (and/or, in the case of a GmbH & Co. KG Guarantor, of its general partner) or an affiliated company (verbundenes Unternehmen) of such shareholder within the meaning of Sections 15 et seq. of the German Stock Corporation Act (Aktiengesetz) (other than the GmbH Guarantor and its Subsidiaries and, in the case of a GmbH & Co. KG, the general partner and its Subsidiaries).

(ii) The right to enforce any Guarantee Liability shall be limited, in relation to any GmbH Guarantor or a GmbH & Co. KG Guarantor (the “Affected German Guarantor”), to the extent that (i) such Guarantee Liability constitutes an Up-stream and/or Cross-stream Guarantee; and (ii) payment under that Guarantee Liability would cause the GmbH Guarantor’s (or in case of a GmbH & Co. KG Guarantor, the aggregate of its and its general partner’s) Net Assets to fall below its (or in the case of a GmbH & Co. KG Guarantor, its general partner’s) registered share capital (Stammkapital) (calculated in accordance with applicable law at that time) or, if the Net Assets are already below its registered share capital (Stammkapital), cause the Net Assets to be further reduced, and, as a result, cause a violation of Sections 30, 31 GmbHG (the “Share Capital Impairment”).

For the purposes of this Section 1311, “Net Assets” means an amount equal to the sum of the amount of the GmbH Guarantor’s (or in case of a GmbH & Co. KG Guarantor, its general partner’s) assets (consisting of all assets which correspond to the items set forth in Section 266 paragraphs 2 A, B, C, D and E of the German Commercial Code (Handelsgesetzbuch)) less the aggregate amount of such GmbH Guarantor’s (or in case of a GmbH & Co. KG Guarantor, its general partner’s) liabilities (consisting of all liabilities and liability reserves which correspond to the items set forth in Section 266 paragraphs 3 B (but disregarding any accruals (Ruckstellungen) in respect of a potential enforcement of a Guarantee Liability or any Collateral) C, D and E of the German Commercial Code (Handelsgesetzbuch) minus any profits which are not available for distribution in accordance with Section 253 paragraph 6, Section 268 paragraph 8 and Section 272 paragraph 5 of the German Commercial Code (Handelsgesetzbuch)).

(iii) The Net Assets shall be determined in accordance with the generally accepted accounting principles applicable from time to time in Germany (Grundsatze ordnungsmafiiger Buchfuhrung) and be based on the same principles that were consistently applied by the GmbH Guarantor (or, in the case of a GmbH & Co. KG Guarantor, its general partner) in the preparation of its most recent annual balance sheet (Jahresbilanz) save for the adjustments pursuant to paragraph (iv) below.

(iv) For the purposes of the calculation of the Net Assets, the following balance sheet items shall be adjusted as follows:

(A) the amount of any increase of the registered share capital (Stammkapital) of the Affected German Guarantor or its general partner (Komplementar), effected after the Issue Date to the extent (i) effected in violation of the provisions of this Indenture and made out of retained earnings (Kapitalerhohung aus Gesellschaftsmitteln) or (ii) it is not fully paid up, shall be deducted from the relevant registered share capital (Stammkapital);

(B) loans provided by the Company or a Subsidiary of the Company to and other liabilities incurred by the Affected German Guarantor or its general partner (Komplementar) shall be disregarded if such loans and/or liabilities are subordinated (for the benefit of the Affected German Guarantor’s (or its general partner’s (Komplementar))

creditors in general) or are considered as subordinated in an insolvency proceeding over the Affected German Guarantor’s or its general partner’s (Komplementar) assets pursuant to Section 39 paragraph 1 s. 1 no. 5 and/or paragraph 2 of the German Insolvency Code (Insolvenzordnung) provided that a waiver (Erlass) or conversion into equity of, or other form of extinguishing, the relevant repayment claim under loans and other liabilities subordinated pursuant to Section 39 paragraph 1 s. 1 no. 5 and/or paragraph 2 of the German Insolvency Code (Insolvenzordnung) does not lead to personal liability of the directors of the Company or the relevant Subsidiary of the Company as lender; and

(C) loans and other liabilities incurred by the Affected German Guarantor and/or the general partner (Komplementar) of an Affected German Guarantor in willful or grossly negligent violation of the provisions of this Indenture shall be disregarded.

(v) The Affected German Guarantor and the general partner (Komplementar) of an Affected German Guarantor shall (within three months of the written request of the Trustee, acting at the written direction of the Holders of a majority of the aggregate principal amount of the Notes then outstanding, and to the extent legally permitted) for the purposes of the determination of the Net Assets dispose of any and all assets which are shown in the balance sheet of the Affected German Guarantor with a book value (Buchwert) which is significantly lower than the market value of such assets, if such disposal is commercially justifiable with respect to the cost and efforts involved and such asset is not necessary for such Affected German Guarantor’s business (betriebsnotwendig).

(vi) The limitations set out in this Section 1311 shall in any event not apply:

(A) to any amounts due and payable under the Guarantee Liabilities which relate to funds borrowed under a Note Document which have been on-lent to or otherwise passed on to, or issued for the benefit of, the Affected German Guarantor or to the general partner (Komplementar) of an Affected German Guarantor, to any of its or their Subsidiaries and/or for the benefit of any of their creditors if and to the extent such amount on-lent or otherwise passed on to, or issued for the benefit of such persons, is still outstanding;

(B) to the extent the Affected German Guarantor is a party to a domination and/or profit and loss pooling agreement (Beherrschungsvertrag und/oder Gewinnabfuhrungsvertrag) as dominated entity and/or transferor (beherrschtes Unternehmen und/oder ubertragendes Unternehmen) directly or indirectly via an uninterrupted chain of domination and/or profit and loss pooling agreements with the Company or a Subsidiary of the Company as dominating entity (herrschendes Unternehmen) whose obligations under the Note Documents are enforced, unless the existence of such a domination agreement (Beherrschungsvertrag) and/or a profit transfer agreement (Gewinnabfuhrungsvertrag) does not lead to the full inapplicability of Section 30 paragraph 1 sentence 1 GmbHG;

(C) if and to the extent, at the time of enforcement of the Guarantee Liabilities, such limitations are not required for any reason (including as a result of a change in the relevant rules of law or their application or construction by the German Federal Court of Justice (Bundesgerichtshof)), to protect the managing directors of the Affected German Guarantor or, in case of a GmbH & Co. KG Guarantor, its general partner (Komplementar), from the risk of personal liability resulting from a violation of the Affected German Guarantor’s obligation to maintain its registered share capital (Stammkapital) pursuant to Sections 30 et seq. GmbHG or similar provisions under the then applicable laws;

(D) if and to extent the relevant Affected German Guarantor has on the date of enforcement of the Guarantee Liabilities a fully recoverable indemnity or claim for refund (vollwertiger Gegenleistungs- oder Ruckgewahranspruch) covering the Guarantee Liabilities;

(E) if following the opening of insolvency proceedings (Eroffnung eines Insolvenzverfahrens) in respect of the Affected German Guarantor, an enforcement of the Guarantee Liabilities and consequential payments no longer result in any personal liability of any managing director of the Affected German Guarantor or, in case of a GmbH & Co. KG Guarantor, its general partner (Komplementar); or

(F) if following notification by the Trustee of claims raised under the Guarantee Liabilities, (i) the Affected German Guarantor fails to provide within fifteen (15) Business Days after the date of such notification evidence satisfactory to the Trustee (acting at the written direction of the Holders of a majority of the aggregate principal amount of the Notes then outstanding), including in particular interim financial statements of the Affected German Guarantor and, if such Affected German Guarantor is a GmbH & Co. KG Guarantor, also of its general partner (Komplementar) together with a detailed calculation (satisfactory to the Trustee, acting at the written direction of the Holders of a majority of the aggregate principal amount of the Notes then outstanding, acting reasonably) of the amount of the Net Assets of the Affected German Guarantor or, as the case may be, its general partner (Komplementar) taking into account the adjustments and treatments set forth in paragraph (iv) above (a “Management Determination”), or (ii) if after receipt of such unaudited statements, notification is given by the Trustee (acting at the written direction of the Holders of a majority of the aggregate principal amount of the Notes then outstanding) to the Affected German Guarantor to provide a confirmation of the Management Determination by the Affected German Guarantor’s Auditor (the “Auditor’s Determination”) that confirmation is not provided within forty-five (45) days after the date of such notification.

(vii) The Trustee having demanded payment under the Guarantee Liabilities shall be entitled to demand payment under the Guarantee Liabilities in an amount which would, in accordance with the Management Determination or, if applicable and taking into account any previous enforcement in accordance with the Management Determination, the Auditor’s Determination, not result in a Share Capital Impairment. If and to the extent that the Net Assets as determined by the Auditor’s Determination are lower than the amount enforced in accordance with the Management Determination, the enforcing Trustee shall release, within ten (10) Business Days of delivery of the Auditor’s Determination, to the relevant Affected German Guarantor (or if the Affected German Guarantor is a GmbH & Co. KG Guarantor, to its general partner (Komplementar)) such excess enforcement proceeds.

(viii) No reduction of the amount enforceable under the Guarantee Liabilities as a result of the above limitations will prejudice the rights of the Trustee to continue enforcing any Guarantee Liabilities (subject always to the operation of the limitation set out above at the time of such enforcement) until full satisfaction of the guaranteed claims.

ARTICLE XIV

COLLATERAL

Section 1401. Security Documents. The due and punctual payment of the Obligations under this Indenture, the Notes, the Note Guarantees and the other Note Documents, shall be secured as provided in the Security Documents, which define the terms of the Liens that secure the Obligations under this Indenture, the Notes, the Note Guarantees and the other Note Documents, subject to the Intercreditor Agreements. The Trustee, the Company and the Guarantors hereby acknowledge and agree that the Collateral Agent holds the Collateral in trust for the benefit of the Holders, the Trustee and itself and pursuant to the terms of the Security Documents and the Intercreditor Agreements. Each Holder, by accepting a Note, consents and agrees to the terms of the Security Documents and the Intercreditor Agreements (including the provisions providing for the possession, use, release and foreclosure of Collateral), each as may be in effect or may be amended from time to time in accordance with their terms and this Indenture, and authorizes and directs the Collateral Agent to enter into the Security Documents and the Intercreditor Agreements (including by way of joinder and/or amendment thereto), and to perform its obligations and exercise its rights thereunder in accordance therewith. The Company shall deliver to the Collateral Agent copies of all documents required to be filed pursuant to the Security Documents, and will do or cause to be done all such acts and things as may be reasonably required by the next sentence of this Section 1401, to assure and confirm to the Collateral Agent the security interest in the Collateral contemplated hereby, by the Security Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed and pursuant to the Intercreditor Agreements. On or following the Issue Date and subject to the terms and conditions of the Security Documents and the Intercreditor Agreements, the Company and the Guarantors shall execute, acknowledge, deliver, record or file or cause to be executed, acknowledged, delivered, recorded or filed, at its expense any and all further documents, financing statements (including financing change statements, continuation statements and amendments to financing statements), agreements and instruments, make all filings (including the filings of financing, continuation, termination or financing change statements) or amendments under the UCC or PPSA (or the foreign equivalent thereof) as may be necessary to record, terminate or continue the effectiveness of any such financing statements, and take all further action that may be required under applicable law in order to grant, preserve, maintain, protect and perfect (or continue the perfection of) the validity and priority of the Liens and security interests created or intended to be created by the Security Documents in the Collateral. Such security interest and Liens will be created under the Security Documents and other security agreements, mortgages and other instruments and documents. The terms of the Intercreditor Agreements are hereby ratified by and approved by the Trustee on its own behalf and on behalf of any Holder in all respects and the Trustee on its own behalf and on behalf of the Holders hereby directs the Collateral Agent to bind itself to the terms thereof on behalf of the Trustee and the Holders.

Section 1402. Release of Collateral.

(a) Liens securing the Notes and the Note Guarantees will automatically and without the need for any further action by any Person be released so long as such release is otherwise in compliance with this Indenture, under any one or more of the following circumstances:

(1) to enable the sale or other disposition of such property or assets, including Capital Stock (other than to the Company or a Guarantor), to the extent not prohibited by Section 411;

(2) in the case of a Guarantor that is released from its Note Guarantee in accordance with the terms of this Indenture, the release of the property and assets of such Guarantor;

(3) to the extent such Collateral comprises property leased to the Company or a Guarantor, upon termination or expiration of such lease;

(4) with respect to Collateral that is Capital Stock, upon the dissolution or liquidation of the Company of that Capital Stock that is not prohibited by this Indenture;

(5) with respect to any Collateral that is or becomes an Excluded Asset;

(6) to the extent the Liens on the Current Asset Collateral securing the ABL Facility are released by the ABL Collateral Agent (including any release by, or as a result of, payment of indebtedness under the ABL Facility) and such Collateral was only required to secure the Notes pursuant to the provisions of the Intercreditor Agreements upon the release of such Liens; or

(7) as described under Article IX hereof.

(b) The security interests in all Collateral securing the Notes also will be released automatically and without the need for any further action by any Person be released so long as such release is otherwise in compliance with this Indenture:

(1) upon payment in full of the principal of, together with accrued and unpaid interest on, the Notes and all other obligations (other than contingent indemnity obligations for which no demand has been made) under this Indenture, the Note Guarantees and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, is paid,

(2) upon a Defeasance or Covenant Defeasance under this Indenture as described under Article XII hereof, or a discharge of this Indenture as described under Article XI hereof, or

(3) pursuant to the Security Documents or the Intercreditor Agreements.

(c) [reserved].

(d) With respect to any release of Collateral, upon receipt of an Officer’s Certificate stating that all conditions precedent under this Indenture and the Security Documents, as applicable, related to such release have been complied with, the Trustee and the Collateral Agent shall, execute, deliver or acknowledge (at the Company’s expense) such instruments or releases requested of it to evidence the release of any Collateral and shall do or cause to be done (at the Company’s expense) all acts requested of them to release such Lien as soon as is reasonably practicable. Neither the Trustee nor the Collateral Agent shall be liable for any such release undertaken in reliance upon any such Officer’s Certificate, and notwithstanding any term hereof or in any Security Document or in the Intercreditor Agreements to the contrary, the Trustee and the Collateral Agent shall not be under any obligation to execute and deliver any such instrument of release, satisfaction or termination or cause such acts reasonably requested of them, unless and until it receives such Officer’s Certificate, upon which it shall be entitled to conclusively rely.

Section 1403. Suits to Protect the Collateral. After the occurrence and during the continuance of an Event of Default, subject to the provisions of Article VII and the Security Documents and the Intercreditor Agreements, the Trustee (acting at the written direction of the Holders of a majority of the aggregate principal amount of the Notes then outstanding) may or may direct the Collateral Agent to take all actions it determines in order to:

(a) enforce any of the terms of the Security Documents; and

(b) collect and receive any and all amounts due and payable in respect of the Obligations hereunder.

Subject to the provisions hereof and of the Security Documents and the Intercreditor Agreements, the Trustee and the Collateral Agent shall have the power to institute and to maintain such suits and proceedings as the Trustee or the Collateral Agent may determine to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Security Documents or this Indenture, and such suits and proceedings as the Trustee or the Collateral Agent may determine to preserve or protect its interests and the interests of the Holders in the Collateral. Nothing in this Section 1403 shall be considered to impose any such duty or obligation to act on the part of the Trustee or the Collateral Agent.

Section 1404. Authorization of Receipt of Funds by the Trustee and the Collateral Agent Under the Security Documents. Subject to the provisions of the Intercreditor Agreements, the Trustee and the Collateral Agent are each authorized to receive any funds for the benefit of the Holders distributed under the Security Documents to the Trustee or the Collateral Agent, to apply such funds as provided in this Indenture, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.

Section 1405. Purchaser Protected. In no event shall any purchaser in good faith of any property purported to be released hereunder be bound to ascertain the authority of the Collateral Agent or the Trustee to execute the applicable release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property or rights permitted by this Article XIV to be sold be under any obligation to ascertain or inquire into the authority of the Company or the applicable Guarantor to make any such sale or other transfer.

Section 1406. Powers Exercisable by Receiver or Trustee. In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article XIV upon the Company or a Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Company or a Guarantor or of any Officer or Officers thereof required by the provisions of this Article XIV; and if the Trustee or the Collateral Agent shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee or the Collateral Agent.

Section 1407. Collateral Agent.

(a) The Guarantors and each of the Holders by acceptance of any Notes and the Note Guarantees hereby designates and appoints U.S. Bank Trust Company, National Association as the Collateral Agent under this Indenture, the Security Documents and the Intercreditor Agreements, and the Company and each of the Holders by acceptance of such Notes hereby consents to and approves the terms of and irrevocably authorizes and directs the Collateral Agent to take such action on its behalf under the provisions of this Indenture, the Security Documents and the Intercreditor Agreements and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Indenture, the Security Documents and the Intercreditor Agreements and consents and agrees to the terms of the Intercreditor Agreements and each Security Document, as the same may be in effect or may be amended, restated, supplemented or otherwise modified from time to time in accordance with their respective terms. The Collateral Agent agrees to act as such on the express conditions contained in this Section 1407. Each Holder agrees that any action taken by the Collateral Agent in accordance with the provisions of this Indenture, the Security Documents and the Intercreditor Agreements and the exercise by the Collateral Agent of any rights or remedies set forth herein and therein shall be authorized and binding upon all Holders. Notwithstanding any provision to the contrary contained elsewhere in this Indenture, the Security Documents and the Intercreditor Agreements, the duties of the Collateral Agent shall be ministerial and administrative in nature, and the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth in this Indenture, the Security Documents and the Intercreditor Agreements to which the Collateral Agent is a party, nor shall the Collateral Agent have or be deemed to have any trust or other fiduciary relationship with the Trustee, any Holder, the Company or any Guarantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture, the Security Documents and the Intercreditor Agreements or otherwise exist against the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. For the purpose of the Security Documents governed by Belgian law, each Guarantor and Holder appoints the Collateral Agent as its representative in accordance with Article 3 of Book III, Title XVII of the Belgian Civil Code, which appointment is hereby accepted.

(b) The Collateral Agent may perform any of its duties under this Indenture, the Security Documents, and the Intercreditor Agreements by or through receivers, agents, employees, attorneys-in-fact or with respect to any specified Person, such Person’s Affiliates, and the respective officers, directors, employees, agents, advisors and attorneys-in-fact of such Person and its Affiliates (a “Related Person”), and shall be entitled to advice of counsel of its selection concerning all matters pertaining to such duties, and shall be entitled to act upon, and shall be fully protected in taking action in reliance upon any advice or opinion given by legal counsel. The Collateral Agent shall not be responsible for the negligence or misconduct of any receiver, agent, employee, attorney-in-fact or Related Person that it selects as long as such selection was made in good faith and with due care.

(c) None of the Collateral Agent nor any of its respective Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Indenture or the transactions contemplated hereby (except for its own gross negligence or willful misconduct, as finally adjudicated by a court of competent jurisdiction in a final non-appealable decision) or under or in connection with any Security Document, or the Intercreditor Agreements, or the transactions contemplated thereby (except for its own gross negligence or willful misconduct, as finally adjudicated by a court of competent jurisdiction in a final non-appealable decision), or (ii) be responsible in any manner to any of the Trustee or any Holder for any recital, statement, representation, warranty, covenant or agreement made by the Company or any other Guarantor or Affiliate of any Guarantor, or any Officer or Related Person thereof, contained in this Indenture, the Security Documents, or the Intercreditor Agreements, or in any certificate, report, statement or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, this Indenture, the Security Documents, or the Intercreditor Agreements, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Indenture, the Security Documents, the Intercreditor Agreements, or for any failure of the Company, any Guarantor or any other party to this Indenture, the Security Documents, or the Intercreditor Agreements, to perform its obligations hereunder or thereunder. None of the Collateral Agent nor any of its respective Related Persons shall be under any obligation to the Trustee or any Holder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Indenture, the Security Documents, or the Intercreditor Agreements, or to inspect the properties, books, or records of the Company, any Guarantor or any of their Affiliates.

(d) The Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, certification, telephone message, statement, or other communication, document (including those by e-mail) believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including, without limitation, counsel to the Company or any Guarantor), independent accountants and other experts and advisors selected by the Collateral Agent. The Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, or other paper or document. The Collateral Agent shall be fully justified in failing or refusing to take any action under this Indenture, the Security Documents and the Intercreditor Agreements unless it shall first receive such advice or concurrence of the Holders of a majority in aggregate principal amount of the Notes as it determines and, if it so requests, it shall first be indemnified to its satisfaction by the Holders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Indenture, the Security Documents and the Intercreditor Agreements in accordance with a request, direction, instruction or consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Holders.

(e) The Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless a Trust Officer of the Collateral Agent shall have received written notice from the Trustee or the Company referring to this Indenture, describing such Default or Event of Default and stating that such notice is a “notice of default,” and such notice references the Notes, the Indenture and the Company. The Collateral Agent shall take such action with respect to such Default or Event of Default as may be requested by the Trustee in accordance with Article VI or the Holders of a majority in aggregate principal amount of the Notes (subject to this Section 1407).

(f) The Collateral Agent may resign at any time by 30 days’ written notice to the Trustee and the Company, such resignation to be effective upon the acceptance of a successor agent to its appointment as Collateral Agent. If the Collateral Agent resigns under this Indenture, the Company shall appoint a successor collateral agent. If no successor collateral agent is appointed prior to the intended effective date of the resignation of the Collateral Agent (as stated in the notice of resignation), the Trustee, at the written direction of the Holders of a majority of the aggregate principal amount of the Notes then outstanding, may appoint a successor collateral agent, subject to the consent of the Company (which consent shall not be unreasonably withheld and which shall not be required during a continuing Event of Default). If no successor collateral agent is appointed and consented to by the Company pursuant to the preceding sentence within thirty (30) days after the intended effective date of resignation (as stated in the notice of resignation) the Collateral Agent shall be entitled to petition a court of competent jurisdiction to appoint a successor. Upon the acceptance of its appointment as successor collateral agent hereunder, such successor collateral agent shall succeed to all the rights, powers and duties of the retiring Collateral Agent, and the term “Collateral Agent” shall mean such successor collateral agent, and the retiring Collateral Agent’s appointment, powers and duties as the Collateral Agent shall be terminated. After the retiring Collateral Agent’s resignation hereunder, the provisions of this Section 1407 (and Section 707 hereof) shall continue to inure to its benefit and the retiring Collateral Agent shall not by reason of such resignation be deemed to be released from liability as to any actions taken or omitted to be taken by it while it was the Collateral Agent under this Indenture.

(g) U.S. Bank Trust Company, National Association, shall initially act as Collateral Agent and shall be authorized to appoint co-Collateral Agents as necessary in its sole discretion. Except as otherwise explicitly provided in this Indenture, the Security Documents or the Intercreditor Agreements, neither the Collateral Agent nor any of its respective officers, directors, employees or agents or other Related Persons shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Collateral Agent nor any of its officers, directors, employees or agents shall be responsible for any act or failure to act hereunder, except for its own gross negligence or willful misconduct (as finally adjudicated by a court of competent jurisdiction in a final non-appealable decision).

(h) The Collateral Agent is authorized and directed to (i) enter into the Security Documents to which it is party, whether executed on or after the Issue Date, (ii) enter into the Intercreditor Agreements (including by way of joinder and/or amendment thereto) on the Issue Date, (iii) make the representations of the Holders set forth in the Security Documents and the Intercreditor Agreements, (iv) bind the Holders on the terms as set forth in the Security Documents and the Intercreditor Agreements, and (v) perform and observe its obligations under the Security Documents and the Intercreditor Agreements.

(i) If at any time or times the Trustee shall receive (i) by payment, foreclosure, set-off or otherwise, any proceeds of Collateral or any payments with respect to the Obligations arising under, or relating to, this Indenture, except for any such proceeds or payments received by the Trustee from the Collateral Agent pursuant to the terms of this Indenture, or (ii) payments from the Collateral Agent in excess of the amount required to be paid to the Trustee pursuant to Article VI, the Trustee shall promptly turn the same over to the Collateral Agent, in kind, and with such endorsements as may be required to negotiate the same to the Collateral Agent such proceeds to be applied by the Collateral Agent pursuant to the terms of this Indenture, the Security Documents and the Intercreditor Agreements.

(j) The Collateral Agent is each Holder’s agent for the purpose of perfecting the Holders’ security interest in assets which, in accordance with Article 9 of the Uniform Commercial Code, or other analogous laws, can be perfected only by possession. Should the Trustee obtain possession of any such Collateral, upon the written request from the Company, the Trustee shall notify the Collateral Agent thereof and promptly shall, subject to the terms and conditions of the applicable Intercreditor Agreements, deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

(k) The Collateral Agent shall have no obligation whatsoever to the Trustee or any of the Holders to assure that the Collateral exists or is owned by the Company or any Guarantor or is cared for, protected, or insured or has been encumbered, or that the Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all or the property of the Company or any Guarantor constituting Collateral intended to be subject to the Lien and security interest of the Security Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Collateral Agent pursuant to the Security Documents and the Intercreditor Agreements, other than (subject to its rights hereunder and under the Security Documents) pursuant to the written instructions of the Holders of a majority in aggregate principal amount of the Notes or as otherwise provided in the Security Documents. Neither the Trustee nor the Collateral Agent shall have a duty or obligation to monitor the condition, financial or otherwise, of the Company or any Guarantor.

(l) If the Company or any Guarantor (i) incurs any obligations in respect of Obligations under the Notes, Priority Lien Obligations, Parity Lien Obligations or Indebtedness secured by Liens on the Collateral that are junior to the Notes and the Note Guarantees at any time when no applicable Intercreditor Agreement is in effect or at any time when Indebtedness constituting Obligations under the Notes, Parity Lien Obligations or Indebtedness secured by Liens on the Collateral that are junior to the Notes and the Note Guarantees entitled to the benefit of the applicable Intercreditor Agreements is concurrently retired, and (ii) delivers to the Collateral Agent an Officer’s Certificate so stating and requesting the Collateral Agent to enter into an intercreditor agreement (on substantially the same terms as the relevant Intercreditor Agreement) in favor of a designated agent or representative for the holders of the Obligations under the Notes or Indebtedness secured by Liens on the Collateral that are junior to the Notes and the Note Guarantees so incurred, together with an Opinion of Counsel, the Collateral Agent shall (and is hereby authorized and directed to) enter into such intercreditor agreement (at the sole expense and cost of the Company, including legal fees and expenses of the Collateral Agent), bind the Holders on the terms set forth therein and perform and observe its obligations thereunder.

(m) No provision of this Indenture, the Intercreditor Agreements nor any Security Document shall require the Collateral Agent (or the Trustee) to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or to take or omit to take any action hereunder or thereunder or take any action at the request or direction of Holders (or the Trustee, acting at the written direction of a majority of the aggregate principal amount of the Notes then outstanding, in the case of the Collateral Agent) unless it shall have received indemnity and/or security satisfactory to the Collateral Agent and/or the Trustee, as applicable, against potential costs and liabilities incurred by the Collateral Agent and/or the Trustee, as applicable relating thereto. Notwithstanding anything to the contrary contained in this Indenture, the Intercreditor Agreements, or the Security Documents, in the event the Collateral Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Collateral Agent shall not be required to commence any such action or exercise any remedy or to inspect or conduct any studies of any property under the mortgages or take any such other action if the Collateral Agent has determined that the Collateral Agent may incur personal liability as a result of the presence at, or release on or from, the Collateral or such property, of any hazardous substances. The Collateral Agent shall at any time be entitled to cease taking any action described in this clause (m) if it no longer reasonably deems any indemnity, security and/or undertaking from the Company or the Holders to be sufficient.

(n) The Collateral Agent (i) shall not be liable for any action taken or omitted to be taken by it in connection with this Indenture, the Intercreditor Agreements and the Security Documents or instrument referred to herein or therein, except to the extent that any of the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct, (ii) shall not be liable for interest on any money received by it except as the Collateral Agent may agree in writing with the Company (and money held in trust by the Collateral Agent need not be segregated from other funds except to the extent required by law) and (iii) may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it in good faith and in accordance with the advice or opinion of such counsel. The grant of permissive rights or powers to the Collateral Agent shall not be construed to impose duties to act.

(o) Neither the Collateral Agent nor the Trustee shall be liable for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics or pandemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters. Neither the Collateral Agent nor the Trustee shall be liable for any indirect, special, punitive, incidental or consequential damages (included but not limited to lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action.

(p) The Collateral Agent does not assume any responsibility for any failure or delay in performance or any breach by the Company or any Guarantor under this Indenture, the Intercreditor Agreements, and the Security Documents. The Collateral Agent shall not be responsible to the Holders or any other Person for any recitals, statements, information, representations or warranties contained in this Indenture, the Security Documents, the Intercreditor Agreements, or in any certificate, report, statement, or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, this Indenture, the Intercreditor Agreements or any Security Documents; the execution, validity, genuineness, effectiveness or enforceability of the Intercreditor Agreements and any Security Documents of any other party thereto; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, effectiveness, enforceability, sufficiency, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any obligor; or for any failure of any obligor to perform its Obligations under this Indenture, the Intercreditor Agreements and the Security Documents. The Collateral Agent shall have no obligation to any Holder or any other Person to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any obligor of any terms of this Indenture, the Intercreditor Agreements and the Security Documents, or the satisfaction of any conditions precedent contained in this Indenture, the Intercreditor Agreements and any Security Documents. The Collateral Agent shall not be required to initiate or conduct any litigation or collection or other proceeding under this Indenture, the Intercreditor Agreements and the Security Documents unless expressly set forth hereunder or thereunder. The Collateral Agent shall have the right at any time to seek instructions from the Holders with respect to the administration of this Indenture, the Security Documents and the Intercreditor Agreements.

(q) The parties hereto and the Holders hereby agree and acknowledge that neither the Collateral Agent nor the Trustee shall assume, be responsible for or otherwise be obligated for any liabilities, claims, causes of action, suits, losses, allegations, requests, demands, penalties, fines, settlements, damages (including foreseeable and unforeseeable), judgments, expenses and costs (including but not limited to, any remediation, corrective action, response, removal or remedial action, or investigation, operations and maintenance or monitoring costs, for personal injury or property damages, real or personal) of any kind whatsoever, pursuant to any environmental law as a result of this Indenture, the Intercreditor Agreements, the Security Documents or any actions taken pursuant hereto or thereto. Further, the parties hereto and the Holders hereby agree and acknowledge that in the exercise of its rights under this Indenture, the Intercreditor Agreements and the Security Documents, the Collateral Agent may hold or obtain indicia of ownership primarily to protect the security interest of the Collateral Agent in the Collateral and that any such actions taken by the Collateral Agent shall not be construed as or otherwise constitute any participation in the management of such Collateral. In the event that the Collateral Agent or the Trustee is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any fiduciary or trust obligation for the benefit of another, which in either of the Collateral Agent or the Trustee’s sole discretion may cause the Collateral Agent or the Trustee, as applicable, to be considered an “owner or operator” under the provisions of the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. §9601, et seq., or any other applicable law or otherwise cause the Collateral Agent or the Trustee to incur liability under CERCLA or any other federal, state, provincial, territorial or local law, each of the Collateral Agent and the Trustee reserves the right, instead of taking such action, to either resign as the Collateral Agent or the Trustee or arrange for the transfer of the title or control of the asset to a court-appointed receiver. Neither the Collateral Agent nor the Trustee shall be liable to the Company, the Guarantors or any other Person for any environmental claims or contribution actions under any federal, state, provincial, territorial or local law, rule or regulation by reason of either of the Collateral Agent’s or the Trustee’s actions and conduct as authorized, empowered and directed hereunder or relating to the discharge, release or threatened release of hazardous materials into the environment. If at any time it is necessary or advisable for property to be possessed, owned, operated or managed by any Person (including the Collateral Agent or the Trustee) other than the Company or the Guarantors, Holders of a majority in aggregate principal amount of the then outstanding Notes shall direct the Trustee in writing to direct the Collateral Agent to appoint an appropriately qualified Person (excluding the Collateral Agent or the Trustee) whom they shall designate to possess, own, operate or manage, as the case may be, the property.

(r) Upon the receipt by the Collateral Agent of a written request of the Company signed by an Officer (a “Collateral Document Order”), the Collateral Agent is hereby authorized to execute and enter into, and shall execute and enter into, without the further consent of any Holder or the Trustee, any Security Document or amendment or supplement thereto to be executed after the Issue Date; provided that the Collateral Agent shall not be required to execute or enter into any such Security Document which, in the Collateral Agent’s reasonable opinion is reasonably likely to adversely affect the rights, duties, liabilities or immunities of the Collateral Agent or that the Collateral Agent determines is reasonably likely to involve the Collateral Agent in personal liability. Such Collateral Document Order shall (i) state that it is being delivered to the Collateral Agent pursuant to, and is a Collateral Document Order referred to in, this Section 1407(r), and (ii) instruct the Collateral Agent to execute and enter into such Security Document. Other than as set forth in this Indenture, any such execution of a Security Document shall be at the direction and expense of the Company, upon delivery to the Collateral Agent of an Officer’s Certificate stating that all conditions precedent to the execution and delivery of the Security Document have been satisfied. The Holders, by their acceptance of the Notes, hereby authorize and direct the Collateral Agent to execute such Security Documents (subject to the first sentence of this Section 1407(r)).

(s) Subject to the provisions of the applicable Security Documents and the Intercreditor Agreements each Holder, by acceptance of the Notes, agrees that the Collateral Agent and if applicable, the Trustee, shall execute and deliver the Intercreditor Agreements and the Security Documents to which it is a party and all agreements, documents and instruments incidental thereto, and act in accordance with the terms thereof. For the avoidance of doubt, the Collateral Agent shall have no discretion under this Indenture, the Intercreditor Agreements or the Security Documents and shall not be required to make or give any determination, consent, approval, request or direction without the written direction of (i) with respect to the Trustee, the Holders of a majority in aggregate principal amount of the then outstanding Notes, and (ii) with respect to the Collateral Agent, the Trustee (acting at the written direction of the Holders of a majority in aggregate principal amount of the then outstanding Notes), as applicable. Each Holder, by acceptance of the Notes, authorizes and directs the Collateral Agent to execute and deliver the Intercreditor Agreements, in its capacity as authorized representative and all agreements, documents and instruments incidental thereto, and act in accordance with the terms thereof.

(t) After the occurrence and continuance of an Event of Default, the Trustee, acting at the written direction of the Holders of a majority of the aggregate principal amount of the Notes then outstanding, may direct the Collateral Agent in connection with any action required or permitted by this Indenture, the Security Documents or the Intercreditor Agreements.

(u) The Collateral Agent is authorized to receive any funds for the benefit of itself, the Trustee and the Holders distributed under the Security Documents or the Intercreditor Agreements, and to the extent not prohibited under the Intercreditor Agreements for turnover to the Trustee to make further distributions of such funds to itself, the Trustee and the Holders in accordance with the provisions of Section 606 and the other provisions of this Indenture.

(v) In each case that the Collateral Agent may or is required hereunder or under any Security Document or the Intercreditor Agreements to take any action (a “Collateral Agent Action”), including without limitation to make any determination, to give consents, to exercise rights, powers or remedies, to release or sell Collateral or otherwise to act hereunder or under any Security Document or the Intercreditor Agreements the Collateral Agent and the Trustee may seek direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. The Collateral Agent shall not be liable with respect to any Collateral Agent Action taken or omitted to be taken by it in accordance with the written direction from the Trustee, acting at the written direction of the Holders of a majority in aggregate principal amount of the then outstanding Notes. If the Collateral Agent shall request direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes with respect to any

Collateral Agent Action, the Collateral Agent shall be entitled to refrain from such Collateral Agent Action unless and until the Collateral Agent shall have received written direction from the Trustee, acting at the written direction of the Holders of a majority in aggregate principal amount of the then outstanding Notes, and the Collateral Agent shall not incur liability to any Person by reason of so refraining.

(w) Notwithstanding anything to the contrary in this Indenture or in any Security Document or the Intercreditor Agreements in no event shall the Collateral Agent or the Trustee be responsible for, or have any duty or obligation with respect to, the recording, filing, registering, perfection, protection or maintenance of the security interests or Liens intended to be created by this Indenture, the Security Documents or the Intercreditor Agreements (including without limitation the filing or continuation of any UCC or PPSA financing, continuation, termination or financing change statements or similar documents or instruments), nor shall the Collateral Agent or the Trustee be responsible for, and neither the Collateral Agent nor the Trustee makes any representation regarding, the validity, effectiveness or priority of any of the Security Documents or the security interests or Liens intended to be created thereby.

(x) Unless another provision of this Indenture provides that an action shall be performed upon receipt of either an Officer’s Certificate or Opinion of Counsel, before the Collateral Agent acts or refrains from acting in each case at the written request or direction of the Company or the Guarantors, other than as set forth in this Indenture, it may require an Officer’s Certificate and an Opinion of Counsel, which shall conform to the provisions of this Section 1407 and Section 106 hereof. The Collateral Agent shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.

(y) Notwithstanding anything to the contrary contained herein, the Collateral Agent shall act pursuant to the written instructions of the Trustee (acting at the written direction of the Holders of a majority in aggregate principal amount of the then outstanding Notes) with respect to the Security Documents and the Collateral.

(z) The rights, privileges, benefits, immunities, indemnities and other protections given to the Trustee hereunder, are extended to, and shall be enforceable by, the Collateral Agent acting hereunder, including, without limitation under Article VI hereof, and under the Security Documents and the Intercreditor Agreements as if the Collateral Agent were named as the Trustee herein. The Collateral Agent shall be entitled to compensation, reimbursement and indemnity as set forth in Section 707, as if references therein to Trustee were references to Collateral Agent.

(aa) If any Collateral Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business (including this transaction) to, another corporation, the successor corporation without any further act shall be the successor of such Collateral Agent.

(bb) Notwithstanding anything else to the contrary herein (but not with respect to express discretions to the Collateral Agent hereunder), whenever reference is made in this Indenture or any Security Document, to any discretionary action whether by consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Collateral Agent in its discretion or to any discretionary election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Collateral Agent, it is understood that in all cases the Collateral Agent shall be fully justified in failing or refusing to take any such discretionary action if it shall not have received written instruction, advice or concurrence of the Trustee, acting at the written direction of the Holders or the Holders (acting in accordance with this Indenture and the Security Documents), or any controlling agent or representative under any Intercreditor Agreement or Security Document in respect of such action (in each case as applicable). The Collateral

Agent shall have no liability for any failure or delay in taking any actions contemplated above as a result of a failure or delay on the part of the Trustee, acting at the written direction of the Holders or the Holders (acting in accordance with this Indenture and the Security Documents), or any controlling agent or representative under any intercreditor agreement or Security Document to provide such instruction, advice or concurrence.

(cc) Each of the Holders by its acceptance of the Notes hereby designates and appoints the Collateral Agent to act as hypothecary representative (within the meaning of Article 2692 of the Civil Code of Quebec) for all present and future Secured Parties (as defined below) (in such capacity, the “Hypothecary Representative”) to enter into, to take and to hold, on behalf of and for the benefit of itself, the Trustee, the Collateral Agent and the Holders (collectively, the “Secured Parties”) any hypothec granted pursuant to a Security Document governed by the laws of the Province of Quebec on all or any of the present and future property of the Company or any of the Guarantors to secure all or any of the Obligations under this Indenture, the Notes and the Note Guarantee, and to exercise the rights and perform the obligations of the Hypothecary Representative under any such Security Document. Any Person who becomes a Secured Party will be deemed to have consented to and confirmed the Collateral Agent as Hypothecary Representative and to have ratified as of the date such Person becomes a Secured Party all actions taken by the Hypothecary Representative. The execution by the Collateral Agent, acting as Hypothecary Representative, prior to the execution of this Indenture of any such Security Document is ratified and confirmed. For greater certainty, the Collateral Agent, acting in its capacity as Hypothecary Representative shall have the same rights, privileges, benefits, protections, immunities, indemnities and exclusions from liability as are prescribed in favour of the Collateral Agent in this Indenture, which shall apply mutatis mutandis. The replacement of the Collateral Agent pursuant to the provisions of this Indenture also constitutes the replacement of the Collateral Agent as Hypothecary Representative. Each such successor Collateral Agent appointed in accordance with the terms of this Indenture shall automatically and without any further formality or action become the successor Hypothecary Representative for the purposes of any deed of hypothec that is in effect at the time of the appointment of such successor Collateral Agent (subject to the registration of a notice of replacement as required by Article 2692 of the Civil Code of Quebec prior to exercising any rights related to such Security Document).

Section 1408. Maintenance of Collateral. Subject to the Security Documents, the Company and the Guarantors shall maintain the Collateral in good, safe and insurable operating order, condition (subject to casualty, condemnation and ordinary wear and tear) and from time to time make, or cause to be made, all needful and proper repairs thereto and to do all other acts as may be reasonably necessary or appropriate to maintain and preserve the Collateral, in each case necessary in order that the business be carried on in connection therewith, if any, may be properly conducted at all times, in each case, except: (i) as expressly permitted by this Indenture, (ii) such as may expire, be abandoned or lapse in the ordinary course of business or (iii) where the failure to do so would not reasonably be expected to have a material adverse effect. Subject to the Security Documents, the Company and the Guarantors shall pay all real estate and other taxes (except such as (i) are being contested in good faith and by appropriate negotiations or proceedings or (ii) the Company or Guarantor, as applicable, has set aside on its books reserves in accordance with GAAP with respect thereto), and use commercially reasonable efforts to maintain in full force and effect all material permits and certain insurance coverages, in each case, except where the failure to do so would not individually, or in the aggregate, reasonably be expected to have a material adverse effect.

Section 1409. After-Acquired Property. Upon the acquisition by any of the Company or the Guarantors after the Issue Date of any assets (other than Excluded Assets), including, but not limited to, any real property that qualifies as Collateral or any equipment or fixtures which constitute accretions, additions or technological upgrades to the equipment or fixtures or any working capital assets that, in any such case, form part of the Collateral, the Company or such Guarantor shall execute and deliver, to the extent required by this Indenture and/or the Security Documents, any information, documentation, financing statements or other certificates as may be necessary to vest in the Collateral Agent a perfected security interest, with the priority required by this Indenture and the Security Documents, subject only to Permitted Liens and the Agreed Security Principles, in such after-acquired property and to have such afteracquired property added to the Collateral, and thereupon all provisions of this Indenture and the Security Documents relating to the Collateral shall be deemed to relate to such after- acquired property to the same extent and with the same force and effect.

Section 1410. Further Assurances. To the extent required under this Indenture or any of the Security Documents, the Company and the Guarantors shall execute any and all further documents, financing statements, agreements and instruments, and take all further actions that may be required under applicable law, or that the Collateral Agent or the Trustee may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests and Liens created or intended to be created by the Security Documents in the Collateral. In addition, to the extent required under this Indenture or any of the Security Documents, from time to time, the Company and the Guarantors will reasonably promptly secure the obligations under this Indenture and Security Documents by pledging or creating, or causing to be pledged or created, perfected security interests and Liens with respect to the Collateral to the extent required by this Indenture and/or the Security Documents.

Section 1411. Impairment of Security Interest. Neither the Parent Guarantor nor any of its Restricted Subsidiaries will (i) take, or knowingly or negligently omit to take, any action which would materially adversely affect or impair the Liens in favor of the Collateral Agent and the holders of Notes with respect to the Collateral unless such action or failure to take action is otherwise permitted by this Indenture or the Security Documents or (ii) grant any Person, or permit any Person to retain (other than the Collateral Agent, the ABL Collateral Agent, the TLB Facility Collateral Agent or the Second Lien Collateral Agent), any Liens on the Collateral, other than Permitted Liens. The Company and each Guarantor will, at its sole cost and expense, execute and deliver all such agreements and instruments as necessary, or as the Trustee or the Collateral Agent reasonably requests, to more fully or accurately describe the assets and property intended to be Collateral or the Obligations intended to be secured by the Security Documents.

Section 1412. Real Estate Mortgages and Filings. With respect to any fee interest in any real property owned in fee by the Company or a Guarantor on the Issue Date or acquired by the Company or a Guarantor after the Issue Date that forms a part of the Collateral (but specifically excluding Excluded Assets), within 90 days of the Issue Date or the date of acquisition, as applicable (or such later date as the Designated Senior Parity Lien Collateral Agent may agree in its sole discretion (subject to the terms and conditions of the Pari Passu Second Lien Intercreditor Agreement)):

(1) the Company or such Guarantor shall deliver to the Collateral Agent, as mortgagee or beneficiary, as applicable, for the ratable benefit of itself, the Trustee and the holders, fully executed counterparts of mortgages, debentures, and deeds of trust (each, a “Mortgage”) in accordance with the requirements of the Indenture and/or the Security Documents;

(2) the Company or such Guarantor shall obtain mortgagee’s title insurance policies with endorsements for the benefit of the Collateral Agent, solely to the extent such policies and endorsements are requested by the Designated Senior Parity Lien Collateral Agent and in form and substance substantially similar to any policy or endorsement requested by the Designated Senior Parity Lien Collateral Agent with respect to such mortgaged premises and available in the related jurisdiction and shall insure the Collateral Agent that the Mortgages creates a valid and enforceable Lien on the mortgaged premises, with the priority required by the Indenture and the Security Documents, subject only to Permitted Liens. All such title policies shall be in amounts equal to the estimated fair market value of the premises covered thereby as determined in good faith by the Company at the time of the acquisition thereof and shall be accompanied by evidence of the payment in full by the Company or the applicable Guarantor of all premiums thereon (or that satisfactory arrangements for such payment have been made) and that all charges for mortgage recording taxes, filing and recording fees and all related expenses, if any, have been paid;

(3) the Company or such Guarantor shall obtain American Land Title Association (“ALTA”) surveys or other equivalent surveys or previously obtained ALTA surveys and affidavits of “no change” with respect to each such survey;

(4) the Company or such Guarantor shall deliver a completed “life of the loan” Federal Emergency Management Agency standard flood hazard determination with respect to the mortgaged premises located in the United States and if any improvements on such mortgaged premises are located within a flood zone, evidence of such flood insurance as required under the Indenture and the Security Documents; and

(5) the Company or the Guarantors shall deliver to the Collateral Agent customary local counsel opinions.

Section 1413. Post-Issue Date Obligations. Notwithstanding anything to the contrary in this Article XIV, to the extent any security document governed by the laws of any jurisdiction other than the United States (or any state or political subdivision thereof) (each, a “Foreign Security Document”), or any security interest in Collateral located in or governed by the laws of any such jurisdiction, is not executed, delivered, created or perfected on the Issue Date, the Parent Guarantor shall cause the Company and the Guarantors, in each case to the extent applicable, to execute and deliver such Foreign Security Document (together with any related documents, filings, registrations, notifications and customary legal opinions, in each case, in form and substance substantially consistent with the Security Documents as defined in and under the TLB Credit Agreement and subject to the Agreed Security Principles), or to create or perfect such security interest, within 60 days after the Issue Date (or such longer period as may be agreed by the Required Consenting Holders (as defined in the Exchange Support Agreement) which may be communicated via email of counsel).

Section 1414. Equitable Subordinated Holders

(a) In this Section 1414:

“Equitably Subordinated Holder” means any Holder whose rights and claims under this Indenture or any other Note Document against a German Guarantor would, prior to or in an insolvency of such German Guarantor, be subordinated or be subject to avoidance pursuant to section 39(1) no. 5, section 39(2) or section 135 of the German Insolvency Code (Insolvenzordnung) or section 6 of the German Avoidance Act (Anfechtungsgesetz).

“Equitably Subordinated Liabilities” means any liabilities owed to an Equitably Subordinated Holder.

“German Guarantor” means any Guarantor incorporated or established under German law.

“Recoveries” means all amounts from time to time received or recovered by the Trustee or the Collateral Agent pursuant to this Indenture or any other Note Document from, or in connection with the realisation or enforcement of all or any part of the Collateral provided by, an insolvent German Guarantor.

(b) To the extent the Recoveries are insufficient to discharge the liabilities owed to all Holders in any class and this is due to any Equitably Subordinated Holder being part of that class, the amount to be applied in discharge of the liabilities of that class shall be distributed to the other Holders of that class and the Equitably Subordinated Holder shall not be entitled to receive any part of that amount.

(c) An Equitably Subordinated Holder shall have neither the benefit nor the obligations of any sharing provisions under this Indenture or any other Note Document and shall not be entitled to receive any payment out of Recoveries in respect of any Equitably Subordinated Liabilities.

(d) To the extent that any Equitably Subordinated Liabilities would result in the subordination of liabilities owed to any other Holder pursuant to section 39(1) no. 5 of the German Insolvency Code (Insolvenzordnung) or would prejudice the validity or enforceability of any Collateral or guarantee provided to any other Holder, the relevant Equitably Subordinated Holder shall, to that extent, be deemed not to be a Holder and shall not benefit from any Note Guarantee of, or Collateral provided by, the relevant German Guarantor.

(e) No Equitably Subordinated Holder shall have any rights or claims in relation to any Recoveries, and each Equitably Subordinated Holder shall turn over any Recoveries received by it to the Trustee for distribution in accordance with this Indenture. The rights of the Trustee under this Section 1414 may also be enforced by the Collateral Agent.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed, all as of the date first written above.

XEROX CORPORATION

By:
Name:
Title:

GUARANTORS:

By:
Name:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee and Collateral Agent

By:
Name:
Title:

[Signature Page to Indenture]

EXHIBIT A

Form of Initial Note2

(FACE OF NOTE)

Xerox Corporation

10.250% Senior Secured First Lien Notes (2026 Issue) due 2030

CUSIP No. [    ]

No. $

Xerox Corporation, a corporation duly organized and existing under the laws of the State of New York, (and its successors and assigns, the “Company”) hereby promises to pay to ______________, or its registered assigns, the principal sum of $______________([    ] United States Dollars) [(or such lesser or greater amount as shall be outstanding hereunder from time to time in accordance with Sections 312 and 313 of the Indenture referred to on the reverse hereof)]3 (the “Principal Amount”) on October 15, 2030. The Company hereby promises to pay interest semi-annually in arrears on April 15 and October 15 in each year, commencing [ ], 20[ ]4, at the rate of 10.250% per annum (subject to adjustment as provided below), until the Principal Amount is paid or made available for payment. [Interest on this Note will accrue from the most recent date to which interest on this Note or any of its Predecessor Notes has been paid or duly provided for or, if no interest has been paid, from the Issue Date.]5 [Interest on this Note will accrue (or will be deemed to have accrued) from the most recent date to which interest on this Note or any of its Predecessor Notes has been paid or duly provided for or, if no such interest has been paid, from ____________, ______6.]7 Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on the Regular Record Date for such interest, which shall be the April 1 and October 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

[2]	Insert any applicable legends as provided in Article II of the Indenture.
[3]	Include only if the Note is issued in global form.
[4]	[April 15], 20[27] for the Initial Notes.
[5]	Include only for Initial Notes.
[6]	Insert applicable date.
[7]	Include only for Additional Notes.

Payment of principal of (and premium, if any) and interest on this Note will be made at the Corporate Trust Office of the Trustee, or such other office or agency of the Company maintained for that purpose; provided, however, that at the option of the Company payment of interest may be made through the Paying Agent by wire transfer or immediately available funds to the account designated to the Company by the Person entitled thereto or by wire transfer to the account of the Person entitled thereto as such account shall appear in the Note Register.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual or electronic signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

XEROX CORPORATION

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture.

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION
as Trustee and Notes Collateral Agent

By:
Name:
Title:

Dated: _________________

(REVERSE OF NOTE)

This Note is one of the duly authorized issue of 10.250% Senior Secured First Lien Notes (2026 Issue) due 2030 of the Company (herein called the “Notes”), issued under an Indenture, dated as of [•], 2026 (the “Indenture,” which term shall have the meaning assigned to it in such instrument), among Xerox Corporation, a corporation duly organized and existing under the laws of the State of New York (the “Company”), as issuer, the Guarantors from time to time parties thereto, and U.S. Bank Trust Company, National Association, in its capacity as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture) and as notes collateral agent, and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, any other obligor upon this Note, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. The terms of the Notes include those stated in the Indenture and Holders are referred to the Indenture for a statement of such terms. To the maximum extent permitted by law, in the case of any conflict between the provisions of this Note and the Indenture, the provisions of the Indenture shall control. Additional Notes may be issued from time to time under the Indenture and will vote as a class with the Notes and otherwise be treated as Notes for purposes of the Indenture.

All terms used in this Note that are defined in the Indenture shall have the meanings assigned to them in the Indenture.

This Note may hereafter be entitled to certain Note Guarantees made for the benefit of the Holders. Reference is made to Article XIII of the Indenture for terms relating to such Note Guarantees, including the release, termination and discharge thereof. Neither the Company nor any Guarantor shall be required to make any notation on this Note to reflect any Note Guarantee or any such release, termination or discharge.

The Notes are redeemable, at the Company’s option, in whole or in part, as provided in the Indenture.

The Indenture provides that, upon the occurrence after the Issue Date of a Change of Control and subject to further limitations contained therein, each Holder will have the right to require that the Company repurchase all or any part of such Holder’s Notes in accordance with the provisions set forth in Section 415 of the Indenture.

The Notes will not be entitled to the benefit of a sinking fund.

The Indenture contains provisions for defeasance at any time of the entire Indebtedness of this Note or certain restrictive covenants and certain Events of Default with respect to this Note, in each case upon compliance with certain conditions set forth in the Indenture.

If an Event of Default with respect to the Notes shall occur and be continuing, the principal of and accrued but unpaid interest on the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes to be effected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of at least a majority in principal amount of the Notes at the time Outstanding. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Notes at the time Outstanding, on behalf of the Holders of all Notes, to waive compliance by the Company and its

Subsidiaries with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

As provided in and subject to the provisions of the Indenture, the Holder of this Note shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Notes, the Holders of not less than 30.0% in principal amount of the Notes at the time Outstanding shall have made written request to the Trustee to pursue such remedy in respect of such Event of Default as Trustee and offered the Trustee security and/or indemnity satisfactory to it against any loss, liability or expense, and the Trustee shall not have received from the Holders of a majority in principal amount of Notes at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 consecutive days after receipt of such notice, request and offer of security and/or indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Note for the enforcement of any payment of principal hereof or interest hereon on or after the respective due dates expressed herein.

As provided in the Indenture and subject to certain limitations and other provisions therein set forth, (a) the transfer of this Note is registrable in the Note Register, upon surrender of this Note for registration of transfer at the office or agency of the Company in a Place of Payment, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company duly executed by, the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees, (b) the Notes are issuable only in fully registered form without coupons in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof, and (c) the Notes are exchangeable for a like aggregate principal amount of Notes of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration, transfer or exchange, but the Company or the Trustee may require payment of a sum sufficient to cover any transfer tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration or transfer, the Company, any other obligor in respect of this Note, the Trustee and any agent of any of them may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and none of the Company, any other obligor in respect of this Note, the Trustee nor any such agent shall be affected by notice to the contrary.

No past, present or future director, manager, officer, employee, incorporator, member, partner or stockholder of the Company, any Guarantor or any Subsidiary of any thereof, in their respective capacities as such, shall have any liability for any obligation of the Company or any Guarantor under the Note Documents, or for any claim based on, in respect of, or by reason of, any such obligation or its creation. Each Noteholder, by accepting the Notes, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

THE INDENTURE AND THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE TRUSTEE, THE COMPANY, ANY OTHER OBLIGOR IN RESPECT OF THIS NOTE AND (BY ITS ACCEPTANCE OF THIS NOTE) THE HOLDER HEREOF AGREE TO SUBMIT TO THE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE INDENTURE, THIS NOTE, OR THE NOTE GUARANTEES.

[FORM OF CERTIFICATE OF TRANSFER]

FOR VALUE RECEIVED the undersigned Holder hereby sell(s), assign(s) and transfer(s) unto

Insert Taxpayer Identification No. _____________________________________________________________________________

(Please print or typewrite name and address including zip code of assignee) the within Note and all rights thereunder, hereby irrevocably constituting and appointing attorney to transfer such Note on the books of the Company with full power of substitution in the premises.

Check One

[ ] (a)	this Note is being transferred in compliance with the exemption from registration under the Securities Act of 1933, as amended, provided by Rule 144A thereunder. or
[ ] (b)	this Note is being transferred other than in accordance with (a) above and documents are being furnished which comply with the conditions of transfer set forth in this Note and the Indenture.

If neither of the foregoing boxes is checked, the Trustee or other Note Registrar shall not be obligated to register this Note in the name of any Person other than the Holder hereof unless and until the conditions to any such transfer of registration set forth herein and in Section 313 of the Indenture shall have been satisfied.

Date: _______________________

____________________________

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within-mentioned instrument in every particular, without alteration or any change whatsoever.

Signature Guarantee: ___________________________________

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Note Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Note Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

TO BE COMPLETED BY PURCHASER IF (a) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Date:______________
NOTICE: To be executed by an executive officer

OPTION OF HOLDER TO ELECT PURCHASE

If you wish to have this Note purchased by the Company pursuant to Section 411 or Section 415 of the Indenture, check the box: [ ].

If you wish to have a portion of this Note purchased by the Company pursuant to Section 411 or Section 415 of the Indenture, state the amount (in principal amount) below:

$_________________

Date: _________________________________________

Your Signature: ________________________________

(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee: ____________________________

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Note Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Note Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decreases in Principal Amount of this Global Note	Amount of increases in Principal Amount of this Global Note	Principal amount of this Global Note following such decreases or increases	Signature of authorized signatory of Trustee

EXHIBIT B

[Reserved]

B-1

EXHIBIT C

Form of Certificate of Beneficial Ownership

On or after [___________], 20[ ]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION

CityPlace I,

185 Asylum Street, 27th Floor,

Hartford, CT 06103

Attention: Global Corporate Trust - Xerox Corporation

Re:	XEROX CORPORATION (the “Company”)

10.250% Senior Secured First Lien Notes (2026 Issue) due 2030 (the “Notes”)

Ladies and Gentlemen:

This letter relates to $__________ principal amount of Notes represented by the offshore global note certificate (the “Regulation S Global Note”). Pursuant to Section 313(3) of the Indenture dated as of [•], 2026 relating to the Notes (as amended, supplemented, waived or otherwise modified, the “Indenture”), we hereby certify that (1) we are the beneficial owner of such principal amount of Notes represented by the Regulation S Global Note and (2) we are either (i) a Non-U.S. person to whom the Notes could be transferred in accordance with Rule 903 or 904 of Regulation S (“Regulation S”) promulgated under the Securities Act of 1933, as amended (the “Act”) or (ii) a U.S. person who purchased securities in a transaction that did not require registration under the Act.

You, the Company, and counsel for the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.

Very truly yours,

[Name of Holder]

By:
Authorized Signature

C-1

EXHIBIT D

Form of Regulation S Certificate

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION

CityPlace I,

185 Asylum Street, 27th Floor,

Hartford, CT 06103

Attention: Global Corporate Trust - Xerox Corporation

Re:	XEROX CORPORATION (the “Company”)

10.250% Senior Secured First Lien Notes (2026 Issue) due 2030 (the “Notes”)

Ladies and Gentlemen:

In connection with our proposed sale of $_________ aggregate principal amount of Notes, we confirm that such sale has been effected pursuant to and in accordance with Regulation S (“Regulation S”) under the Securities Act of 1933, as amended (the “Securities Act”), and accordingly, we hereby certify as follows:

1. The offer of the Notes was not made to a person in the United States (unless such person or the account held by it for which it is acting is excluded from the definition of “U.S. person” pursuant to Rule 902(k) of Regulation S under the circumstances described in Rule 902(h)(3) of Regulation S) or specifically targeted at an identifiable group of U.S. citizens abroad.

2. Either (a) at the time the buy order was originated, the buyer was outside the United States or we and any person acting on our behalf reasonably believed that the buyer was outside the United States or (b) the transaction was executed in, on or through the facilities of a designated offshore securities market, and neither we nor any person acting on our behalf knows that the transaction was pre-arranged with a buyer in the United States.

3. No directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(a)(2) or Rule 904(a)(2) of Regulation S, as applicable.

4. The proposed transfer of Notes is not part of a plan or scheme to evade the registration requirements of the Securities Act.

5. If we are a dealer or a person receiving a selling concession or other fee or remuneration in respect of the Notes, and the proposed transfer takes place before end of the distribution compliance period under Regulation S, or we are an officer or director of the Company or a distributor, we certify that the proposed transfer is being made in accordance with the provisions of Rules 903 and 904 of Regulation S.

6. If the proposed transfer takes place before the end of the distribution compliance period under Regulation S, the beneficial interest in the Notes so transferred will be held immediately thereafter through Euroclear (as defined in such Indenture) or Clearstream (as defined in such Indenture).

7. We have advised the transferee of the transfer restrictions applicable to the Notes.

D-1

You, the Company, and counsel for the Company are entitled to rely upon this Certificate and are irrevocably authorized to produce this Certificate or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.

Very truly yours,
[NAME OF SELLER]

By:
Name:
Title:
Address:

Date of this Certificate: __________________, 20__

D-2

EXHIBIT E

Form of Supplemental Indenture in Respect of Note Guarantees

SUPPLEMENTAL INDENTURE, dated as of [ ] (this “Supplemental Indenture”), among [name of Guarantor(s)] (the “New Guarantor(s)”), Xerox Corporation (the “Company”), and U.S. Bank Trust Company, National Association, as Trustee (the “Trustee”) and Collateral Agent under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Company, any existing Guarantors and the Trustee have heretofore become parties to an Indenture, dated as of [•], 2026 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of the Notes;

WHEREAS, Section 1308 of the Indenture provides that the Company is required to cause (i) each Restricted Subsidiary that is required to become a Guarantor pursuant to Section 414 of the Indenture and (ii) each Subsidiary of the Company that the Company causes to become a Guarantor pursuant to Section 414 of the Indenture, to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary shall guarantee the Guaranteed Obligations pursuant to a Note Guarantee on the terms and conditions set forth herein and in Article XIII of the Indenture;

WHEREAS, each New Guarantor desires to enter into this Supplemental Indenture for good and valuable consideration, including substantial economic benefit in that the financial performance and condition of such New Guarantor is dependent on the financial performance and condition of the Company, the obligations hereunder of which such New Guarantor has guaranteed; and

WHEREAS, pursuant to Section 901 of the Indenture, the parties hereto are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantors, the Company, and the Trustee mutually covenant and agree for the benefit of the Holders of the Notes as follows:

1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2. Agreement to Guarantee. [Each/The] New Guarantor hereby agrees, jointly and severally with [all] [any] other existing Guarantors and fully and unconditionally, to guarantee the Guaranteed Obligations under the Indenture and the Notes on the terms and subject to the conditions set forth in Article XIII of the Indenture and to be bound by (and shall be entitled to the benefits of) all other applicable provisions of the Indenture as a Guarantor.

3. Termination, Release and Discharge. The New Guarantor’s Note Guarantee shall terminate and be of no further force or effect, and the New Guarantor shall be released and discharged from all obligations in respect of such Note Guarantee, as and when provided in Section 1303 of the Indenture.

4. Parties. Nothing in this Supplemental Indenture is intended or shall be construed to give any Person, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of the New Guarantor’s Note Guarantee or any provision contained herein or in Article XIII of the Indenture.

5. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE TRUSTEE, THE COMPANY, ANY OTHER OBLIGOR IN RESPECT OF THE NOTES AND (BY THEIR ACCEPTANCE OF THE NOTES) THE HOLDERS AGREE TO SUBMIT TO THE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE.

6. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or as to the accuracy of the recitals to this Supplemental Indenture. In acting hereunder, the Trustee shall have all of the rights, benefits, privileges, protections, immunities, and indemnities provided to the Trustee under the Indenture.

7. Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

8. Headings. The section headings herein are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

[NAME OF NEW GUARANTOR(S)], as Guarantor By:
Name:
Title:

XEROX CORPORATION

By:
Name:
Title:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee By:

Name:
Title:

EXHIBIT F

Form of Certificate from Acquiring Institutional Accredited Investors

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Note Registrar

111 Fillmore Avenue

St. Paul, MN 55107

Attention: Global Corporate Trust - Xerox Corporation

Re:	XEROX CORPORATION (the “Company”)

10.250% Senior Secured First Lien Notes (2026 Issue) due 2030 (the “Notes”)

Ladies and Gentlemen:

In connection with our proposed sale of $__________ aggregate principal amount of Notes, we confirm that:

1. We understand that any subsequent transfer of the Notes is subject to certain restrictions and conditions set forth in the Indenture dated as of [•], 2026, relating to the Notes (as amended, supplemented, waived or otherwise modified, the “Indenture”) and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes except in compliance with, such restrictions and conditions and the Securities Act of 1933, as amended (the “Securities Act”).

2. We understand that the Notes have not been registered under the Securities Act or any other applicable securities law, and that the Notes may not be offered, sold or otherwise transferred except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should offer, sell, transfer, pledge, hypothecate or otherwise dispose of any Notes within one year after the original issuance of the Notes, we will do so only (A) to the Company, (B) inside the United States to a “qualified institutional buyer” in compliance with Rule 144A under the Securities Act, (C) inside the United States to an institutional “accredited investor” (as defined below) that, prior to such transfer, furnishes to you a signed letter substantially in the form of this letter, (D) outside the United States to a foreign person in compliance with Rule 904 of Regulation S under the Securities Act, (E) pursuant to the exemption from registration provided by Rule 144 under the Securities Act (if available), or (F) pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any person purchasing any of the Notes from us a notice advising such purchaser that resales of the Notes are restricted as stated herein and in the Indenture.

3. We understand that, on any proposed transfer of any Notes prior to the later of the original issue date of the Notes and the last date the Notes were held by an affiliate of the Company pursuant to clauses (C), (D) and (E) of paragraph 2 above, we will be required to furnish to you and the Company such certifications, legal opinions and other information as you and the Company may reasonably require to confirm that the proposed transfer complies with the foregoing restrictions. We further understand that the Notes purchased by us will bear a legend to the foregoing effect.

4. We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are acquiring the Notes for investment purposes and not with a view to, or offer or sale in connection with, any distribution in violation of the Securities Act, and we are each able to bear the economic risk of our or its investment.

F-1

5. We are acquiring the Notes purchased by us for our own account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion.

You, the Company and counsel to the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

Very truly yours,

(Name of Transferee)

By:
Authorized Signature

F-2

[FORM OF]

GLOBAL INTERCOMPANY SUBORDINATION AGREEMENT

This GLOBAL INTERCOMPANY SUBORDINATION AGREEMENT, dated as of [DATE] (this “Subordination Agreement”), is entered into by and among Xerox Holdings Corporation, a New York corporation (the “Parent Guarantor”), certain Subsidiaries of the Parent Guarantor that are parties hereto, and certain other Subsidiaries of the Parent Guarantor that may, from time to time in the future, become parties hereto by executing and delivering a joinder agreement in substantially the form of Exhibit A hereto (any such Subsidiary party hereto, individually, a “Subsidiary Party” and collectively, the “Subsidiary Parties”).

Reference is made to (i) that certain Indenture, dated as of April 11, 2025 (as amended, restated, modified, supplemented or otherwise changed from time to time, the “First Lien Indenture”), among Xerox Corporation, a New York corporation, as Issuer (as defined therein), the Parent Guarantor, and U.S. Bank Trust Company, National Association, a national banking association organized and existing under the laws of the United States of America (“U.S. Bank”), in its capacity as trustee (in such capacity, together with its successors and assigns in such capacity, the “First Lien Trustee”) and as collateral agent (in such capacity, together with its successors and assigns in such capacity, the “First Lien Collateral Agent”), (ii) that certain Indenture, dated as of [•], 2026 (as amended, restated, modified, supplemented or otherwise changed from time to time, and together with the First lien Indenture, the “First Lien Indentures”), among Xerox Corporation, a New York corporation, as Issuer (as defined therein), the Parent Guarantor, and [U.S. Bank], in its capacity as trustee (in such capacity, together with its successors and assigns in such capacity, and together with the First Lien Trustee, the “First Lien Trustees”) and as collateral agent (in such capacity, together with its successors and assigns in such capacity, the “Additional First Lien Collateral Agent” and together with the First Lien Collateral Agent, the “First Lien Collateral Agents”) and (iii) that certain Indenture, dated as of April 11, 2025 (as amended, restated, modified, supplemented or otherwise changed from time to time, the “Second Lien Indenture” and, together with the First Lien Indenture, the “Indentures”), among Xerox Issuer Corporation, a New York corporation, as Escrow Issuer (as defined therein) and U.S. Bank, in its capacity as trustee (in such capacity, together with its successors and assigns in such capacity, the “Second Lien Trustee” and, together with the First Lien Trustees, each, a “Trustee” and collectively, the “Trustees”) and as collateral agent (in such capacity, together with its successors and assigns in such capacity, the “Second Lien Collateral Agent” and, together with the First Lien Collateral Agents, each, a “Collateral Agent” and collectively, the “Collateral Agents”; the Trustees and the Collateral Agents are each referred to herein as a “Senior Representative” and collectively, as the “Senior Representatives”). Capitalized terms used herein and not otherwise defined herein are used herein as defined in the First Lien Indentures or Second Lien Indenture, as applicable.

One or more of the undersigned (other than the Issuer or a Guarantor) in its capacity as lender (each such Person, together with its successors, assigns and transferees in such capacity, individually, a “Junior Creditor”, and, collectively, the “Junior Creditors”) may from time to time on or after the date hereof make loans or advances to one or more of the undersigned (other than a non-Guarantor) (each such Person, in its capacity as a borrower from any Junior Creditor, together with its successors, assigns and transferees, individually, a “Debtor Obligor”, and, collectively, the “Debtor Obligors”). All such Indebtedness resulting from the making of any such loan or advance on or after the date hereof together with all principal, interest, fees, premiums, costs, expenses, liabilities, obligations and other amounts of any type or nature at any time owing or arising in respect thereof are herein collectively referred to as the “Junior Obligations”.

The Junior Creditors and the Debtor Obligors, for the benefit of (a) the First Lien Trustees, the First Lien Collateral Agents, each Holder in connection with the First Lien Indentures (collectively, the “First Lien Secured Parties”) and (b) the Second Lien Trustee, the Second Lien Collateral Agent, each Holder in connection with the Second Lien Indenture (collectively, the “Second Lien Secured Parties”, together with the First Lien Secured Parties, the “Secured Parties”) and each of their permitted successors, transferees and assigns, hereby irrevocably and unconditionally agrees as follows:

1.

All payment obligations and other monetary obligations of any Debtor Obligor arising from time to time under or in connection with any Junior Obligations to any Junior Creditor are, and shall at all times be, subordinated, and junior, in right of payment and performance to the prior payment in full of all Obligations owing under the First Lien Indentures, the Notes (as defined in the First Lien Indentures), the Note Guarantees (as defined in the First Lien Indentures) and the other Note Documents as defined in the First Lien Indentures (the “First Lien Note Documents”), whether in respect of principal, interest, fees or other monetary obligations or liabilities of any type or nature, including costs and expenses of enforcement, if any (collectively, the “First Lien Senior Obligations”).

2.

All payment obligations and other monetary obligations of any Debtor Obligor arising from time to time under or in connection with any Junior Obligations to any Junior Creditor are, and shall at all times be, subordinated, and junior, in right of payment and performance to the prior payment in full of all Obligations owing under the Second Lien Indenture, the Notes (as defined in the Second Lien Indenture), the Note Guarantees (as defined in the Second Lien Indenture) and the other Note Documents as defined in the Second Lien Indenture (together with the First Lien Note Documents, the “Note Documents”), whether in respect of principal, interest, fees or other monetary obligations or liabilities of any type or nature, including costs and expenses of enforcement, if any (collectively, the “Second Lien Senior Obligations”). The First Lien Senior Obligations and the Second Lien Senior Obligations are referred to herein as the “Senior Obligations”.

3.

This Subordination Agreement is for the benefit of, and shall be enforceable by the First Lien Collateral Agents on behalf of the First Lien Secured Parties and the Second Lien Collateral Agent on behalf of the Second Lien Secured Parties. The First Lien Collateral Agents and the First Lien Trustees and the Second Lien Collateral Agent and the Second Lien Trustee are intended third party beneficiaries of this Subordination Agreement, with rights of enforcement as if they were parties to this Subordination Agreement.

4.

So long as no Event of Default has occurred and is continuing under the First Lien Indentures or the Second Lien Indenture, each Debtor Obligor may make, and each Junior Creditor shall be entitled to accept and receive, payments on account of the Junior Obligations. At all times after the occurrence and during the continuance of any Event of Default under the First Lien Indentures or the Second Lien Indenture, and for so long as such Event of Default continues or until payment in full of all Senior Obligations and termination of all Senior Liens (as defined below), (i) no Debtor Obligor shall make, and no Junior Creditor shall accept, receive or collect from or on behalf of any Debtor Obligor, any direct or indirect payment or distribution of any kind or character whatsoever (whether in cash, securities, other property, by set-off, forgiveness of any Indebtedness of any Secured Party, or otherwise) on account of any of the Junior Obligations and (ii) under no circumstance shall any other remedy, enforcement action, commencement of any bankruptcy or insolvency proceeding or other action, or exercise of any right to set-off or counterclaim, be taken by any Junior Creditor against any Debtor Obligor or any property of any Debtor Obligor (including any property of any Debtor Obligor subject to any Lien securing the Junior Obligations), in each case with respect to any of the Junior Obligations (including to assert, enforce or collect any of the Junior Obligations), in each case, without the prior written consent of the First Lien Collateral Agents and the Second Lien Collateral Agent.

5.

Each Junior Creditor and the Issuer hereby agree that the subordination provisions herein constitute a “subordination agreement” within the meaning of Section 510(a) of the United States Bankruptcy Code. In the event that the Issuer incurs any additional Senior Obligations in accordance with the Indentures and pursuant to the terms of any applicable Intercreditor Agreement, all applicable references herein to the Indentures shall be deemed to include the obligations under any such then outstanding additional Senior Obligations and all definitive documents related thereto.

6.

No Junior Creditor shall, directly or indirectly, independently or with any other Person, take any action that would be in violation of, or result in a breach of this Subordination Agreement or challenge or contest (i) the validity or enforceability of this Subordination Agreement, any Senior Obligations or any Liens securing the Senior Obligations (“Senior Liens”), (ii) any of the rights of any Secured Party set forth in the Indentures or any other Note Document (including with respect to the Senior Liens), or (iii) the validity or enforceability of the Indentures or any other Note Document or any portion thereof.

7.

In the event that, prior to payment in full of the Senior Obligations, any Junior Creditor shall receive any payment or distribution of any kind or character whatsoever (whether in cash, securities, other property, by set-off or otherwise) on account or in respect of all or any portion of the Junior Obligations in violation of any of the provisions of this Subordination Agreement, then such payment or distribution shall be held in trust by such Junior Creditor for the benefit of, and promptly paid over by such Junior Creditor to, the First Lien Collateral Agents or Second Lien Collateral Agent, as applicable in accordance with the First Lien/Second Lien Intercreditor Agreement, for application of such payment or distribution to repay the Senior Obligations in accordance with the terms thereof, until payment in full of the Senior Obligations as confirmed in writing by the First Lien Collateral Agents and Second Lien Collateral Agent to the Parent Guarantor.

8.	Upon payment in full of the Senior Obligations, this Subordination Agreement shall automatically terminate.

9.

Neither any Junior Creditor nor any Debtor Obligor may assign or transfer any of its rights or obligations hereunder or in respect of the Junior Obligations, except to an assignee or transferee that becomes bound by the terms of this Subordination Agreement.

10.

This Subordination Agreement may be executed in any number of counterparts (and by different parties hereto in different counterparts), all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Subordination Agreement by signing any such counterpart. Delivery by electronic transmission of an executed counterpart of a signature page to this Subordination Agreement shall be effective as delivery of an original executed counterpart of this Subordination Agreement. The words “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to this Subordination Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be.

11.

This Subordination Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the law of the State of New York. Sections 115 and 116 of the Indentures are hereby incorporated by reference mutatis mutandis.

12.

Any Subsidiary of the Parent Guarantor may, without the consent of any other party to this Subordination Agreement, become a party under this Subordination Agreement by executing and delivering to the First Lien Collateral Agents and the Second Lien Collateral Agent, a Subordination Agreement Joinder in substantially the form of Exhibit A hereto.

13.

Except as modified in accordance with Section 10 to add any Subsidiary of the Parent Guarantor as an additional Subsidiary Party to this Subordination Agreement and subject to Section 7 or Section 10, this Subordination Agreement may not be amended, waived or otherwise modified without the prior written consent of each of the parties hereto; provided, however, that any amendment, waiver or other modification of this Subordination Agreement that materially and adversely affects the rights of any Senior Representative hereunder shall not be effective without the prior written consent of the applicable Senior Representatives.

14.

Each Junior Creditor agrees that no payment or distribution to any Collateral Agent pursuant to the provisions of this Subordination Agreement shall entitle such Junior Creditor to exercise any rights of reimbursement, subrogation or contribution in respect thereof until the payment in full in cash of all Senior Obligations. To the extent permitted by applicable law, the Junior Creditors agree that the subordination provisions contained in this Subordination Agreement shall not be affected by any action, or failure to act, by such Collateral Agent that results, or may result, in affecting, impairing or extinguishing any right of reimbursement, subrogation, contribution or other right or remedy of the Junior Creditors against the Parent Guarantor or any of its Subsidiaries.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Subordination Agreement to be duly executed and delivered as of the date first above written.

XEROX HOLDINGS CORPORATION

By:
Name: [ ]
Title: [ ]

XEROX CORPORATION

By:
Name: [ ]
Title: [ ]

[SUBSIDIARY PARTIES]

By:
Name: [ ]
Title: [ ]

[Signature Page to Global Intercompany Subordination Agreement]

Exhibit A

[FORM OF] GLOBAL INTERCOMPANY SUBORDINATION AGREEMENT JOINDER

This GLOBAL INTERCOMPANY SUBORDINATION AGREEMENT JOINDER, dated as of [DATE] by [NAME OF ADDITIONAL SUBSIDIARY], a [ ] [corporation][limited liability company] (the “Additional Subsidiary Party”), under that certain Global Intercompany Subordination Agreement, dated as of [DATE] (as amended or otherwise modified from time to time, the “Subordination Agreement”), by and among Xerox Holdings Corporation, a New York corporation (the “Parent Guarantor”), and certain Subsidiaries of the Parent Guarantor from time to time party thereto. Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Subordination Agreement.

Pursuant to Sections 11 and 12 of the Subordination Agreement, the Additional Subsidiary Party hereby agrees to become an “Subsidiary Party” for all purposes of the Subordination Agreement.

IN WITNESS WHEREOF, the Additional Subsidiary Party has caused this Subordination Agreement Joinder to be duly executed and delivered as of the day and year first above written.

[ADDITIONAL SUBSIDIARY PARTY]

By:
Name:	[ ]
Title:	[ ]

[Exhibit A to Global Intercompany Subordination Agreement]

EXHIBIT B

Forms of U.S. Collateral Agreements

[Attached.]

Exhibit B_B

FIRST LIEN NOTES (2026) COLLATERAL AGREEMENT,

dated as of [•], 2026

among

XEROX CORPORATION,

XEROX HOLDINGS CORPORATION,

each other Grantor party hereto

and

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

as Trustee and Collateral Agent

Schedules

Schedule I	Pledged Stock; Debt Securities
Schedule II	Intellectual Property
Schedule III	Chief Executive Office
Schedule IV	Commercial Tort Claims
Schedule V	Filing Offices
Schedule VI	Prior Organizational Names; Other Names
Schedule VII	Changes in Jurisdiction of Organization

Exhibits

Exhibit A	Form of Supplement to the First Lien Notes (2026) Collateral Agreement
Exhibit B	Form of Trademark Security Agreement
Exhibit C	Form of Patent Security Agreement
Exhibit D	Form of Copyright Security Agreement

FIRST LIEN NOTES (2026) COLLATERAL AGREEMENT, dated as of [•], 2026 (as amended, restated, supplemented and/or otherwise modified from time to time, this “Agreement”), by and among Xerox Holdings Corporation (“Parent Guarantor”), Xerox Corporation (the “Issuer”), each other party identified as a “Grantor” on the signature pages hereto (together with any other entity that may become a party hereto as a Grantor as provided in Section 7.16 hereto, the Parent Guarantor and the Issuer, each a “Grantor” and, collectively, the “Grantors”) and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as trustee (in such capacity, the “Trustee”), and as notes collateral agent for the Secured Parties (as defined below) (in such capacity, the “Collateral Agent”).

RECITALS

(1) Reference is made to that certain Indenture, dated as of the date hereof (as amended, restated, supplemented and/or otherwise modified from time to time, the “Indenture”), by and among, inter alios, the Parent Guarantor, the Issuer, the other Grantors party thereto, the Trustee and the Collateral Agent, relating to the 10.250% Senior Secured First Lien Notes (2026 Issue) due 2030 (the “Notes”).

(2) In consideration of the extensions of credit and other accommodations of the Holders as set forth in the Indenture, each Grantor has agreed to secure such Grantor’s obligations under the Note Documents, in each case as set forth herein.

AGREEMENT

Accordingly, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.01 Indenture.

(a) Unless otherwise defined herein, terms defined in the Indenture and used herein have the meanings assigned to them in the Indenture, and the following terms which are defined in the UCC are used herein as so defined (and if defined in more than one article of the UCC have the meaning specified in Article 9 thereof): Accounts, Account Debtor, Certificated Security, Chattel Paper, Commercial Tort Claims, Deposit Account, Documents, Equipment, General Intangibles, Goods, Instruments, Inventory, Investment Property, Letter-of-Credit Rights, Money, Proceeds, Securities Account, Security Entitlement, Supporting Obligations, Tangible Chattel Paper and Uncertificated Security.

(b) The rules of construction specified in Section 103 of the Indenture also apply, mutatis mutandis, to this Agreement.

Section 1.02 Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABL Priority Collateral” has the meaning assigned to such term in the ABL Intercreditor Agreement or, if not then in effect, an Acceptable Intercreditor Agreement as described in clause (b) of the definition thereof.

“Acceptable Intercreditor Agreement” means, as applicable, (a) in the case of Indebtedness that is secured on a pari passu basis with the Notes or secured on a junior lien basis as compared to the Term Loans (in each case, other than as described under clause (b)), a customary intercreditor agreement governing the relevant lien priority which is reasonably acceptable to the Issuer and the Collateral Agent (acting at the direction of the Trustee (acting at the written direction of the Holders of at least a majority in principal amount of the Notes then Outstanding)) or (b) in the case of Indebtedness that is (or would be if the ABL Credit

Agreement existed) secured on a pari passu basis with the loans under the ABL Credit Agreement, the ABL Intercreditor Agreement or a customary intercreditor agreement consistent with the ABL Intercreditor Agreement (as such agreement may be modified in a manner reasonably acceptable to the Issuer and the Collateral Agent (acting at the direction of the Trustee (acting at the written direction of the Holders of at least a majority in principal amount of the Notes then Outstanding))), in each case, so long as such intercreditor agreement (other than the ABL Intercreditor Agreement) is posted for review by the Holders and not objected to by the Holders of at least a majority in principal amount of the Notes then Outstanding within five (5) Business Days thereafter. Upon the request of the Borrower, the Collateral Agent will execute and deliver an Acceptable Intercreditor Agreement with the Grantors and one or more Debt Facility representatives for Indebtedness permitted and expressly contemplated under the Indenture.

“Agreement” has the meaning assigned to such term in the introductory paragraph hereto.

“Article 9 Collateral” has the meaning assigned to such term in Section 4.01(1).

“Collateral Agent” has the meaning assigned to such term in the introductory paragraph to this Agreement.

“Collateral” means the collective reference to Article 9 Collateral and Pledged Collateral.

“Control” has the meaning set forth in Article 8 or, if applicable, in Section 9-104, 9-105, 9-106 or 9-107 of Article 9 of the UCC.

“Copyright License” means any written agreement, now or hereafter in effect, granting any right to any Grantor under any Copyright now or hereafter owned by any other Person, and all rights of any Grantor under any such agreement (including any such rights that such Grantor has the right to license) and all grants from a Grantor to another Person of any rights under any Copyrights owned or licensed by such Grantor.

“Copyrights” means all of the following which any Grantor now or hereafter owns or in which any Grantor now or hereafter has an interest (pursuant to a Copyright License or otherwise):

(1) all copyright rights in any work subject to the copyright laws of the United States or any other country or group of countries, whether as author, assignee, transferee or otherwise;

(2) all registrations and applications for registration of any such copyright in the United States or any other country or group of countries, including registrations, supplemental registrations and pending applications for registration in the United States Copyright Office and the right to obtain all renewals thereof, including those listed on Schedule II;

(3) all claims for, and rights to sue for, past or future infringements or other violations of any of the foregoing; and

(4) all income, royalties, damages and payments now or hereafter due and payable with respect to any of the foregoing, including damages and payments for past or future infringement or other violations thereof.

“Federal Securities Laws” has the meaning assigned to such term in Section 5.03.

“Grantor” and “Grantors” have the meanings assigned to such terms in the introductory paragraph to this Agreement.

“Indenture” has the meaning assigned to such term in the recitals to this Agreement.

“Intellectual Property” means all intellectual property of every kind and nature that any Grantor now or hereafter owns or in which any Grantor now or hereafter has an interest, including inventions, designs, Patents, Copyrights, Trademarks, trade secrets, domain names, confidential or proprietary technical and business information or know-how, together with (i) all claims for, and rights to sue for, past or future infringements, dilutions or other violations of any of the foregoing; (ii) all income, royalties, damages and payments now or hereafter due and payable with respect to any of the foregoing, including damages and payments for past or future infringements, dilutions and other violations thereof; and (iii) all other rights, priorities and privileges accruing thereunder or pertaining thereto throughout the world.

“Intellectual Property Collateral” has the meaning assigned to such term in Section 4.02(4).

“Intellectual Property Security Agreement” means any Trademark Security Agreement in substantially the form of Exhibit B hereto, any Patent Security Agreement in substantially the form of Exhibit C hereto, or any Copyright Security Agreement in substantially the form of Exhibit D hereto, in each case, or such other form as agreed by the Collateral Agent and the Issuer.

“License” means any Copyright License, Patent License, Trademark License, and any other written agreement, now or hereafter in effect, granting any right to any Grantor under any other Intellectual Property now or hereafter owned by any other Person, and all rights of any Grantor under any such agreement (including any such rights that such Grantor has the right to license) and all grants from a Grantor to another Person of any rights under any other Intellectual Property now or hereafter owned or licensed by such Grantor.

“Patent License” means any written agreement, now or hereafter in effect, granting any right to any Grantor under any Patent now or hereafter owned by any other Person, and all rights of any Grantor under any such agreement (including any such rights that such Grantor has the right to license) and all grants from a Grantor to another Person of any rights under any Patents now or hereafter owned or licensed by such Grantor.

“Patents” means all of the following which any Grantor now or hereafter owns or in which any Grantor now or hereafter has an interest (pursuant to a Patent License or otherwise):

(1) all letters patent of the United States, or the equivalent thereof in any other country or jurisdiction, including those listed on Schedule II, and all applications for letters patent of the United States, or the equivalent thereof in any other country or jurisdiction, including those listed on Schedule II;

(2) all provisionals, reissues, extensions, continuations, divisionals, continuations-in-part, reexaminations or revisions thereof, and the inventions or designs disclosed or claimed therein, including the right to make, use, import and/or sell the inventions or designs disclosed or claimed therein;

(3) all claims for, and rights to sue for, past or future infringements or other violations of any of the foregoing; and

(4) all income, royalties, damages and payments now or hereafter due and payable with respect to any of the foregoing, including damages and payments for past or future infringement or other violations thereof.

“Pledged Collateral” has the meaning assigned to such term in Section 3.01(5).

“Pledged Debt” has the meaning assigned to such term in Section 3.01.

“Pledged Securities” means any promissory notes, stock certificates, limited liability membership interest certificates or other certificated securities now or hereafter included in the Pledged Collateral, including all certificates, instruments or other documents representing or evidencing any Pledged Collateral.

“Pledged Stock” has the meaning assigned to such term in Section 3.01.

“Secured Obligations” means the Obligations under the Indenture, the Notes, the Note Guarantees and the other Note Documents.

“Secured Parties” means the Trustee, the Collateral Agent and each Holder in connection with the Indenture.

“Security Interest” has the meaning assigned to such term in Section 4.01(1).

“Trademark License” means any written agreement, now or hereafter in effect, granting any right to any Grantor under any Trademark now or hereafter owned by any other Person, and all rights of any Grantor under any such agreement (including any such rights that such Grantor has the right to license) and all grants from a Grantor to another Person of any rights under any Trademarks owned or licensed by such Grantor.

“Trademarks” means all of the following which any Grantor now or hereafter owns or in which any Grantor now or hereafter has an interest (pursuant to a Trademark License or otherwise):

(1) all trademarks, service marks, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos and other source or business identifiers, now existing or hereafter adopted or acquired, all registrations thereof (if any), and all registration applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office or any similar offices in any State of the United States or any other country or any political subdivision thereof, and all renewals thereof, including those listed on Schedule II;

(2) all goodwill associated therewith or symbolized thereby;

(3) all claims for, and rights to sue for, past or future infringement, dilution or other violations of any of the foregoing; and

(4) all income, royalties, damages and payments now or hereafter due and payable with respect to any of the foregoing, including damages and payments for past or future infringement, dilution or other violations thereof.

“Trustee” has the meaning assigned to such term in the introductory paragraph to this Agreement.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of, or remedies with respect to, any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such perfection, priority or remedies.

ARTICLE II.

[RESERVED]

ARTICLE III.

PLEDGE OF SECURITIES

Section 3.01 Pledge. As security for the payment or performance, as the case may be, in full of the Secured Obligations, each Grantor hereby pledges to the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, a security interest in all of such Grantor’s right, title and interest in, to and under all of the following assets and properties now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest:

(1) the (a) Equity Interests directly owned by such Grantor as of the Issue Date and (b) Equity Interests obtained by such Grantor after the Issue Date and, in each case, the certificates representing all such Equity Interests but excluding, in each case, any Excluded Assets (the Equity Interests described in the foregoing clauses (a) and (b), collectively, but excluding any Excluded Assets, the “Pledged Stock”);

(2) the promissory notes and any instruments and any debt securities evidencing Indebtedness (a) owing to such Grantor as of the Issue Date and (b) issued to such Grantor after the Issue Date, but excluding any Excluded Assets, (collectively, the “Pledged Debt”);

in each case, including all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all Pledged Debt (except to the extent constituting an Excluded Asset); but excluding (i) Indebtedness owed by another Grantor or (ii) intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Issuer and its Subsidiaries;

(3) subject to Section 3.05 hereof, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other proceeds received in respect of, the Pledged Stock and Pledged Debt referred to in the foregoing clauses (1) and (2);

(4) subject to Section 3.05 hereof, all rights and privileges of such Grantor with respect to the securities, instruments and other property referred to in the foregoing clauses (1), (2) and (3) above; and

(5) all proceeds of any of the foregoing items referred to in clauses (1) through (4) above (the items referred to in clauses (1) through (5) of this Section 3.01 (except to the extent constituting Excluded Assets), collectively, the “Pledged Collateral”).

Notwithstanding anything to the contrary in this Agreement or any other Note Document, none of the Pledged Stock, Pledged Debt or Pledged Collateral will include nor will the security interests granted hereunder attach to any Excluded Asset.

Section 3.02 Delivery of the Pledged Collateral.

(1) Each Grantor agrees promptly to deliver or cause to be delivered to the Collateral Agent (or a designated bailee, in accordance with any Acceptable Intercreditor Agreement), for the benefit of the Secured Parties, any and all certificates evidencing Pledged Stock (other than with respect to the Equity Interests of Immaterial Subsidiaries) (x) on the date hereof (or such later date as permitted under the Indenture), in the case of any such Pledged Stock owned by such Grantor on the date hereof and (y) within 90 days from the date such Pledged Stock is acquired (as such period may be extended by the TLB Facility Collateral Agent in its reasonable discretion), in the case of any such Pledged Stock acquired by such Grantor after the date hereof.

(2) Each Grantor agrees to deliver or cause to be delivered to the Collateral Agent (or a designated bailee, in accordance with any Acceptable Intercreditor Agreement), for the benefit of the Secured Parties any and all promissory notes or instruments evidencing Pledged Debt (x) on the date hereof (or such later date as permitted under the Indenture), in the case of any such Pledged Debt existing on the date hereof or (y) within 90 days from the date of incurrence (as such period may be extended by the TLB Facility Collateral Agent in its reasonable discretion), in the case of Pledged Debt incurred after the date hereof, in each case, for the benefit of the Secured Parties, pursuant to the terms hereof; provided that the foregoing requirement will not apply to (a) intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Parent Guarantor, the Issuer and its Subsidiaries, (b) to the extent that a pledge of such promissory note or instrument would violate applicable law after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law or (c) Pledged Debt with a principal amount of less than or equal to $10,000,000, individually.

(3) Upon delivery to the Collateral Agent, (a) any Pledged Securities required to be delivered pursuant to the foregoing paragraphs (1) and (2) of this Section 3.02 will be accompanied by stock powers or note powers, as applicable, duly executed in blank or other instruments of transfer reasonably satisfactory to the Collateral Agent and by such other instruments and documents as the Collateral Agent may reasonably request and (b) all other property composing part of the Pledged Collateral delivered pursuant to the terms of this Agreement shall be accompanied, to the extent necessary to perfect the security interest in or allow realization on the Pledged Collateral, by proper instruments of assignment duly executed by the applicable Grantor and such other instruments or documents as the Collateral Agent may reasonably request. Each delivery of Pledged Securities shall be accompanied by a schedule describing the securities, which schedule shall be attached hereto as Schedule I (or a supplement to Schedule I, as applicable) and made a part hereof; provided that, failure to attach any such schedule hereto shall not affect the validity of such pledge of such Pledged Securities. Each schedule so delivered shall supplement any prior schedules so delivered.

(4) Notwithstanding anything to the contrary in this Agreement, no Grantor will be required by the terms of this Agreement to take any action under the laws of any jurisdiction other than the United States (or any political subdivision thereof) and its territories and possessions for the purpose of perfecting the Security Interest in any Pledged Collateral of such Grantor located outside of the United States other than Equity Interests of a Grantor that is a Foreign Subsidiary.

Section 3.03 Representations, Warranties and Covenants. Each Grantor represents and warrants to the Collateral Agent, for the benefit of the Secured Parties that:

(1) Schedule I correctly sets forth, as of the Issue Date, (a) the percentage of the issued and outstanding shares of each class of the Equity Interests of the issuer thereof represented by such Pledged Stock, (b) all Pledged Debt required to be pledged and delivered pursuant to Section 3.02 and (c) all Tangible Chattel Paper held by each Grantor required to be delivered pursuant to Section 4.04;

(2) the Pledged Stock and Pledged Debt (solely with respect to Pledged Debt issued by a Person that is not a Subsidiary of Holdings or a controlled Affiliate of any such Subsidiary, to the best of each Grantor’s knowledge) have been duly and validly authorized and issued by the issuers thereof and (a) in the case of Pledged Stock, are fully paid and non-assessable (to the extent such concepts are applicable to such Pledged Stock and other than with respect to Pledged Stock consisting of membership interests of limited liability companies to the extent provided in Sections 18-502 and 18-607 of the Delaware Limited Liability Company Act) and (b) in the case of Pledged Debt (solely with respect to Pledged Debt issued by a Person that is not a Subsidiary of Holdings or a controlled Affiliate of any such Subsidiary, to the best of each Grantor’s knowledge) are legal, valid and binding obligations of the issuers thereof, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding at law or in equity) and an implied covenant of good faith and fair dealing;

(3) except for the security interests granted hereunder, each Grantor holds the Pledged Collateral free and clear of all Liens, other than Permitted Liens;

(4) other than as set forth in the Indenture or the schedules thereto, and except for restrictions and limitations imposed by the Note Documents or securities laws generally or otherwise permitted to exist pursuant to the terms of the Indenture, the Pledged Stock (other than Pledged Stock that is partnership interests) is and will continue to be freely transferable and assignable;

(5) this Agreement is effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) legal and valid (subject to Permitted Liens) Liens on the Collateral and upon the earlier of (x) the filing of the financing statements in the filing offices described on Schedule V, and (y) delivery of the Pledged Securities to the Collateral Agent in accordance with this Agreement, the Collateral Agent (for the benefit of the Secured Parties) will obtain a perfected first priority lien upon and security interest in the Pledged Collateral, subject to Permitted Liens, as security for payment and performance of the Secured Obligation;

(6) the Grantors shall not amend, or permit to be amended, the limited liability company agreement (or operating agreement or similar agreement) or partnership agreement of any subsidiary of any Grantor whose Equity Interests are, or are required to be, Collateral in a manner to cause such Equity Interests to constitute a security under Section 8-103 of the New York UCC or the corresponding code or statute of any other applicable jurisdiction unless such Grantor shall have taken all actions contemplated hereby and as otherwise required to maintain the security interest of the Collateral Agent therein as a valid, perfected, first priority security interest, subject to Permitted Liens and the relative priorities set forth in any Acceptable Intercreditor Agreement;

(7) as of the Issue Date, each Grantor’s true and correct legal name, its jurisdiction of formation or organization and the location of its chief executive office are set forth on Schedule III hereto;

(8) as of the Issue Date, Schedule VI hereto correctly sets forth a list of (x) any other corporate or organizational names each Grantor (or any other business or organization to which each Grantor became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise) has had in the five years preceding the date hereof, together with the date of the relevant change and (y) all other names used by each Grantor on any filings with the Internal Revenue Service at any time within the five years preceding the date hereof. Except as set forth in Schedule VII hereto, no Grantor has changed its jurisdiction of organization at any time during the four months preceding the date hereof; and

(9) as of the Issue Date, set forth on Schedule V are the appropriate filing offices for the financing statements to be filed with respect to each Grantor.

Section 3.04 Registration in Nominee Name; Denominations. The Collateral Agent (or a designated bailee, in accordance with any Acceptable Intercreditor Agreement), on behalf of the Secured Parties, has the right to hold the Pledged Securities in the name of the applicable Grantor, endorsed or assigned in blank or in favor of the Collateral Agent (or a designated bailee, in accordance with any Acceptable Intercreditor Agreement) or, if an Event of Default shall have occurred and be continuing, upon not less than one (1) Business Day’s prior written notice to the Issuer, in its own name as pledgee or the name of its nominee (as pledgee or as sub-agent). If an Event of Default shall have occurred and be continuing, the Collateral Agent (or a designated bailee, in accordance with any Acceptable Intercreditor Agreement) will have the right to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Agreement. Each Grantor will use its commercially reasonable efforts to cause any Person that is not a party to this Agreement to comply with a request by the Collateral Agent (or a designated bailee, in accordance with any Acceptable Intercreditor Agreement), pursuant to this Section 3.04, to exchange certificates representing Pledged Securities of such Person for certificates of smaller or larger denominations.

Section 3.05 Voting Rights; Dividends and Interest, Etc.Unless and until an Event of Default has occurred and is continuing and, other than in the case of an Event of Default under Section 601(viii) or (ix) of the Indenture with respect to the Issuer, the Collateral Agent has given not less than one (1) Business Day’s prior written notice to the Issuer of the Collateral Agent’s intention to exercise its rights hereunder:

(a) each Grantor will be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Collateral or any part thereof for any purpose not prohibited by the terms of this Agreement, the Indenture and the other Note Documents; provided that, except as permitted under the Indenture, such rights and powers will not be exercised in any manner that could materially and adversely affect the rights inuring to a holder of any Pledged Collateral, the rights and remedies of any of the Collateral Agent or the other Secured Parties under this Agreement, the Indenture or any other Note Document or the ability of the Secured Parties to exercise the same;

(b) the Collateral Agent will promptly execute and deliver to each Grantor, or cause to be executed and delivered to such Grantor, all such proxies, powers of attorney and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to subparagraph (a) above; and

(c) each Grantor will be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Collateral to the extent and only to the extent that such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Indenture, the other Note Documents and applicable laws; provided that, (i) any noncash dividends, interest, principal or other distributions, payments or other consideration in respect thereof, including any rights to receive the same to the extent not so distributed or paid, that would constitute Pledged Securities, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Securities, received in exchange for Pledged Securities or any part thereof, or in redemption thereof, as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise and (ii) any noncash dividends and other distributions paid or payable in respect of any Pledged Securities that would constitute Pledged Securities in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid in surplus, will be and become, to the extent provided under Section 3.01 hereof, part of the Pledged Collateral, and, if received by any Grantor contrary to the provisions of this Section 3.05, will not be commingled by such Grantor with any of its other funds or property, but will be held separate and apart therefrom, will be held in trust for the benefit of the Collateral Agent, for the benefit of the Secured Parties, and will be forthwith delivered to the Collateral Agent, for the benefit of the Secured Parties, in the same form as so received (endorsed in a manner reasonably satisfactory to the Collateral Agent).

(2) Upon the occurrence and during the continuance of an Event of Default and, other than in the case of an Event of Default under Section 601(viii) or (ix) of the Indenture with respect to the Issuer, after not less than one (1) Business Day’s prior written notice by the Collateral Agent to the Issuer of the Collateral Agent’s intention to exercise its rights hereunder, all rights of any Grantor to dividends, interest, principal or other distributions that such Grantor is authorized to receive pursuant to paragraph (1)(c) of this Section 3.05 will cease, and all such rights will thereupon become vested, for the benefit of the Secured Parties, in the Collateral Agent (or a designated bailee, in accordance with any Acceptable Intercreditor Agreement), which will have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions; provided, however, that even after the occurrence and during the continuance of an Event of Default, any Grantor may continue to receive dividends and distributions solely to the extent permitted under Section 409(b)(xvii) of the Indenture.

(3) All dividends, interest, principal or other distributions received by any Grantor contrary to the provisions of this Section 3.05 will not be commingled by such Grantor with any of its other funds or property, but will be held separate and apart therefrom, will be held in trust for the benefit of the Collateral Agent, for the benefit of the Secured Parties, and will be forthwith delivered to the Collateral Agent (or a designated bailee, in accordance with any Acceptable Intercreditor Agreement), for the benefit of the Secured Parties, in the same form as so received (endorsed in a manner reasonably satisfactory to the Collateral Agent). Any and all money and other property paid over to or received by the Collateral Agent (or a designated bailee, in accordance with any Acceptable Intercreditor Agreement) pursuant to the provisions of this paragraph (3) subject to any Acceptable Intercreditor Agreement will be retained by the Collateral Agent (or a designated bailee, in accordance with any Acceptable Intercreditor Agreement) in an account to be established by the Collateral Agent (or a designated bailee, in accordance with any Acceptable Intercreditor Agreement) upon receipt of such money or other property and will be applied in accordance with the provisions of Section 5.02 hereof. After all such Events of Default have been cured or waived, and the Collateral Agent has received an officer’s certificate from the Issuer to the effect, the Collateral Agent will promptly repay to each Grantor (without interest) all dividends, interest, principal or other distributions that such Grantor would otherwise be permitted to retain pursuant to the terms of paragraph (1)(c) of this Section 3.05 and that remain in such account.

(4) Upon the occurrence and during the continuance of an Event of Default and, other than in the case of an Event of Default under Section 601(viii) or (ix) of the Indenture with respect to the Issuer, after the Collateral Agent shall have given not less than one (1) Business Day’s prior written notice to the Issuer of the Collateral Agent’s intention to exercise its rights hereunder, all rights of any Grantor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to paragraph (1)(a) of this Section 3.05, and the obligations of the Collateral Agent under paragraph (1)(b) of this Section 3.05, will cease, and all such rights will thereupon become vested in the Collateral Agent, for the benefit of the Secured Parties, which will have the sole and exclusive right and authority to exercise such voting and consensual rights and powers (subject to any Acceptable Intercreditor Agreement); provided that, unless otherwise directed by the Trustee (acting at the written direction of the Holders of at least a majority in principal amount of the Notes then Outstanding), the Collateral Agent will have the right from time to time following and during the continuance of an Event of Default to permit the Grantors to exercise such rights. After all such Events of Default have been cured or waived, each Grantor will have the right to exercise the voting and/or consensual rights and powers that such Grantor would otherwise be entitled to exercise pursuant to the terms of paragraph (1)(a) above.

ARTICLE IV.

SECURITY INTERESTS IN OTHER PERSONAL PROPERTY

Section 4.01 Security Interest.

(1) As security for the payment or performance when due (whether at the stated maturity, by acceleration or otherwise), as the case may be, in full of the Secured Obligations, each Grantor hereby pledges to the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in all of such Grantor’s right, title and interest in or to any and all of the following assets and properties now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, but excluding the Excluded Assets, the “Article 9 Collateral”):

(a) all Accounts;

(b) all Chattel Paper;

(c) all cash, Cash Equivalents and Deposit Accounts;

(d) all Documents;

(e) all Equipment;

(f) all General Intangibles;

(g) all Goods;

(h) all Instruments;

(i) all Inventory;

(j) all Investment Property;

(k) all Letter-of-Credit Rights;

(l) all Intellectual Property and Licenses;

(m) all Commercial Tort Claims, including those described on Schedule IV hereto, as supplemented from time to time;

(n) all books and Records pertaining to the Article 9 Collateral; and

(o) all Proceeds, Supporting Obligations and products of any and all of the foregoing and all collateral security and guarantees given by any person with respect to any of the foregoing.

Notwithstanding anything to the contrary in this Agreement or any other Note Document, the Article 9 Collateral will not include, this Agreement will not constitute a grant of a security interest in and the security interest granted hereunder will not attach to, in each case, any Excluded Asset.

(2) Each Grantor hereby irrevocably authorizes the Collateral Agent (or its designee) at any time and from time to time to file in any relevant jurisdiction any financing statements (including fixture filings) with respect to the Article 9 Collateral (including all Article 9 Collateral consisting of Pledged Collateral) or any part thereof and amendments thereto that contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment, including:

(a) whether such Grantor is an organization, the type of organization and any organizational identification number issued to such Grantor;

(b) in the case of a financing statement filed as a fixture filing, a sufficient description of the property to which such Article 9 Collateral relates; and

(c) a description of collateral that describes such property in any other manner as the Collateral Agent may reasonably determine is necessary to ensure the perfection of the security interest in the Article 9 Collateral granted under this Agreement, including describing such property as “all assets”, “all assets whether now owned or hereafter acquired”, or words of similar effect.

Notwithstanding anything in this Agreement to the contrary, the Collateral Agent shall not be responsible for preparing or filing any financing, continuation, termination or other similar statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. Each Grantor agrees to provide such information to the Collateral Agent promptly upon request. The Collateral Agent shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, nor shall it be responsible for the validity or sufficiency of the Collateral or any agreement or assignment contained herein, for the validity of the title of the Grantors to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments. For the avoidance of doubt, the Collateral Agent shall not be liable or responsible for any loss or damage to any of the Collateral or for any diminution in the value thereof.

(3) The Collateral Agent (or its designee) is further authorized by each Grantor to file with the United States Patent and Trademark Office or United States Copyright Office (or any successor office) such documents as may be reasonably necessary for the purpose of perfecting, continuing, enforcing or protecting the Security Interest granted by each Grantor, without the signature of any Grantor, and naming any Grantor or the Grantors as debtors and the Collateral Agent as secured party.

(4) Notwithstanding anything to the contrary in this Agreement, no Grantor will be required by the terms of this Agreement to take any action under the laws of any jurisdiction other than the United States (or any political subdivision thereof) and its territories and possessions for the purpose of perfecting the Security Interest in any Article 9 Collateral of such Grantor located outside of the United States other than Equity Interests of a Grantor that is a Foreign Subsidiary.

(5) The Security Interest is granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Article 9 Collateral.

(6) Notwithstanding anything to the contrary in any Note Document, no Grantor will be required pursuant to the terms of this Agreement:

(a) to take, or cause to be taken, any actions to perfect the Security Interest by any means other than (to the extent reasonably applicable):

(i) filings pursuant to the Uniform Commercial Code in the office of the Secretary of State (or equivalent filing office) of the relevant State(s) of the respective jurisdictions of organization of each Grantor;

(ii) filings in the United States Patent and Trademark Office and the United States Copyright Office of an Intellectual Property Security Agreement;

(iii) delivery of Collateral consisting of Pledged Debt pursuant to Section 3.02 and Tangible Chattel Paper pursuant to Section 4.04; provided that such delivery shall not be required with respect to:

(A) instruments, notes and debt securities that are promptly deposited into an investment or securities account;

(B) checks received in the ordinary course of business;

(C) notes and debt securities issued in connection with the extension of trade creditor by a grantor of a security interest; and

(D) Pledged Debt with a principal amount of less than or equal to $10,000,000, individually; and

(iv) delivery of Pledged Stock pursuant to Section 3.02;

(b) to enter, or cause to be entered, any control agreements or similar arrangements with respect to any Deposit Accounts, Securities Accounts, Commodities Accounts, or, except as set forth herein, other Collateral that requires perfection by Control;

(c) to take any actions outside the United States to create or perfect any security interests in any Collateral (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any foreign jurisdiction), other than Equity Interests of a Grantor that is a Foreign Subsidiary;

(d) to take any actions to perfect any security interests in any (i) vehicles or other assets subject to certificates of title, (ii) Letter of Credit Rights to the extent not perfected as Supporting Obligations by the filing of a UCC financing statement on, or possession of, the primary Collateral and (iii) Commercial Tort Claim with a value not in excess of $15,000,000, as determined in good faith by the Issuer; or

(e) to seek or obtain any landlord lien waiver, estoppel, warehouseman waiver or other collateral access or similar letter or agreement.

Section 4.02 Representations and Warranties. Each Grantor represents and warrants to the Collateral Agent, for the benefit of the Secured Parties that:

(1) The Security Interest constitutes (a) a legal and valid security interest in all the Article 9 Collateral securing the payment and performance of the Secured Obligations; (b) when financing statements in appropriate form are filed in the offices specified on Schedule V hereto, a perfected security interest in all Article 9 Collateral in which a security interest may be perfected by filing, recording or registering a financing statement in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the Uniform Commercial Code; and (c) when an Intellectual Property Security Agreement (in substantially the form of Exhibit B hereto (for Trademarks), Exhibit C hereto (for Patents) or Exhibit D hereto (for Copyrights)) is properly filed in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, a security interest that shall be perfected in all Article 9 Collateral in which a security interest may be perfected upon the receipt and recording of an Intellectual Property Security Agreement with the United States Patent and Trademark Office and the United States Copyright Office, as applicable. The Security Interest is and shall be prior to any other Lien on any of the Article 9 Collateral other than Permitted Liens that have priority as a matter of law, Liens that are permitted to be prior to such Security Interest pursuant to any Acceptable Intercreditor Agreement or Liens that are expressly permitted to be prior to such Security Interest pursuant to Section 413 and the definition of “Permitted Liens” of the Indenture.

(2) The Article 9 Collateral is owned by the Grantors free and clear of any Lien, other than Permitted Liens.

(3) None of the Grantors holds any Commercial Tort Claim individually in excess of $15,000,000 as of the Issue Date except as indicated on Schedule IV.

(4) As to itself and its Article 9 Collateral consisting of Intellectual Property (the “Intellectual Property Collateral”), to each Grantor’s knowledge, as of the Issue Date:

(a) The Intellectual Property Collateral set forth on Schedule II includes all of the Patents, Trademarks and Copyrights owned by such Grantor as of the date hereof which are registered or applied for at the United States Patent and Trademark Office or registered with the United States Copyright Office;

(b) The Intellectual Property Collateral owned by such Grantors has not been adjudged invalid or unenforceable in whole or part (except for office actions issued in the ordinary course by the United States Patent and Trademark Office), and is valid and enforceable, except as would not reasonably be expected to have a material adverse effect. Such Grantor is not aware of any uses of any item of Intellectual Property Collateral owned by such Grantor that would be expected to lead to such item becoming invalid or unenforceable, except as would not reasonably be expected to have a material adverse effect;

(c) Such Grantor has made or performed in the ordinary course of Grantor’s business, as necessary in its reasonable business judgment, acts, including filings, recordings and payment of all required fees and taxes, required to maintain and protect its interest in each and every item of material Intellectual Property Collateral owned by such Grantor in full force and effect in the United States except to the extent that the failure to do so would not reasonably be expected to have a material adverse effect; and

(d) Except as would not reasonably be expected to have a material adverse effect, no Grantor or material Intellectual Property Collateral owned by such Grantor is subject to any outstanding consent, settlement, decree, order, injunction, judgment or ruling restricting the use of any material Intellectual Property Collateral owned by such Grantor or that would impair the validity or enforceability of such material Intellectual Property Collateral owned by such Grantor.

Section 4.03 Covenants.

(1) Each Grantor agrees to comply with Section 1412 of the Indenture.

(2) Subject to Section 1410 of the Indenture and Section 4.01(6) hereof, each Grantor agrees to execute any and all financing statements, agreements, other documents and instruments, and take all such Other actions (including the filing and recording of financing statements and other documents) not described in Sections 414, 1409 and 1412 of the Indenture, that the Collateral Agent may reasonably request with respect to the creation and perfection of the Liens on the Collateral in favor of the Collateral Agent, for the benefit of the Secured Parties contemplated herein, the other Security Documents and in the Indenture, all at the expense of the Grantor, and provide to the Collateral Agent, from time to time upon reasonable request, evidence as to the perfection and priority of the Liens created herein and by the other Security Documents to the extent required.

(3) At its option, after the occurrence of an Event of Default and during the continuance thereof, after having given not less than one (1) Business Day’s prior written notice to the Issuer, the Collateral Agent may discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Article 9 Collateral and not a Permitted Lien, and may pay for the maintenance and preservation of the Article 9 Collateral to the extent any Grantor fails to do so as required by the Indenture or this Agreement, and each Grantor jointly and severally agrees to reimburse the Collateral Agent on demand for any reasonable and documented out-of-pocket payment made or any reasonable and documented out-of-pocket expense incurred by the Collateral Agent pursuant to the foregoing authorization (and any such payment made or expense incurred shall be an additional Secured Obligation secured hereby); provided, however, that nothing in this Section 4.03(3) will excuse any Grantor from the performance of, or impose any obligation on the Collateral Agent or any Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Note Documents.

(4) Each Grantor (rather than the Collateral Agent, the Trustee or any Secured Party) will remain liable for the observance and performance of all the conditions and obligations to be observed and performed by it under each contract, agreement or instrument relating to the Article 9 Collateral.

Section 4.04 Other Actions. In order to further ensure the attachment and perfection of, and the ability of the Collateral Agent to enforce, for the benefit of the Secured Parties, the Collateral Agent’s security interest in the Article 9 Collateral, each Grantor agrees, in each case at such Grantor’s own expense, to take the following actions with respect to the following Article 9 Collateral, in each case, within 10 Business Days of the filing of the Issuer’s annual financial statements pursuant to Section 405 of the Indenture to the extent such Article 9 Collateral was acquired during the fiscal quarter for which such financial statements relate:

(1) Tangible Chattel Paper. If any Grantor at any time holds or acquires any Tangible Chattel Paper evidencing an amount in excess of $10,000,000, such Grantor will forthwith endorse, assign and deliver the same to the Collateral Agent (or a designated bailee, in accordance with any Acceptable Intercreditor Agreement), accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time reasonably request.

(2) Commercial Tort Claims. If any Grantor shall at any time hold or acquire a Commercial Tort Claim in an amount reasonably estimated to exceed $15,000,000, such Grantor shall promptly notify the Collateral Agent thereof in a writing signed by such Grantor, including a reasonable description of such claim, and grant to the Collateral Agent in writing a security interest therein and in the proceeds thereof, all under the terms and provisions of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Collateral Agent.

Section 4.05 Covenants Regarding Patent, Trademarks and Copyrights included in the Collateral. Except as permitted or not prohibited by the Indenture:

(1) Each Grantor agrees that it will not knowingly do any act or omit to do any act whereby any Patent owned by such Grantor and included in the Intellectual Property Collateral that is material to the conduct of such Grantor’s business may become prematurely invalidated, abandoned, lapsed or dedicated to the public, except where such act or failure to do so would not reasonably be expected to have a material adverse effect.

(2) Each Grantor shall notify the Collateral Agent in writing in a reasonable period upon being aware, of any materially adverse determination or development (excluding office actions and similar determinations or developments in the United States Patent and Trademark Office or United States Copyright Office) in any court, regarding such Grantor’s ownership of any material Patent, Trademark or Copyright included in the Intellectual Property Collateral, to the extent such adverse determination or development would reasonably be expected to have a material adverse effect.

(3) If any Grantor shall at any time after the date hereof obtain any rights to any Patent, Trademark or Copyright (other than Excluded Assets), the provisions hereof shall automatically apply thereto and, to the extent such Patent or Trademark is owned by a Grantor and registered or applied for with the United States Patent and Trademark Office or such Copyright is owned by a Grantor and registered with the United States Copyright Office, such Grantor shall provide notice thereof to the Collateral Agent within 10 Business Days of the filing of the financial statements for the fiscal year ended in which such rights were obtained and execute and deliver appropriate Intellectual Property Security Agreements, supplements thereto or another instrument for recordation with the United States Patent and Trademark Office and the United States Copyright Office, as applicable, at such time. Each Grantor, either itself or through any agent, employee, licensee or designee, will, upon the reasonable request of the Collateral Agent, execute and deliver any and all agreements, instruments, documents and papers as the Collateral Agent may reasonably request to evidence the Collateral Agent’s security interest in each such Patent, Trademark, or Copyright.

(4) Except to the extent that the failure to do so would not reasonably be expected to have a material adverse effect, each Grantor will process all documents reasonably required to maintain all material registrations and applications for registrations of its Patents, Trademarks and/or Copyrights owned by such Grantor and included in the Intellectual Property Collateral, including making timely filings of applications for renewal, affidavits of use, affidavits of incontestability and payment of maintenance fees, and, if any Grantor believes necessary in its reasonable business judgment, will initiate opposition, interference and cancellation proceedings against third parties.

(5) In the event that any Grantor knows that any Article 9 Collateral consisting of a Patent, Trademark or Copyright material to the normal conduct of its business has been infringed, misappropriated, diluted or otherwise violated by a third party, to the extent such infringement, misappropriation, dilution or violation would reasonably be expected to have a material adverse effect, such Grantor will, in a reasonable period upon becoming aware, notify the Collateral Agent in writing and will, if such Grantor deems it necessary in its reasonable business judgment, promptly take actions as are reasonably appropriate under the circumstances to protect such Article 9 Collateral.

Section 4.06 Intercreditor Relations. Notwithstanding anything herein to the contrary, the Grantors and the Collateral Agent acknowledge that the Liens and security interests granted to the Collateral Agent, for the benefit of the Secured Parties hereunder, pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent and the other Secured Parties hereunder are subject to the provisions of Intercreditor Agreements, including, without limitation, with respect to delivery of any ABL Priority Collateral. In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreements and this Agreement, the provisions of the applicable Intercreditor Agreement shall control.

Section 4.07 Limitations. Notwithstanding anything to the contrary set forth in this Agreement, the (A) representations, warranties and covenants set forth in this Agreement (including those set forth in Section 3.03, Section 4.02 and Section 4.03) shall not apply to (or cover) (a) any assets or property of the Grantors (i) not located in the United States or constituting Equity Interests in any entity not organized in the United States (other than Equity Interests of a Grantor that is a Foreign Subsidiary) and/or (ii) that does not constitute Collateral and/or (b) any of the rights and remedies of the Collateral Agent or any Secured Party with respect to the assets or property of the Grantors set forth in clause (a) above under the laws of any jurisdiction other than the United States (or any political subdivision thereof) and (B) each Grantor may take any action permitted under the Indenture.

ARTICLE V.

REMEDIES

Section 5.01 Remedies Upon Default. Upon the occurrence and during the continuance of an Event of Default the Collateral Agent in addition to all rights and remedies hereunder may exercise all rights and remedies of a secured party under the UCC and other applicable law or in equity. Upon the occurrence and during the continuance of an Event of Default, each Grantor agrees to deliver each item of Collateral to the Collateral Agent (or a designated bailee, in accordance with any Acceptable Intercreditor Agreement) on demand, and it is agreed that the Collateral Agent shall have the right, subject to applicable law, to take any of or all the following actions at the same or different times: (1) with respect to any Article 9 Collateral consisting of Intellectual Property and solely to the extent required under applicable law to enable the Collateral Agent to consummate a sale or other disposition such Intellectual Property in accordance with this Section 5.01, on demand, to cause the Security Interest to become an assignment, transfer and conveyance of any or all such Article 9 Collateral by the applicable Grantors to the Collateral Agent or to license or sublicense, whether general, special or otherwise, and whether on an exclusive or non-exclusive basis, any such Article 9 Collateral throughout the world on such terms and conditions and in such manner as the Collateral Agent shall determine (acting at the direction of the Trustee (acting at the written direction of the Holders of at least a majority in principal amount of the Notes then Outstanding)) (other than in violation of any then-existing licensing arrangements to the extent the waivers thereunder cannot be obtained with the use of commercially reasonable efforts, which each Grantor hereby agrees to use) and (2) to take possession of the Article 9 Collateral and without liability for trespass to the applicable Grantor to enter any premises where the Article 9 Collateral may be located for the purpose of taking possession of, removing or selling the Article 9 Collateral and, generally, to exercise any and all rights afforded to a secured party under the applicable Uniform Commercial Code or other applicable law. Without limiting the generality of the foregoing rights and remedies, each Grantor agrees that the Collateral Agent shall have the right, subject to the mandatory requirements of applicable law (including the Uniform Commercial Code), to sell or otherwise dispose of all or any part of the Collateral at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Collateral Agent shall deem appropriate (acting at the direction of the Trustee (acting at the written direction of the Holders of at least a majority in principal amount of the Notes then Outstanding)). The Collateral Agent shall be authorized in connection with any sale of a security (if it deems it advisable to do so) pursuant to the foregoing to restrict the prospective bidders or purchasers to persons who represent and agree that they are purchasing such security for their own account, for investment, and not with a view to the distribution or sale thereof. Upon consummation of any such sale of Collateral pursuant to this Section 5.01, the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of any Grantor, and each Grantor hereby waives and releases (to the extent permitted by law) all rights of redemption, stay, valuation and appraisal that such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

Except for collateral of the type specified in Section 9-611(d) of the UCC, the Collateral Agent shall give the applicable Grantors ten (10) Business Days’ prior written notice (which each Grantor agrees is reasonable notice within the meaning of Section 9-611 of the UCC or its equivalent in other jurisdictions) of the Collateral Agent’s intention to make any sale of Collateral pursuant to this Section 5.01. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Collateral Agent may fix and state in the notice (if any) of such sale. The Collateral, or the portion thereof, to be sold at any such sale may be sold in one lot as an entirety or in separate parcels, in the Collateral Agent’s own right or by one or more agents and contractors, upon any premises owned, leased, or occupied by any Grantor and the Collateral Agent and any such agent or contractor, in conjunction with any such sale, may augment the Inventory to be sold with other goods (all of which other goods shall remain the sole property of the Collateral Agent or such agent or contractor), all as the Collateral Agent may determine (acting at the direction of the Trustee (acting at the written direction of the Holders of at least a majority in principal amount of the Notes then Outstanding)). The Collateral Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In the case of any sale of all or any part of the Collateral made on credit or for future delivery, the Collateral so sold may be retained by the Collateral Agent until the sale price is paid by the purchaser or purchasers thereof, but the Collateral Agent shall not incur any liability in the event that any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in the case of any such failure, such Collateral may be sold again upon notice given in accordance with provisions above. At any public (or, to the extent permitted by law, private) sale made pursuant to this Section 5.01, any Secured Party may bid for or purchase, free (to the extent permitted by law) from any right of redemption, stay, valuation or appraisal on the part of any Grantor (all such rights being also hereby waived and released to the extent permitted by law), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to such Secured Party from any Grantor as a credit against the purchase price, and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property in accordance with Section 5.02 hereof without further accountability to any Grantor therefor. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Collateral Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Collateral Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Secured Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Collateral Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. Any sale pursuant to the provisions of this Section 5.01 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the UCC or its equivalent in other jurisdictions.

Without limiting any other rights of the Collateral Agent granted pursuant to this Agreement, solely for the purpose of enabling the Collateral Agent to exercise rights and remedies under this Article V at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies upon the occurrence and during the continuance of an Event of Default, and for no other purpose, each Grantor hereby grants to the Collateral Agent, and the representatives and independent contractors of the Collateral Agent, a royalty free, non-exclusive license or sublicense (such license or sublicense to be effective upon the occurrence and during the continuance of any Event of Default), to use, apply, and affix any Article 9 Collateral consisting of Intellectual Property in which any Grantor now or hereafter has rights, solely in connection with the Collateral Agent’s enforcement of rights or remedies hereunder, including in connection with any sale or other disposition of Inventory; provided, however, such license granted hereunder (i) with respect to such Trademarks shall be subject to the maintenance of quality standards with respect to the goods and services on which such Trademarks are used sufficient to preserve the validity of such Trademarks and (ii) with respect to any Intellectual Property licensed to a Grantor by a third party, does not violate the express terms of any agreement between a Grantor and such third party, or give such third party any right of acceleration, modification or cancellation thereof. As to each Grantor, the license granted hereby shall remain in full force and effect until such Grantor hereunder is released hereunder in accordance with Section 7.15.

Section 5.02 Application of Proceeds.

(1) Subject to the terms of the Intercreditor Agreements and any Acceptable Intercreditor Agreement then in effect, the Collateral Agent will promptly apply the proceeds, moneys or balances of any collection or sale of Collateral, as well as any Collateral consisting of cash, in the following order of priority:

(a) First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest) payable to the Trustee and the Collateral Agent (in each case, in their capacities as such), including, without limitation, the reasonable fees and expenses of their counsel;

(b) Second, to payment of that portion of the Secured Obligations constituting fees, expenses, indemnities and other amounts payable to the Holders, ratably among them in proportion to the amounts described in this clause Second payable to them;

(c) Third, to payment of that portion of the Secured Obligations constituting unpaid principal of the Notes ratably among the Secured Parties in proportion to the respective amounts described in this clause Third held by them;

(d) Fourth, to the payment of all other Secured Obligations that are due and payable to the Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Secured Obligations owing to the Secured Parties on such date; and

(e) Last, the balance, if any, after all of the Secured Obligations have been paid in full, to the Issuer or as otherwise required by law.

(2) [Reserved].

(3) If any payment to any Secured Party pursuant to this Section 5.02 of its pro rata share of any distribution would result in overpayment to such Secured Party, such excess amount shall instead be distributed in respect of the unpaid Secured Obligations of the other Secured Parties, with each Secured Party whose Secured Obligations have not been paid in full to receive an amount equal to such excess amount multiplied by a fraction the numerator of which is the unpaid Secured Obligations of such Secured Party and the denominator of which is the unpaid Secured Obligations of all Secured Parties entitled to such distribution.

(4) Subject to the terms of the Intercreditor Agreements and any Acceptable Intercreditor Agreement then in effect, all payments required to be made hereunder shall be made to the Collateral Agent for the account of such Secured Parties or as the Collateral Agent may otherwise direct in accordance with the Note Documents.

(5) [Reserved].

(6) Subject to the other limitations (if any) set forth herein and in the other Note Documents, it is understood that the Grantors will remain liable to the extent of any deficiency between the amount of the proceeds of the Collateral and the aggregate amount of the Secured Obligations of the Grantors.

(7) It is understood and agreed by each Grantor that the Collateral Agent will have no liability for any determinations made by it in this Section 5.02 except to the extent that any of the foregoing are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct. Each Grantor also agrees that the Collateral Agent may (but shall not be required to), and with no liability resulting therefrom, petition a court of competent jurisdiction regarding any application of Collateral in accordance with the requirements hereof and of the Indenture, and each Intercreditor Agreement, and the Collateral Agent shall be entitled to wait for, and may conclusively rely on, any such determination.

(8) Notwithstanding anything in this Agreement or any other Note Document to the contrary, the Collateral Agent will not be required to marshal the Collateral or any guarantee of the Secured Obligations or to resort to the Collateral or any such Guarantee in any particular order.

Section 5.03 Securities Act, Etc. In view of the position of the Grantors in relation to the Pledged Collateral, or because of other current or future circumstances, a question may arise under the Securities Act of 1933, as now or hereafter in effect, or any similar federal statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the “Federal Securities Laws”) with respect to any disposition of the Pledged Collateral permitted hereunder. Each Grantor understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Collateral Agent if the Collateral Agent were to attempt to dispose of all or any part of the Pledged

Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Collateral could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Collateral Agent in any attempt to dispose of all or part of the Pledged Collateral under applicable Blue Sky or other state securities laws or similar laws analogous in purpose or effect. Each Grantor acknowledges and agrees that in light of such restrictions and limitations, the Collateral Agent may (1) proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Collateral or part thereof shall have been filed under the Federal Securities Laws or, to the extent applicable, Blue Sky or other state securities laws and (2) approach and negotiate with a single potential purchaser to effect such sale. Each Grantor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Collateral Agent will incur no responsibility or liability for selling all or any part of the Pledged Collateral at a price that the Collateral Agent may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a single purchaser were approached. The provisions of this Section 5.03 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Collateral Agent sells.

Section 5.04 German Limitations. In relation to enforcement of any security granted by a guarantor organized as a company with limited liability (GmbH Guarantor) or as a partnership with a company with limited liability as general partner (GmbH & Co. KG Guarantor) under the laws of Germany, the limitations set out under Section 13.11 of the Indenture shall apply mutatis mutandis.

ARTICLE VI.

[RESERVED]

ARTICLE VII.

MISCELLANEOUS

Section 7.01 Notices. All communications and notices hereunder shall be in writing and given as provided in Sections 109 and 110 of the Indenture. All communications and notices hereunder to any Grantor will be given to it in care of the Issuer, with such notice to be given as provided in Section 109 of the Indenture.

Section 7.02 Security Interest Absolute. All rights of the Collateral Agent hereunder, the Security Interest in the Article 9 Collateral, the security interest in the Pledged Collateral and all obligations of each Grantor hereunder will be absolute and unconditional irrespective of:

(1) any lack of validity or enforceability of the Indenture, any other Note Document, any agreement with respect to any of the Secured Obligations or any other agreement or instrument relating to any of the foregoing;

(2) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Indenture, any other Note Document or any other agreement or instrument;

(3) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Secured Obligations; or

(4) subject only to termination or release of a Grantor’s obligations hereunder in accordance with the terms of Section 7.15 hereof, any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor in respect of the Secured Obligations or this Agreement (other than a defense of payment or performance).

Section 7.03 Limitation By Law. All rights, remedies and powers provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Agreement are intended to be subject to all applicable mandatory provisions of law that may be controlling and to be limited to the extent necessary so that they will not render this Agreement invalid, unenforceable, in whole or in part, or not entitled to be recorded, registered or filed under the provisions of any applicable law.

Section 7.04 Binding Effect; Several Agreement. This Agreement will become effective as to any party to this Agreement when a counterpart hereof executed on behalf of such party is delivered to the Collateral Agent and a counterpart hereof is executed on behalf of the Collateral Agent, and thereafter will be binding upon such party and the Collateral Agent and their respective permitted successors and assigns, and will inure to the benefit of such party, the Collateral Agent and the other Secured Parties and their respective permitted successors and assigns, except that no party shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such assignment or transfer shall be void) except as expressly contemplated by this Agreement, the Indenture. This Agreement will be construed as a separate agreement with respect to each Grantor and may be amended, modified, supplemented, waived or released with respect to any Grantor without the approval of any other Grantor and without affecting the obligations of any other Grantor hereunder.

Section 7.05 Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference will be deemed to include the permitted successors and assigns of such party, and all covenants, promises and agreements by or on behalf of any Grantor or the Collateral Agent that are contained in this Agreement shall bind and inure to the benefit of their respective permitted successors and assigns; provided that, no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Collateral Agent or as otherwise permitted under the Indenture (and any attempted assignment or transfer by the Issuer without such consent shall be null and void). The Collateral Agent hereunder will at all times be the same person that is the Collateral Agent under the Indenture. Written notice of resignation by the Collateral Agent pursuant to the Indenture will also constitute notice of resignation as the Collateral Agent under this Agreement. Upon the acceptance of any appointment as the Collateral Agent under the Indenture by a successor Collateral Agent, that successor Collateral Agent will thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent pursuant hereto.

Section 7.06 Trustee’s and Collateral Agent’s Fees and Expenses; Indemnification. The parties hereto agree that the Trustee and Collateral Agent will be entitled to reimbursement of its expenses incurred hereunder as provided in Section 707 of the Indenture and the provisions of Section 707 shall be incorporated by reference herein and apply to each Grantor on a joint and several basis mutatis mutandis.

Section 7.07 Collateral Agent Appointed Attorney-in-Fact. Each Grantor hereby appoints the Collateral Agent the attorney-in-fact of such Grantor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Collateral Agent may deem necessary to accomplish the purposes hereof, which appointment is irrevocable and coupled with an interest. The Collateral Agent will have the right, upon the occurrence and during the continuance of an Event of Default and upon not less than one (1) Business Day’s prior written notice to the Issuer, with full power of substitution either in the Collateral Agent’s name or in the name of such Grantor, to:

(1) receive, endorse, assign or deliver any and all notes, acceptances, checks, drafts, money orders or other evidence of payment relating to the Collateral or any part thereof;

(2) demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral;

(3) ask for, demand, sue for, collect, receive and give acquittance for any and all moneys due or to become due under and by virtue of any Collateral;

(4) sign the name of any Grantor on any invoice or bill of lading relating to any of the Collateral;

(5) send verifications of Accounts to any Account Debtor;

(6) commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral;

(7) settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral;

(8) [reserved]; and

(9) use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Collateral Agent were the absolute owner of the Collateral for all purposes;

provided that nothing herein contained will be construed as requiring or obligating the Collateral Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Collateral Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. The Collateral Agent and the other Secured Parties will be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder or for any delay in doing so, except for their own gross negligence or willful misconduct as determined by a final and non-appealable decision of a court of competent jurisdiction. Each Grantor hereby ratifies all that such attorney shall lawfully do or cause to be done by virtue hereof. This power of attorney is conferred on the Collateral Agent solely to protect, preserve and realize upon its security interest in the Collateral and shall not impose any duty upon the Collateral Agent or any other Secured Party to exercise any such powers.

Section 7.08 APPLICABLE LAW. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 7.09 Waivers; Amendment.

(1) No failure or delay by the Trustee, the Collateral Agent or any Holder in exercising any right, power or remedy hereunder or under any other Note Document will operate as a waiver thereof, nor will any single or partial exercise of any such right, power or remedy, or any abandonment or discontinuance of steps to enforce such a right, power or remedy, preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies of the Trustee, the Collateral Agent and the Holders hereunder and under the other Note Documents are cumulative and are not exclusive of any rights, powers or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Grantor therefrom will in any event be effective unless the same is permitted by paragraph (2) of this Section 7.09, and then such waiver or consent will be effective only in the specific instance and for the purpose for which given. No notice or demand on any other Grantor in any case shall entitle such Person to any other or further notice or demand in similar or other circumstances.

(2) Except as otherwise provided in the Indenture, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Collateral Agent and the Grantor or Grantors with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Sections 613, 901 and 902 of the Indenture.

Section 7.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (1) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (2) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.10.

Section 7.11 Severability. In the event any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein will not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 7.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which will constitute an original but all of which when taken together will constitute but one contract, and will become effective as provided in Section 7.04. Delivery of an executed counterpart to this Agreement by facsimile or other electronic transmission will be as effective as delivery of a manually signed original. The words “execution,” “signed,” “signature,” and words of like import in this Agreement shall be deemed to include electronic signatures, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 7.13 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 7.14 Jurisdiction; Consent to Service of Process.

(1) Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York County, and any appellate court from any thereof (collectively, the “New York Courts”), in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement will affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement in the courts of any jurisdiction; except that each of the Grantors agrees that (a) it will not bring any such action or proceeding in any court other than New York Courts (it being acknowledged and agreed by the parties hereto that any other forum would be inconvenient and inappropriate in view of the fact that more of the Holders who would be affected by any such action or proceeding have contacts with the State of New York than any other jurisdiction), and (b) in any such action or proceeding brought against any Grantor in any other court, it will not assert any cross-claim, counterclaim or setoff, or seek any other affirmative relief, except to the extent that the failure to assert the same will preclude such Grantor from asserting or seeking the same in the New York Courts.

(2) Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 7.15 Termination or Release.

(1) This Agreement, the Security Interest and all other security interests granted hereby shall immediately and automatically be released and terminate (without further action by any Person) pursuant to Section 1101 of the Indenture.

(2) A Grantor that is a Subsidiary shall immediately and automatically be released from its obligations hereunder (without any further action by any Person) and the security interests in the Collateral of such Grantor shall be immediately and automatically released (without any further action by any Person) upon any event or the consummation of any transaction, in each case, permitted by the Indenture as a result of which such Grantor ceases to be a Restricted Subsidiary or becomes an Excluded Subsidiary or as otherwise provided in Section 1303 of the Indenture.

(3) (x) Upon any sale, assignment, disposition, distribution or other transfer by any Grantor of any Collateral that is not prohibited by the Indenture to any person that is not a Grantor or (y) upon the written consent to, or approval, authorization or ratification by the Trustee (acting at the written direction of the Holders of at least a majority in principal amount of the Notes then Outstanding) or the Holders of at least a majority in principal amount of the Notes then Outstanding, the release of the security interest granted hereby in any Collateral pursuant to Sections 901, 902 or 1402 of the Indenture (to the extent required thereby) or pursuant to the Intercreditor Agreements or (z) as otherwise provided in Section 1402 of the Indenture, the security interest in such Collateral, in each case, shall be automatically released.

(4) In connection with any termination or release pursuant to paragraph (1), (2) or (3) of this Section 7.15, the Collateral Agent shall execute and deliver to any Grantor, at such Grantor’s expense, all documents that such Grantor reasonably requests to evidence such termination or release (including UCC termination statements) and will duly assign and transfer to such Grantor such of the Collateral that may be in the possession of the Collateral Agent and has not theretofore been sold or otherwise applied or released pursuant to this Agreement; provided that the Collateral Agent will not be required to take any action under this Section 7.15(4) unless such Grantor shall have delivered to the Collateral Agent together with such request, which may be incorporated into such request: (a) a description of the Collateral sufficient to effect the appropriate termination or release without affecting any other Collateral and (b) a certificate of a

Responsible Officer of the Issuer or such Grantor certifying that the applicable event or transaction giving rise to such termination or release is permitted by the Indenture and was or is consummated in compliance with the Note Documents (and for the avoidance of doubt, no other documentation or information shall be required to be provided by the Issuer or any Restricted Subsidiary). Any execution and delivery of documents pursuant to this Section 7.15 shall be without recourse to or warranty by the Collateral Agent.

(5) In the event that Rule 3-10 or Rule 3-16 of Regulation S-X of the Exchange Act is amended, modified or interpreted by the SEC or any other relevant Governmental Authority to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other Governmental Authority) of separate financial statements of any Subsidiary of the Issuer due to the fact that the Equity Interests of such Subsidiary are pledged under this Agreement, then the Equity Interests of such Subsidiary shall automatically be deemed not to be part of the Collateral to the extent necessary not to be subject to such requirement. Notwithstanding anything to the contrary in this Agreement, if Equity Interests of any Subsidiary are not required to be pledged under this Agreement because Rule 3-10 or Rule 3-16 of Regulation S-X of the Exchange Act would require the filing of separate financial statements of such Subsidiary if its Equity Interests were so pledged, in the event that Rule 3-10 or Rule 3-16 of Regulation S-X of the Exchange Act is amended, modified or interpreted by the SEC or any other relevant Governmental Authority to no longer require (or is replaced with another rule or regulation that would not require) the filing of separate financial statements of such Subsidiary if some or all of its Equity Interests are pledged under this Agreement, then such Equity Interests of such Subsidiary shall automatically be deemed part of the Collateral and pledged under this Agreement.

Section 7.16 Additional Subsidiaries. Upon execution and delivery by the Collateral Agent and any Subsidiary of the Parent Guarantor that is required to become a Guarantor pursuant to Section 414 of the Indenture or that the Issuer otherwise elects to become a party hereto in its sole discretion of a supplement substantially in the form of Exhibit A hereto (or such other form as agreed by the Trustee and the Issuer), such Subsidiary of the Parent Guarantor will become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of any such supplement will not require the consent of any other party to this Agreement. The rights and obligations of each party to this Agreement will remain in full force and effect notwithstanding the addition of any new party to this Agreement.

Section 7.17 Precedence. In the event of a conflict between the terms and conditions of this Agreement and the terms and conditions of the Indenture, the terms and conditions of the Indenture shall prevail.

Section 7.18 Right of Set-off. If an Event of Default shall have occurred and be continuing, each Secured Party is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all Collateral (including any deposits (general or special, time or demand, provisional or final)) at any time held and other obligations at any time owing by such Secured Party to or for the credit or the account of any Grantor against any of and all the obligations of such Grantor now or hereafter existing under this Agreement or any other Note Document held by such Secured Party, irrespective of whether or not such Secured Party shall have made any demand under this Agreement or such other Note Document and although the obligations may be unmatured. The rights of each Secured Party under this Section 7.18 are in addition to other rights and remedies (including other rights of set-off) that such Secured Party may exercise only at the direction of the Trustee (acting at the written direction of the Holders of at least a majority in principal amount of the Notes then Outstanding) or the Holders of at least a majority in principal amount of the Notes then Outstanding. In the event any Secured Party exercises the right of set-off, it shall promptly notify the Collateral Agent thereof in writing.

Section 7.19 Secured Party Acknowledgement. BY ACCEPTING THE BENEFITS OF THIS AGREEMENT AND SECURITY INTERESTS CREATED HEREBY, EACH SECURED PARTY ACKNOWLEDGES THE PROVISIONS OF SECTION 122 OF THE INDENTURE AND AGREES TO BE BOUND BY SUCH PROVISIONS AS FULLY AS IF THEY WERE SET FORTH HEREIN.

Section 7.20 Trustee and Collateral Agent. Each Grantor hereby acknowledges the appointment of the Collateral Agent pursuant to the Indenture. The Collateral Agent shall act hereunder only in accordance with the terms and conditions of the Indenture. In the case of any reference herein to the giving of any decision, consent, approval, direction or any other action by the Collateral Agent, it is understood that in all cases the Collateral Agent shall only take such action under this Agreement as directed in writing by the Trustee (acting at the written direction of the Holders of at least a majority in principal amount of the Notes then Outstanding in accordance with the Indenture). Notwithstanding anything herein to the contrary and notwithstanding anything in this Agreement or in any other Note Document to the contrary, each of the Trustee and the Collateral Agent shall be afforded all of the rights, powers, privileges, protections, immunities, benefits, and indemnities of the Trustee and the Collateral Agent, as applicable, set forth in the Indenture and the other Note Documents, as if such rights, powers, privileges, immunities, benefits and indemnities were specifically set forth herein. In the case of any conflict between this Agreement and the Indenture, the Indenture shall govern the liabilities, rights, privileges, powers, protections, exculpations, immunities, indemnities, benefits and obligations of the Collateral Agent and the Trustee, as applicable. The Collateral Agent will hold in accordance with this Agreement all items of the Collateral at any time received under this Agreement. It is expressly understood and agreed that the obligations of the Collateral Agent as holder of the Collateral and interests therein and with respect to the disposition thereof, and otherwise under this Agreement, are only those expressly set forth in this Agreement. It is expressly understood and agreed by the parties hereto that this Agreement is executed and delivered by U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, not individually or personally, but solely as Collateral Agent and Trustee in the exercise of the powers and authority conferred and vested in it hereunder and under the Indenture. The Trustee and the Collateral Agent assume no responsibility for the correctness of the recitals contained herein and shall not be responsible or accountable in any way whatsoever for or with respect to the validity, execution (except with respect to itself) or sufficiency of this Agreement and makes no representation with respect thereto. The rights, powers, privileges, protections and benefits given to the Trustee and the Collateral Agent, including their right to be indemnified, are extended to, and shall be enforceable by, the Trustee and the Collateral Agent, as applicable, in their respective capacities hereunder, and to each agent, custodian and other Person employed by the Trustee and the Collateral Agent in accordance herewith to act hereunder. This Section 7.20 shall survive the termination of this Agreement, the Indenture and any other Note Document or portion thereof, the resignation or removal of the Trustee and/or the Collateral Agent, as applicable, any assignment of rights by, or the replacement of, any party or any other Note Document, or the payment in full of the Secured Obligations.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

GRANTORS:

[•]

By:
Name:
Title:

Exhibit A

to Collateral Agreement

SUPPLEMENT NO. ___ dated as of       (this “Supplement”), to the First Lien Notes Collateral Agreement, dated as of [•], 2026 (as amended, restated, supplemented and/or otherwise modified from time to time, the “Collateral Agreement”), among the Grantors from time to time party thereto and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as trustee under the Indenture referred to below (in such capacity, the “Trustee”), and as notes collateral agent for the Secured Parties (in such capacity, the “Collateral Agent”).

(1) Reference is made to that certain Indenture, dated as of [•], 2026 (as amended, restated, supplemented and/or otherwise modified from time to time, the “Indenture”), by and among, inter alios, the Grantors from time to time party thereto, the Trustee and the Collateral Agent.

(3) Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Collateral Agreement.

(4) The Grantors have entered into the Collateral Agreement in order to induce the Holders to purchase the Notes. Section 7.16 of the Collateral Agreement provides that additional Subsidiaries may become Grantors under the Collateral Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of the Indenture to become a Grantor under the Collateral Agreement as consideration for the Notes previously issued under the Indenture.

Accordingly, the Trustee, the Collateral Agent and the New Subsidiary agree as follows:

SECTION 1 In accordance with Section 7.16 of the Collateral Agreement, the New Subsidiary by its signature below becomes a Grantor under the Collateral Agreement with the same force and effect as if originally named therein as a Grantor, and the New Subsidiary hereby (1) agrees to all the terms and provisions of the Collateral Agreement applicable to it as a Grantor thereunder and (2) represents and warrants that the representations and warranties made by it as a Grantor in Sections 3.03 and 4.02 thereof are true and correct, in all material respects, on and as of the date hereof. In furtherance of the foregoing, the New Subsidiary, as security for the payment and performance in full of the Secured Obligations (as defined in the Collateral Agreement), does hereby create and grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in and Lien on all the New Subsidiary’s right, title and interest in and to the Collateral (as defined in and to the extent required by the Collateral Agreement) of the New Subsidiary. Each reference to a “Grantor” in the Collateral Agreement shall be deemed to include the New Subsidiary. The Collateral Agreement is hereby incorporated herein by reference.

SECTION 2 The New Subsidiary represents and warrants to the Trustee, the Collateral Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to (1) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally; (2) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (3) implied covenants of good faith and fair dealing.

SECTION 3 This Agreement may be executed in two or more counterparts, each of which will constitute an original but all of which when taken together constitutes but one contract. This Supplement will become effective when the Collateral Agent receives a counterpart (whether by electronic transmission or otherwise) of this Supplement that bears the signature of the New Subsidiary.

SECTION 4 The New Subsidiary hereby represents and warrants as of the date hereof that:

(1) set forth on Schedule I attached hereto is a true and correct schedule of all the Pledged Securities of the New Subsidiary as of the date hereof;

(2) set forth on Schedule II attached hereto is a true and correct schedule of all of the material Patents, Trademarks, and Copyrights which are registered or applied for at the United States Patent and Trademark Office or registered with the United States Copyright Office and owned by the New Subsidiary as of the date hereof;

(3) set forth on Schedule III attached hereto is a true and correct schedule of all Commercial Tort Claims of the New Subsidiary individually in excess of $15,000,000 as of the date hereof including a reasonable description thereof; and

(4) set forth on Schedule IV attached hereto, is the true and correct legal name of the New Subsidiary, its jurisdiction of formation and the location of its chief executive office.

SECTION 5 Except as expressly supplemented hereby, the Collateral Agreement shall remain in full force and effect.

SECTION 6 THIS SUPPLEMENT AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER NOTE DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 7 In the event any one or more of the provisions contained in this Supplement are held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein, in the Collateral Agreement will not in any way be affected or impaired thereby. The parties will endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8 All communications and notices hereunder will be in writing and given as provided in Section 7.01 of the Collateral Agreement. The address of the New Subsidiary for purposes of all notices is: [ ], Attention of [__] (electronic mail address: [ ]).

SECTION 9 The New Subsidiary agrees to reimburse the Trustee and the Collateral Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, disbursements and other charges of counsel for the Trustee and the Collateral Agent.

IN WITNESS WHEREOF, the New Subsidiary, the Trustee and the Collateral Agent have duly executed this Supplement to the Collateral Agreement as of the day and year first above written.

[Name of New Subsidiary],

By
Name:
Title:

Legal Name:

Jurisdiction of Formation:

Location of Chief Executive Office:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION as Trustee and Collateral Agent

By
Name:
Title:

Schedule I

to Supplement No. ___ to the

First Lien Notes (2026) Collateral Agreement

Pledged Securities of the New Subsidiary

EQUITY INTERESTS

Number of Issuer Certificate	Registered Owner	Number and Class of Equity Interest	Percentage of Equity Interests

DEBT SECURITIES

Issuer	Principal Amount	Date of Note	Maturity Date

TANGIBLE CHATTEL PAPER

Schedule II

to Supplement No. ___ to the

First Lien Notes (2026) Collateral Agreement

PATENTS, TRADEMARKS AND COPYRIGHTS

Schedule III

to Supplement No. ___ to the

First Lien Notes (2026) Collateral Agreement

COMMERCIAL TORT CLAIMS

Schedule IV

to Supplement No. ___ to the

First Lien Notes (2026) Collateral Agreement

LEGAL NAME, JURISDICTION OF FORMATION

AND LOCATION OF CHIEF EXECUTIVE OFFICE

Exhibit B

to Collateral Agreement

FORM OF FIRST LIEN NOTES TRADEMARK SECURITY AGREEMENT

This FIRST LIEN NOTES TRADEMARK SECURITY AGREEMENT is dated as of [__] (the “Trademark Security Agreement”), by [__] (each, individually, a “Grantor” and, collectively, the “Grantors”), in favor of U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, in its capacity as trustee (in such capacity, the “Trustee”), and as notes collateral agent for the Secured Parties (in such capacity, the “Collateral Agent”).

W I T N E S E T H:

WHEREAS, the Grantors are party to that certain First Lien Notes (2026) Collateral Agreement, dated as of [•], 2026 (as amended, amended and restated, supplemented and/or otherwise modified from time to time, the “Collateral Agreement”) in favor of the Collateral Agent, pursuant to which the Grantors are required to execute and deliver this Trademark Security Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Grantors hereby agree with the Collateral Agent as follows:

SECTION 1. Terms. Capitalized terms used in this Trademark Security Agreement and not otherwise defined herein have the meanings specified in the Collateral Agreement. The rules of construction specified in Section 103 of the Indenture also apply to this Trademark Security Agreement.

SECTION 2. Grant of Security Interest. As security for the payment or performance when due (whether at the stated maturity, by acceleration or otherwise), as the case may be, in full of the Secured Obligations, each Grantor, hereby pledges to the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, a security interest in, all of such Grantor’s right, title, and interest in or to any and all of the following assets and properties (to the extent that they are part of the Article 9 Collateral) now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, but excluding any Excluded Assets, the “Trademark Collateral”):

(a) all trademarks, service marks, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, and other source or business identifiers, now existing or hereafter adopted or acquired, all registrations thereof (if any), and all registration applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office, and all renewals thereof, including those registrations and registration applications in the United States Patent and Trademark Office listed on Schedule I (the “Trademarks”)

(b) all goodwill associated therewith or symbolized thereby;

(c) all claims for, and rights to sue for, past or future infringement, dilution, or other violations of any of the foregoing;

(d) all income, royalties, damages and payments now or hereafter due and payable with respect to any of the foregoing, including damages and payments for past or future infringement, dilution, or other violations thereof; and

(e) all other rights, priorities and privileges accruing thereunder or pertaining thereto throughout the world.

SECTION 3. Collateral Agreement. The security interests granted to the Collateral Agent herein are granted solely in furtherance, and not in limitation or expansion, of the security interests granted to the Collateral Agent pursuant to the Collateral Agreement. The Collateral Agent and each Grantor hereby acknowledge and affirm that the rights and remedies of the other parties hereto with respect to the Trademark Collateral are more fully set forth in the Collateral Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein. In the event of any conflict between the terms of this Trademark Security Agreement and the Collateral Agreement, the terms of the Collateral Agreement shall govern.

SECTION 4. Recordation. This Trademark Security Agreement has been executed and delivered by the Grantors for the purpose of recording the grant of security interest herein with the United States Patent and Trademark Office. The Grantor authorizes and requests that the Commissioner for Trademarks record this Trademark Security Agreement.

SECTION 5. Counterparts. This Trademark Security Agreement may be executed in two or more counterparts, each of which will constitute an original but all of which when taken together will constitute but one contract. Delivery of an executed counterpart to this Trademark Security Agreement by facsimile or other electronic transmission will be as effective as delivery of a manually signed original.

SECTION 6. Applicable Law. THIS TRADEMARK SECURITY AGREEMENT AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS TRADEMARK SECURITY AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK.

[Signature page follows]

IN WITNESS WHEREOF, each Grantor has caused this Trademark Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

[Grantor]

By
Name:
Title:

Accepted and Agreed:
U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee and Collateral Agent

By:
Name:
Title:

SCHEDULE I

to

FIRST LIEN NOTES TRADEMARK SECURITY AGREEMENT

TRADEMARK REGISTRATIONS AND TRADEMARK APPLICATIONS

Exhibit C

to Collateral Agreement

FORM OF FIRST LIEN NOTES PATENT SECURITY AGREEMENT

This FIRST LIEN NOTES PATENT SECURITY AGREEMENT is dated as of [__] (the “Patent Security Agreement”), by [__] (each, individually, a “Grantor” and, collectively, the “Grantors”), in favor of U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, in its capacity as trustee (in such capacity, the “Trustee”), and as notes collateral agent for the Secured Parties (in such capacity, the “Collateral Agent”).

W I T N E S E T H:

WHEREAS, the Grantors are party to that certain First Lien Notes (2026) Collateral Agreement, dated as of [•], 2026 (as amended, amended and restated, supplemented and/or otherwise modified from time to time, the “Collateral Agreement”) in favor of the Collateral Agent, pursuant to which the Grantors are required to execute and deliver this Patent Security Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Grantors hereby agree with the Collateral Agent as follows:

SECTION 1. Defined Terms. Unless otherwise defined herein, terms defined in the Collateral Agreement and used herein have the meanings given to them in the Collateral Agreement.

SECTION 2. Grant of Security Interest in Patent Collateral. As security for the payment or performance when due (whether at stated maturity, by acceleration or otherwise), as the case may be, in full of the Secured Obligations, each Grantor hereby pledges to the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, a security interest in all of such Grantor’s right, title, and interest in or to any and all of the following assets and properties (to the extent that they are part of the Article 9 Collateral) now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, but excluding any Excluded Assets, the “Patent Collateral”):

(a) all letters patent of the United States, including those listed on Schedule I, and all applications for letters patent of the United States, including those listed on Schedule I;

(b) all provisionals, reissues, extensions, continuations, divisions, continuations-in-part, reexaminations or revisions thereof, and the inventions or designs disclosed or claimed therein, including the right to make, use, import and/or sell the inventions or designs disclosed or claimed therein;

(c) all claims for, and rights to sue for, past or future infringements or other violations of any of the foregoing;

(d) all income, royalties, damages and payments now or hereafter due and payable with respect to any of the foregoing, including damages and payments for past or future infringement or other violations thereof; and

(e) all other rights, priorities and privileges accruing thereunder or pertaining thereto throughout the world.

SECTION 3. Collateral Agreement. The security interest granted pursuant to this Patent Security Agreement is granted in conjunction with the security interest granted to the Collateral Agent pursuant to the Collateral Agreement and the Grantors hereby acknowledge and affirm that the rights and remedies of the Collateral Agent with respect to the security interest in the Patent Collateral made and granted hereby are more fully set forth in the Collateral Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Patent Security Agreement is deemed to conflict with the Collateral Agreement, the provisions of the Collateral Agreement shall control.

SECTION 4. Recordation. This Patent Security Agreement has been executed and delivered by the Grantors for the purpose of recording the grant of security interest herein with the United States Patent and Trademark Office. The Grantor authorizes and requests that the Commissioner for Patents record this Patent Security Agreement.

SECTION 5. Counterparts. This Patent Security Agreement may be executed in two or more counterparts, each of which will constitute an original but all of which when taken together will constitute but one contract. Delivery of an executed counterpart to this Patent Security Agreement by facsimile or other electronic transmission will be as effective as delivery of a manually signed original.

SECTION 6. Applicable Law. THIS PATENT SECURITY AGREEMENT AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS PATENT SECURITY AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

[Signature page follows]

IN WITNESS WHEREOF, each Grantor has caused this Patent Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

[Grantor]

By
Name:
Title:

Accepted and Agreed:
U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee and Collateral Agent

By:
Name:
Title:

SCHEDULE I

to

PATENT SECURITY AGREEMENT

PATENTS AND PATENT APPLICATIONS

Exhibit D

to Collateral Agreement

FORM OF FIRST LIEN NOTES COPYRIGHT SECURITY AGREEMENT

This FIRST LIEN NOTES COPYRIGHT SECURITY AGREEMENT is dated as of [__] (the “Copyright Security Agreement”), by [__] (each, individually, a “Grantor” and, collectively, the “Grantors”), in favor of U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, in its capacity as trustee (in such capacity, the “Trustee”), and as notes collateral agent for the Secured Parties (in such capacity, the “Collateral Agent”).

W I T N E S E T H:

WHEREAS, the Grantors are party to that certain First Lien Notes (2026) Collateral Agreement, dated as of [•], 2026 (as amended, amended and restated, supplemented and/or otherwise modified from time to time, the “Collateral Agreement”) in favor of the Collateral Agent, pursuant to which the Grantors are required to execute and deliver this Copyright Security Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Grantors hereby agree with the Collateral Agent as follows:

SECTION 1. Defined Terms. Unless otherwise defined herein, terms defined in the Collateral Agreement and used herein have the meanings given to them in the Collateral Agreement.

SECTION 2. Grant of Security Interest. As security for the payment or performance when due (whether at stated maturity, by acceleration or otherwise), as the case may be, in full of the Secured Obligations, each Grantor hereby pledges to the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, and grants to the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, a security interest in, all of such Grantor’s right, title, and interest in or to any and all of the following assets and properties (to the extent that they are part of the Article 9 Collateral) now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, but excluding any Excluded Assets, the “Copyright Collateral”):

(a) all copyright rights in any work subject to the copyright laws of the United States whether as author, assignee, transferee or otherwise;

(b) all registrations and applications for registration of any such copyright in the United States, including registrations in the United States Copyright Office listed on Schedule I (the “Copyrights”);

(c) all claims for, and rights to sue for, past or future infringements or other violations of any of the foregoing;

(d) all income, royalties, damages and payments now or hereafter due and payable with respect to any of the foregoing, including damages and payments for past or future infringement or other violations thereof; and

(e) all other rights, priorities and privileges accruing thereunder or pertaining thereto throughout the world.

SECTION 3. Collateral Agreement. The security interests granted to the Collateral Agent herein are granted solely in furtherance, and not in limitation or expansion, of the security interests granted to the Collateral Agent pursuant to the Collateral Agreement. The Collateral Agent and each Grantor hereby acknowledge and affirm that the rights and remedies of the other parties hereto with respect to the Copyright Collateral are more fully set forth in the Collateral Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein. In the event of any conflict between the terms of this Copyright Security Agreement and the Collateral Agreement, the terms of the Collateral Agreement shall govern.

SECTION 4. Recordation. This Copyright Security Agreement has been executed and delivered by the Grantors for the purpose of recording the grant of security interest herein with the United States Copyright Office. The Grantor authorizes and requests that the Register of Copyrights record this Copyright Security Agreement.

SECTION 5. Counterparts. This Copyright Security Agreement may be executed in two or more counterparts, each of which will constitute an original but all of which when taken together will constitute but one contract. Delivery of an executed counterpart to this Copyright Security Agreement by facsimile or other electronic transmission will be as effective as delivery of a manually signed original.

SECTION 6. Applicable Law. THIS COPYRIGHT SECURITY AGREEMENT AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS COPYRIGHT SECURITY AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK.

[Signature page follows]

IN WITNESS WHEREOF, each Grantor has caused this Copyright Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

[Grantor]

By
Name:
Title:

Accepted and Agreed:
U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee and Collateral Agent

By:
Name:
Title:

SCHEDULE I

to

COPYRIGHT SECURITY AGREEMENT

COPYRIGHT REGISTRATIONS

EXHIBIT C

Forms of Intercreditor Documents

[Attached.]

JOINDER NO. 1 dated as of [_________], 2026 to the FIRST LIEN INTERCREDITOR AGREEMENT dated as of April 11, 2025 (the “First Lien Intercreditor Agreement”), among JEFFERIES FINANCE LLC, as Term Loan Collateral Agent, U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Notes Collateral Agent, XEROX HOLDINGS CORPORATION, a Delaware corporation (“Holdings”), XEROX CORPORATION, a Delaware corporation (the “Borrower”), the other Grantors (as defined therein) and each Additional Agent from time to time party thereto.

A. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the First Lien Intercreditor Agreement.

B. As a condition to the ability of the Borrower or its Restricted Subsidiaries to incur Additional First Lien Obligations and to secure such Senior Class Debt with the Senior Lien and to have such Senior Class Debt guaranteed by the Grantors on a senior basis, in each case under and pursuant to the Additional First Lien Documents, the Senior Class Debt Representative in respect of such Senior Class Debt is required to become an Authorized Representative under, and such Senior Class Debt and the Senior Class Debt Parties in respect thereof are required to become subject to and bound by, the First Lien Intercreditor Agreement. Section 5.13 of the First Lien Intercreditor Agreement provides that such Senior Class Debt Representative may become an Authorized Representative under, and such Senior Class Debt and such Senior Class Debt Parties may become subject to and bound by, the First Lien Intercreditor Agreement, upon the execution and delivery by the Senior Class Debt Representative of an instrument in the form of this Joinder and the satisfaction of the other conditions set forth in Section 5.13 of the First Lien Intercreditor Agreement. The undersigned Senior Class Debt Representative (the “New Authorized Representative”) is executing this Joinder in accordance with the requirements of the First Lien Intercreditor Agreement.

Accordingly, the New Authorized Representative agrees as follows:

SECTION 1. In accordance with Section 5.13 of the First Lien Intercreditor Agreement, the New Authorized Representative by its signature below becomes an Authorized Representative and Additional Agent under, and the related Senior Class Debt and Senior Class Debt Parties become subject to and bound by, the First Lien Intercreditor Agreement with the same force and effect as if the New Authorized Representative had originally been named therein as an Authorized Representative, and the New Authorized Representative, on behalf of itself and such Senior Class Debt Parties, hereby agrees to all the terms and provisions of the First Lien Intercreditor Agreement applicable to it as an Authorized Representative and to the Senior Class Debt Parties that it represents as Additional First Lien Secured Parties. Each reference to an “Authorized Representative” or an “Additional Agent” in the First Lien Intercreditor Agreement shall be deemed to include the New Authorized Representative. The First Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Authorized Representative represents and warrants to the Controlling Collateral Agent and the other First Lien Secured Parties that (i) it has full power and authority to enter into this Joinder, in its capacity as trustee and notes collateral agent under the Indenture, dated as of [•], 2026 (as amended, restated, supplemented or otherwise modified from time to time, the “New Indenture”), among U.S. Bank Trust Company, National Association, as trustee, the Borrower, as issuer, the guarantors from time to time party thereto and the New Authorized Representative, as notes collateral agent, governing the 10.250% Senior Secured First Lien Notes (2026 Issue) due 2030, (ii) this Joinder has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of this Joinder and (iii) the Additional First Lien Documents relating to such Senior Class Debt provide that, upon the New Authorized Representative’s entry into this Joinder, the Senior Class Debt Parties in respect of such Senior Class Debt will be subject to and bound by the provisions of the First Lien Intercreditor Agreement as Additional First Lien Secured Parties.

SECTION 3. This Joinder may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Joinder shall become effective when the Controlling Collateral Agent shall have received a counterpart of this Joinder that bears the signature of the New Authorized Representative. Any signature to this Joinder may be delivered by facsimile, electronic mail (including pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law. Each of the parties represents and warrants to the other parties that it has the corporate or other capacity and authority to execute this Joinder through electronic means and there are no restrictions for doing so in that party’s constitutive documents.

SECTION 4. Except as expressly supplemented hereby, the First Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS JOINDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS, EXCEPT AS REQUIRED BY MANDATORY PROVISIONS OF LAW.

SECTION 6. In case any one or more of the provisions contained in this Joinder should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the First Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 5.1 of the First Lien Intercreditor Agreement. All communications and notices hereunder to the New Authorized Representative shall be given to it at the address set forth below its signature hereto.

SECTION 8. The Grantors, jointly and severally, agree to reimburse the Controlling Collateral Agent for its reasonable and documented out-of-pocket expenses incurred directly in connection with this Joinder, including the reasonable fees, other charges and disbursements of outside counsel for the Controlling Collateral Agent.

[Signature Page Follows]

IN WITNESS WHEREOF, the New Authorized Representative, the Controlling Collateral Agent and each of the Grantors have duly executed this Joinder No. 1 as of the day and year first above written.

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as notes collateral agent under the New Indenture

By:
Name:
Title:

Notice Address:

Attention of:

Email:

[Signature Page to Joinder Agreement (1L)]

JEFFERIES FINANCE LLC, as Controlling Collateral Agent

By:
Name:
Title:

[Signature Page to Joinder Agreement (1L)]

XEROX HOLDINGS CORPORATION, as Holdings

By:
Name:
Title:

XEROX CORPORATION, as the Borrower

By:
Name:
Title:

THE OTHER GRANTORS
LISTED ON SCHEDULE I HERETO

By:
Name:
Title:

[Signature Page to Joinder Agreement (1L)]

Schedule I to Joinder No. 1 to the First

Lien Intercreditor Agreement

Grantors

1.	Xerox Corporation
2.	Xerox Holdings Corporation
3.	Xerox Financial Services LLC
4.	Xerox Business Solutions, LLC
5.	Xerox IT Solutions, Inc.
6.	Xerox IT Solutions LLC
7.	Xerox IT Solutions Canada, Ltd.
8.	Xerox Canada Ltd.
9.	Xerox Business Solutions Canada ULC
10.	Xerox Limited
11.	Xerox (UK) Limited
12.	GO Inspire Group Limited
13.	Altodigital Networks Limited
14.	ITEC Connect Ltd
15.	Xerox Finance Limited
16.	Xerox Financial Services BeLux BV
17.	Xerox Leasing Deutschland GmbH
18.	Lexmark International, Inc.
19.	Lexmark International II, LLC
20.	Lexington Care, LLC
21.	Lexmark Asia Pacific Corporation, Inc.
22.	Lexmark Canada Inc.
23.	Lexmark Deutschland GmbH
24.	Lexmark Espana, LLC
25.	Lexmark Europe Holding Company II, LLC
26.	Lexmark Europe Trading Corporation, Inc.
27.	Lexmark International de Argentina, Inc.
28.	Lexmark International Trading Corp.
29.	Lexmark International Ltd
30.	Lexmark International N.V.
31.	Lexmark Mexico Holding Company, Inc.
32.	Lexmark Nordic, LLC
33.	Lexmark Ventures, LLC

REPRESENTATIVE SUPPLEMENT NO. 1, dated as of [•], 2026, to the FIRST LIEN/SECOND LIEN INTERCREDITOR AGREEMENT, dated as of July 1, 2025 (as amended, restated, supplemented or otherwise modified from time to time, the “First Lien/Second Lien Intercreditor Agreement”), among JEFFERIES FINANCE LLC, as First Lien Agent under the First Priority Credit Agreement, U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as First Lien Notes Agent, U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Second Lien Notes Agent and the additional Representatives from time to time a party thereto, and acknowledged and agreed by the Grantors.

A. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the First Lien/Second Lien Intercreditor Agreement. Section 1.02 contained in the First Lien/Second Lien Intercreditor Agreement is incorporated herein, mutatis mutandis, as if a part hereof.

B. As a condition to the ability of the Borrower to incur Senior Class Debt after the date of the First Lien/Second Lien Intercreditor Agreement and to secure such Senior Class Debt with the Senior Lien and to have such Senior Class Debt guaranteed by the Grantors on a senior basis, in each case under and pursuant to the Senior Collateral Documents, the Senior Class Debt Representative in respect of such Senior Class Debt is required to become a Representative under, and such Senior Class Debt and the Senior Class Debt Parties in respect thereof are required to become subject to and bound by, the First Lien/Second Lien Intercreditor Agreement. Section 8.09 of the First Lien/Second Lien Intercreditor Agreement provides that such Senior Class Debt Representative may become a Representative under, and such Senior Class Debt and such Senior Class Debt Parties may become subject to and bound by, the First Lien/Second Lien Intercreditor Agreement, pursuant to the execution and delivery by the Senior Class Debt Representative of an instrument in the form of this Representative Supplement and the satisfaction of the other conditions set forth in Section 8.09 of the First Lien/Second Lien Intercreditor Agreement. The undersigned Senior Class Debt Representative (the “New Representative”) is executing this Representative Supplement in accordance with the requirements of the Senior Debt Documents and the Second Priority Debt Documents.

Accordingly, the Designated Senior Representative and the New Representative agree as follows:

SECTION 1. In accordance with Section 8.09 of the First Lien/Second Lien Intercreditor Agreement, the New Representative by its signature below becomes a Representative under, and the related Senior Class Debt and Senior Class Debt Parties become subject to and bound by, the First Lien/Second Lien Intercreditor Agreement with the same force and effect as if the New Representative had originally been named therein as a Representative, and the New Representative, on behalf of itself and such Senior Class Debt Parties, hereby agrees to all the terms and provisions of the First Lien/Second Lien Intercreditor Agreement applicable to it as a Senior Representative and to the Senior Class Debt Parties that it represents as Senior Secured Parties. Each reference to a “Representative” or “Senior Representative” in the First Lien/Second Lien Intercreditor Agreement shall be deemed to include the New Representative. The First Lien/Second Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Representative represents and warrants to the Designated Senior Representative and the other Secured Parties that (i) it has full power and authority to enter into this Representative Supplement, in its capacity as trustee and notes collateral agent under that certain Indenture, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “New Indenture”), among the Borrower, as issuer, the guarantors from time to time party thereto and the New Representative, governing the Borrower’s 10.250% Senior Secured First Lien Notes (2026 Issue) due 2030 (the “New Notes”), (ii) this Representative Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of such Agreement and (iii) the Senior Debt Documents relating to such Senior Class Debt provide that, upon the New Representative’s entry into this Representative Supplement, the Senior Class Debt Parties in respect of such Senior Class Debt will be subject to and bound by the provisions of the First Lien/Second Lien Intercreditor Agreement as Secured Parties.

SECTION 3. This Representative Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Representative Supplement shall become effective when the Designated Senior Representative shall have received a counterpart of this Representative Supplement that bears the signature of the New Representative. Delivery of an executed signature page to this Representative Supplement by facsimile transmission or other electronic method shall be effective as delivery of a manually signed counterpart of this Representative Supplement.

SECTION 4. Except as expressly supplemented hereby, the First Lien/Second Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS REPRESENTATIVE SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD FOR PRINCIPLES OF CONFLICT OF LAWS.

SECTION 6. In case any one or more of the provisions contained in this Representative Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the First Lien/Second Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 8.11 of the First Lien/Second Lien Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.

SECTION 8. The Grantors, jointly and severally, agree to reimburse the Designated Senior Representative for its documented out-of-pocket expenses incurred directly in connection with this Representative Supplement, including the reasonable fees, other charges and disbursements of outside counsel for the Designated Senior Representative.

IN WITNESS WHEREOF, the New Representative and the Designated Senior Representative have duly executed this Representative Supplement to the First Lien/Second Lien Intercreditor Agreement as of the day and year first above written.

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as trustee and notes collateral agent under the New Indenture for the holders of the New Notes

By:
Name:
Title:

Notice Address:

Attention of:

Telecopy:

[Signature Page to Joinder Agreement (1L-2L)]

JEFFERIES FINANCE LLC as Designated Senior Representative

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Joinder Agreement (1L-2L)]

Acknowledged and Agreed by:

XEROX HOLDINGS CORPORATION, as Holdings

By:
Name:
Title:

XEROX CORPORATION, as the Borrower

By:
Name:
Title:

THE OTHER GRANTORS
LISTED ON SCHEDULE I HERETO

By:
Name:
Title:

[Signature Page to Joinder Agreement (1L-2L)]

Schedule I to the

Representative Supplement to the First

Lien/Second Lien Intercreditor Agreement

Grantors

1.	Xerox Corporation
2.	Xerox Holdings Corporation
3.	Xerox Financial Services LLC
4.	Xerox Business Solutions, LLC
5.	Xerox IT Solutions, Inc.
6.	Xerox IT Solutions LLC
7.	Xerox IT Solutions Canada, Ltd.
8.	Xerox Canada Ltd.
9.	Xerox Business Solutions Canada ULC
10.	Xerox Limited
11.	Xerox (UK) Limited
12.	GO Inspire Group Limited
13.	Altodigital Networks Limited
14.	ITEC Connect Ltd
15.	Xerox Finance Limited
16.	Xerox Financial Services BeLux BV
17.	Xerox Leasing Deutschland GmbH
18.	Lexmark International, Inc.
19.	Lexmark International II, LLC
20.	Lexington Care, LLC
21.	Lexmark Asia Pacific Corporation, Inc.
22.	Lexmark Canada Inc.
23.	Lexmark Deutschland GmbH
24.	Lexmark Espana, LLC
25.	Lexmark Europe Holding Company II, LLC
26.	Lexmark Europe Trading Corporation, Inc.
27.	Lexmark International de Argentina, Inc.
28.	Lexmark International Trading Corp.
29.	Lexmark International Ltd
30.	Lexmark International N.V.
31.	Lexmark Mexico Holding Company, Inc.
32.	Lexmark Nordic, LLC
33.	Lexmark Ventures, LLC

CREDIT AGREEMENT DESIGNATION NO. 4, dated as of [____], 2026 (this “Designation”), with respect to that certain INTERCREDITOR AGREEMENT, dated as of November 17, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “ABL Intercreditor Agreement”), by and among CITIBANK, N.A., as Initial ABL Collateral Agent, and JEFFERIES FINANCE LLC, as Initial Fixed Asset Collateral Agent, and the additional Agents from time to time a party thereto, and acknowledged and agreed to by XEROX CORPORATION, a New York corporation (the “Company”), XEROX HOLDINGS CORPORATION, a New York corporation (“Holdings”), and certain subsidiaries of the Company (together with the Company and Holdings, each a “Grantor”). Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the ABL Intercreditor Agreement.

WHEREAS, this Designation is being executed and delivered in order to designate the below described credit agreement, debt facility, indenture and/or commercial paper facility as an Additional Fixed Asset Credit Agreement entitled to the benefit of and subject to the terms of the ABL Intercreditor Agreement.

NOW, THEREFORE, the undersigned, the duly appointed Chief Financial Officer of the Company hereby certifies on behalf of the Company that:

Section 1. The Grantors intend to enter into that certain Indenture, dated as of [•], 2026, among the Company, as issuer, the guarantors from time to time party thereto and U.S. Bank Trust Company, National Association, as trustee and notes collateral agent, governing the Company’s 10.250% Senior Secured First Lien Notes (2026 Issue) due 2030 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “New Debt Facility”), which New Debt Facility satisfies all requirements of the ABL Intercreditor Agreement to be an Additional Fixed Asset Credit Agreement and it is hereby designated as such.

Section 2. The incurrence of the Indebtedness under the New Debt Facility is permitted by each applicable ABL Loan Document and Fixed Asset Loan Document.

Section 3. The name and address of the Agent for such New Debt Facility is:

U.S. Bank Trust Company, National Association, as Trustee and Notes Collateral Agent (and, under the ABL Intercreditor Agreement, as a Fixed Asset Collateral Agent)

Telephone: __________________

Fax: __________________

Email: __________________

Email:__________________

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the Company has duly executed this Designation as of the day and year first above written.

XEROX CORPORATION as the Company

By:
Name: [•]
Title: Chief Financial Officer

[Signature Page to Credit Agreement Designation (ABL-TLB)]

NEW AGENT JOINDER AGREEMENT NO. 4, dated as of [____], 2026 (this “New Agent Joinder Agreement”), with respect to that certain INTERCREDITOR AGREEMENT, dated as of November 17, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “ABL Intercreditor Agreement”), by and among CITIBANK, N.A., as Initial ABL Collateral Agent, and JEFFERIES FINANCE LLC, as Initial Fixed Asset Collateral Agent, and the additional Agents from time to time a party thereto, and acknowledged and agreed to by XEROX CORPORATION, a New York corporation (the “Company”), XEROX HOLDINGS CORPORATION, a New York corporation (“Holdings”), and certain subsidiaries of the Company (together with the Company and Holdings, each a “Grantor”). Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the ABL Intercreditor Agreement.

WHEREAS, the undersigned (the “New Agent”) is the notes collateral agent under that certain Indenture, dated as of [•], 2026 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), among the Company, as issuer, the guarantors from time to time party thereto and U.S. Bank Trust Company, National Association, as trustee and notes collateral agent, governing the Company’s 10.250% Senior Secured First Lien Notes (2026 Issue) due 2030, which has been designated by the Company as an Additional Fixed Asset Credit Agreement entitled to the benefit of and subject to the terms of the ABL Intercreditor Agreement; and

WHEREAS, the New Agent wishes to become a party to the ABL Intercreditor Agreement as a Fixed Asset Collateral Agent in accordance with the provisions of the ABL Intercreditor Agreement.

NOW, THEREFORE, the New Agent agrees as follows for the benefit of each other party to the ABL Intercreditor Agreement:

Section 1. Accession to the ABL Intercreditor Agreement. The New Agent (a) hereby accedes and becomes a party to the ABL Intercreditor Agreement as a Fixed Asset Collateral Agent (b) agrees, for itself and on behalf of the holders of the Fixed Asset Obligations represented by it to all the terms and provisions of the ABL Intercreditor Agreement and (c) shall have all the rights and obligations of an Agent under the ABL Intercreditor Agreement.

Section 2. Representations, Warranties and Acknowledgement of the New Agent. The New Agent represents and warrants to each other Agent and to each Claimholder that (a) it has full power and authority to enter into this New Agent Joinder Agreement, in its capacity as a Fixed Asset Collateral Agent with respect to the Fixed Asset Obligations represented by it, (b) this New Agent Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of this New Agent Joinder Agreement and (c) the Fixed Asset Loan Documents relating to such Fixed Asset Obligations provide that, upon the New Agent’s entry into this New Agent Joinder Agreement, the Claimholders in respect of such Fixed Asset Obligations will be subject to and bound by the provisions of the ABL Intercreditor Agreement.

Section 3. Counterparts. This New Agent Joinder Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

Delivery of an executed counterpart of a signature page of this New Agent Joinder Agreement or any document or instrument delivered in connection herewith by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of this New Agent Joinder Agreement or such other document or instrument, as applicable.

Section 4. Section Headings. Section headings used in this New Agent Joinder Agreement are for convenience of reference only and are not to affect the construction hereof or to be taken in consideration in the interpretation hereof.

Section 5. Benefit of Agreement. The agreements set forth herein or undertaken pursuant hereto are for the benefit of, and may be enforced by, any party to the ABL Intercreditor Agreement subject to any limitations set forth in the ABL Intercreditor Agreement with respect to the Grantors.

Section 6. Governing Law. THIS NEW AGENT JOINDER AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 7. Severability. In case any one or more of the provisions contained in this New Agent Joinder Agreement should be held invalid, illegal or unenforceable in any respect, none of the parties hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the ABL Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 8. Notices. All communications and notices hereunder shall be in writing and given as provided in Section 8.8 of the ABL Intercreditor Agreement. All communications and notices hereunder to the New Agent shall be given to it at the address set forth under its signature hereto, which information supplements Section 8.8 of the ABL Intercreditor Agreement.

Section 9. Miscellaneous. Without duplication of the foregoing, the provisions of Section 8 of the ABL Intercreditor Agreement will apply with like effect to this New Agent Joinder Agreement, mutatis mutandis.

[Signature page follows]

IN WITNESS WHEREOF, the New Agent has duly executed this New Agent Joinder Agreement as of the day and year first above written.

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Fixed Asset Collateral Agent

By:
Name:
Title:

Address for Notices

[____]

[Signature Page to New Agent Joinder Agreement (ABL-TBL)]

NEW AGENT JOINDER AND DESIGNATION AGREEMENT

NEW AGENT JOINDER AND DESIGNATION AGREEMENT NO. 5, dated as of [•], 2026 (this “New Agent Joinder and Designation Agreement”), with respect to that certain INTERCREDITOR AGREEMENT, dated as of May 22, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Securitization Intercreditor Agreement”), by and among CITIBANK, N.A., as Initial ABL Agent, BNP Paribas, as the BNP Facility Agent, Mizuho Bank, Ltd., as the 2021 Facility Agent and the 2022 Facility Agent, Scotia Capital Inc., as the Scotia Facility Agent and the other Agents from time to time a party thereto, XEROX CORPORATION, a New York corporation (the “Company”), XEROX HOLDINGS CORPORATION, a New York corporation (“Holdings”), and certain subsidiaries of the Company (together with the Company and Holdings, each a “Grantor”). Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Securitization Intercreditor Agreement.

WHEREAS, the undersigned (the “New Agent”) is the Trustee and Notes Collateral Agent (the “Collateral Agent”) under that certain Indenture (“First Lien Indenture”) dated as of the date hereof by and among, inter alios, the Company, as issuer, the guarantors from time to time party thereto and the New Agent pursuant to which the Company shall issue 10.250% Senior Secured First Lien Notes (2026 Issue) due 2030 (the “Notes”), which has been designated by the Company as an Additional ABL Credit Agreement entitled to the benefit of and subject to the terms of the Securitization Intercreditor Agreement; and

WHEREAS, the New Agent wishes to become a party to the Securitization Intercreditor Agreement in accordance with the provisions of the Securitization Intercreditor Agreement.

NOW, THEREFORE, the Company and the New Agent agree as follows for the benefit of each other party to the Securitization Intercreditor Agreement:

Section 1. Accession to the Securitization Intercreditor Agreement. The New Agent, in its capacity as Collateral Agent under the First Lien Indenture, (a) hereby accedes and becomes a party to the Securitization Intercreditor Agreement (b) agrees, for itself and on behalf of the holders of the ABL Obligations represented by it to all the terms and provisions of the Securitization Intercreditor Agreement and (c) shall have all the rights and obligations of an ABL Agent under the Securitization Intercreditor Agreement.

Section 2. Designation as Additional ABL Credit Agreement. The Company hereby certifies that:

(a) The Company intends to enter into the First Lien Indenture, which satisfies all requirements of the Securitization Intercreditor Agreement to be an Additional ABL Credit Agreement and it is hereby designated as such.

(b) The name and address of the New Agent is:

U.S. Bank Trust Company, National Association

CityPlace I, 185 Asylum Street,

27th Floor, Hartford, CT 06103

Attn: Global Corporate Trust

Email: laurel.casasanta@usbank.com

Section 3. Representations, Warranties and Acknowledgement of the New Agent. The New Agent represents and warrants to each other Agent that (a) it has full power and authority to enter into this New Agent Joinder and Designation Agreement, in its capacity as an ABL Agent with respect to the ABL Obligations represented by it, (b) this New Agent Joinder and Designation Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of this New Agent Joinder and Designation Agreement and (c) the ABL Documents relating to such ABL Obligations provide that, upon the New Agent’s entry into this New Agent Joinder and Designation Agreement, the ABL Secured Parties in respect of such ABL Obligations will be subject to and bound by the provisions of the Securitization Intercreditor Agreement.

Section 4. Counterparts. This New Agent Joinder and Designation Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this New Agent Joinder and Designation Agreement or any document or instrument delivered in connection herewith by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of this New Agent Joinder and Designation Agreement or such other document or instrument, as applicable.

Section 5. Section Headings. Section headings used in this New Agent Joinder and Designation Agreement are for convenience of reference only and are not to affect the construction hereof or to be taken in consideration in the interpretation hereof.

Section 6. Benefit of Agreement. The agreements set forth herein or undertaken pursuant hereto are for the benefit of, and may be enforced by, any party to the Securitization Intercreditor Agreement subject to any limitations set forth in the Securitization Intercreditor Agreement with respect to the Grantors.

Section 7. Governing Law. THIS NEW AGENT JOINDER AND DESIGNATION AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 8. Severability. In case any one or more of the provisions contained in this New Agent Joinder and Designation Agreement should be held invalid, illegal or unenforceable in any respect, none of the parties hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Securitization Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9. Notices. All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the Securitization Intercreditor Agreement. All communications and notices hereunder to the New Agent shall be given to it at the address set forth under its signature hereto, which information supplements Section 5.01 of the Securitization Intercreditor Agreement.

Section 10. Miscellaneous. Without duplication of the foregoing, the provisions of Section 5 of the Securitization Intercreditor Agreement will apply with like effect to this New Agent Joinder and Designation Agreement, mutatis mutandis.

Section 11 New Agent. It is understood and agreed that U.S. Bank Trust Company, National Association is entering into this New Agent Joinder and Designation Agreement in its capacity as Collateral Agent under the First Lien Indenture. For avoidance, when acting hereunder and under the Securitization Intercreditor Agreement, the New Agent, in its capacity as Collateral Agent under the First Lien Indenture, shall only be obligated to act at the direction of the Trustee under the First Lien Indenture, acting at the written direction of the requisite holders of the Notes in accordance with the terms of the First Lien Indenture.

[Signature page follows]

IN WITNESS WHEREOF, the Company and the New Agent have duly executed this New Agent Joinder and Designation Agreement as of the day and year first above written.

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, in its capacity as notes collateral agent under the First Lien Indenture, as the New Agent

By:
Name: [•]
Title: [•]

Address for Notices

[_______________]
[_______________]
[_______________]

[Signature Page to Joinder Agreement (Securitization)]

XEROX CORPORATION, as the Company

By:
Name: [•]
Title: Chief Financial Officer

[Signature Page to Joinder Agreement (Securitization)]

EXHIBIT D

Forms of Selling Stockholder Questionnaire

Omitted pursuant to Item 601(a)(5) of Regulation S-K and will be provided on a supplemental basis to the Securities and Exchange Commission upon request.

Exhibit C-1

Term Loan Credit Agreement Amendment

Omitted pursuant to Item 601(a)(5) of Regulation S-K and will be provided on a supplemental basis to the Securities and Exchange Commission upon request.

Exhibit C-2

Supplemental Indenture

2

THIRD SUPPLEMENTAL INDENTURE

This THIRD SUPPLEMENTAL INDENTURE (this “Third Supplemental Indenture”), dated as of [•], 2026, is among Xerox Corporation, a corporation organized under the laws of the State of New York (the “Issuer”), the guarantors party hereto (the “Guarantors”) and U.S. Bank Trust Company, National Association, as trustee under the Indenture (as defined below) (the “Trustee”) and as notes collateral agent under the Indenture (the “Collateral Agent”).

W I T N E S S E T H

WHEREAS, the Issuer has heretofore executed and delivered to the Trustee and Collateral Agent an indenture, dated as of April 11, 2025 (as amended and supplemented to the date hereof, the “Indenture”), providing for the issuance of the Issuer’s 10.250% Senior Secured First Lien Notes due 2030 (the “Notes”);

WHEREAS, pursuant to Sections 901(8) and (11) of the Indenture, subject to certain exceptions specified therein, the Issuer, the Guarantors, the Trustee and the Collateral Agent may amend or supplement the Notes Documents, including the Indenture, without the consent of the Holders to (a) add to the covenants for the benefit of the Holders or (b) make any change that does not materially adversely affect the rights of any Holder;

WHEREAS, (i) the Issuer and the Guarantors have delivered to the Trustee and Collateral Agent simultaneously with the execution and delivery of this Third Supplemental Indenture an Officer’s Certificate and Opinion of Counsel as contemplated by Section 903 and Section 106 of the Indenture; and (ii) the Issuer and the Guarantors have satisfied all other conditions required under Article 9 of the Indenture to enable the Issuer, the Guarantors, the Trustee and the Collateral Agent to enter into this Third Supplemental Indenture; and

WHEREAS, pursuant to Sections 901 and 903 of the Indenture, the Trustee and Collateral Agent are authorized and permitted to execute and deliver this Third Supplemental Indenture to amend and supplement the Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Guarantors, the Trustee and the Collateral Agent mutually covenant and agree for the equal and ratable benefit of all holders of the Notes, as follows:

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01. For purposes of this Third Supplemental Indenture, the terms defined in the recitals shall have the meanings therein specified; any capitalized terms used and not defined herein shall have the same respective meanings as assigned to them in the Indenture; and references to Articles or Sections shall, unless the context indicates otherwise, be references to Articles or Sections of the Indenture.

SECTION 1.02. Any definitions used exclusively in the provisions of the Indenture or the Notes that are deleted pursuant to the amendments to the Indenture as set forth in this Third Supplemental Indenture, and any definitions used exclusively within such definitions, are hereby deleted in their entirety from the Indenture and the Notes, and all textual references in the Indenture and the Notes exclusively

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relating to paragraphs, Sections, Articles or other terms or provisions of the Indenture that have been otherwise deleted pursuant to this Third Supplemental Indenture are hereby deleted in their entirety. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Third Supplemental Indenture refer to this Third Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE 2

AMENDMENTS TO THE INDENTURE AND THE NOTES

SECTION 2.01. Section 101 of the Indenture is hereby amended by adding the following definitions, in applicable alphabetical order, as follows:

“Exchange Notes Indenture” means that certain Indenture, dated as of the Third Supplemental Indenture Effective Date, among Xerox Corporation, as issuer, the guarantors from time to time parties thereto, U.S. Bank Trust Company, National Association, as trustee and notes collateral agent (as amended, restated, modified, amended and restated, or supplemented from time to time).

“Exchange Support Agreement” means the Exchange Support Agreement, dated as of October 29, 2026, among the Company, Parent Guarantor, the Subsidiary Guarantors and the consenting holders thereto, as amended, restated, supplemented or otherwise modified from time to time.

“Existing IPCo Equity Interests” means any Equity Interests in IPCo issued to IPCo Holdings and outstanding on the Third Supplemental Indenture Effective Date.

“Existing IPCo Holdings Equity Interests” means any Equity Interests in IPCo Holdings issued and outstanding on the Third Supplemental Indenture Effective Date.

“Existing IPCo Holdings Preferred Stock” means the Existing IPCo Holdings Equity Interests constituting Preferred Stock.

“Existing IPCo Indebtedness” means any Indebtedness of IPCo Holdings or IPCo existing on the Third Supplemental Indenture Effective Date, plus any interest, fees, premiums, expenses, indemnities or other amounts accruing, payable or capitalized thereon or in respect thereof and any increase in the principal amount thereof resulting from the payment of interest, fees or premiums in kind, the capitalization or compounding of such amounts, or the accretion or amortization of original issue discount, in each case solely to the extent pursuant to and required under the terms of the agreements and instruments governing such Indebtedness as in effect on the Third Supplemental Indenture Effective Date. For the avoidance of doubt, any “Existing IPCo Indebtedness” shall be permanently reduced by any amortization or other repayment of any such Indebtedness of IPCo Holdings or IPCo existing on the Third Supplemental Indenture Effective Date.

“Existing IPCo Refinancing Equity” means Equity Interests that are issued, the proceeds of which are applied to refinance, redeem, repurchase or repay, on a dollar for dollar basis, the Existing IPCo Holdings Preferred Stock (plus accrued and unpaid distributions); provided, that (1) such Existing IPCo Refinancing Equity is issued with an aggregate liquidation preference that is equal to or less than the sum of (x) the aggregate liquidation preference of the Existing IPCo Holdings Preferred Stock, plus (y) to the extent bona fide, customary and reasonable, fees, premiums and other costs and expenses (including accrued and unpaid distributions) incurred or payable in connection with such refinancing, or, if a liquidation preference is not applicable to such Existing IPCo Refinancing Equity, such Existing IPCo Refinancing Equity is in the form of common Equity Interests, (2) Existing IPCo Refinancing Equity shall not be issued by any Person other than IPCo Holdings, shall not be guaranteed by, or otherwise have

4

obligors that are not obligors on the Existing IPCo Holdings Preferred Stock as of the Third Supplemental Indenture Effective Date and shall not be secured by any assets, (3) Existing IPCo Refinancing Equity shall not benefit from any direct or indirect credit support from the Parent Guarantor or its Subsidiaries that is greater than any such credit support from the Parent Guarantor or its Subsidiaries with respect to the Existing IPCo Holdings Preferred Stock as of the Third Supplemental Indenture Effective Date, (4) Existing IPCo Refinancing Equity shall not (A) mature or be mandatorily redeemable, or be subject to a put right, in each case on any date earlier than the earliest date on which the Existing IPCo Holdings Preferred Stock matures (if applicable), is so mandatorily redeemable (if at all) or is so subject to a put right (if any) or (B) be convertible into or exchangeable for Indebtedness or Disqualified Stock; and (5) the governance rights, covenants and events of default of Existing IPCo Refinancing Equity shall not, taken as a whole, be more favorable in any material respect to the holders of such Existing IPCo Refinancing Equity than the governance rights, covenants and events of default of the Existing IPCo Holdings Preferred Stock, taken as a whole.

“Existing IPCo Refinancing Indebtedness” means Indebtedness that is Incurred to refinance any Existing IPCo Indebtedness, including Indebtedness that refinances Existing IPCo Refinancing Indebtedness, and Indebtedness Incurred pursuant to a commitment that refinances any such Indebtedness or unutilized commitment; provided, that (1) such Existing IPCo Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount then outstanding of the Indebtedness being refinanced, plus (y) to the extent bona fide, customary and reasonable, fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest, accrued and unpaid distributions, and any redemption premium or call protection) Incurred or payable in connection with such refinancing, (2) Existing IPCo Refinancing Indebtedness shall not be guaranteed, incurred or otherwise have obligors that are not obligors on the Existing IPCo Indebtedness as of the Third Supplemental Indenture Effective Date and shall not be secured by any assets that do not currently secure (or purport to secure) the Existing IPCo Indebtedness as of the Third Supplemental Indenture Effective Date, (3) Existing IPCo Refinancing Indebtedness shall not benefit from any direct or indirect credit support from the Parent Guarantor or its Subsidiaries that is greater than any such credit support from the Parent Guarantor or its Subsidiaries with respect to the Existing IPCo Indebtedness as of the Third Supplemental Indenture Effective Date, (4) the Weighted Average Life to Maturity of Existing IPCo Refinancing Indebtedness shall be equal to or longer than the remaining Weighted Average Life to Maturity of the refinanced Indebtedness and the final maturity date of Existing IPCo Refinancing Indebtedness shall not be earlier than the maturity date of the refinanced Indebtedness and (5) the covenants and events of default of Existing IPCo Refinancing Indebtedness shall not, taken as a whole, be more favorable in any material respect to the lenders providing such Existing IPCo Refinancing Indebtedness than the covenants and events of default of the refinanced Indebtedness, taken as a whole.

“IPCo” means XRX Brandco LLC, a Delaware limited liability company and its successors.

“IPCo Holdings” means XRX Brandco Holdings LLC, a Delaware limited liability company and its successors.

“Specified Holders” means the Holders that executed the Exchange Support Agreement on October 29, 2026.

“Third Supplemental Indenture Effective Date” means [•], 2026.

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“Weighted Average Life to Maturity” means, when applied to any Indebtedness as of any date, the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal (excluding nominal amortization), including payment at final maturity, in respect thereof by (b) the number of years (calculated to the nearest 1/12) that will elapse between such date and the making of such payment; by (2) the then outstanding principal amount of such Indebtedness; provided that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being modified, refinanced, refunded, renewed, replaced or extended (the “Applicable Indebtedness”), the effects of any prepayments or amortization made on such Applicable Indebtedness prior to the date of the applicable modification, refinancing, refunding, renewal, replacement or extension shall be disregarded.

SECTION 2.02. The Indenture is hereby amended by replacing Section 408 of the Indenture in its entirety with a new Section 408, which shall read as follows:

“Section 408. Limitation on IPCo Holdings and IPCo. Notwithstanding anything in this Indenture to the contrary, the Parent Guarantor and the Company and each of their Subsidiaries shall not (with respect to clause (c) below) and shall not permit IPCo Holdings or IPCo (or any other Person that is intended to be a substitution or replacement of IPCo Holdings or IPCo) to, directly or indirectly:

(a) Incur any Indebtedness, or enter into any similar financing arrangement, other than (i) the Existing IPCo Indebtedness, (ii) on or prior to February 17, 2029, Existing IPCo Refinancing Indebtedness, so long as the All-In Yield on such Existing IPCo Refinancing Indebtedness is equal to or less than the All-In Yield of the Existing IPCo Indebtedness and (iii) after February 17, 2029, Existing IPCo Refinancing Indebtedness; provided, in the case of clauses (ii) and (iii), that the Specified Holders shall have been offered, on a pro rata basis (taking into account any pro rata offer that is required to be made under the TLB Credit Agreement or the Exchange Notes Indenture pursuant to the terms thereof) on the same terms and conditions (other than bona fide backstop and similar fees and reimbursement of fees and expenses) a bona fide opportunity to provide such Existing IPCo Refinancing Indebtedness; provided, further, that each such Specified Holder shall be deemed to have rejected such offer if such Specified Holder has not accepted such offer within five (5) Business Days following delivery of such offer;

(b) issue any Equity Interests, or enter into any similar financing arrangement, other than (i) the Existing IPCo Holdings Equity Interests and the Existing IPCo Equity Interests, (ii) solely in the case of IPCo, issuances of any Equity Interests to IPCo Holdings and (iii) Existing IPCo Refinancing Equity; provided that the Specified Holders shall have been offered, on a pro rata basis (taking into account any pro rata offer that is required to be made under the TLB Credit Agreement or the Exchange Notes Indenture pursuant to the terms thereof) on the same terms and conditions (other than bona fide backstop and similar fees and reimbursement of fees and expenses) a bona fide opportunity to provide such Existing IPCo Refinancing Equity; provided, further, that each such Specified Holder shall be deemed to have rejected such offer if such Specified Holder has not accepted such offer within five (5) Business Days following delivery of such offer; or

(c) enter into, amend, modify or supplement, or guarantee or provide credit support in favor of obligations with respect to, any license with respect to any assets or properties of IPCo Holdings or IPCo, other than that certain Shared Services and License Agreement, dated as of February 17, 2026, by and among IPCo Holdings, IPCo, the Parent Guarantor and the Company, as in effect on the Third Supplemental Indenture Effective Date (or as amended, modified or supplemented in a manner not less favorable in any material respect, taken as a whole, to the Noteholders in their capacities as such).

In addition to the foregoing, the Parent Guarantor and the Company and each of their Subsidiaries shall not enter into any transaction or series of related transactions where the substantial purpose or effect of such transaction is to evade or circumvent the restrictions in this Section 408

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For purposes of this Section 408, “All-In Yield” shall mean, with respect to any Indebtedness, the effective yield on such Indebtedness, whether in the form of interest rate, margin, original issue discount, upfront fees, interest rate floors or otherwise, in each case, payable generally to all lenders or holders of such Indebtedness, with original issue discount and upfront or similar fees being equated to interest rate based on an assumed four year average life to maturity or lesser remaining average life to maturity, provided that All-In Yield shall not include bona fide backstop and similar fees that are not paid generally to all lenders or holders of such Indebtedness.”

SECTION 2.03. Section 601(iii) of the Indenture is hereby amended by replacing the “;” at the end of clause (iii) with “or Section 408;”

SECTION 2.04. Any and all additional provisions of the Indenture and the Notes are hereby deemed to be amended to reflect the intentions of the amendments to the Indenture set forth in this Third Supplemental Indenture. Effective as of the date hereof, none of the Issuer, the Guarantors, the Trustee, the Collateral Agent, the Holders or other parties to or beneficiaries of the Indenture shall have any rights, obligations or liabilities under such deleted or modified Sections or subsections and such deleted or modified Sections or subsections shall not be considered in determining whether an Event of Default has occurred or whether the Issuer or a Guarantor has observed, performed or complied with the provisions of the Indenture or any Note.

ARTICLE 3

EFFECTIVENESS

SECTION 3.01. Except as amended hereby, all of the terms of the Indenture shall remain and continue in full force and effect and are hereby confirmed in all respects. From and after the date hereof, all references to the Indenture (whether in the Indenture or in any other agreements, documents or instruments) shall be deemed to be references to the Indenture as amended and supplemented by this Third Supplemental Indenture and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

ARTICLE 4

MISCELLANEOUS

SECTION 4.01. The amendments to the Indenture set forth in this Third Supplemental Indenture shall also apply to the Notes, including, without limitation, provisions of the Notes as set forth in the Exhibits or Appendices to the Indenture.

SECTION 4.02. The terms and conditions of this Third Supplemental Indenture shall be deemed to be incorporated in and made a part of the terms and conditions of the Indenture for any and all purposes, and all the terms and conditions of both shall be read, taken and construed together as though they constitute one and the same instrument, except that in the case of conflict, the provisions of this Third Supplemental Indenture will control.

SECTION 4.03. All covenants and agreements in this Third Supplemental Indenture by the Issuer, the Guarantors, the Trustee and the Collateral Agent shall bind their respective successors and assigns, whether so expressed or not.

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SECTION 4.04. In case any provision in this Third Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 4.05. Nothing in this Third Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors under the Indenture and the holders of the Notes, any benefit or any legal or equitable right, remedy or claim under the Indenture.

SECTION 4.06. This Third Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart of this Third Supplemental Indenture electronically in portable document format (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or in any other format will be effective as delivery of a manually executed counterpart. All notices, approvals, consents, requests and any communications hereunder must be in writing (provided that any communication sent to the Trustee or the Collateral Agent hereunder must be in the form of a document that is signed manually or by way of a digital signature provided by DocuSign (or such other digital signature provider as specified in writing to the Trustee and/or the Collateral Agent by the authorized representative), in English. Each of the Issuer and the Guarantors agree to assume all risks arising out of the use of using digital signatures and electronic methods to submit communications to the Trustee and/or the Collateral Agent, including without limitation the risk of the Trustee and/or the Collateral Agent acting on unauthorized instructions, and the risk of interception and misuse by third parties. The Trustee and the Collateral Agent shall have no liability for relying on such digital signatures or electronic methods.

SECTION 4.07. THIS THIRD SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 4.08. The Trustee and Collateral Agent shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Third Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Issuer and the Guarantors, as applicable, and neither the Trustee nor the Collateral Agent assumes any responsibility for their correctness. All rights, protections, privileges, indemnities, immunities and benefits granted or afforded to the Trustee and the Collateral Agent under the Indenture shall be deemed incorporated herein by this reference and shall be deemed applicable to all actions taken, suffered or omitted by the Trustee in each of its capacities hereunder and the Collateral Agent. The execution and delivery of this Third Supplemental Indenture is being executed and delivered by the Trustee and the Collateral Agent upon reliance on the Officer’s Certificate and Opinion of Counsel as contemplated by Section 903 and Section 106 of the Indenture, and shall not be deemed to evidence or imply any independent investigation, determination or verification by the Trustee or the Collateral Agent as to the satisfaction of the conditions precedents related to the execution and delivery of this Third Supplemental Indenture.

SECTION 4.09. The Section headings herein are for convenience only and shall not affect the construction thereof.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Issuer:

XEROX CORPORATION

By:
Name:
Title:

Guarantors:

XEROX HOLDINGS CORPORATION
As Parent Guarantor

By:
Name:
Title:

XEROX FINANCIAL SERVICES LLC
As Guarantor

THE SOLE MEMBER OF XEROX
FINANCIAL SERVICES LLC:

XEROX CORPORATION

By:
Name:
Title:

[Signature Page to Third Supplemental Indenture]

XEROX BUSINESS SOLUTIONS, LLC
As Guarantor

THE SOLE MEMBER OF XEROX BUSINESS
SOLUTIONS, LLC:

XEROX CORPORATION

By:
Name:
Title:

XEROX IT SOLUTIONS, INC.
As Guarantor

By:
Name:
Title:

XEROX IT SOLUTIONS LLC
As Guarantor

THE SOLE MEMBER OF XEROX IT SOLUTIONS LLC:

XEROX IT SOLUTIONS, INC.

By:
Name:
Title:

[Signature Page to Third Supplemental Indenture]

POWERLAND COMPUTERS LTD.
As Guarantor

By:
Name:
Title:

XEROX CANADA LTD.
As Guarantor

By:
Name:
Title:

XEROX BUSINESS SOLUTIONS CANADA ULC
As Guarantor

By:
Name:
Title:

XEROX LIMITED
As Guarantor

By:
Name:
Title:

XEROX (UK) LIMITED
As Guarantor

By:
Name:
Title:

GO INSPIRE GROUP LIMITED
As Guarantor

By:
Name:
Title:

[Signature Page to Third Supplemental Indenture]

ALTODIGITAL NETWORKS LIMITED
As Guarantor

By:
Name:
Title:

ITEC CONNECT LTD
As Guarantor

By:
Name:
Title:

XEROX FINANCE LIMITED
As Guarantor

By:
Name:
Title:

XEROX FINANCIAL SERVICES BELUX BV
As Guarantor

By:
Name:
Title:

XEROX LEASING DEUTSCHLAND GMBH
As Guarantor

By:
Name:
Title:

LEXMARK INTERNATIONAL II, LLC
As Guarantor

By:
Name:
Title:

[Signature Page to Third Supplemental Indenture]

LEXMARK INTERNATIONAL, INC.
As Guarantor

By:
Name:
Title:

LEXINGTON CARE, LLC
As Guarantor

By:
Name:
Title:

LEXMARK ASIA PACIFIC CORPORATION, INC.
As Guarantor

By:
Name:
Title:

LEXMARK ESPANA, L.L.C.
As Guarantor

By:
Name:
Title:

LEXMARK EUROPE HOLDING COMPANY II, LLC
As Guarantor

By:
Name:
Title:

LEXMARK EUROPE TRADING CORPORATION, INC.
As Guarantor

By:
Name:
Title:

[Signature Page to Third Supplemental Indenture]

LEXMARK INTERNATIONAL DE ARGENTINA, INC.
As Guarantor

By:
Name:
Title:

LEXMARK INTERNATIONAL TRADING CORP.
As Guarantor

By:
Name:
Title:

LEXMARK MEXICO HOLDING COMPANY, INC.
As Guarantor

By:
Name:
Title:

LEXMARK NORDIC, L.L.C.
As Guarantor

By:
Name:
Title:

LEXMARK VENTURES, LLC
As Guarantor

By:
Name:
Title:

LEXMARK CANADA INC.
As Guarantor

By:
Name:
Title:

[Signature Page to Third Supplemental Indenture]

LEXMARK INTERNATIONAL LTD
As Guarantor

By:
Name:
Title:

LEXMARK INTERNATIONAL NV
As Guarantor

By:
Name:
Title:

LEXMARK DEUTSCHLAND GMBH
As Guarantor

By:
Name:
Title:

[Signature Page to Third Supplemental Indenture]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION as Trustee and Collateral Agent

By:
Name:
Title:

[Signature Page to Third Supplemental Indenture]